    As filed with the Securities and Exchange Commission on November 5, 1997
                                                 Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------

                                   FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                         DSC COMMUNICATIONS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                  3661                                   54-1025763
(State or Other Jurisdiction of          (Primary Standard Industrial                    (I.R.S. Employer
Incorporation or Organization)           Classification Code Number)                  Identification Number)

                       -------------------------------

                                 1000 COIT ROAD
                               PLANO, TEXAS 75075
                                 (972) 519-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       -------------------------------
                                GEORGE B. BRUNT
                         DSC COMMUNICATIONS CORPORATION
                                 1000 COIT ROAD
                               PLANO, TEXAS 75075
                                 (972) 519-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                       -------------------------------

                                With copies to:

      Daniel W. Rabun                                G. William Speer
     Baker & McKenzie                     Powell, Goldstein, Frazer & Murphy LLP
 4500 Trammell Crow Center                           Sixteenth Floor
     2001 Ross Avenue                           191 Peachtree Street, N.E.
    Dallas, Texas 75201                           Atlanta, Georgia 30303

                         ----------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement

                          ----------------------------

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                          PROPOSED MAXIMUM  PROPOSED MAXIMUM      AMOUNT OF
                TITLE OF EACH CLASS OF                   AMOUNT TO BE    OFFERING PRICE PERAGGREGATE OFFERING   REGISTRATION
              SECURITIES TO BE REGISTERED                REGISTERED(1)        UNIT(2)           PRICE(2)           FEE(2)
-------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.01 per share  . . . . . . .     1,515,098       Not Applicable      $7,237,025         $2,194.00
-------------------------------------------------------------------------------------------------------------------------------
 Preferred Stock Purchase Rights(3)  . . . . . . . . . 1,515,098 rights    Not Applicable    Not Applicable    Not Applicable
===============================================================================================================================

----------------
  (1) The amount of Common Stock of the Registrant to be issued is based upon an estimate of the number of outstanding shares of, and options to purchase, the Common Stock of CELCORE, Inc. as of November 4, 1997.
  (2) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of the book value of the securities to be received by the Registrant for which there is no established public trading market.
         On September 30, 1997, the book value of such securities was $7,237,025.
  (3) In accordance with Rule 457(g), no additional registration fee is required in respect of the Preferred Stock Purchase Rights.

                       -------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                 [CELCORE LOGO]

                                 CELCORE, INC.
                         3800 FOREST HILL - IRENE ROAD
                            MEMPHIS, TENNESSEE 38125

                                __________, 1997

To the Stockholders of CELCORE, INC.:

    Enclosed are a Notice of Special Meeting of Stockholders, a Prospectus/Proxy Statement and a Proxy for a Special Meeting of Stockholders (the "Special Meeting") of CELCORE, INC. ("CELCORE") to be held on ________, 1997 at 10:00 a.m., central time, at 3800 Forest Hill - Irene Road, Memphis, Tennessee 38125. At the Special Meeting you will be asked to consider and vote on a proposal to approve and adopt (i) an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a wholly-owned subsidiary of DSC Communications Corporation ("DSC") will be merged with and into CELCORE (the "Merger"), as a result of which CELCORE will become a wholly-owned subsidiary of DSC and (ii) the payments under the Employment Agreements between DSC and each of Thomas R. Berger, James M. Foley and Joseph J. Gonzalez, which are being entered into in connection with the Merger. The approval of the payments under the Employment Agreements is not a condition to the consummation of the Merger. Additionally, the holders of CELCORE's Series A Convertible Preferred Stock, par value $.10 per share ("Series A Preferred Stock"), Series B Convertible Preferred Stock, par value $.10 per share ("Series B Preferred Stock"), Series C Convertible Preferred Stock, par value $.10 per share ("Series C Preferred Stock"), and Series D Convertible Preferred Stock, par value $.10 per share ("Series D Preferred Stock," together with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the "CELCORE Preferred Stock"), will be requested to waive their right to receive cash or other property upon a liquidation of CELCORE as provided in CELCORE's Certificate of Incorporation and in CELCORE's Certificate of Designation for Series C Convertible Preferred Stock and Certificate of Designation for Series D Convertible Preferred Stock (the "Liquidation Rights").

    The terms of the Merger Agreement provide that each share of CELCORE's common stock, par value $.10 per share ("CELCORE Common Stock"), and CELCORE Preferred Stock outstanding immediately prior to the effective time of the Merger (the "Effective Time") other than Dissenting Shares (as defined below) will be converted into the right to receive a number of shares of DSC's common stock, $.01 par value per share (the "DSC Common Stock"), based on the Exchange Ratio (herein so called). The Exchange Ratio will depend on the Average Trading Price (as defined below) of DSC Common Stock and will be equal to eight divided by the average last sale price of DSC Common Stock on the ten consecutive trading days immediately preceding the second trading day before the Special Meeting (the "Average Trading Price"); provided that in the event the Average Trading Price is $25.00 or less, then the Exchange Ratio will be .32. In addition, each option to acquire CELCORE Common Stock, except for certain options held by Messrs. Berger, Foley and Gonzalez, will be assumed by DSC and will be converted into an option to acquire DSC Common Stock, based on the Exchange Ratio. CELCORE stockholders will also receive the preferred stock purchase rights (if any) attaching to such stock pursuant to that certain Rights Agreement dated April 25, 1996 by and between DSC and Harris Trust and Savings Bank, formerly KeyCorp Shareholder Services, Inc. Any resulting fractional share interest will be paid in cash. Pursuant to the terms of the Merger Agreement, an aggregate amount equal to 5.333% of the shares of DSC Common Stock otherwise issuable to holders of CELCORE Common Stock and CELCORE Preferred Stock by virtue of the Merger will be placed in two escrow funds ("Escrow Funds") with the initial 5% held as security for losses incurred by DSC in the event CELCORE breaches certain covenants, representations and warranties contained in the Merger Agreement and the remaining .333% held as security for the costs and expenses incurred by Robert P. Goodman, as the representative of CELCORE's stockholders, in performing his duties and obligations under the escrow provisions of the Merger Agreement.

    The closing price of the DSC Common Stock on November ___, 1997 was $_______. If the Merger had been consummated as of that date, each share of CELCORE Common Stock and CELCORE Preferred Stock would have been converted into approximately __________ shares of DSC Common Stock and the aggregate dollar value of all shares of DSC Common Stock to be issued in the Merger would have been approximately $_______ million. The exact amount of DSC Common Stock that you will be entitled to receive for your CELCORE shares and options - and the dollar value of the DSC Common Stock - will depend on a number of factors, including (i) the actual market value of DSC Common Stock and (ii) the amount of claims (if any) against the Escrow Funds. The Merger will become effective as soon as practicable after all necessary regulatory and stockholder approvals are obtained and certain other conditions are satisfied by the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

    Details of the matters to be considered at the Special Meeting are set forth in the accompanying Prospectus/Proxy Statement which you should read carefully. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination by any of CELCORE's stockholders at CELCORE's office, for purposes pertaining to the Special Meeting, during normal business hours for a period of ten days prior to the Special Meeting.

    After careful consideration, the Board of Directors of CELCORE has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that all stockholders vote for its approval. The Board of Directors of CELCORE has received a written opinion from Donaldson, Lufkin & Jenrette Securities Corporation, its financial advisor, dated as of October 29, 1997, that the consideration to be received by CELCORE's stockholders pursuant to the Merger Agreement is fair to CELCORE's stockholders from a financial point of view as of that date.

    All stockholders are invited to attend the Special Meeting in person. The affirmative vote of the holders of (i) a majority of all outstanding shares of CELCORE Common Stock and Series A Convertible Preferred Stock, voting together as a single class, and (ii) 60% of all outstanding shares of each of CELCORE's Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, each voting separately as a single class, represented and entitled to vote at the Special Meeting or any adjournment thereof will be necessary for approval and adoption of the Merger Agreement. The payments under the Employment Agreements with Messrs. Berger, Foley and Gonzalez are contingent upon the consummation of the Merger and the approval by the affirmative vote of the holders of more than 75% of the outstanding shares of CELCORE Common Stock and CELCORE Preferred Stock (excluding shares held by Messrs. Berger, Foley and Gonzalez and certain of their related parties), voting together as a single class, represented and entitled to vote at the Special Meeting or any adjournment thereof. The approval of the payments under the Employment Agreements is not a condition to the consummation of the Merger. In addition, the approval of the waiver of the Liquidation Rights by the holders of CELCORE Preferred Stock will require the affirmative vote of the holders of 80% of the outstanding shares of CELCORE Preferred Stock, voting together as a single class, represented and entitled to vote at the Special Meeting or any adjournment thereof.

    IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If you attend the Special Meeting in person you may, if you wish, vote personally on all matters brought before the Special Meeting even if you have previously returned your Proxy.

                                  Sincerely,



                                  Robert P. Goodman
                                  Chairman of the Board and Chief Executive
                                  Officer

                                 [CELCORE LOGO]

                         3800 Forest Hill - Irene Road
                            Memphis, Tennessee 38125
                              Tel: (901) 624-4000


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON ________, 1997


    A Special Meeting of Stockholders (the "Special Meeting") of CELCORE, INC., a Delaware corporation ("CELCORE"), will be held on _________, 1997 at 10:00 a.m., central time, at 3800 Forest Hill-Irene Road, Memphis, Tennessee 38125, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of October 29, 1997 (the "Merger Agreement") among DSC Communications Corporation, a Delaware corporation ("DSC"), CI Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of DSC ("Merger Subsidiary"), and CELCORE, pursuant to which, among other things (a) Merger Subsidiary would be merged with and into CELCORE, as a result of which CELCORE would become a wholly-owned subsidiary of DSC, (b) each share of CELCORE's common stock, par value $.10 per share ("CELCORE Common Stock"), Series A Convertible Preferred Stock, par value $.10 per share, Series B Convertible Preferred Stock, par value $.10 per share, Series C Convertible Preferred Stock, par value $.10 per share, and Series D Convertible Preferred Stock, par value $.10 per share (collectively, "CELCORE Preferred Stock"), outstanding immediately prior to the effective time of the Merger (the "Effective Time") other than Dissenting Shares (as defined below) will be converted into the right to receive a number of shares of DSC's common stock, $.01 par value per share (the "DSC Common Stock"), based on the Exchange Ratio (herein so called). The Exchange Ratio will depend on the Average Trading Price (as defined below) of DSC Common Stock and will be equal to eight divided by the average last sale price of DSC Common Stock on the ten consecutive trading days immediately preceding the second trading day before the Special Meeting (the "Average Trading Price") as described in the accompanying Prospectus/Proxy Statement; provided, however, if the Average Trading Price is $25.00 or less then the Exchange Ratio will be .32, and (c) each option to acquire CELCORE Common Stock, except for certain options held by Thomas R. Berger, James M. Foley and Joseph J. Gonzalez, will be assumed by DSC and will be converted into an option to acquire DSC Common Stock, based on the Exchange Ratio. A copy of the Merger Agreement is attached to the Prospectus/Proxy Statement as Appendix A.

    2. To consider and vote upon a proposal to approve and adopt the payments under the Employment Agreements between DSC and each of Messrs. Berger, Foley and Gonzalez. The approval of the payments under the Employment Agreements is not a condition to the consummation of the Merger.

    3. To consider and vote upon a proposal for the holders of CELCORE Preferred Stock to waive any rights to receive cash or other property upon a liquidation of CELCORE as provided in CELCORE's Certificate of Incorporation and CELCORE's Certificate of Designation for Series C Convertible Preferred Stock and Certificate of Designation for Series D Convertible Preferred Stock.

    4. To transact such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

    Stockholders of record of CELCORE Common Stock and CELCORE Preferred Stock at the close of business on October 16, 1997 will be entitled to vote as set forth in the accompanying Prospectus/Proxy Statement at the Special Meeting and any adjournment thereof. Only holders of record of CELCORE Common Stock and CELCORE Preferred Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination by any of CELCORE's stockholders at CELCORE's office, for purposes pertaining to the Special Meeting, during normal business hours for a period of ten days prior to the Special Meeting.

    You are cordially invited and urged to attend the Special Meeting in person. Whether or not you plan to attend, please complete, sign, date and promptly return the enclosed Proxy in the enclosed self-addressed, stamped envelope. A stockholder of CELCORE who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting.

    THE BOARD OF DIRECTORS OF CELCORE HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE PAYMENTS UNDER THE EMPLOYMENT AGREEMENTS WITH MESSRS. BERGER, FOLEY AND GONZALEZ. THE BOARD OF DIRECTORS OF CELCORE RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE ABOVE PROPOSALS, INCLUDING THE PROPOSAL THAT THE HOLDERS OF CELCORE PREFERRED STOCK WAIVE ANY LIQUIDATION RIGHTS PROVIDED IN THE CERTIFICATE OF INCORPORATION AND CERTIFICATES OF DESIGNATIONS OF CELCORE. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CELCORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR COOPERATION IS APPRECIATED.

                          By order of the Board of Directors,

                          CELCORE, INC.


                          Jay M. Rosen
                          Vice President, General Counsel and Secretary


Memphis, Tennessee
_________, 1997

PROSPECTUS/PROXY STATEMENT

                        [DSC COMMUNICATIONS LOGO]                 [CELCORE LOGO]


DSC COMMUNICATIONS CORPORATION                              CELCORE, INC.
                          ___________ SHARES     SPECIAL MEETING OF STOCKHOLDERS
                           OF COMMON STOCK,                   TO BE HELD
                       PAR VALUE $.01 PER SHARE         __________________, 1997

    This Prospectus/Proxy Statement (the "Prospectus/Proxy Statement") is being furnished to the stockholders of CELCORE, INC., a Delaware corporation ("CELCORE"), in connection with the solicitation of proxies by the Board of Directors of CELCORE for use at a special meeting of stockholders of CELCORE to be held on _______, 1997, and any adjournments or postponements thereof (the "Special Meeting").

    At the Special Meeting, all holders of shares of CELCORE Capital Stock (as defined below) will consider and vote upon proposals to approve and adopt (i) an Agreement and Plan of Merger, dated as of October 29, 1997 (the "Merger Agreement"), among DSC Communications Corporation, a Delaware corporation ("DSC"), CI Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of DSC ("Merger Subsidiary"), and CELCORE, pursuant to which Merger Subsidiary will merge with and into CELCORE (the "Merger"), (ii) the payments under the employment agreements (the "Employee Agreements") between DSC and each of Thomas R. Berger, James M. Foley and Joseph J. Gonzalez, and (iii) such other business as may come before the Special Meeting. The approval of the payments under the Employment Agreements is not a condition to the consummation of the Merger. Additionally, at the Special Meeting the holders of CELCORE Preferred Stock (as defined below) will be requested to waive any rights to receive cash or other property upon a liquidation of CELCORE (the "Liquidation Rights") as provided in CELCORE's Certificate of Incorporation and CELCORE's Certificate of Designation for Series C Convertible Preferred Stock and Certificate of Designation for Series D Convertible Preferred Stock
(collectively, "Certificates of Designations").   The waiver of such
Liquidation Rights by the holders of CELCORE Preferred Stock is a condition to consummation of the Merger.

    As a result of the Merger, CELCORE will become a wholly-owned subsidiary of DSC and each share of CELCORE Capital Stock outstanding immediately prior to the effective time of the Merger (the "Effective Time") other than Dissenting Shares (as defined below) will be converted into the right to receive a number of shares of DSC's common stock, $.01 par value per share (the "DSC Common Stock"), based on the Exchange Ratio (herein so called). The Exchange Ratio will depend on the Average Trading Price (as defined below) of DSC Common Stock and will be equal to eight divided by the average last sale price of DSC Common Stock on the ten consecutive trading days immediately preceding the second trading day before the Special Meeting (the "Average Trading Price"); provided that in the event the Average Trading Price is $25.00 or less then the Exchange Ratio will be .32. Each option to acquire CELCORE Common Stock (as defined below), including options held by Messrs. Berger, Foley and Gonzalez (the "BFG Options") other than Canceled Options (as defined below) will be assumed by DSC and will be converted into an option to acquire DSC Common Stock, based on the Exchange Ratio. See "The Merger--Interests of Certain Persons; Possible Conflicts of Interest." CELCORE stockholders will also receive the preferred stock purchase rights ("Preferred Stock Purchase Rights") (if any) attaching to such stock pursuant to that certain Rights Agreement dated April 25, 1996 by and between DSC and Harris Trust and Savings Bank, formerly KeyCorp Shareholder Services, Inc. (the "DSC Rights Agreement"). Any resulting fractional share interest will be paid in cash. Pursuant to the terms of the Merger Agreement, an aggregate amount equal to 5.333% of the shares of DSC Common Stock otherwise issuable to holders of CELCORE Capital Stock by virtue of the Merger will be placed into two escrow funds ("Escrow Funds") and with the initial 5% held as security for losses incurred by DSC in the event CELCORE breaches certain covenants, representations and warranties contained in the Merger Agreement and the remaining .333% held as security for the costs and expenses incurred by Robert P. Goodman, as representative of the CELCORE stockholders (the "Representative"), in performing his duties and obligations under the escrow provisions of the Merger Agreement. A copy of the Merger Agreement is attached to this Prospectus/Proxy Statement as Appendix A and is incorporated herein by reference. As used herein, "CELCORE Capital Stock" means all issued and outstanding shares of Common Stock of CELCORE, par value $.10 per share ("CELCORE Common Stock"), and all issued and outstanding shares of Series A Convertible Preferred Stock of CELCORE, par value $.10 per share ("Series A Preferred Stock"), Series B Convertible Preferred Stock of CELCORE, par value $.10 per share ("Series B Preferred Stock"), Series C Convertible Preferred Stock of CELCORE, par value $.10 per share ("Series C Preferred Stock"), and Series D Convertible Preferred Stock of CELCORE, par value $.10 per share ("Series D Preferred Stock," and together with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, "CELCORE Preferred Stock").

    The closing price of the DSC Common Stock on November ___, 1997 was $______. If the Merger had been consummated as of that date, each share of CELCORE Capital Stock would have been converted into approximately __________ shares of DSC Common Stock and the aggregate dollar value of all shares of DSC Common Stock to be issued in the Merger would have been approximately $______ million. The exact amount of DSC Common Stock that CELCORE's stockholders will be entitled to receive in exchange for their CELCORE shares and options - and the dollar value of the DSC Common Stock - will depend on a number of factors, including (i) the actual market value of DSC Common Stock and (ii) the amount of claims (if any) against the Escrow Funds. The Merger will become effective as soon as practicable after all necessary regulatory and stockholder approvals are obtained and certain other conditions are satisfied by the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

    This Prospectus/Proxy Statement also constitutes the prospectus for the offering of shares of DSC Common Stock to be issued in the Merger to the holders of CELCORE Capital Stock. DSC has filed a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") of which this Prospectus/Proxy Statement is a part. All information concerning CELCORE contained or incorporated by reference in this Prospectus/Proxy Statement has been furnished by CELCORE, and all information concerning DSC contained or incorporated by reference in this Prospectus/Proxy Statement has been furnished by DSC.

    SEE "RISK FACTORS" BEGINNING ON PAGE 21 FOR INFORMATION THAT SHOULD BE CONSIDERED REGARDING THE SECURITIES OFFERED HEREBY.

    This Prospectus/Proxy Statement and the accompanying proxy are first being mailed to CELCORE stockholders on or about ________, 1997.

                             --------------------

 THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED
  BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
      STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             --------------------

        The date of this Prospectus/Proxy Statement is _________, 1997.

                             AVAILABLE INFORMATION

    DSC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by DSC may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549. In addition, such materials filed electronically by DSC with the Commission are available at the Commission's World Wide Web Site at http://www.sec.gov. DSC Common Stock is listed on the NASDAQ National Market, and such reports, proxy statements and other information can also be inspected at the offices of the NASDAQ National Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

    DSC has filed with the Commission the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of DSC Common Stock to be issued pursuant to the Merger. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement and the Appendices thereto, certain parts of which were omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    DSC hereby incorporates in this Prospectus/Proxy Statement by reference the following documents which have been filed with the Commission pursuant to the Exchange Act and made a part hereof:

    (a) DSC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 ("DSC 1996 Form 10-K");

    (b)  DSC's Quarterly Report on Form 10-Q for the quarter ended March 31,
         1997;

    (c)  DSC's Quarterly Report on Form 10-Q for the quarter ended June 30,
         1997;

    (d) DSC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

    (e)  DSC's Current Report on Form 8-K filed August 26, 1997;

    (f)  DSC's Current Report on Form 8-K filed November 3, 1997; and

    (g) The description of the DSC Common Stock as contained in DSC's Registration Statement on Form 8-A dated October 27, 1981, including all amendments and reports filed for the purpose of updating such descriptions; and the description of DSC's Preferred Stock Purchase Rights as contained in DSC's Registration Statement on Form 8-A dated May 13, 1996, including all amendments and reports filed for the purpose of updating such descriptions.

    All documents filed by DSC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

    THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN APPENDICES TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM, IN THE CASE OF DOCUMENTS RELATING TO DSC, ATTN.: GENERAL COUNSEL, AT 1000 COIT ROAD, PLANO, TEXAS 75075 , (972) 519-3000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _______, 1997.

    No person is authorized to give any information or to make any representation not contained in this Prospectus/Proxy Statement or in the documents incorporated herein by reference in connection with the solicitation and the offering made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by DSC or CELCORE. This Prospectus/Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus/Proxy Statement, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the securities made under this Prospectus/Proxy Statement shall, under any circumstances, create an implication that there has not been any change in the affairs of DSC or CELCORE since the date of this Prospectus/Proxy Statement other than as set forth in the documents incorporated herein by reference.

                                   TRADEMARKS

    DSC is a registered trademark of DSC. Celcore, GlobalSwitch, GlobalCell and GlobalHub are trademarks of CELCORE. This Prospectus/Proxy Statement may contain certain other trademarks.

                           FORWARD-LOOKING STATEMENTS

    This Prospectus/Proxy Statement contains statements relating to future results of DSC and CELCORE (including certain projections and business trends) that are "forward-looking statements." Actual results may differ materially from the results discussed in or implied by the forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involves risks and uncertainties. Factors that might cause such a difference include, but are not limited to, those set forth under "Risk Factors" and detailed from time to time in the filings of DSC with the Commission.

                              TABLE OF CONTENTS

                                                                                                                     PAGE
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

TRADEMARKS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

FORWARD-LOOKING STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
   Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
   The Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
   The Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
   The Merger and Certain Provisions of the Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
   Voting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   Description of Capital Stock and Comparison of Stockholders' Rights  . . . . . . . . . . . . . . . . . . . . . . .  15
   Market Price Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   SELECTED HISTORICAL AND UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL DATA  . . . . . . . . . . . . . . . . . .  17
   SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA  . . . . . . . . . . . . . . . . . . . . . . . . . .  20

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   Potential Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   Customer Concentration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   Product Obsolescence and Importance of New Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   Timely and Adequate Supply of Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   Quarterly Earnings Fluctuations and Liquidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   International Growth and Foreign Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   Key Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   Intellectual Property and Licensing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   Volatility of DSC Stock Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   Stock Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
   Impact of Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   Multi-year Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   Certain Anti-Takeover Effects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   Interests of Certain Persons; Possible Conflicts of Interests of Certain Persons in the Merger . . . . . . . . . .  24

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
   Purpose of the Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   Voting of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   Revocability of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   Record Date; Shares Entitled to Vote . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   CELCORE's Reasons for the Merger; Recommendation of CELCORE's Board of Directors . . . . . . . . . . . . . . . . .  27
   Opinion of Financial Advisor to CELCORE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
   DSC's Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   Certain United States Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   NASDAQ National Market Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   Interests of Certain Persons; Possible Conflicts of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
   Restrictions on Resales by Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
   Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   Loan by DSC to CELCORE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

CERTAIN PROVISIONS OF THE MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   Conversion of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   Exchange Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
   Escrow and Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
   Certain Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
   Conduct of Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
   No Solicitation of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
   Conditions to the Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
   Transaction Fee; Expenses; Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
   Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
   Effect of the Merger on CELCORE Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

VOTING AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
   Voting and Proxy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
   Waiver of Appraisal Rights and Preferred Stock Liquidation Rights  . . . . . . . . . . . . . . . . . . . . . . . .  46
   No Voting Trusts and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
   Covenants and Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
   Registration of Merger Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
   No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
   Covenant Not-to-Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

INFORMATION CONCERNING DSC AND MERGER SUBSIDIARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
   DSC Communications Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
   Merger Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

INFORMATION CONCERNING CELCORE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
   Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
   Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
   Sales and Marketing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
   Service and Support  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
   Research and Development . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
   Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
   Patents and Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
   Manufacturing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
   Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
   Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS  . . . . . . . . . . . . . . . . 52
   Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
   Results of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
   Liquidity and Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
   Recent Accounting Pronouncements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

COMPENSATION OF CELCORE'S EXECUTIVE OFFICERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
   Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

PRINCIPAL STOCKHOLDERS OF CELCORE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF STOCKHOLDERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . .  67
   Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
   CELCORE Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
   Special Meetings of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
   Number of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
   Classification of Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
   Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
   Anti-Takeover Provisions; Restrictions on Certain Business Combinations  . . . . . . . . . . . . . . . . . . . . .  69
   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

   Limitation of Monetary Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
   Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
   Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
   Advance Notice Requirements for Stockholder Proposals and Nominations  . . . . . . . . . . . . . . . . . . . . . .  71
   Rights of Dissenting Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
   Stockholders' Lists and Inspection of Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73

PROPOSAL TO APPROVE THE PAYMENTS UNDER THE EMPLOYMENT AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . .  74
   Vote Required for Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75

PROPOSAL TO APPROVE THE WAIVER OF LIQUIDATION RIGHTSBY HOLDERS OF CELCORE PREFERRED STOCK . . . . . . . . . . . . . .  76
   Vote Required for Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
   GLOSSARY OF TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

INDEX TO HISTORICAL  FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

APPENDICES

   Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
   Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
   Section 262 of the Delaware General Corporation Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1

                                    SUMMARY

   The following is a summary of certain information contained elsewhere or incorporated by reference in this Prospectus/Proxy Statement. It does not purport to be complete and is qualified in its entirety by the full text, including the Appendices attached hereto. Certain capitalized terms used in this Summary are defined elsewhere in this Prospectus/Proxy Statement or in the Glossary. The information contained in this Prospectus/Proxy Statement with respect to DSC and its affiliates has been provided by DSC, and the information with respect to CELCORE and its affiliates has been provided by CELCORE.

RISK FACTORS

   STOCKHOLDERS OF CELCORE SHOULD CAREFULLY EVALUATE CERTAIN RISK FACTORS RELATING TO THE COMBINED COMPANY AFTER THE MERGER. SEE "RISK FACTORS."

THE COMPANIES

DSC. DSC designs, develops, manufactures and markets digital switching, access, transport and network management system products for the worldwide telecommunications marketplace. These products allow telecommunications service providers to build and upgrade their networks to support a wide range of voice, data and video services. DSC offers a comprehensive product line including digital switching systems, intelligent network products, cellular switching systems, digital loop carrier products, digital cross-connect products and optical transmission systems and related advanced network management systems. DSC develops such systems to meet U.S. and international telecommunications standards and the specific requirements of the operating companies of the Regional Holding Companies ("RHCs"), independent telephone companies, long-distance carriers, private networks and companies operating public and private communications networks in other countries.

   DSC supplies products to a domestic and international customer base, including local exchange telephone companies, long-distance carriers, cellular telephone companies, international telephone companies, various Fortune 1000 companies and utility companies. Its domestic customers include the RHCs and most major domestic independent telephone and long- distance companies, including MCI Communications Corporation, U.S. Sprint Communications Company L.P., GTE Communications Systems Corporation and WorldCom, Inc. DSC is also a major manufacturer of high-capacity cellular switches for Motorola, Inc., a leading supplier of wireless communication systems throughout the world. International customers include DDI Corporation of Japan, Tele Danmark, Deutsche Telekom in Germany, Cable & Wireless PLC and Mercury Communications, Ltd. in the United Kingdom, British Telecommunications PLC, Telefonos de Mexico, S.A. de C.V. and AAP Communications, Pty. Ltd. of Australia.

   DSC was incorporated under the laws of the State of Delaware in 1976. DSC's executive offices are located at 1000 Coit Road, Plano, Texas 75075. Its telephone number is (972) 519-3000.

CELCORE. CELCORE designs, develops, assembles and installs wireless telecommunication systems for cellular, PCS and wireless local loop applications in low teledensity markets. CELCORE's "Target Markets" are rural locations and areas in developing countries and emerging markets with low teledensities and where wireline or traditional wireless infrastructure is not readily available or economically feasible. CELCORE's systems utilize proprietary switching software, distributed processing and open architectures in combination with commercially available hardware to create scaleable and modular systems which are designed to be easily adapted to any of the existing air protocol standards. CELCORE's systems currently support the two most widely deployed air protocol standards: AMPS, an analog air protocol standard, and GSM, a digital air protocol standard. Through the use of object oriented technology and modular hardware, CELCORE plans to support the other air protocol standards in the future. CELCORE's focus is to provide telecommunications solutions to operators in its Target Markets by emphasizing low lifetime cost of ownership comprised of capital investment in telecommunications infrastructure and ongoing operational costs.

   As a result of the worldwide acceptance of the GSM air protocol standard, CELCORE's business strategy is to concentrate its business activities on products utilizing the GSM protocol standards. Beginning in 1995, CELCORE has





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
concentrated its development efforts on the GSM system which it believes is the most cost-effective and scaleable GSM system available. Currently, CELCORE has shipped two GSM systems which are being field tested by its customers.

   CELCORE currently markets its systems and products worldwide through its direct sales force, sales agents, joint ventures and strategic relationships. CELCORE has sought joint ventures and strategic relationships in order to achieve quick and effective penetration of international markets, and compete effectively against larger and more established competitors. Examples include CELCORE's strategic relationships with United International Communications Company Limited ("United International") and Cellarer Telecommunications Consulting ("Cellarer"), a subsidiary of Millicom International Cellular S.A. ("Millicom"), and its joint venture agreement with India Telecom Industries Limited ("ITI") to cooperatively market, install and provide after sale support of its wireless systems in Southeast Asia, Russia, and India and its surrounding countries. CELCORE's customers include operators such as AT&T Wireless (U.S. and Latin America), Celumovil (Colombia), Millicom (Russia and Bolivia), Southwestern Bell Mobile Systems (U.S.), Telecel International (Africa) and Yorkville Telephone Cooperative (U.S.).

   CELCORE was incorporated in Delaware in September 1992, and acted as the general partner of Celcore L.P. until November 1994, when it succeeded to the business of Celcore L.P. as a result of a reorganization. CELCORE's executive offices are located at 3800 Forest Hill-Irene Road, Memphis, Tennessee 38125, and its telephone number is (901) 624- 4000.

   Merger Subsidiary. Merger Subsidiary was formed on October 6, 1997 by DSC solely for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Its principal executive office is located at 1000 Coit Road, Plano, Texas 75075, and its telephone number is (972) 519-3000.

THE SPECIAL MEETING

   Time, Date and Place. The Special Meeting will be held on __________, 1997 at 10:00 a.m., central time, at 3800 Forest Hill-Irene Road, Memphis, Tennessee 38125.

   Purpose of the Special Meeting. The purpose of the Special Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement, (ii) a proposal to approve the payments under the Employment Agreements, (iii) a proposal for the holders of CELCORE Preferred Stock to waive any Liquidation Rights as provided in CELCORE's Certificate of Incorporation and Certificates of Designations and transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements thereof. See "The Special Meeting--Purpose of the Special Meeting."

   Vote Required. The affirmative vote of the holders of (i) a majority of all outstanding shares of CELCORE Common Stock and Series A Preferred Stock, voting together as a single class, and (ii) 60% of all outstanding shares of each of CELCORE's Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, each voting separately as a single class, represented and entitled to vote at the Special Meeting or any adjournment thereof will be necessary for approval and adoption of the Merger Agreement. The payments under the Employment Agreements with Messrs. Berger, Foley and Gonzalez are contingent upon the consummation of the Merger and the approval by the affirmative vote of the holders of more than 75% of the outstanding shares of CELCORE Capital Stock (excluding shares held by Messrs. Berger, Foley and Gonzalez and certain of their related parties), voting together as a single class, represented and entitled to vote at the Special Meeting or any adjournment thereof. The approval of the payments under the Employment Agreements is not a condition to the consummation of the Merger. In addition, the approval of the waiver of the Liquidation Rights by the holders of CELCORE Preferred Stock will require the affirmative vote of the holders of 80% of the outstanding shares of CELCORE Preferred Stock, voting together as a single class, represented and entitled to vote at the Special Meeting or any adjournment thereof. The Principal Stockholders (as defined below) have entered into agreements with DSC whereby they have agreed to vote the Principal Stockholder Shares (as defined below) and to execute written consents with respect to such shares in favor of approval of the Merger Agreement, the Merger, the payments under the Employment Agreements and any other matter which could reasonably be expected to facilitate the Merger. Furthermore, each Principal Stockholder who is a holder of CELCORE Preferred Stock has also waived, and agreed to vote such shares and to execute written consents with respect to such shares in favor of the approval of the waiver of, any Liquidation Rights of such Principal Stockholder. Each Principal Stockholder has also agreed not to take any actions to perfect any appraisal rights it may have under Section 262 of the Delaware General Corporation Law (the "DGCL"). In connection therewith, the Principal Stockholders have granted irrevocable proxies to the Board of Directors of DSC covering as of the Record Date (as defined below) approximately 5,375,171 shares of CELCORE Common Stock, or 96% of the outstanding CELCORE Common Stock, approximately 3,079,363 shares of Series A Preferred Stock, or 68% of the outstanding Series A Preferred Stock, approximately 2,807,485 shares of Series B Preferred Stock, or 93.6% of the outstanding Series B Preferred Stock, approximately 2,080,801 shares of Series C Preferred Stock, or 68.5% of the outstanding Series C Preferred Stock, and approximately 2,004,227 shares of Series D Preferred Stock, or 100% of the outstanding Series D Preferred Stock. Therefore, no additional votes from the holders of CELCORE Capital Stock are necessary to approve the Merger Agreement or the payments under the Employment Agreements. In addition, no additional votes from the holders of CELCORE Preferred Stock are necessary to approve the waiver of the Liquidation Rights. See "Voting Agreements."

    Voting of Proxies. Shares of CELCORE Capital Stock represented by properly executed proxies received at or prior to the Special Meeting, and which have not thereafter been properly revoked as described below, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement, FOR approval of the payments under the Employment Agreements, FOR approval of the waiver of the Liquidation Rights by the holders of CELCORE Preferred Stock, and in the discretion of the proxy holder as to any other matter that may properly come before the Special Meeting. See "The Special Meeting--Voting of Proxies."

   Revocability of Proxies. A CELCORE stockholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting by any manner permitted by law, including (i) giving written notice of revocation by mail or facsimile to CELCORE prior to the Special Meeting, (ii) properly submitting to CELCORE by mail or facsimile a duly executed proxy bearing a later date, or (iii) voting in person at the Special Meeting. Submissions to CELCORE should be made to Celcore, Inc., Attn: Corporate Secretary, at 3800 Forest Hill-Irene Road, Memphis, Tennessee 38125, facsimile number (901) 624-4100. See "The Special Meeting--Revocability of Proxies."

   Record Date; Shares Entitled to Vote. The close of business on October 16, 1997 has been fixed as the record date (the "Record Date") for determining holders of shares of CELCORE Capital Stock entitled to notice of and to vote at the Special Meeting. As of the Record Date, (i) 5,592,250 shares of CELCORE Common Stock were outstanding and held of record by 47 holders, (ii) 4,500,000 shares of Series A Preferred Stock were outstanding and held of record by 16 holders, (iii) 3,000,000 shares of Series B Preferred Stock were outstanding and held of record by 33 holders, (iv) 3,038,046 shares of Series C Preferred Stock were outstanding and held of record by 45 holders and (v) 2,004,227 shares of Series D Preferred Stock were outstanding and held of record by one holder. Each stockholder of record of CELCORE Common Stock as of the close of business on the Record Date is entitled at the Special Meeting to one vote for each share of CELCORE Common Stock held. Each stockholder of record of CELCORE Preferred Stock as of the close of business on the Record Date is entitled at the Special Meeting to a number of votes equal to the number of whole shares of CELCORE Common Stock into which such shares of CELCORE Preferred Stock could be converted on the Record Date. As of the Record Date, each share of CELCORE Preferred Stock was convertible into one share of CELCORE Common Stock. See "The Special Meeting--Record Date; Shares Entitled to Vote."

   Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of CELCORE Common Stock and CELCORE Preferred Stock (with each series computed on an as converted basis) entitled to vote as a class at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. See "The Special Meeting--Quorum" and "Voting Agreements."

THE MERGER AND CERTAIN PROVISIONS OF THE MERGER AGREEMENT

   General. If all stockholder approvals described in this Prospectus/Proxy Statement are obtained and all other conditions to the Merger are satisfied (or waived, if permissible), then at the Effective Time, Merger Subsidiary will be merged with and into CELCORE, with CELCORE to be the surviving corporation (the "Surviving Corporation") with the name DSC/Celcore, Inc. In the Merger, each share of CELCORE Capital Stock outstanding immediately prior to the Effective Time (other than any shares held by a holder who has not voted for the Merger and with respect to which appraisal has been properly demanded ("Dissenting Shares") in accordance with the applicable provisions of the DGCL) will be converted into the right to receive that number of shares of DSC Common Stock equal to the Exchange Ratio upon the surrender of the certificate representing such shares of CELCORE Capital Stock including, with respect to each whole share of CELCORE Capital Stock to be received, the right to receive one Preferred Stock Purchase Right, and in any case, subject to the escrow provisions of the Merger Agreement. See "Certain Provisions of the Merger Agreement--Exchange Procedures" and "--Escrow and Indemnification." The Exchange Ratio will be equal to eight divided by the Average Trading Price; provided that in the event the Average Trading Price is $25.00 or less then the Exchange Ratio will be .32. In addition, all options to purchase shares of CELCORE Common Stock ("CELCORE Options"), except for certain BFG Options, outstanding under the Celcore, Inc. 1995 Stock Option Plan (the "1995 Plan") and the Celcore, Inc.1996 Stock Incentive Plan (the "1996 Plan"), each as amended, will be assumed by DSC and will be converted into an option to acquire DSC Common Stock, based on the Exchange Ratio. Any resulting fractional share interest will be paid in cash. See "Certain Provisions of the Merger Agreement--Effect of the Merger on CELCORE Options." See "The Merger--Interests of Certain Persons; Possible Conflicts of Interest."

   Escrow and Indemnification. At the Effective Time, an aggregate amount equal to 5.333% of the shares (rounded to the nearest whole share) of DSC Common Stock issuable to CELCORE's stockholders (other than holders of Dissenting Shares) as a result of the Merger will be segregated and deducted therefrom and deposited in two Escrow Funds with an institution designated by DSC and reasonably acceptable to the Representative (the "Escrow Agent"). The first escrow fund (the "DSC Escrow Fund") will be comprised of 5% of such shares and will be held as collateral for the indemnification obligations of the persons who were CELCORE stockholders (other than holders of Dissenting Shares) or holders of CELCORE Options immediately prior to the Effective Time. The second escrow fund (the "Representative Escrow Fund") will be comprised of
 .333% of such shares and will be used to pay for certain costs and expenses ("Representative Expenses") incurred by the Representative in performing his obligations under the escrow provisions of the Merger Agreement. Upon the exercise of any CELCORE Option after the Effective Time but before the Expiration Date (as defined below), 5% and .333% of the shares of DSC Common Stock issued upon such exercise will be added to the DSC Escrow Fund and the Representative Escrow Fund, respectively, upon such exercise. Each stockholder of CELCORE and each individual who, prior to the Expiration Date, has exercised CELCORE Options assumed by DSC, will have voting rights with respect to the shares of DSC Common Stock contributed to the Escrow Funds by such party (and on any voting securities added to the Escrow Funds in respect of such shares of DSC Common Stock). The Escrow Funds will terminate at 5:00 p.m., Dallas, Texas time, one year following the Closing Date (the "Expiration Date"). On the Expiration Date, the shares comprising the Escrow Funds, less any payments pursuant to the indemnification provisions of the Merger Agreement and Representative Expenses, will be released from the Escrow Funds and distributed to CELCORE's stockholders and, with respect to the DSC Escrow Fund, to those individuals who have on or prior to the Expiration Date exercised CELCORE Options assumed by DSC. BY APPROVING THE MERGER AGREEMENT, CELCORE'S STOCKHOLDERS (OTHER THAN THE HOLDERS OF DISSENTING SHARES) WILL BE DEEMED TO HAVE APPROVED THE ESTABLISHMENT OF THE ESCROW FUNDS AND CONSENTED TO THE APPOINTMENT OF ROBERT P. GOODMAN TO ACT AS REPRESENTATIVE ON BEHALF OF CELCORE'S STOCKHOLDERS UNDER THE MERGER AGREEMENT AND THE ESCROW AGREEMENTS WITH THE ESCROW AGENT TO DELIVER SHARES HELD IN ESCROW TO DSC IN SATISFACTION OF CERTAIN CLAIMS BROUGHT BY DSC, AND THE REPRESENTATIVE IN SATISFACTION OF THE REPRESENTATIVE EXPENSES, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, TO NEGOTIATE AND TO ENTER INTO SETTLEMENTS AND COMPROMISES WITH RESPECT TO SUCH CLAIMS, AND TO TAKE CERTAIN OTHER ACTIONS ON BEHALF OF CELCORE'S STOCKHOLDERS, ALL AS MORE FULLY DESCRIBED IN ARTICLE IX OF THE MERGER AGREEMENT. SEE ARTICLE IX OF THE MERGER AGREEMENT FOR A MORE DETAILED EXPLANATION OF THE ESCROW FUNDS AND RIGHTS WITH RESPECT THERETO AND "CERTAIN PROVISIONS OF THE MERGER AGREEMENT----ESCROW AND INDEMNIFICATION."

   Recommendation of the Board of Directors of CELCORE. CELCORE'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER OFFER THE BEST VALUE REASONABLY AVAILABLE TO, AND ARE IN THE BEST INTERESTS OF, CELCORE AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF CELCORE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE PAYMENTS UNDER THE EMPLOYMENT AGREEMENTS AND RECOMMENDS THAT THE STOCKHOLDERS OF CELCORE VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE PAYMENTS UNDER THE EMPLOYMENT AGREEMENTS. ADDITIONALLY, THE BOARD OF DIRECTORS OF CELCORE RECOMMENDS THAT THE HOLDERS OF CELCORE PREFERRED STOCK VOTE FOR APPROVAL OF THE WAIVER OF THE LIQUIDATION RIGHTS. The recommendation of the Board of Directors of CELCORE is based on a number of factors described in "The Merger--Background of the Merger" and "--CELCORE's Reasons for the Merger; Recommendation of CELCORE's Board of Directors."

   Effective Time. The Effective Time will occur as soon as practicable after the requisite approval of CELCORE's stockholders has been obtained and all other conditions have been satisfied or waived, and in no event later than the first business day after all conditions to the Merger have been satisfied or waived, unless the parties agree otherwise, the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

   Fairness Opinion. On October 29, 1997, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to CELCORE, delivered a written opinion to the Board of Directors of CELCORE that, as of that date, the consideration to be provided to CELCORE stockholders pursuant to the Merger Agreement is fair to the holders of shares of CELCORE Capital Stock from a financial point of view. The Board of Directors of CELCORE has not requested that DLJ update its opinion. The full text of the written opinion of DLJ, which sets forth the procedures followed and the factors considered by DLJ, is attached as Appendix B to this Prospectus/Proxy Statement. HOLDERS OF SHARES OF CELCORE CAPITAL STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinion of Financial Advisor to CELCORE."

   Certain United States Federal Income Tax Consequences. The Merger is intended to qualify, for federal income tax purposes, as a "tax-free reorganization" so that generally no gain or loss would be recognized by CELCORE stockholders who exchange their CELCORE Capital Stock solely for shares of DSC Common Stock. Holders of shares of CELCORE Capital Stock who receive cash in lieu of fractional shares generally will be treated as if the fractional shares had been issued and subsequently redeemed by DSC. Unless the redemption is found to be essentially equivalent to a dividend, each stockholder of CELCORE will recognize gain or loss measured by the difference between such stockholder's basis in the fractional share and the amount of cash received. CELCORE has received the opinion of Powell, Goldstein, Frazer & Murphy LLP, its counsel, and DSC has received the opinion of Baker & McKenzie, its counsel (collectively, the"Tax Opinions"), that the Merger should constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, generally, the CELCORE stockholders should not recognize gain or loss on the exchange of their CELCORE Capital Stock for the stock of DSC pursuant to the Merger. Depending upon uncertain factual developments, it is possible that the Merger might not be treated as a reorganization within the meaning of Section 368(a) of the Code, as a result of which each holder of shares of CELCORE Capital Stock would recognize gain or loss in the amount of the difference between the fair market value of the shares of DSC Common Stock and any cash received in lieu of fractional shares, and such holder's adjusted tax basis in CELCORE Capital Stock exchanged therefor. In particular, tax-free "reorganization" status is dependent, in part, on stockholders of CELCORE that receive a certain percentage of the DSC Common Stock distributed in the reorganization not having a present plan or intention to dispose of such stock. The conclusions in the Tax Opinions were predicated on certain assumptions and representations regarding the plans or intentions of certain stockholders of CELCORE, including the Principal Stockholders. See "The Merger--Certain United States Federal Income Tax Consequences."

   Regulatory Approvals. DSC and CELCORE are aware of no government regulatory approvals remaining to be obtained for consummation of the Merger, other than compliance with notification requirements of environmental agencies, with federal securities laws and with state securities or "Blue Sky" laws. The Merger was subject to the premerger notification provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Filings were made under the HSR Act by DSC and CELCORE with the Federal Trade Commission and the Department of Justice Antitrust Division. On _________, 1997, early termination of the waiting period under the HSR Act was granted, thus permitting the Merger to proceed pursuant to the HSR Act, subject to stockholder approval and the other conditions described herein. DSC, CELCORE and Merger Subsidiary have each agreed to use their best efforts to obtain any additional regulatory approvals. See "The Merger--Regulatory Approvals."

   Accounting Treatment. DSC intends to account for the Merger as a purchase of CELCORE in accordance with generally accepted accounting principles ("GAAP"). See "The Merger--Accounting Treatment" and "DSC and CELCORE Unaudited Pro Forma Combined Financial Statements."

    NASDAQ Listing. An application has been filed to have the shares of DSC Common Stock to be issued in connection with the Merger approved for quotation on the NASDAQ National Market. Evidence that the shares of DSC Common Stock to be issued in connection with the Merger have been approved for quotation on the NASDAQ National Market immediately following the Effective Time is a condition to consummation of the Merger. See "Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger."

   Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of CELCORE with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of CELCORE and of its Board of Directors have certain interests in the Merger that differ from, and are in addition to, the interests of stockholders of CELCORE. See "The Merger--Interests of Certain Persons; Possible Conflicts of Interest" and "--Management."

   Management. After the Merger, the officers and directors of DSC will not change. Pursuant to the Merger Agreement, upon the consummation of the Merger, the officers and directors of Merger Subsidiary immediately prior to the Effective Time will be the officers and directors of the Surviving Corporation. See "The Merger--Management."

   Procedures for Exchange of Certificates. Promptly after the Effective Time, a letter of transmittal and instructions for surrendering stock certificates will be mailed to each holder of CELCORE Capital Stock for use in exchanging such holder's stock certificates for certificates evidencing shares of DSC Common Stock and cash in lieu of fractional shares and any dividends or other distributions to which such holder is entitled as a result of the Merger. See "Certain Provisions of the Merger Agreement--Exchange Procedures."

    Representations and Warranties. The Merger Agreement contains various representations and warranties of DSC, Merger Subsidiary and CELCORE. See "Certain Provisions of the Merger Agreement--Certain Representations and Warranties."

   Conduct of Business Pending the Merger; No Solicitations. The Merger Agreement restricts the ability of CELCORE and DSC to take certain actions and enter into certain transactions pending the Merger. See "Certain Provisions of the Merger Agreement--Conduct of Business Pending the Merger" and "--No Solicitation of Transactions."

   Conditions to the Consummation of the Merger. The obligations of DSC, Merger Subsidiary and CELCORE to consummate the Merger are subject to the satisfaction of various conditions, including, among others: (i) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof; (ii) approval of the Merger Agreement and the transactions contemplated thereunder by the holders of the requisite number of shares of CELCORE Capital Stock; (iii) the waiver of the Liquidation Rights by the holders of CELCORE Preferred Stock; (iv) the absence of any proceeding by any governmental authority challenging or seeking material damages in connection with the Merger or otherwise seeking to restrain or prohibit the consummation of the Merger; (v) the absence of any award, decision, decree, determination, injunction, judgment, order, consent decree, ruling, subpoena, writ or verdict entered, issued, made or rendered by any court, administrative agency or other governmental authority or by any arbitrator (each, an "Order") prohibiting consummation of the Merger or making the Merger illegal; (vi) evidence from the NASDAQ National Market that the shares of DSC Common Stock to be issued in the Merger have been approved for quotation on the NASDAQ National Market; (vii) any applicable waiting period under the HSR Act relating to the Merger will have expired or been terminated; and (viii) DSC and CELCORE will have received from their respective counsel an opinion that the Merger qualifies as a tax-free reorganization. See "Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger."

   Termination. The Merger Agreement may be terminated at any time prior to the Effective Time by (i) mutual consent of the Boards of Directors of each of DSC, Merger Subsidiary, and CELCORE, (ii) by either DSC or CELCORE if, subject to certain limitations: (A) the Effective Time has not occurred on or before January 31, 1998; (B) there exists any Order which is final and nonappealable preventing the consummation of the Merger; (C) the stockholders of CELCORE fail to approve and adopt the Merger Agreement and the transactions contemplated thereunder or if the holders of CELCORE Preferred Stock fail to waive their Liquidation Rights; or (D) the other party has breached any representation, warranty, covenant or agreement in the Merger Agreement or if any representation or warranty of such other party is not true and correct in all material respects, such that the related closing conditions would not be satisfied (unless the breach is curable by the breaching party through the exercise of its best efforts and it continues to exercise its best efforts to cure the breach). In addition, DSC may terminate the Merger Agreement if (i) the Board of Directors of CELCORE withdraws its recommendation to the holders of CELCORE Capital Stock to approve the Merger; or (ii) the Board of Directors of CELCORE resolves or recommends to the holders of CELCORE Capital Stock (A) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Merger); (B) any sale, lease, exchange, transfer or other disposition (other than a pledge or mortgage) of 25% or more of the assets of CELCORE; or (C) a tender offer or exchange offer of 33 1/3% or more of the shares of CELCORE Capital Stock. CELCORE may also terminate the Merger Agreement if the Average Trading Price is less than $25.00 per share. See "Certain Provisions of the Merger Agreement--Termination."

   Transaction Fee; Expenses; Damages. In connection with the termination of the Merger Agreement, upon the occurrence of certain events, CELCORE would be required to pay to DSC a fee (the "Transaction Fee") of $5 million (less reasonable out-of-pocket expenses and fees actually incurred by DSC related to the Merger and previously paid). CELCORE would also be required to pay to DSC its expenses (but not the Transaction Fee) up to $1 million under certain circumstances, and one-half of its expenses up to $500,000 under other circumstances. Subject to certain events, DSC would be required to pay to CELCORE its expenses up to $500,000. See "Certain Provisions of the Merger Agreement--Transaction Fee; Expenses; Damages."

   Rights of Dissenting Stockholders. Holders of CELCORE Capital Stock who object to the Merger may, under certain circumstances and by following procedures prescribed by Section 262 of the DGCL, exercise appraisal rights and receive cash for their shares of CELCORE Capital Stock in an amount equal to the fair market value of CELCORE Capital Stock as determined pursuant to such procedures. The failure of a dissenting stockholder of CELCORE to follow the appropriate procedures will result in the termination or waiver of such rights. In the event that a CELCORE stockholder who attempts to exercise appraisal rights should fail to make a proper demand for payment or otherwise relinquishes or loses such stockholder's status as a dissenting stockholder, such CELCORE stockholder will be entitled to receive from DSC the same number of shares of DSC Common Stock that such CELCORE stockholder would have received in the Merger if such CELCORE stockholder had not attempted to exercise appraisal rights. A copy of the full text of Section 262 of the DGCL is attached to this Prospectus/Proxy Statement as Appendix C and is incorporated herein by reference. See "Description of Capital Stock and Comparison of Stockholders' Rights--Rights of Dissenting Stockholders" and Appendix C.

   Treatment of Stock Options. Pursuant to the Merger Agreement, all CELCORE Options outstanding under the 1995 Plan and the 1996 Plan, except for certain BFG Options, will be assumed by DSC and will be converted into options to acquire DSC Common Stock, based on the Exchange Ratio. See "The Merger--Interests of Certain Persons; Possible Conflicts of Interest" and "Certain Provisions of the Merger Agreement--Effect of the Merger on CELCORE Options."

   Affiliate Agreements.   CELCORE has agreed to use its best efforts to cause
persons identified by CELCORE as "affiliates" (as that term is defined for purposes of Rule 145 promulgated under the Securities Act) to enter into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of CELCORE Capital Stock held by them prior to the Merger and the shares of DSC Common Stock received by them in the Merger, subject to a de minimis exception, so as to comply with the requirements of applicable federal securities and tax laws. See "Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger" and "The Merger--Restrictions on Resales by Affiliates."

VOTING AGREEMENTS

   Voting and Proxy; Waiver of Appraisal Rights and Preferred Stock Liquidation Rights. In connection with the Merger Agreement, each of the directors and executive officers of CELCORE, certain of their affiliates, certain other significant stockholders of CELCORE and UCOM International Company Limited (each, a "Principal Stockholder" and collectively, the "Principal Stockholders") entered into a Voting Agreement (the "Voting Agreements") with DSC. A copy of the form of the Voting Agreement is attached to this Prospectus/Proxy Statement as Exhibit C to Appendix A. As of the Record Date, the Principal Stockholders together held approximately 5,375,171 shares or 96.1% of the outstanding shares of CELCORE Common Stock, approximately 3,079,363 shares or 68.4% of the outstanding Series A Preferred Stock, approximately 2,807,485 shares or 93.6% of the outstanding Series B Preferred Stock, approximately 2,160,846 shares or 71.1% of the outstanding Series C Preferred Stock, and approximately 2,004,227 shares or 100% of the outstanding Series D Preferred Stock. Pursuant to the Voting Agreements, the Principal Stockholders agreed to vote, and have granted an irrevocable proxy to allow DSC to vote, the shares of CELCORE Capital Stock over which they have voting control (the "Principal Stockholder Shares") in favor of the Merger, the Merger Agreement, the payments under the Employment Agreements, and any other matter that could reasonably be expected to facilitate the Merger. Pursuant to the Voting Agreements, each Principal Stockholder who is a holder of CELCORE Preferred Stock also waived, and agreed to vote such shares and to execute written consents with respect to such shares in favor of the approval of the waiver of, any Liquidation Rights of such Principal Stockholders.
Additionally, under the Voting Agreements, each Principal Stockholder agreed not to take any action or actions to perfect any appraisal rights it may have as a result of the Merger under Section 262 of the DGCL. See "Voting Agreements--Voting and Proxy" and "--Waiver of Appraisal Rights and Preferred Stock Liquidation Rights."

   No Voting Trusts and Agreements. Pursuant to the Voting Agreements, each Principal Stockholder agreed that it will not, and will not permit any entity under its control to, subject any shares of CELCORE Capital Stock held by such Principal Stockholder or such entity to a voting trust or any arrangement or agreement with respect to the voting of such shares other than agreements entered into with DSC or its affiliates. See "Voting Agreements--No Voting Trusts and Agreements."

   Covenants and Representations. Pursuant to the Voting Agreements, each Principal Stockholder agreed that it has been advised that: (i) the offer, sale and delivery of the DSC Common Stock to such Principal Stockholder pursuant to the Merger may not be registered under the Securities Act, despite DSC's obligations to use commercially reasonable efforts to effect such registration;
(ii) if the offer, sale and delivery of the DSC Common Stock to such Principal Stockholder pursuant to the Merger has not been registered under the Securities Act, then such shares may not be offered, sold, pledged, hypothecated or otherwise transferred unless subsequently registered under the Securities Act or an exemption from such registration is available; and (iii) even if such sale and delivery to such Principal Stockholder of shares of DSC Common Stock is registered under the Securities Act, to the extent such Principal Stockholder is considered an affiliate of CELCORE at the time the Merger Agreement is submitted for a vote of CELCORE's stockholders, any public offering or sale by such Principal Stockholder of such person's shares of DSC Common Stock will, under current law, require (a) the further registration under the Securities Act of such shares, which DSC is obligated to use commercially reasonable efforts to effect, (b) compliance with Rule 145 under the Securities Act, or (c) the availability of another exemption from registration under the Securities Act. See "Voting Agreements--Covenants and Representations."

   Registration of Merger Shares. Pursuant to the Voting Agreements, DSC agreed to use all commercially reasonable efforts to effect on or before the Effective Time the registration under the Securities Act, on an appropriate form, of the shares of DSC Common Stock to be issued to the Principal Stockholders pursuant to the Merger. In addition, the Voting Agreements require DSC to use its best efforts to keep such registration statement effective for the earlier of two years after the Effective Time or until all shares of DSC Common Stock issued to such Principal Stockholder pursuant to the Merger have been disposed of by such Principal Stockholder. See "Voting Agreements--Registration of Merger Shares."

   No Solicitation. Pursuant to the Voting Agreements, each Principal Stockholder agreed it will not, and will not permit any entity under such Principal Stockholder's control to, (i) solicit proxies or become a participant in a solicitation with respect to any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement, any merger, consolidation, share exchange, sale of securities or assets, reorganization, recapitalization or other business combination involving CELCORE and any other party (other than DSC and it affiliates), any liquidation (including the Liquidation Rights provided for in the Certificate of Incorporation and Certificates of Designations of CELCORE), or winding up of CELCORE and any other matter that would, or could reasonably be expected to, prohibit or discourage the Merger (each, an "Opposing Proposal"), or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (ii) initiate a vote of the Principal Stockholders or action by consent of the stockholders of CELCORE or (iii) become a member of a "group" (as defined in Section 13(d) of the Exchange Act) with respect to any voting securities of CELCORE with respect to an Opposing Proposal. See "Voting Agreements--No Solicitation."

   Covenant Not-to-Compete. Robert P. Goodman, Chairman of the Board and Chief Executive Officer of CELCORE, executed a covenant not-to-compete as part of his Voting Agreement. Mr. Goodman agreed that until after the fifth anniversary of the Closing Date, he will not be involved in developing, marketing, manufacturing or selling GSM or AMPS mobile switching centers (a "Prohibited Business") within certain geographic areas. Mr. Goodman also agreed that until after the first anniversary of the Closing Date, he will not make known to persons or corporations involved in a Prohibited Business the customers of CELCORE; contact or take away or attempt to contact or take away CELCORE customers for persons or corporations involved in a Prohibited Business; or recruit or hire or attempt to recruit or hire CELCORE employees, consultants or independent contractors. Mr. Goodman agreed that a breach or violation of the covenant not-to-compete will entitle DSC to an injunction restraining any further or continued breach or violation of the covenant not-to- compete. None of the other Principal Stockholder's Voting Agreements contain a covenant not-to-compete. See "Voting Agreements--Covenant Not-to-Compete."

DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF STOCKHOLDERS' RIGHTS

   Upon consummation of the Merger, stockholders of CELCORE will become stockholders of DSC. Various differences exist between their rights as stockholders of CELCORE and as stockholders of DSC. See "Description of Capital Stock and Comparison of Stockholders' Rights."

MARKET PRICE INFORMATION

   The following table sets forth, for the quarters indicated, the high and low closing sale prices per share of DSC Common Stock. DSC Common Stock is listed
on the NASDAQ National Market under the symbol "DIGI."   Neither CELCORE Common
Stock nor any CELCORE Preferred Stock is traded in an established public market. Each of DSC's and CELCORE's fiscal year ends on December 31. On October 28, 1997, the last full trading day preceding the execution of the Merger Agreement, the last reported sale price per share of DSC Common Stock was $25 3/16 per share. On November ___, 1997, the most recent practicable date prior to the filing of the Registration Statement, the last sale price of DSC Common Stock as reported on the NASDAQ National Market was $_____ per share.

   Because the market price of DSC Common Stock is subject to fluctuation, the number of the shares of DSC Common Stock that holders of CELCORE Capital Stock will receive in the Merger (and the market value of those DSC shares) may increase or decrease prior to the Merger.

   CELCORE STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE DSC COMMON STOCK.

                                                                          DSC
                                                                      Common Stock
                                                                  --------------------
                                                                  HIGH             LOW
                                                                  ----             ---
CALENDAR YEAR 1995
    1st Quarter . . . . . . . . . . . . . . . . . . . . . .      $39             $31 5/8
    2nd Quarter . . . . . . . . . . . . . . . . . . . . . .       46 1/2          31 3/4
    3rd Quarter . . . . . . . . . . . . . . . . . . . . . .       63              45 5/8
    4th Quarter . . . . . . . . . . . . . . . . . . . . . .       58 3/4          31
CALENDAR YEAR 1996
    1st Quarter . . . . . . . . . . . . . . . . . . . . . .       37 1/8          22 7/8
    2nd Quarter . . . . . . . . . . . . . . . . . . . . . .       35 1/4          24 3/8
    3rd Quarter . . . . . . . . . . . . . . . . . . . . . .       32 3/4          25 1/8
    4th Quarter . . . . . . . . . . . . . . . . . . . . . .       23 1/8          12 7/8
CALENDAR YEAR 1997
    1st Quarter . . . . . . . . . . . . . . . . . . . . . .       24 1/4          18
    2nd Quarter . . . . . . . . . . . . . . . . . . . . . .       26 7/16         18 5/8
    3rd Quarter . . . . . . . . . . . . . . . . . . . . . .       32 1/8          21 11/16
    4th Quarter (through November ___, 1997)  . . . . . . .

SELECTED HISTORICAL AND UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL DATA

    The following selected historical financial data for the periods indicated have been derived from the consolidated financial statements of DSC. The balance sheet data as of December 31, 1995 and 1996, and the statement of operations data for each of the years in the three-year period ended December 31, 1996, have been derived from DSC's audited consolidated financial statements for such years and should be read in conjunction with such consolidated financial statements and the notes thereto that are incorporated herein by reference. The balance sheet data as of December 31, 1992, 1993 and 1994, and the statement of operations data for the years ended December 31, 1992 and 1993, have been derived from DSC's audited consolidated financial statements, which are not included in this Prospectus/Proxy Statement. The selected historical financial data for the nine months ended September 30, 1996 and 1997 have been derived from unaudited condensed financial statements incorporated herein by reference and reflect, in the opinion of management of DSC, all adjustments necessary to present fairly DSC's financial position and results of operations. Such adjustments are of a recurring nature unless otherwise disclosed therein. Interim results are not necessarily indicative of results which may be expected for any other period or the full fiscal year.

                         DSC COMMUNICATIONS CORPORATION
                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                            Nine Months Ended
                                                           Year Ended December 31,                             September 30,
                                       ---------------------------------------------------------------   -------------------------
                                          1992         1993         1994         1995        1996(1)       1996(1)       1997(2)
                                       -----------  -----------  -----------  -----------  -----------   -----------   -----------
                                                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues ............................  $   536,319  $   730,774  $ 1,003,125  $ 1,422,018  $ 1,380,891   $   990,331   $ 1,130,374
Gross profit ........................      202,776      317,969      490,392      685,899      455,144       304,942       468,957
Operating income (loss) .............       42,431      110,176      213,999      279,418      (12,043)      (42,821)      106,811
Net income (loss) ...................  $    11,594  $    81,660  $   162,626  $   192,680  $    (7,555)  $   (25,103)  $    86,433
                                       ===========  ===========  ===========  ===========  ===========   ===========   ===========
Income (loss) per share (3) .........  $      0.12  $      0.77  $      1.39  $      1.63  $     (0.06)  $     (0.22)  $      0.73
                                       ===========  ===========  ===========  ===========  ===========   ===========   ===========
Average shares used in per share
   computation (3) ..................       93,198      106,650      116,889      118,126      116,514       116,269       119,169

                                                                                                        As of
                                                         As of December 31,                          September 30,
                                    ----------------------------------------------------------  ----------------------
                                       1992        1993        1994        1995        1996        1996       1997(4)
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash and marketable securities ...  $   69,839  $  313,808  $  271,322  $  569,264  $  334,039  $  420,457  $  678,109
Working capital ..................      79,010     406,752     393,034     738,965     769,956     770,778   1,143,420
Property and equipment, net ......     149,209     179,783     282,963     370,522     403,596     398,798     443,664
Total assets .....................     547,669     900,417   1,268,536   1,865,275   1,925,655   1,922,619   2,406,156
Short-term and long-term debt ....     140,409      70,412      82,369     326,977     308,580     348,419     665,448
Shareholders' equity (5) .........     202,627     617,800     851,100   1,124,079   1,147,636   1,117,389   1,244,262

_____________
(1) For the nine months ended September 30, 1996 and the year ended December 31, 1996, DSC recorded non-cash special charges totaling $96.0 million ($82.5 million reduced gross profit and $13.5 million was charged to operating costs and expenses) related primarily to a reduction in the carrying value of certain assets for several of DSC's products.
(2) Net income for the nine-month period ended September 30, 1997 included pre-tax gains of approximately $35.5 million (after-tax gain of $22.0 million, or $0.18 per share) from sales of stock received from a 1996 litigation settlement.
(3) In April 1994, the Board of Directors declared a two-for-one stock split, effected in the form of a 100% stock dividend, for stockholders of record on May 11, 1994. All per share amounts prior to 1994 have been restated to retroactively reflect the stock split.
(4) Short-term and long-term debt included $400 million of 7% convertible subordinated notes issued in August 1997. Net proceeds were invested in cash equivalents and marketable securities.
(5)   Since inception, DSC has not declared or paid a cash dividend.

      The following historical financial data for the periods indicated have been derived from the financial statements of CELCORE. The balance sheet data as of December 31, 1995 and 1996, and the statement of operations data for each of the years in the three-year period ended December 31, 1996 have been derived from CELCORE's audited financial statements for such years and are included elsewhere in this Prospectus/Proxy Statement. CELCORE's historical balance sheet data as of December 31, 1993 and 1994 and historical statement of operations data for the period from March 19, 1993 (inception) through December 31, 1993 are derived from CELCORE's audited financial statements which are not included in this Prospectus/Proxy Statement. CELCORE's financial information should be read in conjunction with CELCORE's financial statements and notes thereto included elsewhere herein. The selected financial data as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 have been derived from unaudited financial statements included elsewhere herein and, reflect, in the opinion of the management of CELCORE, all adjustments necessary to present fairly CELCORE's financial position and results of operations. Such adjustments are of a recurring nature unless otherwise disclosed therein. Interim results are not necessarily indicative of results which may be expected for any other period or the full fiscal year.

                                 CELCORE, INC.
                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                          Nine Months Ended
                                                                      Year Ended December 31,                September 30,
                                                            ------------------------------------------   -------------------
                                                            1993(1)(2)  1994(2)      1995       1996       1996       1997
                                                            ----------  --------   --------   --------   --------   --------
                                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues ..............................................  $      8   $  2,166   $  4,908   $  3,680   $  2,756   $  9,485
Gross profit ..............................................         8      1,457      3,146      2,329      1,837      3,766
Operating loss ............................................      (285)      (719)    (4,509)   (15,139)   (10,370)   (12,353)
Net loss ..................................................  $   (281)  $   (714)  $ (4,273)  $(14,631)  $(10,028)  $(12,378)
                                                             ========   ========   ========   ========   ========   ========
Net loss per share(3) .....................................       N/A        N/A   $  (0.81)  $  (2.69)  $  (1.85)  $  (2.26)
                                                                                   ========   ========   ========   ========
Weighted average common shares outstanding(3) .............       N/A        N/A      5,500      5,502      5,500      5,533

                                                                                                                As of
                                                                         As of December 31,                 September 30,
                                                             -----------------------------------------   -------------------
                                                               1993       1994       1995       1996       1996       1997
                                                             --------   --------   --------   --------   --------   --------
                                                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents .................................  $    430   $  2,315   $ 14,468   $ 12,056   $ 19,785   $    619
Working capital ...........................................        98      2,271     16,558     15,304     21,244      1,100
Total assets ..............................................       576      3,313     20,910     22,827     27,287     17,972
Short-term and long-term debt .............................        --         --         --        829        912      2,836
Convertible redeemable preferred stock ....................        --      3,163     23,189     39,293     39,146     39,439
Shareholders' equity (deficit)(4)  ........................       219       (507)    (4,951)   (19,768)   (15,108)   (32,202)

__________________________
(1) Financial results are from March 19, 1993 (commencement of operations) through December 31, 1993. From CELCORE's incorporation in September 1992 to March 19, 1993, CELCORE had no operations and accordingly, financial information for this period is not presented.
(2) CELCORE was the general partner of Celcore L.P until November 1994, when it succeeded to the business of Celcore L.P. as a result of a reorganization. Accordingly, loss per share data is not presented for 1993 and 1994, as it would not be meaningful.
(3) Net loss per share is based upon the weighted average number of shares of common stock outstanding for each period. Common equivalent shares do not include common shares issuable upon conversion of CELCORE's preferred stock or common shares issuable, net of the treasury stock effect, upon the exercise of options as the effect of these common equivalent shares are antidilutive. Net loss per share has been adjusted for the accretion of the redeemable preferred stock.
(4)   Since its inception, CELCORE has not declared or paid a cash dividend.

                                DSC AND CELCORE
         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

      The following selected unaudited pro forma combined condensed statement of operations data combines DSC's and CELCORE's historical consolidated results of operations for the year ended December 31, 1996 and for the nine-month period ended September 30, 1997, giving effect to the Merger as if it had occurred at January 1, 1996. The following selected unaudited pro forma combined condensed balance sheet data combines DSC's and CELCORE's historical consolidated balance sheet data as of September 30, 1997, giving effect to the Merger as if it had occurred as of September 30, 1997. The unaudited pro forma combined condensed financial information is presented for informational purposes only and may not be indicative of the financial position or results of operations as they would have been if DSC and CELCORE had been a single entity during the periods presented, nor is it necessarily indicative of the result of operations which may occur in the future. Anticipated efficiencies from the consolidation of DSC and CELCORE are not fully determinable and have been excluded from the amounts included in the pro forma amounts presented below. See "Unaudited Pro Forma Combined Financial Statements" and accompanying notes thereto.




                                                                      YEAR               NINE
                                                                     ENDED           MONTHS ENDED
                                                                  DECEMBER 31,       SEPTEMBER 30,
                                                                      1996               1997
                                                                  ------------       -------------
UNAUDITED PRO FORMA COMBINED CONDENSED
  STATEMENT OF OPERATIONS DATA:
  Revenues ...............................................        $ 1,384,571         $ 1,139,859
  Gross profit ...........................................            457,473             472,723
  Operating income (loss) ................................            (30,307)             92,114
  Net income (loss) ......................................            (25,311)             71,711
  Income (loss) per share ................................        $     (0.21)        $      0.57
  Weighted average common shares outstanding .............            122,317             125,498


                                                                      AS OF
                                                                  SEPTEMBER 30,
                                                                      1997
                                                                  -------------
UNAUDITED PRO FORMA COMBINED CONDENSED
  BALANCE SHEET DATA:
  Cash and marketable securities ..........................        $  675,892
  Working capital .........................................         1,131,855
  Property and equipment, net .............................           448,681
  Total assets ............................................         2,449,796
  Short-term and long-term debt ...........................           665,448
  Shareholders' equity ....................................         1,267,338

                      COMPARATIVE HISTORICAL AND UNAUDITED
                            PRO FORMA PER SHARE DATA

  The following table sets forth certain historical per share data of DSC and CELCORE and combined per share data on an unaudited pro forma basis after giving effect to the Merger based on the purchase method of accounting assuming that .32 of a share of DSC Common Stock is issued in exchange for each share of CELCORE Capital Stock. See "Certain Provisions of the Merger Agreement--Conversion of Securities." This data should be read in conjunction with the selected historical financial data and the historical financial statements of DSC and CELCORE and the notes thereto that are either included elsewhere herein or incorporated herein by reference. The selected pro forma combined financial information of DSC and CELCORE is derived from the Unaudited Pro Forma Combined Financial Statements and should be read in conjunction with such pro forma statements and notes thereto included elsewhere herein. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented. Since inception, neither DSC nor CELCORE has declared or paid a cash dividend. Accordingly, no cash dividends declared per share data is presented below.



                                                                                  NINE MONTHS
                                                                  YEAR ENDED        ENDED
                                                                  DECEMBER 31,   SEPTEMBER 30,
                                                                     1996            1997
                                                                  ------------   -------------
                                                                                  (UNAUDITED)
DSC Historical Per Common Share:
  Net income (loss) .........................................        $(0.06)       $ 0.73
  Book value (1) ............................................          9.79         10.55

CELCORE Historical Per Common Share:
  Net loss ..................................................        $(2.69)       $(2.26)
  Book value (2) ............................................          1.08          0.40

Pro Forma Combined -- Per DSC Share (unaudited):
  Net income (loss) .........................................        $(0.21)       $ 0.57
  Book value(1) .............................................           N/A         10.24

Equivalent Pro Forma Combined -- Per CELCORE Share
(unaudited):(3)
  Net income (loss) .........................................        $(0.07)       $ 0.18
  Book value ................................................           N/A          3.28


_______________

(1) DSC's historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period. DSC pro forma book value per share is computed by dividing pro forma shareholders' equity, including the effect of pro forma adjustments, by the pro forma number of shares of DSC Common Stock outstanding at the end of the period.
(2) The computation of CELCORE's historical book value per share includes the carrying value of redeemable preferred stock and the assumed conversion of all series of preferred stock on a one-for-one basis, based on the requirement in the Merger Agreement that all common and preferred stock shares will be exchanged based on a common exchange ratio.
(3) The unaudited equivalent CELCORE pro forma per share amounts are calculated by multiplying the DSC combined pro forma per share amounts by the assumed Exchange Ratio of .32.

                                  RISK FACTORS

  CELCORE stockholders should carefully evaluate all of the information contained and incorporated by reference in this Prospectus/Proxy Statement and, in particular, the following:

POTENTIAL EFFECTS OF THE MERGER

  DSC believes the Merger will improve DSC's long-term consolidated operating performance. However, the success of the Merger will depend upon many factors, including, the timely completion of the development of CELCORE's new GSM switch product, acceptance of the product in selected international markets, and the achievement of certain operating efficiencies. Failure to successfully achieve any of these objectives, including a delay in attaining them, could adversely effect DSC's financial results. Additionally, DSC expects that its consolidated short term earnings will not be significantly affected as a result of the Merger other than the effect resulting from the in-process research and development write-off described herein. However, the issuance of DSC Common Stock to CELCORE's stockholders in the Merger will be dilutive to DSC's earnings. Accordingly, there can be no assurance that DSC's financial results and earnings per share will not be negatively effected as a result of the Merger. See "--Quarterly Earnings Fluctuations and Liquidity."

  In addition, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient, effective manner, will result in combined results of operations superior to what would have been achieved by each company independently, or as to the period of time required to achieve such result, if any. Accordingly, there can be no assurance that stockholders of CELCORE would not achieve greater returns on investment if CELCORE were to remain an independent company. See "The Merger--Background of the Merger" and "--CELCORE's Reasons for the Merger; Recommendation of CELCORE's Board of Director's."

CUSTOMER CONCENTRATION

  DSC has a diversified customer base including long distance carriers, RHCs, Motorola, Inc., international PTTs and other domestic and international independent telephone companies. However, a large portion of DSC's revenue is concentrated among several of DSC's larger customers. During 1996, revenue from DSC's three largest customers in total accounted for approximately 39% of DSC's consolidated revenue. Although DSC expects that these customer relationships will continue to generate substantial revenue in the near term, there can be no assurance that any of these customers will continue to purchase products, or continue to purchase products at historical levels. Product orders generally are subject to rescheduling and cancellation without penalty. A material reduction in the purchases of DSC's products by any of DSC's significant customers could have a material adverse effect on DSC.

PRODUCT OBSOLESCENCE AND IMPORTANCE OF NEW PRODUCTS

  The industry in which DSC operates is characterized by rapidly changing technological and market conditions, which may shorten product life cycles. DSC's future competitive position and operating results depend upon successful production and sales of its existing products, its ability to develop and produce on a timely basis new products to meet existing and anticipated industry demands, and its ability to reduce the costs of existing systems, software and services. During the product development process, DSC is required to make a substantial investment in research and development, capital and, at times, inventory for products that often require extensive field testing and evaluation prior to actual sales to its customers. Delays in product completion and/or slower than expected market acceptance of certain products have negatively impacted DSC's operating performance in the past and also, in certain cases, resulted in adjustments to carrying values of assets, including the majority of the non-cash special charge in the third quarter of 1996. In addition, when DSC's products are eventually sold to customers, there can be no assurance that such products will be profitable. DSC may be materially adversely affected if it is unable to develop and produce on a timely basis new products to meet existing and industry demands, if substantial delays in the availability of new products occur, or if any of DSC's existing or new products are not commercially successful and DSC is therefore required to adjust the carrying value, or discontinue such product.

TIMELY AND ADEQUATE SUPPLY OF MATERIALS

  DSC generally uses standard parts and components for its products and believes that, in most cases, there are a number of alternative, qualified vendors for most of those parts and components. DSC purchases certain custom components and products from single suppliers. DSC believes that the manufacturers of the particular custom components and products should be able to meet expected future demands. Recent changes in silicon wafer and other electronic component technologies have required DSC to evaluate the feasibility of "lifetime" purchases of certain component materials. Such "lifetime" purchases may or may not be sufficient to fulfill customer demand. Alternatively, DSC could be required to find second sourcing of these component materials or modify existing product designs. Although DSC has not experienced any material adverse effects from the inability to obtain timely delivery of needed components, an unanticipated interruption of DSC's ability to secure comparable components could have a material adverse effect on DSC's revenues and profitability. In addition, certain of DSC's products contain a number of subsystems or components acquired from other manufacturers on an original equipment manufacturer ("OEM") basis. These OEM products are often available only from a limited number of manufacturers. In the event that an OEM product was no longer available from a current OEM vendor, second sourcing would be required and could delay customer deliveries which could have a material adverse effect on DSC's revenues and profitability.

COMPETITION

  DSC currently faces significant competition in its markets and expects that the level of price and product competition will increase. In addition, as a result of both the trend toward global expansion by foreign and domestic competitors and technological and public policy changes, DSC anticipates that new and different competitors will enter its markets. These competitors may include entrants from the telecommunications, software and data networking industries. DSC believes that it enjoys a strong competitive position due to its large installed base, its strong relationship with key customers and its technological leadership and new product development capabilities. However, many of DSC's foreign and domestic competitors have more extensive engineering, manufacturing, marketing, financial and personnel resources than those of DSC. DSC's ability to compete is dependent upon several factors, including, but not limited to, product features, innovation, quality, reliability, service, support, price and the retention and attraction of qualified design and development personnel.

QUARTERLY EARNINGS FLUCTUATIONS AND LIQUIDITY

  DSC's operating results may fluctuate significantly from quarter to quarter due to several factors. As is the case with other companies in the telecommunications manufacturing industry, a large portion of customer purchase orders are received and shipments occur in the latter part of most quarters. As a result, revenue and earnings can fluctuate significantly from quarter to quarter based on customer requirements and the timing of orders and shipments. In addition, periodic operating results may be materially affected by shifts in the mix of products delivered, including the amount of software content, the impact of sales price changes, the timing of satisfactory completion of development and testing of new products and product enhancements and adjustments in the carrying value, or the discontinuation, of any of DSC's products. See "--Product Obsolescence and Importance of New Products." DSC has historically experienced a stronger demand for its products in the fourth quarter and a lower demand for its products in the first quarter; however, there is no assurance this will continue in the future. In addition, DSC currently estimates that approximately $135.0 million of the purchase price paid for CELCORE will be allocated to in-process research and development which will be charged to expense in the period the Merger is consummated, currently estimated to be the fourth quarter of 1997.

  At September 30, 1997, DSC had outstanding short and long term debt of approximately $665 million. Some of DSC's financing arrangements contain various financial covenants and cross-default provisions. Due to the acquisition of CELCORE and the related write off of in-process research and development as discussed above and in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements, DSC, subsequent to the Merger, is likely to be in technical default under certain of its financial covenants.
DSC management believes it will be able to reach an agreement with its lender to amend such agreements. Because of the timing of the Merger, management will not be able to obtain amendments to the agreements prior to the issuance of this Prospectus/Proxy Statement. However, there can be no assurance that DSC will be able to reduce such risk without a reduction in liquidity. A default under any such agreements could have a material adverse impact on DSC.

INTERNATIONAL GROWTH AND FOREIGN EXCHANGE

  The international marketplace has become an increasingly important source of new business opportunities for DSC as potential growth rates of some international markets are higher than those of the United States. However, access to customers in international markets is often more difficult due to a variety of factors including the established relationships between the national service providers, some of which are currently or were formerly government-owned or - controlled, and their traditional indigenous suppliers of telecommunications equipment. There can be no assurance that DSC will





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
be able to overcome these barriers. In addition, pursuit of customers in international markets may require significant investments for an extended period before returns on such investments, if any, are realized. DSC also has manufacturing operations at several locations outside the United States. Such business, investment and operating activities could be materially adversely affected by economic and labor conditions, political instability, tax laws (including U.S. taxes on foreign subsidiaries) and changes in the value of the United States dollar versus the local currency in which products are sold. A significant change in the value of the dollar against the currency of one or more countries where DSC recognizes substantial revenue or earnings may materially adversely affect DSC's operating results. DSC attempts to mitigate this risk through the use of forward foreign exchange contracts where possible, although there can be no assurances that such attempts will be successful.

KEY PERSONNEL

  DSC is dependent upon the continued services and management experience of certain of their senior management personnel. If DSC were to lose the services of such senior management personnel, it could have a material adverse effect on DSC.

INTELLECTUAL PROPERTY AND LICENSING

  DSC's proprietary technology is a key component of the value of its products. DSC has an established program to protect its proprietary information through patent, trademark, copyright and trade secret procedures. DSC currently has patents issued to it and numerous patent applications pending in the United States and foreign countries. There is no guarantee that the pending applications will mature into issued patents or that the patents issued will be held valid or will provide competitive advantage to DSC in the respective jurisdictions if challenged or circumvented. The laws of some foreign countries do not extend the same level of protection for intellectual property as do the laws of the United States. While DSC believes that the protection of its intellectual property by patents, copyrights and trade secrets has value, it also believes the continued innovative skills technological expertise and management abilities of its employees underlies the success of DSC.

  Because of the rapid rate of technological innovation in the telecommunications industry, the high numbers of patents being applied for internationally and delays in various patent offices, it is not possible to anticipate whether each of DSC's products or any of their respective components may be covered by a patent applied for or issued to a third party. From time to time DSC receives notice from third parties regarding patent or other intellectual property claims. If infringement is alleged, DSC believes that, based upon industry practice, any necessary license or rights from a third party may be obtained on terms that would not have a material adverse effect on DSC's financial condition or its results of operations. Nevertheless, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, or that DSC would prevail in any challenge by a third party. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, or litigation arising out of such other parties' assertion, could have a material adverse effect on DSC's business, operating results and financial condition.

VOLATILITY OF DSC STOCK PRICE

  The market price of DSC Common Stock has been, and may continue to be, volatile. Factors such as new product announcements by DSC or its competitors, quarterly fluctuations in the operating results of DSC, its competitors and other technology companies may have a significant impact on the market price of the DSC Common Stock. In particular, if DSC were to report operating results which did not meet the expectations of the research analysts, the market price of DSC Common Stock could be materially adversely affected. From time to time, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices for many high technology companies and which have often been unrelated to the operating performance of the specific companies.

STOCK ESCROW

  At the Effective Time, DSC will deposit into escrow, certificates representing that number of shares equal to 5.333% of the shares of DSC Common Stock to be issued to the holders of CELCORE Capital Stock (other than holders of Dissenting Shares) in the Merger as security for the indemnification obligations of CELCORE stockholders set forth in Article IX of the Merger Agreement and the costs and expenses incurred by the Representative in performing his duties under the escrow provisions of the Merger Agreement. Subject to the foregoing indemnification obligations of CELCORE stockholders, such shares will not be released from the Escrow Funds until the Expiration Date and, therefore, will be subject to fluctuations in the market value of the DSC Common Stock during the Escrow Period. To the extent such escrowed shares are used to satisfy the indemnification obligations of CELCORE, the CELCORE stockholders may receive up to 5.333% fewer shares based upon the Exchange Ratio than they would have otherwise received following the Effective Time. Further, the CELCORE stockholders will be obligated to indemnify the Representative for losses, liabilities or expense he may incur without negligence or bad faith in connection with the acceptance or administration of his duties as the Representative. See "Certain Provisions of the Merger Agreement--Escrow and Indemnification."

IMPACT OF REGULATION

  The telecommunications industry is subject to regulation in the United States and other countries. Federal and state regulatory agencies, including the Federal Communications Commission and the various state Public Utility Commissions and Public Service Commissions, regulate most of DSC's domestic customers. In addition, the RHCs are restricted by the terms of the Modified Final Judgment which resulted from the court-ordered divestiture of the RHCs by AT&T Corporation, and which prohibited the RHCs from manufacturing telecommunications equipment and providing interexchange or long- distance services. In early 1996, the Telecommunications Act of 1996 (the "1996 Legislation") was passed. The 1996 Legislation contains provisions that permit the RHCs, subject to satisfying certain conditions, to manufacture telecommunications equipment. One or more RHCs may decide to manufacture telecommunications equipment, to design and provide telecommunications software, or to form alliances with other manufacturers, any of which could result in increased competition for DSC and reduce the RHCs' and other customers' purchases from DSC. There can be no assurance that deregulation will continue in the future or that future deregulation will not have a material adverse effect on DSC.

MULTI-YEAR AGREEMENTS

  As part of its ongoing operations, DSC periodically enters into agreements with customers which have a duration of greater than one year. Certain of these agreements have included requirements to develop new technologies, including hardware and software, as well as requirements to provide installation of infrastructure systems. Certain of these agreements also contain performance criteria, which, if not satisfied, could subject DSC to substantial penalties, damages or non-payment, or could result in termination of such agreements.

CERTAIN ANTI-TAKEOVER EFFECTS

  DSC has adopted a stockholder rights plan, which may make an unsolicited acquisition of DSC more difficult or expensive. See "Description of Capital Stock and Comparison of Stockholders' Rights--Anti-Takeover Provisions; Restrictions on Certain Business Combinations."

INTERESTS OF CERTAIN PERSONS; POSSIBLE CONFLICTS OF INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of the management of CELCORE and the Board of Directors of CELCORE have interests in the Merger that differ from, and are in addition to, their interests as stockholders of CELCORE. In particular, 20% of the BFG Options will vest immediately prior to the consummation of the Merger. The directors and executive officers of CELCORE and certain of their affiliates are also obligated to vote or direct the vote of all of the outstanding shares of CELCORE Capital Stock over which they have voting control (and to execute written consents with respect to such shares) in favor of the approval of the Merger Agreement, the payments under the Employment Agreements and, to the extent such directors, officers and affiliates are holders of CELCORE Preferred Stock, the waiver of their Liquidation Rights under CELCORE's Certificate of Incorporation and Certificates of Designations. See "The Merger--Interests of Certain Persons; Possible Conflicts of Interest" and "Voting Agreements."


                              THE SPECIAL MEETING

GENERAL

  This Prospectus/Proxy Statement is being furnished to stockholders of CELCORE in connection with the solicitation of proxies by the Board of Directors of CELCORE for use at the Special Meeting of stockholders to be held on _______, 1997 at 10:00 a.m., central time, at 3800 Forest Hill-Irene Road, Memphis, Tennessee 38125, and at any adjournments or postponements thereof.





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
  This Prospectus/Proxy Statement also constitutes the Prospectus with respect to the shares of DSC Common Stock issuable in connection with the Merger.

PURPOSE OF THE SPECIAL MEETING

  At the Special Meeting, holders of shares of CELCORE Capital Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and the payments under the Employment Agreements. Additionally, the holders of CELCORE Preferred Stock will consider and vote upon a proposal to waive any Liquidation Rights of the holders of CELCORE Preferred Stock. CELCORE's stockholders will also transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements thereof. THE BOARD OF DIRECTORS OF CELCORE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE PAYMENTS UNDER THE EMPLOYMENT AGREEMENTS AND RECOMMENDS THAT CELCORE'S STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE PAYMENTS UNDER THE EMPLOYMENT AGREEMENTS. THE BOARD OF DIRECTORS OF CELCORE ALSO RECOMMENDS THAT THE HOLDERS OF CELCORE PREFERRED STOCK WAIVE THEIR LIQUIDATION RIGHTS.

VOTE REQUIRED

  The affirmative vote of the holders of a majority of the shares of CELCORE Common Stock and the Series A Preferred Stock, voting together as a single class, and the affirmative vote of 60% of all outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting separately as single classes, represented and entitled to vote at the Special Meeting or any adjournment thereof, is required to approve the Merger Agreement. The payments under the Employment Agreements require approval by the affirmative vote of the holders of more than 75% of the outstanding shares of CELCORE Capital Stock (excluding shares held by Messrs. Berger, Foley and Gonzalez and certain of their related parties), voting together as a single class, represented and entitled to vote at the Special Meeting or any adjournment thereof. The approval of the payments under the Employment Agreements is not a condition to the consummation of the Merger. In addition, the approval of the waiver of the Liquidation Rights by the holders of CELCORE Preferred Stock will require the affirmative vote of the holders of 80% of the outstanding shares of CELCORE Preferred Stock, voting together as a single class, represented and entitled to vote at the Special Meeting or any adjournment thereof. Abstentions (i.e., votes withheld by stockholders who are present and entitled to vote) from voting on the Merger Agreement, the payments under the Employment Agreements and the waiver of the Liquidation Rights of the holders of CELCORE Preferred Stock will be included in the voting tally. As a result, abstentions and failures to vote will have the same effect as votes against the Merger Agreement, the payments under the Employment Agreements and the waiver of the Liquidation Rights of the holders of CELCORE Preferred Stock since they are not votes for approval. The Principal Stockholders have entered into agreements with DSC whereby they have agreed to vote the Principal Stockholder Shares and to execute written consents with respect to such shares in favor of approval of the Merger Agreement, the payments under the Employment Agreements and any matter which could reasonably be expected to facilitate the Merger. Furthermore, each Principal Stockholder who is a holder of CELCORE Preferred Stock has also waived, and agreed to vote such shares and to execute written consents with respect to such shares in favor of the approval of the waiver of, the Liquidation Rights as provided in CELCORE's Certificate of Incorporation and Certificates of Designations. Each Principal Stockholder has also agreed not to take any action to perfect any appraisal rights it may have under Section 262 of the DGCL. Pursuant to the Voting Agreements, the Principal Stockholders Shares (representing as of the Record Date approximately 96% of the outstanding shares of CELCORE Common Stock, 68% of the outstanding shares of Series A Preferred Stock, 93.6% of the outstanding shares of Series B Preferred Stock, 68.5% of the outstanding shares of Series C Preferred Stock and 100% of the outstanding shares of Series D Preferred Stock) will be present and vote at the Special Meeting in favor of the Merger Agreement, the payments under the Employment Agreements and the waiver of the Liquidation Rights by the holders of CELCORE Preferred Stock. Therefore, no additional votes from the holders of CELCORE Capital Stock are necessary to approve the Merger Agreement or the payments under the Employment Agreements. In addition, no additional votes from the holders of CELCORE Preferred Stock are necessary to approve the waiver of the Liquidation Rights. See "Voting Agreements," "Proposal to Approve the Payments Under the Employment Agreements" and "Proposal to Approve the Waiver of Liquidation Rights by Holders of CELCORE Preferred Stock."

VOTING OF PROXIES

  Shares of CELCORE Common Stock and CELCORE Preferred Stock represented by properly executed proxies received at or prior to the Special Meeting, and which have not thereafter been properly revoked as described below, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement, FOR approval of the payments under the Employment





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
Agreements, FOR approval of the waiver of Liquidation Rights by the holders of CELCORE Preferred Stock, and in the discretion of the proxy holder as to any other matter that may properly come before the Special Meeting.

REVOCABILITY OF PROXIES

  A CELCORE stockholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting by any manner permitted by law, including (i) giving written notice of revocation by mail or facsimile to CELCORE prior to the Special Meeting, (ii) properly submitting to CELCORE by mail or facsimile a duly executed proxy bearing a later date, or (iii) voting in person at the Special Meeting. Submissions to CELCORE should be made to Celcore, Inc., Attn: Corporate Secretary, at 3800 Forest Hill - Irene Road, Memphis, Tennessee 38125, facsimile number (901) 624-4100.

SOLICITATION OF PROXIES

  Each of DSC and CELCORE agreed to pay its own expenses incurred in connection with this Prospectus/Proxy Statement and the Special Meeting including without limitation, the fees and disbursements of their respective counsel, accountants and other representatives, except that DSC has agreed to pay any printing, filing and other fees and expenses associated with this Prospectus/Proxy Statement and the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

  The close of business on October 16, 1997 has been fixed as the Record Date for determining holders of CELCORE Capital Stock entitled to notice of and to vote at the Special Meeting. As of the Record Date, (i) 5,592,250 shares of CELCORE Common Stock were outstanding and held of record by 47 holders, (ii) 4,500,000 shares of Series A Preferred Stock were outstanding and held of record by 16 holders, (iii) 3,000,000 shares of Series B Preferred Stock were outstanding and held of record by 33 holders, (iv) 3,038,046 shares of Series C Preferred Stock were outstanding and held of record by 45 holders and (v) 2,004,227 shares of Series D Preferred Stock were outstanding and held of record by one holder. Each stockholder of record of CELCORE Common Stock as of the close of business on the Record Date is entitled at the Special Meeting to one vote for each share of CELCORE Common Stock held. Each stockholder of record of CELCORE Preferred Stock as of the close of business on the Record Date is entitled to a number of votes equal to the number of whole shares of CELCORE Common Stock into which such shares of CELCORE Preferred Stock could be converted on the Record Date. As of the Record Date, each share of CELCORE Preferred Stock was convertible into one share of CELCORE Common Stock.
CELCORE Common Stock and CELCORE Preferred Stock are the only classes of capital stock of CELCORE issued and outstanding.

QUORUM

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of CELCORE Common Stock and CELCORE Preferred Stock (with each series computed on an as converted basis) entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions will be counted as present for purposes of determining whether there is a quorum for the transaction of business.


                                   THE MERGER

GENERAL

  The Merger Agreement provides for a business combination between DSC and CELCORE in which a wholly owned subsidiary of DSC would be merged with and into CELCORE and the holders of CELCORE Capital Stock would be issued shares of DSC Common Stock. In addition, all CELCORE Options outstanding under the 1995 Plan and the 1996 Plan, except for certain BFG Options, will be assumed by DSC and will be converted into an option to acquire DSC Common Stock. See "The Merger--Interests of Certain Persons; Possible Conflicts of Interest." As a result of the Merger, CELCORE would become a wholly owned subsidiary of DSC. A copy of the Merger Agreement is attached to this Prospectus/Proxy Statement as Appendix A and is incorporated herein by reference.

BACKGROUND OF THE MERGER

  Between March 1997 and June 1997, DLJ was engaged by CELCORE to assist CELCORE in its consideration of an initial public offering and in connection therewith, DLJ assisted CELCORE in the drafting of a draft S-1 registration statement. As part of this process, DLJ conducted extensive due diligence, reviewed projections and monitored CELCORE's progress related to its business plan. CELCORE planned to file the S-1 in the latter half of 1997, after completion of the preparation of CELCORE's June or September quarterly financial statements.

  On June 24, 1997, CELCORE, DLJ and DSC met in Memphis to discuss the possible acquisition of CELCORE by DSC. These discussions were the result of an inquiry made by DSC regarding one of CELCORE's products in the fall of 1996. After the June 24th meeting, discussions between DSC and CELCORE were not resumed until July 21, 1997, when Broadview Associates (financial advisor to DSC), DLJ and CELCORE met in New York City. During this time, CELCORE and DLJ also had preliminary discussions with several other potential buyers. Further discussions between CELCORE and DSC were held by telephone on August 11, 1997 and on August 14, 1997 in Dallas. During the meeting, the parties agreed to the general terms of the Merger Agreement, including the price to be paid by DSC. These terms were outlined in a letter of intent dated September 17, 1997.

  Between September 18, 1997 and October 29, 1997, DSC, CELCORE and DLJ, and their respective legal counsels met in Dallas on several occasions and carried on numerous telephone conferences in order to negotiate the definitive Merger Agreement. During this period, due diligence was conducted by DSC and certain ancillary documents and schedules were also prepared and finalized.

CELCORE'S REASONS FOR THE MERGER; RECOMMENDATION OF CELCORE'S BOARD OF
DIRECTORS

  The Board of Directors of CELCORE has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby offer the best opportunity to maximize stockholder value for the holders of CELCORE Common Stock based on the stock value of the combined companies and are in the best interests of CELCORE and its stockholders. Accordingly, the Board of Directors of CELCORE has unanimously approved the Merger Agreement and the payments under the Employment Agreements and recommends approval thereof by the stockholders of CELCORE. The Board of Directors of CELCORE also recommends approval of the waiver of Liquidation Rights by the holders of CELCORE Preferred Stock. In reaching its determination, the Board of Directors of CELCORE consulted with CELCORE management, as well as its legal counsel and its financial advisors, and considered a number of factors, including, without limitation, the following:

  (i)         an evaluation of the prospects of CELCORE on a stand-alone basis;

  (ii) CELCORE's immediate and projected cash needs and the availability from third parties of funding required for CELCORE to continue to operate on a stand-alone basis;

  (iii) DSC's ability to provide the financial and technical assistance to support the completion of CELCORE's GSM system;

  (iv) the historical market prices, volatility and trading information with respect to DSC Common Stock, and the opportunity for future liquidity for CELCORE's stockholders through their ownership of DSC Common Stock, which is quoted on the NASDAQ National Market;

  (v) the opportunity afforded CELCORE's stockholders to share in the potential cost savings achieved through consolidation;

  (vi) the balance sheet strength of the combined company relative to CELCORE's stand-alone balance sheet;

  (vii) the Exchange Ratio between DSC Common Stock and CELCORE Capital Stock, which the Board of Directors of CELCORE believed would result in enhanced value for CELCORE's stockholders;

  (viii)      the expected tax-free nature of the Merger;

  (ix) the savings in the general and administrative as well as sales and marketing expenses, which would enable CELCORE to utilize DSC's infrastructure and therefore invest more in research and development than it would otherwise be able to invest;





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
  (x) an evaluation of other strategic alternatives potentially available to CELCORE, including an initial public offering and other merger opportunities;

  (xi) information concerning, and their knowledge of, CELCORE's and DSC's respective business, prospects, historical financial performances and conditions, operations, technologies, management, competitive positions, products, customers and future development plans;

  (xii) the consideration to be received by CELCORE's stockholders in the Merger and the market value of the shares of DSC Common Stock to be issued in exchange for CELCORE Capital Stock and upon exercise of outstanding CELCORE Options;

  (xiii)      the terms of the Merger Agreement;

  (xiv) the compatibility of the management and businesses of CELCORE and DSC, as well as the fact that certain members of CELCORE's senior management would manage the operations relating to CELCORE's products and business for the combined company;

  (xv) the potential disruption of CELCORE's business that might result from employee uncertainty and lack of focus following announcement of the Merger and during the integration of the operations of DSC and CELCORE;

  (xvi) the possibility that the Merger might not be consummated, and the effects of the public announcement of the Merger on CELCORE's sales and operating results, its ability to attract and retain key management, and marketing and technical personnel and the progress of certain of its development projects;

  (xvii) the possibility of management disruption associated with the Merger and the risk that, despite the efforts of the combined company, the combined company may not be able to retain key technical, sales and management personnel of CELCORE;

  (xviii) the risk that the benefits sought to be achieved by the Merger will not be achieved; and

  (xix)       other risks described above under "Risk Factors."

  Based on the opinion of DLJ to the effect that, from a financial point of view, the consideration to be received by CELCORE's stockholders upon consummation of the Merger is fair to such stockholders, and on the foregoing matters and such other matters as were deemed relevant, the Board of Directors of CELCORE unanimously approved the Merger as being in the best interests of CELCORE's stockholders.

  The foregoing discussion of the information and factors considered and given weight by the Board of Directors of CELCORE is not intended to be exhaustive but is believed to include the material factors the Board of Directors of CELCORE considered. In addition, in reaching the determination to approve and recommend the Merger, considering the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Board of Directors of CELCORE did not find it practical to, and did not, quantify or otherwise attempt to assign any relative or specific weights to the foregoing factors, and individual CELCORE directors may have given different weights to different factors.

  THE BOARD OF DIRECTORS OF CELCORE UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CELCORE VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE PAYMENTS UNDER THE EMPLOYMENT AGREEMENTS AND, AS CONTEMPLATED THEREBY, APPROVAL OF THE MERGER. ADDITIONALLY, THE BOARD OF DIRECTORS OF CELCORE UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF CELCORE PREFERRED STOCK VOTE FOR THE WAIVER OF THE LIQUIDATION RIGHTS AS PROVIDED IN CELCORE'S CERTIFICATE OF INCORPORATION AND CERTIFICATES OF DESIGNATIONS.





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
OPINION OF FINANCIAL ADVISOR TO CELCORE

          In its role as financial advisor to CELCORE, DLJ was asked by CELCORE to render an opinion to CELCORE's Board of Directors as to the fairness to the holders of CELCORE Common Stock, from a financial point of view, of the Exchange Ratio pursuant to the terms of the Merger Agreement.

          A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX B. CELCORE STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

          DLJ delivered to CELCORE's Board of Directors on October 16, 1997, its oral opinion to the effect that the Exchange Ratio was fair to the holders of CELCORE Common Stock from a financial point of view, based on and subject to the assumptions, factors and limitations set forth in its written opinion and as described below. This opinion was subsequently confirmed in a written opinion ("the DLJ Opinion") dated October 29, 1997 to CELCORE's Board of Directors to the effect that, as of October 29, 1997 and based upon and subject to, the assumptions, limitations and qualifications set forth in such opinion, the Exchange Ratio was fair to the holders of CELCORE Common Stock from a financial point of view.

          The DLJ Opinion was prepared for CELCORE's Board of Directors and is directed only to the fairness of the Exchange Ratio to holders of CELCORE Common Stock from a financial point of view and does not constitute a recommendation to any CELCORE stockholder as to how such stockholder should vote at the Special Meeting.

          The DLJ Opinion does not constitute an opinion as to the price at which DSC Common Stock will actually trade at any time. The Exchange Ratio was determined in arm's-length negotiations between CELCORE and DSC, in which negotiations DLJ advised CELCORE. No restrictions or limitations were imposed by CELCORE upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

          In arriving at its opinion, DLJ reviewed the Merger Agreement. DLJ also has reviewed financial and other information that was furnished to it by CELCORE, including information provided during discussions with CELCORE's management. Included in the information provided during discussions with management were certain financial projections of CELCORE for the period beginning July 1, 1997 and ending December 31, 1998, prepared by the management of CELCORE. In addition, DLJ compared certain financial data of CELCORE with various other companies whose securities are traded in public markets, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

          In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it that was provided to it by CELCORE or its representatives, or that was otherwise reviewed. With respect to the financial projections supplied to it, DLJ assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of CELCORE as to the future operating and financial performance of CELCORE. DLJ did not assume any responsibility for making an independent evaluation of CELCORE's assets or liabilities or for making any independent verification of any of the information that it reviewed.

          The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

          Pursuant to the terms of an engagement letter dated June 16, 1997, CELCORE agreed to pay DLJ a fee of approximately $ ____ million (including $300,000 upon notification that DLJ was prepared to deliver the DLJ Opinion). Our fee was based upon a calculation of 1.1% of the enterprise value of the price paid for CELCORE by DSC. CELCORE also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and CELCORE believe are customary in transactions of this nature, were negotiated at arm's length between CELCORE and DLJ and CELCORE's Board of Directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.





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
          The Board of Directors of CELCORE selected DLJ to render a fairness opinion because DLJ is an internationally recognized investment banking firm with substantial expertise in transactions similar to the Merger and because it is familiar with CELCORE and its business. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with the mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

DSC'S REASONS FOR THE MERGER

   The Board of Directors of DSC unanimously approved the Merger Agreement on October 27, 1997. The Board of Directors of DSC believes the consummation of the Merger is in DSC's best interest. In arriving at its decision, DSC's management reviewed with the Board of Directors a number of factors that support the consideration to be paid by DSC.

  Among the factors the Board of Directors of DSC considered were:

(i) information concerning DSC's and CELCORE's respective businesses, historical financial performance, operations and products including possible future product releases;

(ii) historic and anticipated growth rates for global wireless and mobile communications markets;

(iii)     the prospects for CELCORE's future GSM products;

(iv) DSC's strategy to capitalize on its existing international presence and to expand its international revenue base through the sale of CELCORE's products;

(v) DSC's opportunity to offer service providers a more comprehensive product offering by combining CELCORE's products with other DSC products;

(vi) a comparison of the financial terms of comparable merger and acquisition transactions;

(vii) the compatibility of the management and businesses of DSC and CELCORE; and

(viii) reports from DSC's management and legal advisors on specific terms of the relevant agreements.

EFFECTIVE TIME

  If the Merger Agreement is approved and adopted by the requisite vote of CELCORE's stockholders and the other conditions to the Merger are satisfied or waived (if permissible), the Effective Time will occur at the time a Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as the parties to the Merger Agreement agree to in writing and specify in such Certificate of Merger. The Merger Agreement provides that DSC and CELCORE will cause the Effective Time to occur as promptly as practicable, but in no event later than the first business day (unless such other date is agreed to in writing by the parties to the Merger Agreement) following the satisfaction or, if permissible, waiver of all the conditions set forth in the Merger Agreement. The Merger Agreement may be terminated prior to the Effective Time by either DSC or CELCORE in certain circumstances, whether before or after approval and adoption of the Merger Agreement by the stockholders of CELCORE. See "Certain Provisions of the Merger Agreement--Termination."

TERMS OF THE MERGER

  If all required stockholder approvals are obtained and all other conditions to the Merger are satisfied or waived, if permissible, then at the Effective Time Merger Subsidiary will be merged with and into CELCORE, which will be the Surviving Corporation with the name DSC/Celcore, Inc., and the Certificate of Incorporation and Bylaws of CELCORE will be amended automatically to conform with those of Merger Subsidiary. In the Merger, each share of CELCORE Capital Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted into a fraction of a share of DSC Common Stock, based on the Exchange Ratio. The Exchange Ratio will depend on the Average Trading Price and will be equal to eight divided by the Average Trading Price; provided that in the event the Average Trading Price is $25.00 or less then the Exchange Ratio will be .32. CELCORE's stockholders will also receive the rights (if any) attaching to such stock pursuant to the DSC Rights Agreement. In addition, each CELCORE Option outstanding under the 1995 Plan and the 1996 Plan, except for certain BFG Options, will be assumed by DSC and will





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
be converted into an option to acquire DSC Common Stock, based on the Exchange Ratio. Any resulting fractional share interest will be paid in cash. In connection with the Merger, an aggregate amount equal to 5.333% of the shares of DSC Common Stock otherwise issuable to holders of CELCORE Capital Stock by virtue of the Merger will be placed into escrow and held as security for losses incurred by DSC in the event of certain breaches by CELCORE of the covenants, representations or warranties contained in the Merger Agreement and for the costs and expenses incurred by the Representative in performing his obligations under the escrow provisions of the Merger Agreement. The Merger is structured as a tax-free reorganization to the extent CELCORE's stockholders receive shares of DSC Common Stock. Depending upon uncertain factual developments, it is possible that the Merger might not be treated as a reorganization within the meaning of Section 368(a) of the Code, as a result of which each holder of shares of CELCORE Capital Stock would recognize gain in the amount of the difference between the fair market value of the shares of DSC Common Stock and/or cash in lieu of fractional shares, and such holder's tax basis in CELCORE Capital Stock exchanged therefor. See "The Merger--Certain United States Federal Income Tax Consequences."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is a summary of the material United States federal income tax consequences of the Merger and is not intended to be a complete discussion of all potential tax effects that might be relevant to the Merger. Such discussion deals only with a citizen or resident of the United States or a domestic corporation (a "U.S. Holder"). This summary assumes that CELCORE Capital Stock has been held as a capital asset. It may not be applicable to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, foreign persons, persons who hold CELCORE Capital Stock as part of a conversion transaction, and persons who acquired CELCORE Capital Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Moreover, the state, local, foreign, and estate tax consequences to CELCORE stockholders of the Merger are not discussed.

  This summary is based on laws, regulations, rulings, practice, and judicial decisions in effect at the date of this Prospectus/Proxy Statement, on the opinion of Baker & McKenzie, counsel to DSC, and on the opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel to CELCORE. However, legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences described herein to stockholders.

  It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that, for federal income tax purposes, no gain or loss will be recognized by DSC or CELCORE as a result of the Merger.

  DSC and CELCORE have received the "Tax Opinions" each dated as of the date of this Prospectus/Proxy Statement, that the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code and that CELCORE and DSC will each be a party to the reorganization pursuant to Section 368(b) of the Code. Such an opinion is not binding on the Internal Revenue Service ("IRS") or the courts, and, therefore, the delivery of the Tax Opinions cannot assure that the IRS or the courts will treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. The Tax Opinions are based, among other things, on assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Merger, which assumptions have been made with the consent of CELCORE and DSC.

  The Tax Opinions rely, in part, on certain assumptions, representations and warranties relating to the satisfaction of the "continuity of interest" requirement for reorganization treatment. To satisfy the continuity of interest requirement, CELCORE stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either
(i) their CELCORE Capital Stock in anticipation of the Merger or (ii) the DSC Common Stock to be received in the Merger (collectively "Planned Dispositions"), such that the CELCORE stockholders, as a group, would no longer have a meaningful continuing equity interest in DSC after the Merger. Planned Dispositions include, among other things, disposition of shares pursuant to the exercise of appraisal rights. Although it is unsettled as to what constitutes sufficient continuity of interest, 50% continuity should satisfy the requirement. CELCORE has represented that CELCORE knows of no plan or intention on the part of the CELCORE stockholders to engage in Planned Dispositions that would reduce the holdings of DSC Common Stock by all CELCORE stockholders to less than 50% of the total value of CELCORE Capital Stock as of immediately prior to the Merger. The Tax Opinions are based on the assumption that there is no plan or intention on the part of the CELCORE stockholders to dispose of a number of shares of DSC Common Stock to be issued to such stockholders in the Merger, sufficient to reduce the CELCORE stockholders ownership of the DSC Common Stock to a number of shares having an aggregate fair market value

(determined as of the Effective Time) of less than 50% of the aggregate fair market value (determined immediately prior to the Effective Time) of all outstanding shares of CELCORE Capital Stock.

  In the case of reorganizations that are subsidiary mergers, such as the Merger, the surviving corporation must acquire "substantially all" the assets of the acquired corporation. For advance letter ruling purposes the IRS will rule that the "substantially all" requirement will be met if, at the time of the merger, the surviving corporation holds at least 90 % of the fair market value of the net assets and 70% of the fair market value of the gross assets of the acquired corporation (taking into account certain pre-merger redemptions and distributions and amounts used by the acquired corporation to pay reorganization expenses and dissenting stockholders). Pursuant to the Merger Agreement, CELCORE has represented that the IRS ruling standard set forth above will be met. Accordingly, assuming the accuracy of this representation, the "substantially all" requirement will be met.

  The Tax Opinions provide, assuming the Merger is a reorganization within the meaning of Section 368(a) of the Code, that (i) a U.S. Holder of CELCORE Capital Stock who, pursuant to the Merger, exchanges such U.S. Holder's CELCORE Capital Stock solely for DSC Common Stock will not recognize gain or loss on the exchange, (ii) the holding period of DSC Common Stock received by each U.S. Holder of CELCORE Capital Stock in the Merger will include the holding period of CELCORE Capital Stock surrendered therefor, (iii) the tax basis of such DSC Common Stock will equal the U.S. Holder's tax basis in CELCORE Capital Stock exchanged in the Merger less the tax basis allocated to fractional share interests, (iv) that a U.S. Holder of CELCORE Capital Stock who, pursuant to the Merger, receives cash in lieu of a fractional share of DSC Common Stock will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share of DSC Common Stock, (v) no gain or loss will be recognized by DSC, Merger Subsidiary or CELCORE as a result of the Merger and (vi) the tax basis of the shares of CELCORE Capital Stock received by DSC will, at the election of DSC, equal either: (x) DSC's tax basis in its Merger Subsidiary stock immediately prior to the Merger plus CELCORE's net tax basis of CELCORE's assets and liabilities immediately prior to the Merger, or (y) the tax basis of CELCORE Capital Stock in the hands of CELCORE's stockholders immediately prior to the Merger. The gain or loss recognized by a U.S. Holder of CELCORE Capital Stock who, pursuant to the Merger, receives cash in lieu of a fractional share of DSC Common Stock, will be capital gain or loss, provided that such share of CELCORE Capital Stock was held as a capital asset at the Effective Time. Capital gains will be based at a lower rate if such share of CELCORE Capital Stock has been held for more than one year. The capital gain rate may be further reduced if the U.S. Holder's holding period in such share of CELCORE Capital Stock is more than eighteen months.

  The Merger is not contingent on the updating of the Tax Opinions as of the Effective Time. Further, the accuracy of the assumptions counsel was directed to make in rendering the Tax Opinions will not be known until after the Effective Time. In the event that the 50% continuity representation described above is not satisfied, it is possible that the Merger would not be treated as a reorganization within the meaning of Section 368(a) of the Code. Additionally, if the "substantially all" representations or assumption proves to be inaccurate because, for example, CELCORE's payments to dissenters constitute more than 10% of the fair market value of the net assets of CELCORE, it is possible that the "substantially all" requirement will not be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a reorganization. The Tax Opinions do not address the tax consequences to the CELCORE stockholders in the event the Merger is not treated as a reorganization within the meaning of Section 368(a) of the Code. Generally in such event, each stockholder of CELCORE would recognize gain in the amount of the difference between (i) the fair market value of the DSC Common Stock and the amount of cash received in lieu of a fractional share of DSC Common Stock and
(ii) such holder's adjusted tax basis in CELCORE Capital Stock surrendered therefor. Any such recognized gain generally would be characterized as capital gain or loss. If the Merger is not considered a reorganization, the holding period of DSC Common Stock received by each U.S. Holder of CELCORE Capital Stock in the Merger would not include the holding period of CELCORE Capital Stock surrendered therefor and the aggregate adjusted tax basis of such DSC Common Stock would equal the fair market value of DSC Common Stock received.

  THE FOREGOING DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR CELCORE STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND STOCKHOLDERS WHO ACQUIRED THEIR SHARES OF CELCORE CAPITAL STOCK PURSUANT TO





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
THE EXERCISE OF CELCORE OPTIONS OR OTHERWISE AS COMPENSATION, NOR DOES IT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED ON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. CELCORE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

REGULATORY APPROVALS

  DSC and CELCORE are aware of no governmental regulatory approvals still required for consummation of the Merger, other than compliance with notification requirements of environmental agencies, with federal securities laws, and with state securities or "Blue Sky" laws. The Merger was subject to the pre-merger notification provisions of the HSR Act. Filings were made under the HSR Act by DSC and CELCORE with the Federal Trade Commission and the Department of Justice Antitrust Division. On __________, 1997 early termination of the waiting period under the HSR Act was granted, thus permitting the Merger to proceed pursuant to the HSR Act, subject to stockholder approval and the other conditions described herein.

  Under the Merger Agreement, CELCORE, DSC and Merger Subsidiary have agreed to use their best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or required to be taken by any governmental authority or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, (ii) obtain from any governmental authorities any consents or other governmental authorizations required to be obtained or made by DSC or CELCORE or any of their subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereunder, including without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement and the Merger required under (a) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (b) the rules and regulations of the NASDAQ National Market,
(c) the DGCL, (d) the HSR Act and any related governmental request thereunder, and (e) any other applicable law. DSC and CELCORE have agreed to cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. CELCORE and DSC have also agreed to use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in this Prospectus/Proxy Statement and the Registration Statement) in connection with the transactions contemplated by the Merger Agreement.

ACCOUNTING TREATMENT

  It is intended that DSC will account for the Merger as a purchase transaction under GAAP. See "Unaudited Pro Forma Combined Financial Statements."

NASDAQ NATIONAL MARKET LISTING

  An application has been filed to have the shares of DSC Common Stock to be issued in connection with the Merger approved for quotation on the NASDAQ National Market. Evidence from the NASDAQ National Market that the shares of DSC Common Stock to be issued in connection with the Merger have been approved for quotation on the NASDAQ National Market immediately following the Effective Time is a condition to the consummation of the Merger. See "Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger."

INTERESTS OF CERTAIN PERSONS; POSSIBLE CONFLICTS OF INTEREST

  Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of CELCORE with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of CELCORE and of its Board of Directors have certain interests in the Merger that are in addition to the interests of the stockholders of CELCORE generally.

  Voting. As of October 30, 1997, directors and executive officers of CELCORE and their affiliates may be deemed to be beneficial owners of approximately 66.85% of the outstanding shares of CELCORE Common Stock and 78.70% of the outstanding shares of Series A Preferred Stock, 0.83% of the outstanding shares of Series B Preferred Stock and 0.27% of the outstanding shares of Series C Preferred Stock. See "Principal Stockholders of CELCORE." The directors and executive officers of CELCORE and certain of their affiliates are obligated to vote or direct the vote of all of the outstanding shares of CELCORE Capital Stock over which they have voting control in favor of the approval and adoption of the Merger Agreement, the payments under the Employment Agreements, and to the extent they are holders of CELCORE Preferred Stock, the waiver of Liquidation Rights under CELCORE's Certificate of Incorporation and Certificates of Designations. Additionally, such directors and executive officers of CELCORE and certain of their affiliates have agreed not to take any action or actions to perfect any appraisal rights such Principal Stockholder may have as a result of the Merger under Section 262 of the DGCL. See "Voting Agreements--Voting and Proxy" and "--Waiver of Appraisal Rights and Preferred Stock Liquidation Rights."

  Covenant Not-to-Compete. Concurrently with the execution of the Merger Agreement and as a condition of the willingness of DSC to enter into the Merger Agreement, Robert P. Goodman, Chairman of the Board and Chief Executive Officer of CELCORE, has executed a covenant not-to-compete under the terms of his Voting Agreement. Mr. Goodman has agreed that until after the fifth anniversary of the Closing Date, he will not be involved in a Prohibited Business within certain geographic areas. Mr. Goodman has also agreed that until after the first anniversary of the Closing Date, he will not make known to persons or corporations involved in a Prohibited Business the customers of CELCORE; contact or take away or attempt to contact or take away CELCORE customers for persons or corporations involved in a Prohibited Business; or recruit or hire or attempt to recruit or hire CELCORE employees, consultants or independent contractors. Mr. Goodman has agreed that a breach or violation of the covenant not-to-compete will entitle DSC to an injunction restraining any further or continued breach or violation of the covenant not-to-compete. See "Voting Agreements--Covenant Not-to-Compete."

  Payments Under the Employment Agreements. In connection with the consummation of the Merger, the stockholders of CELCORE will be asked to approve all payments to each of Thomas R. Berger, James M. Foley and Joseph Gonzalez under the terms of the Employment Agreements. DSC's obligation to enter into the Employment Agreements is contingent upon the approval of such payments to Messrs. Berger, Foley and Gonzalez under the Employment Agreements by the affirmative vote of holders of more than 75% of the outstanding shares of CELCORE Capital Stock (excluding shares held by Messrs. Berger, Foley and Gonzalez and certain of their respective related parties), voting together as a single class, represented and entitled to vote at the Special Meeting or any adjournment thereof. The approval of the payments under the Employment Agreements is not a condition to the consummation of the Merger. See "Proposal to Approve the Payments Under the Employment Agreements." Messrs. Berger, Foley and Gonzalez are executive officers of CELCORE. Each of the Employment Agreements will be for a term of two years, and will provide annual compensation and bonuses as follows: Mr. Berger, $226,550 and $350,000; Mr. Foley, $151,225 and $150,000; and Mr. Gonzalez, $148,925 and $150,000. The
bonuses under the Employment Agreements will be payable in two installments, the first of which is due on the Closing Date and the second of which is due on the second anniversary of the Closing Date (the second such installment is
referred to as the "Retention Award"), as follows:   Mr. Berger, $100,000 and
$250,000; Mr. Foley, $50,000 and $100,000; and Mr. Gonzalez, $50,000 and
$100,000. In the event Messrs. Berger's, Foley's or Gonzalez's employment is terminated by DSC without Cause or by such person for Good Reason (as such terms are defined in the Employment Agreements), (i) DSC will pay a lump sum amount in cash equal to a pro-rata amount of the Retention Award, based on the number of days elapsed from the Closing Date to the date of termination, (ii) DSC will continue to pay to such persons base salary for a period of six months, and (iii) such person will be entitled to six months of continued coverage under the health and welfare benefit plans in which such person was eligible to participate immediately prior to the date of termination on the same basis as such benefits were made available immediately prior to the date of termination. Pursuant to the Employment Agreements, DSC has also agreed to provide each of Messrs. Berger, Foley and Gonzalez with options under DSC's 1993 Employee Stock Option and Securities Award Plan to purchase up to the following number of shares of DSC Common Stock: Mr. Berger, 40,000 shares; Mr. Foley, 20,000 shares; and Mr. Gonzalez, 20,000 shares. The Employment Agreements further provide that Messrs. Berger, Foley and Gonzalez will be eligible for performance-based bonus payments under DSC's Annual Incentive Compensation Plan.

  Proprietary Rights Agreements. In connection with the execution of the Employment Agreements, certain of the officers and other employees of CELCORE, including Messrs. Berger, Foley and Gonzalez, will enter into proprietary rights agreements with DSC, which will contain a covenant not-to-compete. The covenant not-to-compete restricts each person, for so long as such person is employed by DSC and until the second anniversary of the termination of his employment, from directly or indirectly, either as an employer, consultant, agent, principal, partner, or in any other





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
capacity, engaging or participating in any business that is in competition in any manner whatsoever with the business of CELCORE, which involves the use of technology reasonably similar to the Intellectual Property Assets (as defined in the Merger Agreement) of CELCORE, or which involves any technologies which are acquired by CELCORE, prior to the date of termination of employment or which are derived from the Intellectual Property Assets as of the date of termination of employment, within the United States or any country in which CELCORE or DSC or any of their respective subsidiaries is conducting or reasonably expects to conduct or expand its business. Additionally, the covenant not-to-compete provides that so long as such person is employed by DSC and until the second anniversary of the termination of his employment such person will not perform work on technical development projects or programs that are similar to the projects or programs that such person has worked on for DSC or CELCORE during the past five years.

  CELCORE Options. Certain officers and directors of CELCORE hold CELCORE Options pursuant to the 1995 Plan and the 1996 Plan. Under the Merger Agreement, these CELCORE Options will be assumed by DSC and will be converted into options to acquire DSC Common Stock based on the Exchange Ratio following the Effective Time. DSC has agreed to assume the obligations of CELCORE under the 1995 Plan and the 1996 Plan. See "Certain Provisions of the Merger Agreement--Effect of the Merger on CELCORE Options." CELCORE's option agreements (the "Original Option Agreements") with Messrs. Berger, Foley and Gonzalez under the 1995 Plan to acquire 500,000, 105,000 and 150,000 shares of CELCORE Common Stock, respectively, contain provisions providing for the full and immediate exercisability of the BFG Options evidenced by the Original Option Agreements as a result of a Change in Control (as defined in the Original Option Agreements). Immediately prior to the execution of the Merger Agreement, 162,500, 22,500 and 37,500 shares of the CELCORE Common Stock were vested. Following the execution of the Merger Agreement, the Original Option Agreements with Messrs. Berger, Foley and Gonzalez were amended (as amended, the "Amended Option Agreements"). Under the Amended Option Agreements, each of Messrs. Berger, Foley and Gonzalez have agreed that the consummation of the Merger would not give rise to a Change in Control. Notwithstanding the foregoing, the Amended Option Agreements and the Employment Agreements provide that a portion of the unvested amount of the BFG Options will become vested and the remainder of such unvested portion will be canceled. These agreements provide that 20% of the unvested amount of the BFG Options under the Original Option Agreements will become immediately exercisable, which will represent options to purchase the following shares of CELCORE Common Stock: Mr. Berger, 67,500 shares; Mr. Foley, 16,500 shares; and Mr. Gonzalez, 22,500 shares. Consequently, as of the Effective Time, Messrs. Berger, Foley and Gonzalez will hold vested BFG Options to purchase the following shares of CELCORE Common
Stock: Mr. Berger, 230,000 shares; Mr. Foley, 39,000 shares; and Mr. Gonzalez, 60,000 shares. Additionally, pursuant to the Employment Agreements, Messrs. Berger, Foley and Gonzalez will be deemed to have been granted at the Effective Time an option (the "Retainage Option") to purchase that number of shares of DSC Common Stock equal to the product of the shares of CELCORE Common Stock covered by the Canceled Options multiplied by the Exchange Ratio. The Retainage Option will, except as provided below, be subject to the same terms and conditions as the Amended Option Agreement. The Retainage Option will be granted at an exercise price equal to the reported last sale price of DSC Common Stock on the NASDAQ National Market on the date of grant. On each of the first and second anniversary date of the date of grant of the Retainage Option, one-half of the shares of DSC Common Stock covered by the Retainage Option will be exercisable. All other provisions of the Retainage Option will
be subject to the terms and conditions of the 1995 Plan.   The Retainage Option
will be assumed by DSC and will be converted into options to acquire DSC Common Stock based on the Exchange Ratio following the Effective Time. Pursuant to the Employment Agreements, the remaining balance of the unvested amount of such BFG Options outstanding immediately prior to the Effective Time will be forfeited, terminated and canceled (the "Canceled Options"). Under the Amended Option Agreements, if Messrs. Berger's, Foley's or Gonzalez's employment is terminated by such person as a result of a Constructive Discharge (as defined in the Amended Option Agreement), all of the shares of DSC Common Stock subject to the options evidenced by the Amended Option Agreement will become immediately exercisable on the date such person's employment is terminated, and such options will terminate on the earlier of (i) one year after the date such person's employment by DSC and its subsidiaries is terminated, or (ii) the date on which such option expires by its terms. Under the Employment Agreements, Messrs. Berger, Foley and Gonzalez have agreed that the terms of the Merger Agreement and the Employment Agreement will not give rise to an event of Constructive Discharge.

  Promissory Notes. In consideration of the termination of the Canceled Options, on the date of the Effective Time, DSC will execute and deliver to each of Messrs. Berger, Foley and Gonzalez a promissory note (collectively, the "Notes"). The principal balance of each Note shall be determined by (1) in respect of each of the Canceled Options, calculating the product of (i) the difference of (A) the Average Trading Price, minus (B) the quotient of the exercise price of the Canceled Options of such individual, divided by the Exchange Ratio, times (ii) the number of shares covered by the Canceled Options, times (iii) the Exchange Ratio, and (2) aggregating the total of all amounts computed for each of the Canceled Options in clause (1) above. The principal balance of each Note will be payable in two equal installments on the first and second anniversary of the Effective Time, each of which will be an amount equal to one-half of the aggregate





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
original principal balance of such Note. Payments of the principal amounts will be made by delivery of that number of whole shares of DSC Common Stock having an aggregate value (based on the reported last sale price of a share of DSC Common Stock on the NASDAQ National Market as reported on the date immediately preceding the date such principal installment is due) equal to the principal installment due. No fractional share of DSC Common Stock will be delivered thereunder, and, in lieu thereof, cash payments will be made in lieu of any fractional shares. The principal balance of each Note will bear no interest. The entire unpaid principal balance of the Note payable to Messrs. Berger, Foley and Gonzalez, as the case may be, will immediately become due and payable in the event such individual's employment with DSC and its subsidiaries is terminated (i) for any reason other than "for cause," (ii) by reason of a Constructive Discharge (as defined in the Amended Option Agreement), or (iii) by reason of his death or disability. Notwithstanding the foregoing, if (i) such individual's employment with DSC, or its subsidiaries, is terminated "for cause" or (ii) such individual ceases to be employed by DSC and its subsidiaries because he voluntarily terminates such employment (other than by reason of a Constructive Discharge), then in each such case such individual will be deemed to have forever released and fully discharged DSC of any obligation whatsoever to pay such individual any remaining principal balance due under his Note as of the date of termination of such individual's employment.

  DSC Special Celcore Incentive Plan. In connection with the Merger, DSC adopted the DSC Special Celcore Incentive Plan ("Incentive Plan"), pursuant to which certain key employees of CELCORE, including Messrs. Berger, Foley and Gonzalez, will be granted as of the Effective Time options ("Incentive Options") to purchase shares of DSC Common Stock and, subject to the attainment of certain target revenues, awarded certain cash payments ("Cash Payments").

RESTRICTIONS ON RESALES BY AFFILIATES

  DSC has registered the shares of DSC Common Stock and related Preferred Stock Purchase Rights that the holders of CELCORE Capital Stock will be entitled to receive upon consummation of the Merger under the Securities Act. Following the Effective Time, CELCORE's stockholders who are not deemed to be "affiliates" of CELCORE may freely sell the shares of DSC Common Stock they receive in the Merger. Stockholders of CELCORE who are deemed to be "affiliates" of CELCORE may resell the shares of DSC Common Stock received in the Merger (i) in transactions in compliance with Rule 145 under the Securities Act, (ii) pursuant to an effective registration statement under the Securities Act, or (iii) pursuant to any other exemption from registration which may be available to such stockholder. Such stockholders may not use this Prospectus/Proxy Statement to effect resales of the shares of DSC Common Stock they receive.

  Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales and also on the volume of resales that such affiliates, and others with whom they may act in concert, may make in any three- month period. The term "affiliates" is defined in the Securities Act to include any person who, directly or indirectly, controls, is controlled by, or is under common control with, CELCORE at the time the Merger is submitted to a vote of the stockholders of CELCORE. DSC has been advised by CELCORE that Robert P. Goodman, Thomas R. Berger, Joseph J. Gonzalez and Jay M. Rosen (each a CELCORE executive officer), Robert M. Flanagan, G. Felda Hardymon and Robert
E. LaBlanc (each a director of CELCORE), and UCOM International Company Limited (a Principal Stockholder) may be deemed "affiliates" of CELCORE for purposes of the Securities Act. Pursuant to the Merger Agreement, CELCORE has agreed to use its best efforts to cause (i) each of the officers and directors of CELCORE to deliver an affiliates' agreement to DSC at least 30 days prior to the Closing Date and (ii) any person who may be deemed to be an "affiliate" of CELCORE (for purposes of the Securities Act) to deliver an affiliates' agreement to DSC on or prior to the Effective Time. The affiliates' agreement must be in substantially the form attached as Exhibit B to the Merger Agreement.

  Pursuant to the Voting Agreements, DSC has agreed to use all commercially reasonable efforts to effect the registration under the Securities Act of the transfer of certain shares of DSC Common Stock to be received by the Principal Stockholders in exchange for the Principal Stockholders Shares and the resale of shares of DSC Common Stock by the Principal Stockholders, subject to certain restrictions. See "Voting Agreements--Registration of Merger Shares."

MANAGEMENT

  Pursuant to the Merger Agreement, upon the consummation of the Merger, the officers and directors of Merger Subsidiary immediately prior to the Effective Time will be the officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or as otherwise provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation. The terms and responsibilities of each officer and director of the Surviving Corporation will be as set forth in the Certificate of Incorporation and Bylaws of the Surviving Corporation.

LOAN BY DSC TO CELCORE

          In the fourth quarter of 1997, CELCORE and a subsidiary of DSC entered into a revolving credit agreement under which CELCORE can borrow up to $10,000,000 for working capital purposes. At October 31, 1997, $4,400,000 of borrowings were outstanding under the revolving credit agreement. Borrowings are unsecured, bear interest at 11.5% and mature on January 15, 1998.


                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

  The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Prospectus/Proxy Statement. Such summary is qualified in its entirety by reference to the Merger Agreement. Stockholders of CELCORE are urged to read the Merger Agreement in its entirety for a more complete description of the Merger. The Merger Agreement is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated herein by reference.

CONVERSION OF SECURITIES

  At the Effective Time, each share of CELCORE Capital Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted into the right to receive that number of shares of DSC Common Stock (including any Preferred Stock Purchase Rights or any other purchase right issued in substitution thereof) equal to the Exchange Ratio. The Exchange Ratio will be a fraction, the numerator of which is eight and the denominator of which is the Average Trading Price; provided, however, in the event the Average Trading Price is $25.00 or less then the Exchange Ratio will be .32.

  From and after the Effective Time, all shares of CELCORE Capital Stock (other than Dissenting Shares) will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each certificate previously representing any such shares (other than Dissenting Shares) will thereafter represent the right to receive, subject to the escrow provisions of the Merger Agreement, a certificate representing the shares of DSC Common Stock into which such CELCORE Capital Stock was converted in the Merger. Subject to the escrow provisions of the Merger Agreement, certificates previously representing shares of CELCORE Capital Stock (other than Dissenting Shares) will be exchanged for certificates representing whole shares of DSC Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the Merger Agreement, without interest. A cash payment will be made in lieu of any fractional shares of DSC Common Stock. In any event, if between the date of the Merger Agreement and the Effective Time, the outstanding shares of DSC Common Stock, CELCORE Common Stock or CELCORE Preferred Stock will have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio will be correspondingly adjusted to reflect such event.

  Any shares of CELCORE Capital Stock held in the treasury of CELCORE and any shares of CELCORE Capital Stock owned by DSC or any direct or indirect wholly owned subsidiary of DSC or CELCORE immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto. Each share of Common Stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

EXCHANGE PROCEDURES

  The Merger Agreement provides that DSC will deposit with a bank or trust company designated by DSC (the "Exchange Agent"), for the benefit of the holders of CELCORE Capital Stock, for exchange in accordance with the Merger Agreement, through the Exchange Agent, (i) certificates evidencing the number of whole shares of DSC Common





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
Stock issuable in exchange for CELCORE Capital Stock and (ii) cash in an amount sufficient to permit payment of cash payable in lieu of fractional shares (such certificates and cash, the "Exchange Fund"). Subject to the escrow provisions of the Merger Agreement, the Exchange Agent will deliver the shares of DSC Common Stock and cash contemplated to be issued out of the Exchange Fund.

  Promptly after the Effective Time and subject to the escrow provisions of the Merger Agreement, DSC will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of CELCORE Capital Stock (the "Certificates") (i) a letter of transmittal (which must be in customary form and specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for exchanging the Certificates for certificates representing shares of DSC Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such duly executed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of DSC Common Stock which such holder has the right to receive in respect of the shares of CELCORE Capital Stock formerly represented by such Certificates, less a number of shares of DSC Common Stock constituting such holder's proportionate interest of the shares held in escrow, together with cash in lieu of fractional shares (rounded to the nearest whole share) of DSC Common Stock and any dividends or other distributions to which such holder is entitled. The surrendered Certificates will then be marked canceled. In addition, the holder of such Certificate subsequently may receive shares of DSC Common Stock pursuant to the escrow provisions of the Merger Agreement. See "Certain Provisions of the Merger Agreement--Escrow and Indemnification." In the event of a transfer of ownership of shares of CELCORE Capital Stock which is not registered in the transfer records of CELCORE, a certificate representing the proper number of shares of DSC Common Stock may be issued to a transferee if the Certificates representing such shares of CELCORE Capital Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of DSC Common Stock, cash in lieu of any fractional shares of DSC Common Stock and any dividends or other distributions to which such holder is entitled pursuant to the terms of the Merger Agreement.

  No dividends or other distributions declared or made after the Effective Time with respect to DSC Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of DSC Common Stock evidenced thereby until the holder of such Certificate surrenders such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the holder of such Certificate, in addition to the shares of DSC Common Stock to which such holder is entitled to receive in exchange for CELCORE Capital Stock, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of DSC Common Stock evidenced by such Certificate. There will be paid to the holder of the certificates representing whole shares of DSC Common Stock issued in exchange therefor, without interest: (i) promptly, the amount of cash payable with respect to a fractional share of DSC Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of DSC Common Stock, subject to the escrow provisions of the Merger Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of DSC Common Stock, subject to the escrow provisions of the Merger Agreement.

  All shares of DSC Common Stock issued or paid upon conversion of the shares of CELCORE Capital Stock in accordance with the terms of the Merger Agreement (including any cash paid or other distributions) will be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of CELCORE Capital Stock. No certificates or scrip evidencing fractional shares of DSC Common Stock will be issued upon the surrender for exchange of Certificates, but in lieu thereof each CELCORE stockholder who would otherwise be entitled to receive a fraction of a share of DSC Common Stock, after aggregating all shares of DSC Common Stock that such holder would be entitled to receive in exchange for that holder's shares of CELCORE Capital Stock, will receive an amount equal to the Average Trading Price multiplied by the fraction of a share of DSC Common Stock to which such holder would otherwise be entitled, without interest. Such payment in lieu of fractional shares will be administered by the Exchange Agent pursuant to the exchange procedures of the Merger Agreement.

  Any portion of the Exchange Fund which remains undistributed to the holders of CELCORE Capital Stock for one year after the Effective Time will be delivered to DSC, upon demand, and any holders of CELCORE Capital Stock who





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
have not theretofore complied with the exchange procedures will thereafter look only to DSC for the shares of DSC Common Stock, any cash in lieu of fractional shares of DSC Common Stock, and any dividends or other distributions with respect to DSC Common Stock to which they are entitled pursuant to the distribution provisions of the Merger Agreement. Neither DSC nor the Surviving Corporation will be liable to any CELCORE stockholder for any shares of DSC Common Stock or cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  At the Effective Time, the stock transfer books of CELCORE will be closed and there will be no further registration of transfers of shares of CELCORE Capital Stock thereafter on the records of CELCORE. On or after the Effective Time, any Certificates presented to the Exchange Agent or DSC for any reason will be converted into the shares of DSC Common Stock (subject to the escrow provisions of the Merger Agreement), any cash in lieu of fractional shares of DSC Common Stock and any dividends or other distributions to which they are entitled pursuant to the terms of the Merger Agreement.

ESCROW AND INDEMNIFICATION

  The Merger Agreement provides that, at the Effective Time, an aggregate amount equal to 5.333% of the shares (rounded to the nearest whole share) of DSC Common Stock issuable to CELCORE's stockholders (other than holders of Dissenting Shares) pursuant to the Merger Agreement as a result of the Merger will be segregated and deducted therefrom and deposited into two escrow funds with a financial institution designated by DSC and reasonably acceptable to the Representative (the "Escrow Agent"). The first escrow fund (the "DSC Escrow Fund") will be comprised of 5% of the shares of DSC Common Stock issuable to CELCORE stockholders as a result of the Merger (the "DSC Escrow Amount"), plus a proportionate share of any additional shares that may be issued to CELCORE stockholders in respect of such shares upon any stock split, stock dividend or recapitalization effected by DSC after the Effective Time and prior to the Expiration Date (as defined below). The second escrow fund (the "Representative Escrow Fund") will be comprised of .333% of the shares of DSC Common Stock issuable to CELCORE stockholders as a result of the Merger (the "Representative Escrow Amount"), plus a proportionate share of any additional shares that may be issued to CELCORE stockholders in respect of such shares upon any stock split, stock dividend or recapitalization effected by DSC after the Effective Time and prior to the Expiration Date. The DSC Escrow Fund and the Representative Escrow Fund are sometimes collectively referred to as the "Escrow Funds." Upon the exercise of any CELCORE Option between the Effective Time and the Expiration Date (as defined below), 5% and .333% of the shares of DSC Common Stock issued upon such exercise will be added and deposited to the DSC Escrow Fund and the Representative Escrow Fund, respectively, upon such exercise. Any CELCORE Option that remains unexercised as of the termination of the Escrow Period (as defined below) will have the number of shares of DSC Common Stock issuable upon the exercise of such option reduced in proportion to any reduction in the number of shares of DSC Common Stock received by holders of the CELCORE Options assumed by DSC which are exercised prior to the Expiration Date as a result of any distribution made to DSC pursuant to the escrow and indemnification provisions of the Merger Agreement.

  The DSC Escrow Fund will be held as collateral for the indemnification obligations of the persons who were CELCORE stockholders (other than holders of Dissenting Shares) or holders of CELCORE Options immediately prior to the Effective Time. The Representative Escrow Fund will be used to pay for the costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense ("Representative Expenses"), incurred by the Representative in performing his obligations under the escrow provisions of the Merger Agreement.

   The Escrow Funds will be held in accordance with and subject to the escrow and indemnification provisions of the Merger Agreement and the escrow agreement with the Escrow Agent. All of CELCORE's representations, warranties, covenants and agreements relating to the intellectual property assets of CELCORE, whether contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement, will survive the Merger and continue until 5:00 p.m., Dallas, Texas time, one year following the Closing Date (the "Expiration Date"). None of CELCORE's other representations, warranties, covenants and agreements will survive the Closing Date. Furthermore, none of DSC's representations, warranties, covenants and agreements contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Merger.

  The DSC Escrow Fund will be the sole and exclusive remedy available to compensate DSC and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense ("Losses"), incurred by DSC, its officers, directors, or affiliates (including the Surviving Corporation) directly as a result of any inaccuracy or breach of a representation, warranty, covenant or agreement of CELCORE contained in the Merger Agreement, or any instrument delivered pursuant to the Merger

Agreement, relating to the intellectual property assets of CELCORE. In the Merger Agreement, DSC agreed to act in good faith and in a commercially reasonable manner to mitigate all Losses it may suffer. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of DSC stating that DSC has accrued or reasonably anticipates that it will accrue Losses, and specifying the basis for such Losses, the Escrow Agent will deliver to DSC out of the DSC Escrow Fund shares of DSC Common Stock in an amount equal to such Losses. However, DSC will not be entitled to make a claim for payment of Losses until DSC has suffered Losses of $100,000 in the aggregate. Thereafter, DSC will be entitled to indemnification for all Losses without regard to such $100,000 threshold. The Escrow Agent will make no delivery to DSC of any shares in the DSC Escrow Fund unless the Escrow Agent has received written authorization from the Representative to make such delivery or if the Representative fails to object after 30 days from the date notice was given. No delivery of DSC Common Stock may be made if the Representative delivers a written objection to the claim to the Escrow Agent. If DSC and the Representative are unable to agree upon the rights of the respective parties with respect to a claim, either DSC or the Representative may demand arbitration of the matter before a panel of three arbitrators. The decision of a majority of the arbitrators as to the validity and amount of any claim will be binding and conclusive upon the parties. For the purposes of determining the number of shares of DSC Common Stock to be delivered to DSC out of the DSC Escrow Fund pursuant to the indemnification provisions of the Merger Agreement, the shares of DSC Common Stock will be valued at the average of the reported last sale price of a share of DSC Common Stock as reported by the NASDAQ National Market for the 10 consecutive trading days ending immediately preceding the second trading day before the date such determination is made. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period, as appropriate, of a certificate signed by the Representative stating that the Representative has paid or properly accrued or reasonably anticipates that he will have to pay or accrue Representative Expenses, the Escrow Agent will deliver to the Representative out of the Representative Escrow Fund, as promptly as practicable, shares of DSC Common Stock held in the Representative Escrow Fund in an amount equal to such Representative Expenses. For the purposes of determining the number of shares of DSC Common Stock to be delivered to Representative out of the Representative Escrow Fund pursuant to the indemnification provisions of the Merger Agreement, the shares of DSC Common Stock will be valued at the last reported sale price of a share of DSC Common Stock as reported by the NASDAQ National Market on the date such determination is made.

  Subject to the following requirements, the Escrow Funds will be in existence immediately following the Effective Time and will terminate at 5:00 p.m., Texas time, on the Expiration Date (the "Escrow Period"). On the Expiration Date the shares comprising the Escrow Funds less any payment under the indemnification provision of the Merger Agreement ("Loss Amounts") and Representative Expenses will be released from the Escrow Funds and distributed to the stockholders of CELCORE and, with respect to the DSC Escrow Fund, to those individuals who have on or prior to the Expiration Date exercised CELCORE Options assumed by DSC (the "Escrow Release"). Notwithstanding the above, with respect to the DSC Escrow Fund, the Escrow Release will not occur and the Escrow Period will not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of DSC, subject to the objection of the Representative and the arbitration provisions of the Merger Agreement, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the contemplated date of the Escrow Release or the termination of the Escrow Period. Additionally, with respect to the Representative Escrow Fund, the Escrow Release will not occur and the Escrow Period will not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of the Representative to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the contemplated termination of the Escrow Period. As soon as all such claims have been resolved, the Escrow Agent will deliver to CELCORE's stockholders the portion of the Escrow Funds not required to satisfy such claims. Deliveries of the DSC Escrow Amount and the Representative Escrow Amount, as applicable, to the CELCORE stockholders and holders of CELCORE Options will be made in proportion to their respective original contributions to the Escrow Funds.

  Any shares of DSC Common Stock or other equity securities issued or distributed by DSC, including shares issued upon a stock split ("New Shares"), in respect of DSC Common Stock in the Escrow Funds which have not been released from the Escrow Funds will be added to the Escrow Funds and become a part thereof. New Shares issued in respect of shares of DSC Common Stock which have been released from the Escrow Funds will not be added to the Escrow Funds but will be distributed to the record holders thereof. Cash dividends on DSC Common Stock, if any, will not be added to the Escrow Funds but will be distributed to the record holders thereof. Each stockholder of CELCORE and each individual who, prior to the Expiration Date, has exercised CELCORE Options assumed by DSC, will have voting rights with respect to the shares of DSC Common Stock contributed to the Escrow Funds by such party (and on any voting securities added to the Escrow Funds in respect of such shares of DSC Common Stock).

  The Merger Agreement provides that the Representative will not be liable for any act done or omitted hereunder as Representative while acting in good faith. The Merger Agreement further provides that the CELCORE stockholders on whose behalf the DSC Escrow Amount was contributed to the DSC Escrow Fund must severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative's duties thereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative. A decision, act, consent or instruction of the Representative relating to the DSC Escrow Fund shall constitute a decision of all CELCORE stockholders (except such stockholders of CELCORE, if any, that have perfected appraisal rights under the DGCL), and shall be final, binding and conclusive upon each of such CELCORE stockholders, and the Escrow Agent and DSC may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each such CELCORE stockholder. In the absence of bad faith, the Escrow Agent and DSC are relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

BY APPROVING THE MERGER AGREEMENT, CELCORE'S STOCKHOLDERS (OTHER THAN HOLDERS OF DISSENTING SHARES) WILL BE DEEMED TO HAVE CONSENTED TO THE ESTABLISHMENT OF THE ESCROW FUNDS AND THE APPOINTMENT OF ROBERT P. GOODMAN TO ACT AS REPRESENTATIVE ON BEHALF OF CELCORE'S STOCKHOLDERS UNDER THE MERGER AGREEMENT AND THE ESCROW AGREEMENTS WITH THE ESCROW AGENT TO DELIVER SHARES HELD IN ESCROW TO DSC IN SATISFACTION OF CERTAIN CLAIMS BROUGHT BY DSC, AND THE REPRESENTATIVE IN SATISFACTION OF THE REPRESENTATIVE EXPENSES, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, TO NEGOTIATE AND TO ENTER INTO SETTLEMENTS AND COMPROMISES WITH RESPECT TO SUCH CLAIMS, AND TO TAKE CERTAIN OTHER ACTIONS ON BEHALF OF CELCORE'S STOCKHOLDERS, ALL AS MORE FULLY DESCRIBED IN ARTICLE IX OF THE MERGER AGREEMENT. SEE ARTICLE IX OF THE MERGER AGREEMENT FOR A MORE DETAILED EXPLANATION OF THE ESCROW FUNDS AND RIGHTS WITH RESPECT THERETO.

CERTAIN REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of DSC, Merger Subsidiary and CELCORE relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions and generally apply only to facts and circumstances existing as of the date of the Merger Agreement): (i) the due organization, valid existence, good standing, power, and authority of, and necessary governmental approvals secured by, and similar corporate matters with respect to, each of DSC, CELCORE, Merger Subsidiary, and the subsidiaries of CELCORE (the "Subsidiaries"); (ii) the delivery of, and absence of violation of, the Certificate of Incorporation and Bylaws (collectively, "Organizational Documents") of each of DSC, CELCORE, Merger Subsidiary, and the Subsidiaries;
(iii) the capital structure of each of DSC, CELCORE, Merger Subsidiary, and the Subsidiaries; (iv) the power and authority of each of the parties to the Merger Agreement to execute the Merger Agreement and to perform its obligations thereunder, and its due authorization, execution, delivery, and validity; (v) the absence of conflict with the Organizational Documents, with domestic or foreign laws, rules, regulations, Orders, judgments, or decrees, and with notes, bonds, indentures, mortgages, contracts, agreements, permits, leases, licenses, franchises, and other instruments or obligations; (vi) the absence of certain governmental consent, approval, authorization, permit, notification, and filing requirements; (vii) the possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, and Orders of any governmental authority necessary to carry on the business of CELCORE and the Subsidiaries; (viii) reports and other documents filed by DSC with the Commission and the accuracy of the information contained therein; (ix) the accuracy of the financial statements prepared by CELCORE; (x) the absence of certain changes or events prior to the date of the Merger Agreement having a material adverse effect on CELCORE, the Subsidiaries, DSC, or Merger Subsidiary; (xi) the absence of certain pending or threatened litigation against CELCORE or the Subsidiaries; (xii) the existence and content of employee benefit plans, employment contracts, and severance agreements of CELCORE and the Subsidiaries; (xiii) the absence of any collective bargaining agreement or other labor union contract applicable to CELCORE or the Subsidiaries; (xiv) the intellectual property rights used, employed, exploited, or licensed by CELCORE or any Subsidiary; (xv) currency and completeness of tax filings, payments, and accruals by CELCORE, and the Subsidiaries; (xvi) the absence of actions by CELCORE or any Subsidiary preventing the Merger from qualifying as a reorganization under Section 368(a) of the Code; (xvii) certain environmental matters; (xviii) the absence of defects in any products of CELCORE and the Subsidiaries; (xix) the engagement and opinion of DLJ; (xx) the vote required by stockholders of CELCORE; (xxi) the absence of brokers', finders', or investment bankers' fees incurred by CELCORE, the Subsidiaries, DSC, and Merger Subsidiary; (xxii) the validity of CELCORE's and the Subsidiaries' title and interest in properties and assets; (xxiii) the material contracts to which CELCORE or any Subsidiary is a party; (xxiv) the absence of certain unlawful business practices by CELCORE, the Subsidiaries, and their officers, directors, agents, and employees; (xxv) real property leased by CELCORE and the Subsidiaries;
(xvi) insurance policies to which CELCORE or any Subsidiary has been a party, named insured, or other beneficiary; (xvii) the recommendation of the Merger by the Board of Directors of CELCORE; (xviii) contractual or other provisions relating to "changes in control" or similar occurrences; (xix) absence of payments and other benefits payable to officers, directors and employees as a result of the Merger; and (xxx) compliance with state takeover statutes, including Section 203 of the DGCL.

CONDUCT OF BUSINESS PENDING THE MERGER

  CELCORE has agreed that, between the date of the Merger Agreement and the Effective Time, except for certain transactions previously disclosed to DSC or as contemplated by the Merger Agreement, unless DSC otherwise agrees in writing, (i) the business of CELCORE will be conducted only in, and CELCORE will not, and will cause the Subsidiaries not to take any action except in, the ordinary course of business consistent with past practice and in accordance with all applicable laws, (ii) CELCORE will use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of CELCORE and to preserve the current relationships of CELCORE with customers, suppliers and other persons with which CELCORE has significant business relations, (iii) CELCORE will not, and will not permit any Subsidiary to, engage in any practice, take any action, or enter into any of a number of enumerated transactions relating to changes or events having a material adverse effect on CELCORE or the Subsidiaries, and (iv) CELCORE will keep in full force and effect liability and other insurance and bonds comparable in amount and scope of coverage to that currently maintained and described in a list previously provided to DSC.

NO SOLICITATION OF TRANSACTIONS

  The Merger Agreement provides that CELCORE will not, directly or indirectly, negotiate with any person other than DSC or Merger Subsidiary with respect to the acquisition of CELCORE or the shares of CELCORE Capital Stock and it will not, and will not permit any of its officers, directors, employees, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) to (i) initiate contact with, (ii) make, solicit or encourage any inquiries or proposals, (iii) enter into, or participate in, any discussions or negotiations with, (iv) disclose, directly or indirectly, any information not customarily disclosed concerning the business and properties of CELCORE or any of the Subsidiaries to or (v) afford any access to any of CELCORE's or any of the Subsidiaries' properties, books and records to any person in connection with any possible proposal relating to (a) the disposition of their respective businesses or substantially all or a significant portion of their assets, (b) the acquisition of equity or debt securities of CELCORE or any of the Subsidiaries, or (c) the merger, share exchange or business combination, or similar acquisition transaction of or involving CELCORE or any of the Subsidiaries with any person other than DSC or Merger Subsidiary. CELCORE also agrees to cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted up to and including the date of the Merger Agreement with respect to any of the foregoing. However, the Merger Agreement allows the Board of Directors of CELCORE to furnish information concerning CELCORE pursuant to a confidentiality agreement and participate in negotiations regarding an unsolicited alternative proposal ("Superior Proposal") that involves consideration to CELCORE's stockholders with a value that CELCORE's Board of Directors reasonably believes, after receiving written advice from DLJ, is superior to the consideration provided for in the Merger after taking into account the liability in respect of the Transaction Fee (as defined below) if, based on the written advice from outside counsel, CELCORE's Board of Directors determines in good faith that it must do so in order to discharge its fiduciary duties under the DGCL. CELCORE agrees to notify DSC promptly if any request for information or any proposal or any inquiry is made and in any such notice to DSC, to indicate in reasonable detail the identity of the person making such request, proposal or inquiry and the terms and conditions of such request, proposal. CELCORE also agrees that neither CELCORE's Board of Directors nor any committee thereof will withdraw or modify, or propose to withdraw or modify, in a manner adverse to DSC, the approval (including CELCORE's Board of Directors or any committee's resolution thereof providing for such approval) or recommendation by CELCORE's Board of Directors or committee thereof of the Merger Agreement or the Merger. Additionally, CELCORE agrees that neither the CELCORE's Board of Directors nor any committee thereof will approve or recommend, or propose to approve or recommend any takeover proposal of CELCORE, except in connection with a Superior Proposal and then only at or after the termination of the Merger Agreement by DSC by reason of the Board of Directors of CELCORE resolving or recommending to the holders of CELCORE Capital Stock any Business Combination Transaction (as defined below).

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  The Merger Agreement provides that the obligations of CELCORE, DSC and Merger Subsidiary to consummate the Merger are subject to the satisfaction of conditions, including: (i) the Registration Statement shall have been declared effective by the Commission under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission therefor and no proceedings for that purpose shall have been initiated or, to the knowledge of DSC or CELCORE, threatened by the Commission; (ii) the Merger Agreement and the transactions contemplated thereunder must have been approved and adopted by the affirmative vote of the stockholders of CELCORE in accordance with the DGCL, CELCORE's Certificate of Incorporation and Bylaws and the rules of the National Association of Securities Dealers, Inc. and the holders of CELCORE Preferred Stock must have waived their Liquidation Rights provided for in CELCORE's Certificate of Incorporation and Certificates of Designations; (iii) there must not be pending any proceeding by any governmental authority challenging or seeking material damages in connection with the Merger or the conversion of CELCORE Capital Stock into DSC Common Stock or seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated thereunder or otherwise limiting the right of DSC to own or operate all or any portion of the business or assets of CELCORE at and after the Effective Time; (iv) no governmental authority may have enacted, issued, promulgated, enforced or entered any Order which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the transactions contemplated thereunder; (v) DSC and CELCORE must have received from the NASDAQ National Market evidence that the shares of DSC Common Stock to be issued to the stockholders of CELCORE in the Merger have been approved for quotation on the NASDAQ National Market immediately following the Effective Time; (vi) any applicable waiting period under the HSR Act relating to the Merger must have expired or been terminated; (vii) receipt by DSC and CELCORE of written tax opinions from their respective counsel to the effect that the Merger will constitute a tax-free reorganization under the Code; and (viii) all other consents and waivers required to be obtained and all filings or notices required to be made by DSC, Merger Subsidiary and/or CELCORE prior to consummation of the Merger (other than filing an appropriate Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL) must have been obtained from and made with all required governmental authorities. The approval of the payments under the Employment Agreement is not a condition to the consummation of the Merger.

  Under the Merger Agreement, the obligations of DSC and Merger Subsidiary to consummate the Merger are subject to the satisfaction of certain further conditions, including: (i) CELCORE must have performed and complied in all material respects with all obligations and covenants required by the Merger Agreement, delivered each document that must be delivered and each of the representations and warranties of CELCORE contained in the Merger Agreement must be true and correct in all material respects as of the Effective Time;
(ii) DSC must have received from each affiliate of CELCORE and any other person who may be deemed to have become an affiliate of CELCORE (under Rule 145 of the Securities Act) after the date of the Merger Agreement and on or prior to the Effective Time a signed Affiliate Agreement (a form of which is attached to the Merger Agreement as Exhibit B); (iii) since the date of the Merger Agreement, no material adverse change in the financial condition, results of operations or business of CELCORE and the Subsidiaries, taken as a whole, may have occurred, and neither CELCORE nor any Subsidiary may have suffered any damage, destruction or loss materially affecting the business or properties of CELCORE and the Subsidiaries, taken as a whole; (iv) DSC must have received from Powell, Goldstein, Frazer & Murphy LLP, counsel to CELCORE, a written opinion dated as of the Closing Date covering the matters set forth on Exhibit F to the Merger Agreement; (v) the holders of CELCORE Preferred Stock must have waived any Liquidation Rights as provided in the Certificate of Incorporation and Certificates of Designations of CELCORE; (vi) CELCORE shall have obtained all material consents of each other person whose consent is required in connection with the Merger; (vii) DSC shall have received from CELCORE "cold comfort" letters of KPMG Peat Marwick LLP dated as of the Effective Time; and
(viii) the CELCORE Stockholders must approve the Merger and the transactions contemplated thereby and, in the aggregate, not more than 10% of the outstanding shares of CELCORE Capital Stock are subject to claims for appraisal rights as provided for under the DGCL, or converted into cash as a result of being fractional shares.

  Under the Merger Agreement, the obligations of CELCORE to consummate the Merger are subject to the satisfaction of the following further conditions: (i) DSC and Merger Subsidiary must have performed and complied in all material respects with all obligations and covenants required by the Merger Agreement and each of the representations and warranties of DSC and Merger Subsidiary contained in the Merger Agreement must be true and correct in all material respects; (ii) since the date of the Merger Agreement, no material adverse change in the financial condition, results of operations or business of DSC and its subsidiaries, taken as a whole, may have occurred, and DSC and its subsidiaries may not have suffered any damage, destruction or loss materially affecting the business or properties of DSC and its subsidiaries, taken as a whole; and (iii) CELCORE must have received from Baker & McKenzie, as counsel to DSC, a written opinion dated as of the Closing Date covering the matters set forth on Exhibit G to the Merger Agreement.

TERMINATION

  The Merger Agreement provides that it may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby, as follows: (i) by mutual written consent duly authorized by the Board of Directors of CELCORE and the Boards of Directors of DSC and Merger Subsidiary;
(ii) by either DSC or CELCORE, if either the Effective Time has not occurred on or before January 31, 1998, (provided, however, that the right to terminate the Merger Agreement described in this clause (ii) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date) or there is any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order has not complied with its obligations relating to obtaining any consents, licenses, permits, waivers, approvals, authorizations, or Orders required to be obtained from governmental authorities in connection with the Merger Agreement (see "The Merger--Regulatory Approvals"); (iii) by either DSC or CELCORE, if the stockholders of CELCORE fail to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement at a meeting duly convened therefor; (iv) by either DSC or CELCORE, if the holders of CELCORE Preferred Stock fail to waive their Liquidation Rights; (v) by DSC, upon a breach of any representation, warranty, covenant or agreement on the part of CELCORE set forth in the Merger Agreement, or if any representation or warranty of CELCORE is not true and correct in all material respects, in either case such that the conditions to the consummation of the Merger would not be satisfied, other than a breach that would not have a material adverse effect on CELCORE (a "Terminating CELCORE Breach") (provided, however, that, if such Terminating CELCORE Breach is curable by CELCORE through the exercise of its best efforts and for so long as CELCORE continues to exercise such best efforts, DSC may not terminate the Merger Agreement as provided in this clause
(v)); (vi) by CELCORE, upon breach of any representation, warranty, covenant or agreement on the part of DSC set forth in the Merger Agreement, or if any representation or warranty of DSC is not true and correct in all material respects, in either case such that the conditions to the consummation of the Merger would not be satisfied, other than a breach that would not have a material adverse effect on DSC (a "Terminating DSC Breach") (provided, however, that, if such Terminating DSC Breach is curable by DSC through the exercise of its best efforts and for so long as DSC continues to exercise such best efforts, CELCORE may not terminate the Merger Agreement as provided in this clause (vi)); (vii) by DSC if the Board of Directors of CELCORE withdraws its recommendation to the holders of CELCORE Capital Stock to approve the Merger;
(viii) by DSC, if the Board of Directors of CELCORE resolves or recommends to the holders of CELCORE Capital Stock any transaction (a "Business Combination Transaction") involving (A) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Merger); (B) any sale, lease, exchange, transfer or other disposition (other than a pledge or mortgage) of 25% or more of the assets of CELCORE and the Subsidiaries, taken as a whole, in a single transaction or series of transactions; or (C) the acquisition by a person or any "group" (as such term is defined under Section 13(d) of the Exchange Act) of beneficial ownership of 33 1/3% or more of the shares of CELCORE Capital Stock, considered as a whole, whether by tender offer, exchange offer or otherwise; and (ix) by CELCORE, if the Average Trading Price is less than $25.00 per share.

TRANSACTION FEE; EXPENSES; DAMAGES

  The Merger Agreement provides that CELCORE will pay DSC a Transaction Fee of $5 million, less any of DSC's expenses previously paid, if the Merger Agreement is terminated as described in clauses (iii) or (iv) of "Termination" above and any Business Combination Transaction is thereafter consummated within 12 months of such termination, or as described in clause (viii) of "Termination" above.

  Under the Merger Agreement, DSC will be entitled to receive its expenses (but not the Transaction Fee) up to $1 million in immediately available funds in the event that the Merger Agreement is terminated by DSC as described in clause (v) of "Termination" above and one-half of its expenses up to $500,000 in immediately available funds if the Merger Agreement is terminated by DSC as described in clauses (iii) or (iv) of "Termination" above. CELCORE will be entitled to receive its expenses up to $500,000 in immediately available funds if the Merger Agreement is terminated by CELCORE as described in clause (vi) of "Termination" above.

  The Merger Agreement provides that no termination of the Merger Agreement as a result of the matters as described in clauses (v) or (vi) of "Termination" above will prejudice the ability of a non-breaching party from seeking damages from any other party for any breach of the Merger Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

  The Merger Agreement provides that, notwithstanding the foregoing, if DSC is required to file suit to seek the Transaction Fee or either DSC or CELCORE is required to file suit to seek its expenses and such party ultimately succeeds on the merits, such party shall be entitled to all costs and expenses incurred in enforcing its rights.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. However, after the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of CELCORE, no amendment may be made which would violate the DGCL.

  The Merger Agreement also provides that, at any time prior to the Effective Time, any party thereto may (i) extend the time for the performance of any obligation or other act of any other party thereto, (ii) waive any inaccuracy in the representations and warranties contained therein or in any document delivered pursuant thereto and (iii) waive compliance with any agreement or condition contained therein.

EFFECT OF THE MERGER ON CELCORE OPTIONS

  DSC has agreed that each CELCORE Option outstanding at the Effective Time, except for certain BFG Options, whether or not exercisable, whether or not vested, and whether or not performance-based, will remain outstanding following the Effective Time. See "The Merger--Interests of Certain Persons; Possible Conflicts of Interest." At the Effective Time, CELCORE Options, except for certain BFG Options, will, by virtue of the Merger and without any further action on the part of the holders thereof or CELCORE, be assumed by DSC. Each CELCORE Option assumed by DSC (each a "Substitute Option") will be exercisable upon the same terms and conditions as under the 1995 Plan and the 1996 Plan, as applicable, and the applicable option agreement issued thereunder, except that
(i) each Substitute Option will be exercisable for, and represent the right to acquire, that whole number of shares of DSC Common Stock (rounded up or down to the nearest whole share) equal to the number of shares of CELCORE Common Stock subject to such Substitute Option multiplied by the Exchange Ratio; (ii) the option price per share of DSC Common Stock will be an amount equal to the option price per share of CELCORE Common Stock subject to such Substitute Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent); (iii) with respect to any Substitute Option which is performance-based, the performance targets will be adjusted following the Effective Time in the good faith judgment of the Board of Directors of DSC to fairly reflect the impact, if any, of the transactions contemplated by the Merger Agreement; and (iv) in the case of any Substitute Option that remains unexercised as of the termination of the Escrow Period, the number of shares of DSC Common Stock issuable upon the exercise of such Substitute Options will be reduced in proportion to any reduction in the number of shares of DSC Common Stock received by holders of the Substitute Options assumed by DSC which are exercised prior to the Expiration Date as a result of any distribution made to DSC pursuant to the escrow and indemnification provisions of the Merger Agreement. No payment will be made for fractional interests of DSC Common Stock represented by the Substitute Options.


  Under the Merger Agreement, as soon as practicable after the Effective Time, DSC will deliver to each holder of an outstanding CELCORE Option, except for certain BFG Options, an appropriate notice setting forth such holder's rights pursuant thereto, and such CELCORE Option will continue in effect on the same terms and conditions (including any antidilution provisions, and subject to adjustments required by the Merger Agreement after giving effect to the Merger). DSC will comply with the terms of all such CELCORE Options and ensure, to the extent required by, and subject to the provisions of, the 1995 Plan and the 1996 Plan that CELCORE Options, except for certain BFG Options, which qualified as incentive stock options under Section 422 of the Code prior to the Effective Time, continue to qualify as incentive stock options after the Effective Time. Following the Effective Time, DSC has agreed to file a registration statement on Form S-8 or another appropriate form with the Commission for the shares of DSC Common Stock subject to CELCORE Options and to use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding. See "The Merger--Interests of Certain Persons; Possible Conflicts of Interest" for a discussion of certain options held by directors and executive officers.

                               VOTING AGREEMENTS

VOTING AND PROXY

  DSC has entered into Voting Agreements with the Principal Stockholders, which as of the Record Date together own approximately 5,375,171 shares of CELCORE Common Stock, or 96.1% of the outstanding shares of CELCORE Common Stock, approximately 3,079,363 shares of Series A Preferred Stock, or 68.4% of the outstanding Series A Preferred Stock, approximately 2,807,485 shares of Series B Preferred Stock, or 93.6% of the outstanding Series B Preferred Stock, approximately 2,160,846 shares of Series C Preferred Stock, or 71.1% of the outstanding Series C Preferred Stock, and approximately 2,004,227 shares of Series D Preferred Stock, or 100% of the outstanding Series D Preferred Stock. A copy of the form of the Voting Agreement is attached to this Prospectus/Proxy Statement as Exhibit C to Appendix A. Pursuant to the terms of the Voting Agreements, the Principal Stockholders have agreed to vote, and has granted an irrevocable proxy to allow DSC to vote, the Principal Stockholders Shares in favor of approval of the Merger, the payments under the Employment Agreements and any matter that could reasonably be expected to facilitate the Merger. Furthermore, each Principal Stockholder who is a holder of CELCORE Preferred Stock has also agreed to vote, and have granted an irrevocable proxy to allow DSC to vote, such shares and to execute written consents with respect to such shares in favor of the approval of the waiver of any Liquidation Rights of such Principal Stockholder as provided in CELCORE's Certificate of Incorporation and Certificates of Designations. DSC and Merger Subsidiary intend that the Principal Stockholders' Shares be so voted. Each Principal Stockholder has agreed that it will not, and will not offer or agree to, sell, transfer, pledge, exchange or otherwise dispose of or encumber any Principal Stockholder Shares prior to the earlier of (i) the Effective Date, or (ii) the date the Merger Agreement is terminated pursuant to the terms of the Merger Agreement.

WAIVER OF APPRAISAL RIGHTS AND PREFERRED STOCK LIQUIDATION RIGHTS

  Pursuant to the Voting Agreements, the Principal Stockholders who are holders of CELCORE Preferred Stock have waived any Liquidation Rights of such Principal Stockholder. The Principal Stockholders additionally agreed not to take any action or actions to perfect any appraisal rights the Principal Stockholders may have as a result of the Merger under Section 262 of the DGCL.

NO VOTING TRUSTS AND AGREEMENTS

  Pursuant to the Voting Agreements, each of the Principal Stockholders will not, and will not permit any entity under such Principal Stockholder's control to, deposit any shares of CELCORE Capital Stock held by the Principal Stockholder or such entity in a voting trust or subject any shares of CELCORE Capital Stock held by the Principal Stockholder or such entity to any arrangement or agreement with respect to the voting of such shares of CELCORE Capital Stock, other than agreements entered into with DSC or its affiliates.

COVENANTS AND REPRESENTATIONS

  Pursuant to the Voting Agreements, each Principal Stockholder has agreed that it has been advised that (i) the offer, sale and delivery of the DSC Common Stock to such Principal Stockholder pursuant to the Merger may not be registered under the Securities Act, despite DSC's obligations to use commercially reasonable efforts to effect such registration; (ii) if the offer, sale and delivery of the DSC Common Stock to such Principal Stockholder pursuant to the Merger has not been registered under the Securities Act, then such shares may not be offered, sold, pledged, hypothecated or otherwise transferred unless subsequently registered under the Securities Act or an exemption from such registration is available; and (iii) even if such sale and delivery to such Principal Stockholder of shares of DSC Common Stock is registered under the Securities Act, to the extent such Principal Stockholder is considered an "affiliate" of CELCORE at the time the Merger Agreement is submitted for a vote of the stockholders of CELCORE, any public offering or sale by such Principal Stockholder of its shares of DSC Common Stock will, under current law, require (a) the further registration under the Securities Act of such shares, which DSC is obligated to use commercially reasonable efforts to effect, (b) compliance with Rule 145 promulgated by the Commission under the Securities Act, or (c) the availability of another exemption from such registration under the Securities Act. Furthermore, each Principal Stockholder also has agreed that it understands that stop transfer instructions will be given to DSC's transfer agents with respect to the shares of DSC Common Stock receivable by such Principal Stockholder and that a legend will be placed on the certificates for such shares issued to such Principal Stockholder, to the extent such Principal Stockholder is considered an "affiliate" of CELCORE at the time the Merger Agreement is submitted for a vote of the stockholders of CELCORE.





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
REGISTRATION OF MERGER SHARES

  Pursuant to the Voting Agreements, DSC has agreed to use all commercially reasonable efforts to effect on or before the Effective Time the registration under the Securities Act, on an applicable form, of the transfer of the shares of DSC Common Stock to be issued to the Principal Stockholders in exchange for the Principal Stockholders Shares pursuant to the Merger. In addition, the Voting Agreements require DSC to use its best efforts to keep such registration statement effective for the earlier of two years after the Effective Time or until all shares of DSC Common Stock issued to such Principal Stockholder pursuant to the Merger have been disposed of by such Principal Stockholder.

NO SOLICITATION

  Pursuant to the Voting Agreements, each of the Principal Stockholders will not, and will not permit any entity under such Principal Stockholder's control to, (i) solicit proxies or become a participant in a "solicitation" (as such term is defined in Rule 14a-11 under the Exchange Act), with respect to any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement, any merger, consolidation, share exchange, sale of securities or assets, reorganization, recapitalization or other business combination involving CELCORE and any other party (other than DSC and its affiliates), any liquidation (including the Liquidation Rights provided for in the Certificate of Incorporation and Certificates of Designations of CELCORE), or winding up of CELCORE and any other matter that would, or could reasonably be expected to, prohibit or discourage the Merger (each of the foregoing is referred to as an "Opposing Proposal"), or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (ii) initiate a stockholders' vote or action by consent of the stockholders of CELCORE or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of CELCORE with respect to an Opposing Proposal.

COVENANT NOT-TO-COMPETE

  Robert P. Goodman, Chairman of the Board and Chief Executive Officer of CELCORE, has executed a covenant not-to- compete as part of his Voting Agreement. Mr. Goodman has agreed that for a period commencing upon the Closing Date and ending on the fifth anniversary thereof (unless extended pursuant to the terms of the Voting Agreement) he will not, directly or indirectly, either as an employer, consultant, agent, principal, partner, stockholder, or in any other capacity, engage or participate in any business that is involved in a Prohibited Business, within any state or country in which CELCORE, DSC or DSC's subsidiaries is conducting or reasonably expects to conduct or expend its business. Mr. Goodman has represented that the enforcement of the covenant not-to-compete will not be unduly burdensome to him and further represents and acknowledges that he is willing and able to compete in other geographical areas not prohibited by the covenant not-to-compete. Notwithstanding the foregoing, Mr. Goodman will not be prohibited from owning up to 5% of the outstanding capital stock of any class of capital stock registered under Section 12(b) or (g) of the Exchange Act. Mr. Goodman also agrees he will not for a period commencing upon the Closing Date and ending upon the first anniversary thereof, either directly or indirectly, (A) make known to any person, firm or corporation involved in a Prohibited Business the names and addresses of any of the customers of CELCORE or contacts of CELCORE or any other information pertaining to such persons, (B) call on, solicit or take away, or attempt to call on, solicit or take away any of the customers of CELCORE on whom he called or with whom he became acquainted during his association with CELCORE for any other person, firm or corporation involved in a Prohibited Business or (C) recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee, consultant or independent contractor of CELCORE. Mr. Goodman agreed that a breach or violation of the covenant not-to-compete by him will entitle DSC to an injunction issued by any court or arbitration panel of competent jurisdiction restraining any further or continued breach or violation of the covenant not-to-compete. Such right to an injunction will be cumulative and in addition to, and not in lieu of, any other remedies to which DSC may show itself justly entitled. Furthermore, during any period in which Mr. Goodman is in breach of the covenant not-to-compete, the time period of the covenant not-to-compete will be extended for an amount of time that Mr. Goodman is in breach thereof. None of the other Principal Stockholder's Voting Agreements contain a covenant not-to-compete.





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
                INFORMATION CONCERNING DSC AND MERGER SUBSIDIARY

DSC COMMUNICATIONS CORPORATION

  DSC designs, develops, manufactures and markets digital switching, access, transport and network management system products for the worldwide telecommunications marketplace. These products allow telecommunications service providers to build and upgrade their networks to support a wide range of voice, data and video services. DSC offers a comprehensive product line including digital switching systems, intelligent network products, cellular switching systems, digital loop carrier products, digital cross-connect products and optical transmission systems and related advanced network management systems. DSC develops such systems to meet U.S. and international telecommunications standards and the specific requirements of the operating companies of the RHCs, independent telephone companies, long-distance carriers, private networks and companies operating public and private communications networks in other countries.

  DSC supplies products to a domestic and international customer base, including local exchange telephone companies, long-distance carriers, cellular telephone companies, international telephone companies, various Fortune 1000 companies and utility companies. Its domestic customers include the RHCs and most major domestic independent telephone and long- distance companies, including MCI Communications Corporation, U.S. Sprint Communications Company L.P., GTE Communications Systems Corporation and WorldCom, Inc. DSC is also a major manufacturer of high-capacity cellular switches for Motorola, Inc., a leading supplier of wireless communication systems throughout the world. International customers include DDI Corporation of Japan, Tele Danmark, Deutsche Telekom in Germany, Cable & Wireless PLC and Mercury Communications, Ltd. in the United Kingdom, British Telecommunications PLC, Telefonos de Mexico, S.A. de C.V. and AAP Communications, Pty. Ltd. of Australia.

  DSC was incorporated under the laws of the State of Delaware in 1976. DSC's executive offices are located at 1000 Coit Road, Plano, Texas 75075. Its telephone number is (972) 519-3000.

MERGER SUBSIDIARY

  Merger Subsidiary was incorporated under the laws of the State of Delaware on October 6, 1997 by DSC solely for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. All of its outstanding capital stock is owned by DSC. Its principal executive office is located at 1000 Coit Road, Plano, Texas 75075, and its telephone number is (972) 519-3000.


                         INFORMATION CONCERNING CELCORE

                                    BUSINESS

OVERVIEW

  CELCORE designs, develops, assembles and installs wireless telecommunication systems for cellular, PCS and wireless local loop applications in low teledensity markets. CELCORE's "Target Markets" are rural locations and areas in developing countries and emerging markets with low teledensities and where wireline or traditional wireless infrastructure is not readily available or economically feasible. CELCORE's systems utilize proprietary switching software, distributed processing and open architectures in combination with commercially available hardware to create scaleable and modular systems which are designed to be easily adapted to any of the existing air protocol standards. CELCORE's systems currently support the two most widely deployed air protocol standards: AMPS, an analog air protocol standard, and GSM, a digital air protocol standard. Through the use of object oriented technology and modular hardware, CELCORE plans to support the other air protocol standards in the future. CELCORE's focus is to provide telecommunications solutions to operators in its Target Markets by emphasizing low lifetime cost of ownership comprised of capital investment in telecommunications infrastructure and ongoing operational costs.

  As a result of the worldwide acceptance of the GSM air protocol standard, CELCORE's business strategy is to concentrate its business activities on products utilizing the GSM protocol standards. Beginning in 1995, CELCORE has concentrated its development effort on the GSM system which it believes will be the most cost-effective and scaleable GSM system available. Currently, CELCORE has shipped two GSM systems which are being field tested by its customers.
With its experienced management team assembled from major global telecommunications companies, CELCORE





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
believes it has developed the products, focus, and processes to allow it to serve system operators and to fill a significant void in the rapidly expanding worldwide wireless telecommunication market.

PRODUCTS

  CELCORE offers wireless telecommunications systems comprised of a combination of discrete products. CELCORE also offers some of its products and systems on a stand-alone basis. To date, CELCORE's revenues have been derived mostly from the sale of its GlobalHub product and AMPS systems. In 1997, CELCORE has increased its focus on the developing and marketing of its future GSM System. Each of CELCORE's products and systems is described below:

  GlobalSwitches. CELCORE's switches route calls, determine which Base Station will handle each call and manage the call hand-off process between Base Stations. The AMPS and GSM GlobalSwitches integrate the functions of the MSC, HLR and BSC into a single hardware platform. Both versions of the GlobalSwitch support features such as flexible and least cost call routing, in-band and out-of-band signaling, intersystem networking and hand-off, collection of billing information, and a full set of custom calling features such as three-way calling and conferencing. All models of the GlobalSwitch utilize standard Intel Pentium processors operating over standard buses and industrial computer chassis. CELCORE provides a variety of GlobalSwitch configurations based upon capacity and redundancy requirements. Currently, the GSM GlobalSwitch contains all of the logic and circuitry necessary to directly control radio Base Stations. CELCORE plans to offer a GSM GlobalSwitch that interfaces with radio Base Stations on an "A interface" basis. In this configuration, the GlobalSwitch acts as a low-cost switching system which can be purchased by a system operator and used with existing GSM Base Stations purchased from any major Base Station vendor. This "switch only" product is also attractive to traditional infrastructure manufacturers who may be interested in purchasing the low-cost "A interface" GSM GlobalSwitch for resale in order to complement their product lines. One GSM GlobalSwitch can support up to 20,000 subscribers. The AMPS GlobalSwitch is available in two different capacity configurations. Both switches are available in redundant and non-redundant configurations. The MSC-8 AMPS GlobalSwitch can support up to 3,000 subscribers and the MSC-24 AMPS GlobalSwitch can support up to 10,000 subscribers. These two model versions utilize the same hardware modules and software and can be easily expanded in the field to meet growing subscriber demand. Both the planned GSM and AMPS versions of the GlobalSwitch can be configured in distributed networks to increase the overall system capacity to more than 100,000 subscribers.

  Network Management System. The NMS is a software application that allows for the centralized management, configuration and monitoring of all of the associated wireless infrastructure components, including multiple switches, GlobalHubs and radio Base Stations. In both the GSM and AMPS versions, the NMS allows for the gathering of billing data, interaction with external billing applications, and the remote downloading of software to infrastructure components, even while the system is processing user traffic. In the fully integrated CELCORE GSM system, the NMS performs the OMC-S and OMC-R functions, thus providing provisioning, monitoring and controlling functions for all switching system and radio system components. Multiple NMS systems can be connected to either a GSM or AMPS system and can be utilized to perform different functions. For example, one NMS could be used to monitor alarms while another collects billing data. The NMS's graphical user interface is easy to use and is especially appealing to inexperienced system operators.

  The GSM version of the NMS system utilizes a client/server architecture. The server component operates under Windows NT within the GlobalSwitch itself and is closely coupled to the various logical entities in the GlobalSwitch. The server component constantly gathers and maintains operational data and statistics from the other network components. System operators interact with the server component contained in the GlobalSwitch through client components that are JAVA-based and support an easy-to-use Windows-based graphical user interface. All user help screens and on-line documentation is accessible through the client portion of the system and are accessible through a web browser that is simple to learn and use.

  GlobalCell Base Stations. CELCORE's GlobalCell Base Stations provide the radio link between CELCORE's GSM or AMPS systems and a subscriber's terminal equipment. CELCORE currently offers two models of the GSM GlobalCell Base Station with the smaller model supporting up to 15 traffic channels and the larger model supporting up to 47 traffic channels. Both models of the GSM GlobalCell Base Station are manufactured for CELCORE on an OEM basis by Italtel. CELCORE currently offers two models of its AMPS GlobalCell Base Stations supporting two to 47 traffic channels. They are manufactured for CELCORE on an OEM basis by Allen Telecom and 3dbm.

  GlobalHub. The GlobalHub is a product used in conjunction with CELCORE's AMPS system that functions as a VLR and provides a gateway to the IS-41 network, allowing seamless roaming from one carrier to another. In fact, the





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
GlobalHub has been commercially deployed with connections to virtually all major manufacturers' AMPS systems, which is a distinguishing feature of the GlobalHub product. In addition, the modularity and the well-layered software architecture of the GlobalHub allow it to be adapted easily to other applications. For example, the GlobalHub is sold as a stand- alone product to provide call routing for wireless PBX systems and for cellular/cordless phones manufactured by Motorola, OKI and Panasonic.

CUSTOMERS

  CELCORE's customers include operators such as AT&T Wireless (U.S. and Latin America), Celumovil (Colombia), Millicom (Russia and Bolivia), Southwestern Bell Mobile Systems (U.S.), Telecel International (Africa) and Yorkville Telephone Cooperative (U.S.). Examples of typical customers and applications include: (i) Millicom International Cellular S.A. (which operates cellular systems in 20 countries around the world), which currently employs CELCORE's AMPS system in Smolensk, Russia with a population of 350,000; (ii) Telecel International, Ltd., which utilizes CELCORE's AMPS system connected to the PSTN via satellite in two towns in Madagascar with populations of 50,000 and 100,000, respectively; (iii) Yorkville Telephone Cooperative in rural Tennessee, which uses CELCORE's AMPS system to serve approximately 9,000 subscribers over an area of approximately 1,500 square miles with a population of approximately 96,000; and (iv) Celumovil, the largest cellular carrier in Colombia, which uses CELCORE's AMPS systems in six rural areas of Colombia.

SALES AND MARKETING

  CELCORE currently markets its systems and products worldwide through its direct sales force, sales agents, joint ventures and strategic relationships. CELCORE also intends to form OEM relationships with certain leading telecommunications manufacturers. CELCORE's direct sales force is located in the United States, Canada, China, India, Russia, Singapore, and South Africa. As of September 30, 1997, CELCORE employed 11 salespersons. CELCORE also works with sales agents in certain countries such as Brazil, Malaysia and Indonesia.

  Both the direct sales personnel and independent sales agents generate sales, and provide system support, customer service, and customer feedback for systems development. In addition, the sales personnel and independent sales agents receive support from CELCORE's marketing, system support and customer service departments. As CELCORE's potential customer base expands, CELCORE intends to further expand the number of its direct sales force personnel and its network of independent sales agents.

SERVICE AND SUPPORT

  CELCORE's operations department provides pre-sale, installation and post-sale support to those who have purchased CELCORE's systems, and operators evaluating CELCORE's products. The operations department also offers seven-day, 24- hour toll-free telephone service to system operators. CELCORE provides extensive documentation on its products to operators of CELCORE's systems, as well as training courses which are offered either on-site or at CELCORE's facilities. CELCORE personnel typically diagnose and solve system operators' problems over the telephone but are available to travel on-site in order to diagnose and correct any problems.

  CELCORE offers a maintenance program for its products, which consists of product enhancements, product updates and technical support. Maintenance is provided without additional charge during the one-year warranty period offered pursuant to CELCORE's standard form license agreement. System operators may renew maintenance and support on an annual basis by paying the then-current maintenance fee. System operators may also subscribe for maintenance and product support over extended periods of time. Recurring post first year maintenance charges are recognized ratably over the maintenance period.

RESEARCH AND DEVELOPMENT

  To maintain and improve its competitive position, CELCORE's research and development efforts will continue to focus primarily on the development of its GSM system. CELCORE has developed a core competency in GSM technology through the design and continued development of its GSM system. In addition, CELCORE will continue to consider strategic opportunities and will invest in complementary programs that will help achieve its goals in its Target Markets.





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
  While CELCORE is committed to maintaining its leading edge position in scaleable equipment for the GSM market, it is also committed to supporting other air protocol standards for its equipment. Accordingly, CELCORE intends to migrate the GSM GlobalSwitch to support other air protocol standards by developing a radio subsystem interface that utilizes the applicable open standards. This will allow CELCORE's GlobalSwitch to interconnect with radio Base Stations manufactured by a wide variety of manufacturers that support other air protocol standards such as TDMA. The software and hardware modularity of the GSM GlobalSwitch will permit re-use of the elemental software and hardware components contained in the system as CELCORE migrates its GSM GlobalSwitch to support other air protocol standards. CELCORE also remains committed to its AMPS system. The AMPS air protocol standard remains dominant in North America and Latin America where CELCORE believes that its equipment has substantial market potential.

COMPETITION

  The wireless telecommunications market is intensely competitive and characterized by rapid technological change. CELCORE expects competition from large and small system suppliers, including suppliers of used equipment. Competitive large system suppliers include Alcatel, Ericsson, Lucent Technologies, Motorola, NEC, Nokia, Northern Telecom and Siemens. Competitive small system suppliers include Comsat RSI/Plexsys, Harris Wireless Access Division, Phoenix Wireless, TeCore, and Telos Engineering. CELCORE believes that the primary competitive factors in the market in which CELCORE's products compete are cost-effectiveness of systems and products, uniqueness of system capabilities, terms and conditions of vendor financing, responsiveness and breadth of system or product offerings. While CELCORE believes it is in a position to develop low-cost and reliable systems, most of CELCORE's current and potential competitors have longer operating histories, larger installed customer bases, substantially greater name recognition and significantly greater financial, technical, manufacturing, marketing, sales, distribution and other resources than CELCORE. CELCORE may also face competition in the future from new market entrants offering other competing technologies. There can be no assurance that CELCORE will be able to compete successfully against current and future competitors or that competitive pressures faced by CELCORE will not materially adversely affect its business, operating results and financial condition. In addition, increased competitive pressures could lead to intensified price-based competition, resulting in lower prices and lower margins, which could materially adversely affect CELCORE's business, operating results and financial condition.

PATENTS AND PROPRIETARY RIGHTS

  CELCORE has received three patents in the United States that relate to using small microsystems as seamless underlays to larger cellular systems (the "Microsystem Patents"). Another patent relating to CELCORE's GSM systems is pending. Related patent applications that cover the microsystem inventions have also been filed in Brazil and Mexico and CELCORE is awaiting action on these applications.

  CELCORE also seeks to protect its intellectual property rights through trademarks and copyrights and by safeguarding CELCORE's trade secrets through confidentiality and nondisclosure agreements and other measures. Employees of CELCORE engaged in system or product development are required to sign agreements assigning to CELCORE all inventions or other work product developed in connection with their employment. Nonetheless, there can be no assurance that such measures will provide adequate protection for CELCORE's proprietary rights and information, that such rights and information will not be misappropriated, that disputes as to the ownership of intellectual property will not arise, or that CELCORE's proprietary rights and information will not otherwise become known or independently developed by competitors.

MANUFACTURING

  CELCORE's manufacturing strategy is to use commercially available microprocessors and other commercially available software and hardware systems whenever possible. However, CELCORE does design certain key modules and assemblies that result in cost or performance advantages. CELCORE does not directly manufacture any of the components used in its systems or products. It outsources the actual fabrication of its custom designed modules and chassis. CELCORE does, however, perform final assembly, testing and integration of all of the components manufactured by others to CELCORE's specifications. Each system supplied to each customer is fully staged and tested in an operational state in CELCORE's facilities in order to minimize operational issues during field deployment.

  Certain components included in CELCORE's products are obtained from a single supplier or a limited group of suppliers. The disruption or termination of these sources of supply could have an adverse effect on CELCORE's business, operating results and financial condition. CELCORE believes that alternative sources could be obtained and





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
qualified to supply these components, if necessary. Nevertheless, any inability to obtain adequate deliveries or any other circumstance that would require CELCORE to seek alternative sources of supply or to manufacture such components internally could delay CELCORE's ability to ship its products, which could damage relationships with current and prospective customers and could result in a material adverse effect on CELCORE's business, operating results and financial condition.

EMPLOYEES

  As of September 30, 1997, CELCORE employed 175 full-time employees and 24 contract employees. Of all full-time persons employed by CELCORE at such date, 25% hold advanced degrees and 75% hold undergraduate degrees. CELCORE's employees are not covered by a collective bargaining agreement. CELCORE considers its relationship with its employees to be good.

LEGAL PROCEEDINGS

  CELCORE is a party to routine legal proceedings incidental to its business. CELCORE does not believe the ultimate resolution of these legal proceedings will have a material adverse effect on its financial position and results of operations.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


  The following discussion and analysis should be read in conjunction with CELCORE's "Selected Historical Financial Data" and CELCORE's Financial Statements and Notes thereto included elsewhere in this Prospectus/Proxy Statement.

OVERVIEW

  CELCORE provides functional and scaleable analog and digital cellular telecommunications equipment designed to meet the needs of rapidly growing lower teledensity markets which are underserved by traditional equipment suppliers. CELCORE's switches, Base Stations, GlobalHub product and network management systems are designed to have the full functionality of traditional wireless telecommunications systems but at a much lower cost due to their scaleability, distributed processing architecture and ease of installation and use.

  Since its inception in March 1993, CELCORE's revenues have consisted primarily of sales of AMPS systems and the GlobalHub product. CELCORE began shipping AMPS systems through an OEM arrangement in 1994 and began shipping AMPS systems directly to customers in the second half of 1995. CELCORE experienced decreased revenue growth in 1996 primarily due to slower than expected sales of its GlobalHub product resulting from slow market acceptance of the cellular cordless service offered by cellular operators using CELCORE's GlobalHub product, and the lack of a switching system which supported Base Stations with a digital air protocol, such as GSM, to accommodate the worldwide transition from analog to digital wireless service. Revenues increased significantly in the first nine months of 1997 primarily due to the wider acceptance of CELCORE's AMPS systems which resulted in the sale of several large AMPS systems.

  In 1995, CELCORE began development of its digital GSM system, which is currently being shipped to customers for evaluation. CELCORE emphasized the development of a GSM product because it is the leading digital wireless telecommunications technology in the world, with approximately 200 telecommunication networks being built or operated in 110 countries. It is expected that by the year 2000 the GSM air protocol standard and its variants, DCS-1800 and PCS- 1900 will represent 50% of the cellular and PCS subscribers in the world. Because of CELCORE's reliance on its GSM system for a significant portion of future revenues, CELCORE's historical operating results will not be comparable to, and should not be relied upon as an indication of, future operation results. CELCORE's ability to derive future revenues from its GSM system is subject to certain risks and uncertainties, including risks associated with the successful completion of the development and market acceptance of such systems.

  CELCORE sells its products worldwide and anticipates a significant portion of future revenues to come from customers outside the United States. To support this growth, CELCORE maintains offices or works closely with agents or joint venture partners in Brazil, China, India, Indonesia, Russia, Singapore and Thailand. Further, many of CELCORE's customers may require financing to fund purchases of CELCORE's systems or products. To date,





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CELCORE has provided only limited financial assistance to certain of its customers in the form of extensions of CELCORE's customary payment terms.

  Due to CELCORE's limited revenues and high operating expenses, CELCORE has incurred operating losses in each year since its inception. If CELCORE's revenues and profit margins do not increase to support the higher levels of operating expenses or if CELCORE fails to fully develop and market its GSM system and other digital systems, CELCORE's business, operating results and financial condition will be materially adversely affected.

RESULTS OF OPERATIONS

Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1997

  Revenues. Revenues increased 239.3% from $2.8 million in the nine months ended September 30, 1996 to $9.5 million in the nine months ended September 30, 1997. This increase in revenues was primarily attributable to greater unit sales of AMPS systems to new and existing customers, resulting from broader acceptance of these products. The increase in unit sales of AMPS systems was partially offset by a decline in shipments of CELCORE's GlobalHub product, which resulted from the slow market acceptance of the cellular cordless service offered by cellular operators using the GlobalHub product.

  For the nine months ended September 30, 1997, net revenues of approximately $5.1 million were attributable to two customers located in South America.

  Gross Profit. Gross profit margin decreased from 66.7% in the nine months ended September 30, 1996 to 39.7% in the nine months ended September 30, 1997. This decrease in gross profit margin was primarily due to sales of CELCORE's lower margin AMPS systems as compared to sales of higher margin GlobalHub product.

  Research and Development. Research and development expenses increased 43.8% from $4.8 million in the nine months ended September 30, 1996 to $6.9 million in the nine months ended September 30, 1997. This increase was primarily attributable to the increased number of engineering employees, prototype expenses and consulting costs associated with the development of the new GSM system and supporting current and future product development and enhancement.

  Sales and Marketing. Sales and marketing expenses increased 55.2% from $2.9 million in the nine months ended September 30, 1996 to $4.5 million in the nine months ended September 30, 1997. This increase was primarily attributable to increased headcount, commissions, promotional costs and expenditures associated with foreign sales offices opened in late 1996.

  Other Income (expense), net. For the nine months ended September 30, 1996, the other income, net was $342,000. For the nine months ended September 30, 1997, the balance was a net expense of ($24,000). This decrease was primarily attributed to interest expense incurred on higher outstanding debt balances during 1997 and lower interest income earned on lower average cash balances during the nine months ended September 30, 1997.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1996

  Revenues. Revenues decreased 24.5% from $4.9 million in 1995 to $3.7 million in 1996. This decrease was primarily due to a decrease in unit shipments of CELCORE's GlobalHub product in 1996, which resulted from the slow market acceptance of the cellular cordless service offered by cellular operators using the GlobalHub product and the sale of a large AMPS system in 1995 for which there was no comparable sale in 1996.

  Gross Profit. Gross profit margin decreased from 64.1% in 1995 to 63.3% in 1996. This decrease in gross profit margin was primarily due to an increase in the percentage of sales attributable to CELCORE's lower margin AMPS systems as compared to sales of the higher margin GlobalHub product.

  Research and Development. Research and development expenses increased 103.0% from $3.3 million in 1995 to $6.7 million in 1996. This increase was primarily attributable to increased headcount and expenses associated with the enhancement of CELCORE's AMPS systems and GlobalHub product, as well as the design of its new GSM system.





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
  Sales and Marketing. Sales and marketing expenses increased 100.0% from $2.1 million in 1995 to $4.2 million in 1996. This increase was primarily due to the expansion of CELCORE's sales and marketing organization, including international operations.

  General and Administrative. General and administrative expenses increased 187.0% from $2.3 million in 1995 to $6.6 million in 1996. This increase was primarily attributable to increases in headcount and related recruitment and relocation expenses, higher travel costs, increased legal fees and provision for bad debt.

  Other Income, Net. Other income, net increased from $236,000 in 1995 to $507,000 in 1996. This increase was due to higher interest income earned on higher average cash balances in 1996.

Year Ended December 31, 1994 Compared to Year Ended December 31, 1995

  Revenues. Revenues increased 122.7% from $2.2 million in 1994 to $4.9 million in 1995. This increase was primarily attributable to the commencement of direct shipments of the AMPS systems and GlobalHub product to customers in various locations in the United States and abroad.

  Gross Profit. Gross profit margin decreased from 67.3% in 1994 to 64.1% in 1995. This decrease was primarily attributable to the sale of non-recurring high margin product and consulting revenues in 1994.

  Research and Development. Research and development expenses increased 230.0% from $1.0 million in 1994 to $3.3 million in 1995. This increase was primarily attributable to increases in the number of engineering personnel, an increase in engineering salaries and benefits, and spending on product design and enhancements activities.

  Sales and Marketing. Sales and marketing expenses increased 283.9% from $547,000 in 1994 to $2.1 million in 1995. This increase was primarily attributable to increased headcount, commissions, promotional activities and travel expenses.

  General and Administrative. General and administrative expenses increased 285.9% from $596,000 in 1994 to $2.3 million in 1995. This increase was primarily due to increases in headcount, recruitment and relocation costs, legal fees and facility expenses.

  Other Income, Net. Other income, net increased from $5,000 in 1994 to $236,000 in 1995. This increase was due to higher interest income earned on higher average cash balances in 1995.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, CELCORE's cash flow from operations has been insufficient to satisfy CELCORE's cash requirements. To date, CELCORE has financed its operations and met its capital expenditure requirements through private sales of equity securities and bank borrowings. Through September 30, 1997, CELCORE had raised approximately $40.8 million from sales of equity securities in private financings and net proceeds from bank borrowings of $2.8 million. At September 30, 1997, CELCORE had $619,000 million in cash and cash equivalents.

  Net cash used for operating activities was $1.0 million, $6.2 million, $15.2 million and $11.7 million in 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively. The net cash used for operating activities during such periods was principally due to operating losses and increases in inventory and accounts receivable.

  Net cash used for investing activities was approximately $310,000, $1.5 million, $3.9 million and approximately $1.8 million in 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively. These expenditures consisted primarily of purchases of furniture and equipment. CELCORE anticipates that its capital needs will be approximately $300,000 for the remainder of 1997, substantially all of which is expected to be used for further purchases of furniture and equipment.

  CELCORE's financing activities generated net cash of $3.2 million, $19.8 million, $16.7 million and $2.1 million, in 1994, 1995, 1996 and nine months ended September 30, 1997, respectively, primarily from the sale of equity securities and bank borrowings.

  At September 30, 1997 CELCORE had outstanding borrowings of $450,000 under a working capital line and approximately $2.4 million under a term loan. In addition, CELCORE had utilized $375,000 of its working capital line to collateralize a stand-by letter of credit. All of the borrowings are secured by substantially all of the assets of CELCORE. As of September 30, 1997, CELCORE was in default of certain financial covenants contained in the term loan agreement and have not repaid the outstanding balance from the working capital line which expired in August 1997. As a result, all outstanding borrowings have been classified as current at September 30, 1997.

  In the fourth quarter of 1997, CELCORE and a subsidiary of DSC entered into a revolving credit agreement under which CELCORE can borrow up to $10.0 million for working capital purposes. At October 31, 1997, $4.4 million is outstanding under the revolving credit agreement. Borrowings are unsecured, bear interest at 11.5% and mature on January 15, 1998.


  In October 1997, CELCORE entered into the Merger Agreement with DSC. The Merger, valued at approximately $167 million (including transaction costs) will be consummated with the issuance of DSC Common Stock in exchange for all the outstanding shares of CELCORE Capital Stock. DSC will assume substantially all CELCORE Options. The Merger is subject to a number of items including governmental approval and should be completed prior to the end of 1997.

  Should the Merger be consummated, CELCORE's short-term and long-term cash requirements would be funded by DSC. See "The Merger--Loan by DSC to CELCORE." It is anticipated that DSC would advance CELCORE the necessary funds to repay all outstanding borrowings with its bank. However, if the Merger is not consummated, it would be necessary for CELCORE to find alternative financing, which may include extending terms with its bank, a debt or equity offering or other lending sources. There can be no assurance that CELCORE would be able to raise the necessary funds to sustain future operations. If CELCORE is unable to obtain additional funding on acceptable terms, its business, operating results and financial condition would be materially adversely affected.

RECENT ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share", ("FAS 128"). FAS 128 simplifies the standards for computing earnings per share and is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. The adoption of FAS 128 is not expected to have a significant impact on CELCORE's net income (loss) per share.

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", ("FAS 130") which establishes standards for reporting and display of comprehensive income and its components. The required disclosures for FAS 130 will be included in the quarterly financial statements for the first quarter of 1998.

  In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" which supersedes existing accounting standards related to disclosure of operating segment information beginning in 1998. CELCORE has yet to determine the impact of this new standard on its financial statement disclosures for the 1998 annual financial statements.

                                   MANAGEMENT

  The executive officers and directors of CELCORE as of November 5, 1997 are as follows:

EXECUTIVE OFFICERS AND DIRECTORS

                  NAME                     AGE                           POSITION
Robert P. Goodman . . . . . . . . . .       37      Chairman of the Board and Chief Executive Officer
Thomas R. Berger  . . . . . . . . . .       52      President and Chief Operating Officer
Joseph J. Gonzalez  . . . . . . . . .       53      Vice President, Chief Financial Officer and Treasurer
Jay M. Rosen  . . . . . . . . . . . .       59      Vice President, General Counsel and Secretary
Robert M. Flanagan(1)(2)  . . . . . .       67      Director
G. Felda Hardymon(2)  . . . . . . . .       50      Director
Robert E. La Blanc(1) . . . . . . . .       63      Director

---------------
  (1)     Member of Audit Committee
  (2)     Member of Compensation Committee

  All directors of CELCORE hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. All officers serve at the discretion of the Board of Directors.

  Robert P. Goodman is a co-founder of CELCORE and has served as Chairman of the Board and Chief Executive Officer of CELCORE since September 1992. From November 1987 to April 1994, Mr. Goodman served as Chairman and Chief Executive Officer of CruisePhone, Inc. ("CruisePhone"), a company he co-founded, which provides telecommunications services to the maritime industry. From April 1994 to October 1996, Mr. Goodman served solely in the capacity as Chairman of CruisePhone. From 1988 to 1991, Mr. Goodman served as Chief Executive Officer and as a director of Boatphone Marketing, a management company for cellular telecommunication companies in Caribbean countries that he co-founded along with Cable & Wireless (W.I.) Ltd. From 1986 to 1989, Mr. Goodman served as Vice President of Caribbean Cellular Telephone, a cellular telecommunications company he co-founded that serves the British Virgin Islands. Mr. Goodman received a Bachelor's degree from Brown University and a Masters of Business Administration degree from the Columbia University Graduate School of Business.

  Thomas R. Berger has served as President and Chief Operating Officer of CELCORE since March 1995. From November 1993 until March 1995, Mr. Berger served as Senior Vice President, Technology and Operations, of ARDIS, a wholly-owned subsidiary of Motorola. From May 1990 until November 1993, Mr. Berger was Vice President, Radio Network and Product Technology, of ARDIS.
From February 1973 until May 1990, Mr. Berger held a variety of positions at Motorola, most recently within the Mobile Data Division as Director of the Federal Express account, as Product Manager for Automatic Vehicle Location Systems, and as National Sales Manager for Data Systems. Mr. Berger received a Bachelor of Science degree from the University of Toledo and a Master's degree in Electrical Engineering from Cleveland State University.

  Joseph J. Gonzalez has served as Vice President and Chief Financial Officer of CELCORE since January 1996 and as Treasurer of CELCORE since January 1997. From January 1995 To December 1995, Mr. Gonzalez was a consultant to Global Information Technologies, Inc. From 1987 to December 1994, Mr. Gonzalez held various positions with Millicom International Cellular S.A. and its predecessor, Millicom, Inc., including President of the U.S. subsidiary, American Satellite Network, Inc., and Vice President Finance and Treasurer of Millicom, Inc. Previously, he held various financial management positions with MCI and the American Express Company. Mr. Gonzalez holds a Bachelor of Business Administration degree in Accounting from Pace College and a Masters of Business Administration degree from Baruch College of the City University of New York.

  Jay M. Rosen has served as Vice President, General Counsel and Secretary of CELCORE since January 1997. Prior to that time Mr. Rosen was with GTE Corporation for 28 years in various capacities, most recently as Vice President and Associate General Counsel, and has a background in international and transactional matters. He formerly was Vice President and General Counsel of GTE Telecommunications Products and Services Group and was responsible for the legal affairs of GTE Mobilnet, GTE Airfone, GTE Information Services and GTE Government Systems. Mr. Rosen received his Bachelor of Arts degree from Bowling Green State University. He received his Juris Doctor and LLM degrees from the New York University School of Law.

  Robert M. Flanagan has served as a director of CELCORE since 1992. Since November 1987, Mr. Flanagan has served as director and in various executive positions, most recently as Chairman and Chief Executive Officer, of CruisePhone, a company that he co-founded with Mr. Goodman. From December 1985 until October 1989, Mr. Flanagan served as Managing Director of Caribbean Cellular Telephone, Ltd., which he also co-founded. From 1976 until 1984, Mr. Flanagan served in a variety of executive positions with Western Union Corporation, most recently as Chairman, President and Chief Executive Officer.

  G. Felda Hardymon has served as a director of CELCORE since November 1994 as a representative elected by the holders of the Series B Preferred Stock of CELCORE, which will be converted to DSC Common Stock upon the consummation of the Merger. Since 1981, Mr. Hardymon has been a partner of Bessemer Venture Partners, a venture capital firm. Mr. Hardymon presently serves as a director of Learmonth & Burchett Management Systems PLC, Mobile Systems International, Inc., Airtech, Inc., and several privately held companies.

  Robert E. La Blanc has served as a director of CELCORE since November 1994. Mr. La Blanc has served as President of Robert E. La Blanc Associates, Inc., a telecommunications consulting firm, since 1981. Prior to founding Robert E. La Blanc Associates, Inc., Mr. La Blanc served as Vice Chairman of Continental Telcom, a diversified telecommunications company. Prior to joining Continental Telecom, Mr. La Blanc spent 10 years with the investment banking firm of Salomon Brothers, where he was a general partner and founder of the firm's telecommunications group. Mr. La Blanc also serves as a director of The Tribune Company, a media and broadcasting company, Salient 3 Communications, Inc., a telecommunications equipment manufacturer, Titan Corp., a defense electronics company, Norwood Venture Corp., a venture capital firm, and Storage Technology Corp., a computer equipment manufacturer. Mr. La Blanc serves as a trustee and director of a number of funds in a family of Prudential mutual funds.


                  COMPENSATION OF CELCORE'S EXECUTIVE OFFICERS

  The following Summary Compensation Table sets forth certain information concerning the annual and long-term compensation for services in all capacities to CELCORE in the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994 of those persons who during such fiscal year (i) served as CELCORE's chief executive officer or (ii) were the most highly-compensated other executive officers (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                   ANNUAL COMPENSATION                COMPENSATION
                                      ------------------------------------------------------------

                                                                                    SECURITIES
                                                                     OTHER          UNDERLYING
 NAME AND PRINCIPAL        FISCAL                                    ANNUAL           OPTIONS/      ALL OTHER
      POSITION              YEAR      SALARY        BONUS         COMPENSATION          SARS       COMPENSATION
 ------------------        ------    --------     --------        ------------      -----------    ------------
Robert P. Goodman,          1996     $115,885     $ 50,000             ---             $1,500(1)       $575(2)
 Chairman and Chief         1995       90,923        5,000             ---              8,000           ---
 Executive Officer          1994        9,462          ---         $66,448(5)             ---           ---

Thomas R. Berger,           1996      190,516       31,780         144,441(3)         250,000(1)        506(2)
 President and Chief        1995      138,346       35,000             ---            250,000           ---
 Operating Officer          1994          ---          ---             ---                ---           ---

Joseph J. Gonzalez,         1996      118,616       24,938          67,344(4)         150,000(1)         93(2)
 Vice President and         1995          ---          ---             ---                ---           ---
 Chief Financial Officer    1994          ---          ---             ---                ---           ---

-----------------------------------------
(1)    Represents options to purchase Common Stock.
(2)    Represents matching contributions under CELCORE's 401(k) Plan.
(3) Represents relocation expenses paid to Mr. Berger in connection with his move to the Memphis area.
(4) Represents relocation expenses paid to Mr. Gonzalez in connection with his move to the Memphis area.
(5) Represents partnership distribution paid to Mr. Goodman from Celcore L.P., the predecessor company to CELCORE.

STOCK OPTIONS

   The following table sets forth certain information regarding CELCORE Options granted to the Named Executive Officers for the purchase of CELCORE Common Stock during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                       INDIVIDUAL GRANTS                  POTENTIAL REALIZABLE
                        ------------------------------------------------        VALUE AT
                        NUMBER OF  PERCENT OF TOTAL                          ASSUMED ANNUAL
                          SHARES       OPTIONS                            RATES OF STOCK PRICE
                        UNDERLYING     GRANTED        PRICE                 APPRECIATION FOR
                          OPTION     TO EMPLOYEES      PER    EXPIRATION     OPTION TERM (2)
                                                                          --------------------
      NAMES               GRANTS    IN FISCAL YEAR    SHARE      DATE         5%        10%
-----------------       ---------- ---------------   ------   ----------  ---------  --------
Robert P. Goodman          1,500         0.1%        $ 2.10    07/14/06    $  1,981  $  5,020

Thomas R. Berger         125,000        10.0%          2.10    09/14/06     165,085   418,357
                         100,000         8.0%          2.10    12/23/06     138,068   334,686
                          25,000         2.0%          2.10    06/05/06      33,017    83,671

Joseph J. Gonzalez       100,000         8.0%          2.10    01/07/06     132,068   334,686
                          50,000         4.0%          2.10    09/14/06      66,034   167,343

____________________________________________________________
(1) All options were granted at an exercise price equal to the fair market value of CELCORE Common Stock on the date of grant as determined by the CELCORE Board of Directors.
(2) Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Commission and do not represent CELCORE's estimate or projection of the future CELCORE Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of CELCORE, overall market conditions and the option holders' continued employment through the vesting period.

     The following table sets forth the number and value of unexercised CELCORE Options held by the Named Executive Officers as of December 31, 1996. None of the Named Executive Officers has exercised any of the CELCORE Options granted to them.

                         FISCAL YEAR-END OPTION VALUES

                                  NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                 UNDERLYING UNEXERCISED                IN-THE-MONEY
                                       OPTIONS AT                       OPTIONS AT
                                   DECEMBER 31, 1996               DECEMBER 31, 1996(1)
                                 ----------------------           ---------------------
          NAME               EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------     -----------     -------------     -----------     -------------
Robert P. Goodman                2,000            7,500         $  13,900        $   50,550
Thomas R. Berger                62,500          437,500           461,875         2,860,625
Joseph J. Gonzalez                   0          150,000               ---           885,000

---------------------------------
(1) There was no public trading market for CELCORE Common Stock at December 31, 1996. Accordingly, these values have been calculated based on a price of $8.00 per share less the applicable exercise price. The valuation of CELCORE Options in this table does not reflect any change in the value of such options since such date as a consequence of the Merger.

                        PRINCIPAL STOCKHOLDERS OF CELCORE

     The following table sets forth certain information known to CELCORE regarding the beneficial ownership of CELCORE as of October 30, 1997, by (i) each person who is known by CELCORE to own beneficially more than 5% of any class of the outstanding shares of CELCORE Capital Stock, (ii) each of CELCORE's directors, (iii) each of CELCORE's Named Executive Officers, and (iv) all directors and executive officers of CELCORE as a group.

                                                        SHARES OF CELCORE      SHARES OF CELCORE PREFERRED STOCK BENEFICIALLY
                                                          COMMON STOCK                    OWNED PRIOR TO MERGER(2)
                                                    BENEFICIALLY OWNED PRIOR   ----------------------------------------------
                                                          TO MERGER(2)                    SERIES A PREFERRED STOCK
                                                                               ----------------------------------------------
                                                                                                            PERCENT OF
BENEFICIAL OWNER                                      NUMBER        PERCENT         NUMBER                     CLASS
----------------                                    ----------      -------    -----------------       ----------------------

PRINCIPAL STOCKHOLDERS:
Robert P. Goodman(1)(3)                               5,538,864(4)    63.55%       3,116,364(4)                69.25%
UCOM International Company Limited(1)(5)              2,004,227       26.38              ---                     ---
Bessemer Venture Partners III L.P.(1)(6)              1,602,500       22.91          200,000                    4.44
Charles River Partnership VII(1)(7)                   1,166,667       17.26              ---                     ---
Williams Jones & Associates, Inc.(1)(8)               1,104,667(9)    16.49              ---                     ---
John Hatcher(1)(3)                                      934,000       16.70              ---                     ---
James Davis(1)(3)                                       934,000       16.70              ---                     ---
Tony Fletcher(1)(3)                                     934,000       16.70              ---                     ---
Amerindo Investment Advisors(1)(10)                     500,000(11)    8.20              ---                     ---
Henry Goldberg(12)                                      492,545        8.14          454,545                   10.10
21st Century Communications Partners L.P. (1)(13)       333,334(14)    5.62              ---                     ---
Amerindo Technology Growth Fund II(1)(10)               333,333        5.62              ---                     ---
Citicorp Trustee Ltd.(15)                               330,000        5.57              ---                     ---
Strome Partners(1)(16)                                  250,000(17)    4.28              ---                     ---
T. Rowe Price New Age Media Fund, Inc.(1)(18)           250,000        4.28              ---                     ---
Dorothy Goodman(3)                                      227,273        3.91          227,273                    5.05
21st Century Communications L.P.(1)(13)                 226,010        3.88              ---                     ---
Vereins Und Westbank(19)                                165,000        2.86              ---                     ---

DIRECTORS:
Robert M. Flanagan(1)                                   299,045(20)    5.11          254,545                    5.66
Robert E. La Blanc(1)                                   174,973(21)    3.03          170,473                    3.79
G. Felda Hardymon(1)                                     44,388           *              ---                     ---

OTHER NAMED EXECUTIVE OFFICERS:
Thomas R. Berger                                        187,500(22)    3.24              ---                     ---
Joseph J. Gonzalez                                       37,500(23)       *              ---                     ---
Jay M. Rosen                                             22,500(24)       *              ---                     ---
All executive officers and directors as a group
  (7 persons)                                         6,304,770(25)   66.85        3,541,382                   78.70%


                                                       SHARES OF CELCORE PREFERRED STOCK BENEFICIALLY OWNED PRIOR TO MERGER(2)
                                                 ----------------------------------------------------------------------------------

                                                 SERIES B PREFERRED STOCK     SERIES C PREFERRED STOCK     SERIES D PREFERRED STOCK
                                                 ------------------------     ------------------------     ------------------------
                                                               PERCENT OF                   PERCENT OF                   PERCENT OF
BENEFICIAL OWNER                                   NUMBER        CLASS          NUMBER        CLASS          NUMBER        CLASS
----------------                                 ----------    ----------     ----------    ----------     ----------    ----------
PRINCIPAL STOCKHOLDERS:
Robert P. Goodman(1)(3)                                 ---         ---               ---        ---             ---         ---
UCOM International Company Limited(1)(5)                ---         ---               ---        ---       2,004,227         100%
Bessemer Venture Partners III L.P.(1)(6)          1,000,000       33.33%          200,000       5.13%            ---         ---
Charles River Partnership VII(1)(7)               1,000,000       33.33           166,667       5.49             ---         ---
Williams Jones & Associates, Inc.(1)(8)             938,000(9)    31.27           166,667(9)    5.49             ---         ---
John Hatcher(1)(3)                                      ---         ---               ---        ---             ---         ---
James Davis(1)(3)                                       ---         ---               ---        ---             ---         ---
Tony Fletcher(1)(3)                                     ---         ---               ---        ---             ---         ---
Amerindo Investment Advisors(1)(10)                     ---         ---           500,000(11)  16.46             ---         ---
Henry Goldberg(12)                                      ---         ---               ---       ---              ---         ---
21st Century Communications Partners L.P. (1)(13)       ---         ---           333,334(14)  10.97             ---         ---
Amerindo Technology Growth Fund II(1)(10)               ---         ---           333,333      10.97             ---         ---
Citicorp Trustee Ltd.(15)                               ---         ---           330,000      13.66             ---         ---
Strome Partners(1)(16)                                  ---         ---           250,000(17)   8.23             ---         ---
T. Rowe Price New Age Media Fund, Inc.(1)(18)           ---         ---           250,000       8.23             ---         ---
Dorothy Goodman(3)                                      ---         ---               ---        ---             ---         ---
21st Century Communications L.P.(1)(13)                 ---         ---           226,010       7.44             ---         ---
Vereins Und Westbank(19)                                ---         ---           165,000       5.43             ---         ---

DIRECTORS:
Robert M. Flanagan(1)                                   ---         ---               ---        ---             ---         ---
Robert E. La Blanc(1)                                   ---         ---               ---        ---             ---         ---
G. Felda Hardymon(1)                                 25,000           *             8,333          *             ---         ---

OTHER NAMED EXECUTIVE OFFICERS:
Thomas R. Berger                                        ---         ---               ---        ---             ---         ---
Joseph J. Gonzalez                                      ---         ---               ---        ---             ---         ---
Jay M. Rosen                                            ---         ---               ---        ---             ---         ---
All executive officers and directors as a group
 (7 persons)                                         25,000           *             8,333          *             ---         ---

                                                                 PERCENTAGE
                                                                   OF ALL
                                                                   CELCORE
BENEFICIAL OWNER                                                CAPITAL STOCK
----------------                                                -------------
PRINCIPAL STOCKHOLDERS:
Robert P. Goodman(1)(3)                                              30.53%
UCOM International Company Limited(1)(5)                             11.05
Bessemer Venture Partners III L.P.(1)(6)                              8.84
Charles River Partnership VII(1)(7)                                   6.43
Williams Jones & Associates, Inc.(1)(8)                               6.09
John Hatcher(1)(3)                                                    5.15
James Davis(1)(3)                                                     5.15
Tony Fletcher(1)(3)                                                   5.15
Amerindo Investment Advisors(1)(10)                                   2.76
Henry Goldberg(12)                                                    2.72
21st Century Communications Partners L.P. (1)(13)                     1.84
Amerindo Technology Growth Fund II(1)(10)                             1.84
Citicorp Trustee Ltd.(15)                                             1.82
Strome Partners(1)(16)                                                1.38
T. Rowe Price New Age Media Fund, Inc.(1)(18)                         1.38
Dorothy Goodman(3)                                                    1.25
21st Century Communications L.P.(1)(13)                               1.25
Vereins Und Westbank(20)                                                 *

DIRECTORS:
Robert M. Flanagan(1)                                                 1.65
Robert E. La Blanc(1)                                                    *
G. Felda Hardymon(1)                                                     *

OTHER NAMED EXECUTIVE OFFICERS:
Thomas R. Berger                                                      1.02
Joseph J. Gonzalez                                                       *
Jay M. Rosen                                                             *
All executive officers and directors as a group (7 persons)          34.27


------------------
*     Less than 1%.
(1) Each has signed a voting agreement with respect to all of its shares of CELCORE Capital Stock. See "Voting Agreements."
(2) Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of CELCORE Common Stock beneficially owned. Includes CELCORE Common Stock and Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock as though converted into CELCORE Common Stock on a 1-for-1 basis as of October 30, 1997.
(3) The business address of Messrs. Goodman, Hatcher, Davis and Fletcher and Dorothy Goodman is 3800 Forest Hill-Irene Rd., Memphis, Tennessee 38125.
(4) Includes 661,819 shares of Series A Preferred Stock (including 227,273 shares of Series A Preferred Stock held by Dorothy Goodman) and 2,500 shares of CELCORE Common Stock held by certain family members for which Mr. Goodman possesses powers of attorney with respect to voting and disposition, and 25,600 shares of CELCORE Common Stock held in trusts for the benefit of Mr. Goodman's children. Mr. Goodman disclaims beneficial ownership of all of the foregoing shares. Also includes 4,500 shares of CELCORE Common Stock subject to options exercisable within 60 days of October 30, 1997.
(5) The business address of UCOM International Company Limited is 499 Moo 3 Benchachinda Building, 12th Floor, Tower 13, Vibhavadi Rangsit Road, Chatuchak Bangkok, 10900.
(6) The business address of Bessemer Venture Partnership III L.P. ("Bessemer") is 1025 Old Country Road, Suite 205, Westbury, New York, 11509. Includes 44,388 shares of CELCORE Common Stock which may be deemed to be beneficially owned by Mr. Hardymon for which Bessemer possesses power of attorney with respect to voting and disposition.
(7) The business address of Charles River Partnership VII is 10 Post Office Square, Suite 1330, Boston, Massachusetts, 02109.
(8) The business address of Williams Jones & Associates, Inc. is 717 Fifth Avenue, New York, NY 10022.
(9) Of the shares indicated above, 938,000 shares of Series B Preferred Stock are held through the Celcor Fund and 166,667 shares of Series C Preferred Stock are held through the Celcor Fund #2. Williams Jones & Associates, Inc. acts as the discretionary manager of both of the foregoing funds.
(10) The business address of Amerindo Investment Advisors ("Amerindo") and Amerindo Technology Growth Fund II is 399 Park Avenue, 18th Floor, New York City, New York 10022.
(11) Of the shares indicated above, 333,333 shares of Series C Preferred Stock are held by the Amerindo Technology Growth Fund II, 125,000 shares of Series C Preferred Stock are held by the Litton Industries, Inc. Master Trust and 41,667 shares of Series C Preferred Stock are held by Paul Marcus. Amerindo is the investment advisor of Litton Industries, Inc. Master Trust. The Amerindo Technology Growth Fund II is an affiliated investment advisor of Amerindo.
(12) The business address of Mr. Goldberg is 1229 19th Street, N.W., Washington, D.C. 20036.
(13)  The business address of 21st Century Communications Partners L.P. and
      21st Century Communications L.P. is 767 Fifth Avenue, New York City, New York 10153.
(14) Of the shares indicated above, 226,010 shares of Series C Preferred Stock are held by 21st Century Communications L.P., 76,898 shares of Series C Preferred Stock are held by 21st Century Communications TELP and 30,426 shares of Series C Preferred Stock are held by 21st Century Communications Foreign L.P. Sandler Investment Partners L.P. is the general partner of the foregoing funds.
(15) The business address of Citicorp Trustee Ltd. is 1410 N. Westshore Blvd., 4th Floor, Tampa, Florida 33607.
(16) The business address of Strome Partners is 100 Wilshire Boulevard, 15th Floor, Santa Monica, California 90401.
(17) Of the shares indicated above, Strome Partners L.P. and Strome Offshore Ltd. each hold 125,000 shares of Series C Preferred Stock. Strome Suskind Investment Management L.P. is the general partner of both funds.
(18) The business address of T. Rowe Price New Age Media Fund, Inc. is 100 East Pratt Street, Baltimore, Maryland 31202.
(19) The business address of Vereins Und Westbank is Alter Wall 12, 20457 Hamburg, Germany.
(20) Includes 4,500 shares of CELCORE Common Stock subject to options exercisable within 60 days of October 30, 1997 and 254,545 shares of Series A Preferred Stock.
(21) Includes 4,500 shares of CELCORE Common Stock subject to options exercisable within 60 days of October 30, 1997.
(22) Includes 187,500 shares of CELCORE Common Stock subject to options exercisable within 60 days of October 30, 1997.
(23) Includes 37,500 shares of CELCORE Common Stock subject to options exercisable within 60 days of October 30, 1997.
(24) Includes 22,500 shares of CELCORE Common Stock subject to options exercisable within 60 days of October 30, 1997.
(25) Includes 261,000 shares of CELCORE Common Stock subject to options exercisable within 60 days of October 30, 1997.

                                DSC AND CELCORE
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma combined statements of operations combine DSC's historical consolidated statements of operations and CELCORE's historical results of operations for the nine-month period ended September 30, 1997 and for the year ended December 31, 1996, giving effect to the Merger as if it had occurred January 1, 1996. The unaudited pro forma combined balance sheet combines DSC's historical consolidated balance sheet as of September 30, 1997 with CELCORE's historical balance sheet as of September 30, 1997, giving effect to the Merger as if it had occurred on September 30, 1997. Of the total purchase price, approximately $135 million represented the value of in-process research and development. The excess of the purchase price of CELCORE (exclusive of the amount allocated to in-process research and development) over the net identifiable tangible and intangible assets and liabilities of CELCORE is reported as Costs in Excess of Net Assets of Businesses Acquired, Net. The carrying values of CELCORE's net assets are assumed to equal their fair values for purposes of these unaudited pro forma financial statements, unless indicated otherwise in the Notes to Unaudited Pro Forma Combined Financial Statements. These values are subject to revision. However, management believes that any resulting adjustments from purchase price allocation will not have a material effect on the financial position or results of operations.

  The historical financial information of DSC has been derived from the unaudited consolidated financial statements for the nine-month period ended September 30, 1997 and the audited consolidated financial statements for the year ended December 31, 1996 which are incorporated by reference and should be read in conjunction with such financial information and the notes thereto. The historical financial information of CELCORE has been derived from the unaudited financial statements for the nine-month period ended September 30, 1997 and the audited financial statements for the year ended December 31, 1996 which are included elsewhere herein and should be read in conjunction with such financial information and the notes thereto.

  The Unaudited Pro Forma Combined Balance Sheet and Unaudited Pro Forma Combined Statements of Operations were prepared assuming the consummation of the Merger, which is accounted for under the purchase method of accounting. The unaudited pro forma adjustments are described in the accompanying notes. The unaudited pro forma adjustments represent DSC's preliminary determination of the necessary adjustments and are based upon certain assumptions DSC considers reasonable under the circumstances. Final amounts may differ from those set forth in the unaudited pro forma combined financial statements.

  The unaudited pro forma financial information presented herein may not be indicative of the results of operations as they would have been if DSC and CELCORE had been a single entity during 1996 and the nine months ended September 30, 1997, nor is it necessarily indicative of the results of operations which may occur in the future. Anticipated efficiencies from the consolidation of DSC and CELCORE are not fully determinable and have been excluded from the amounts included in the pro forma amounts presented herein.

                                DSC AND CELCORE
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                             NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
                                                                      -----------------------------------------------------------
                                                                          DSC          CELCORE      ADJUSTMENTS        COMBINED
                                                                      -----------    -----------    -----------       -----------
Revenue ...........................................................   $ 1,130,374    $     9,485    $        --       $ 1,139,859
Cost of revenue ...................................................       661,417          5,719             --           667,136
                                                                      -----------    -----------    -----------       -----------
     Gross profit .................................................       468,957          3,766             --           472,723
                                                                      -----------    -----------    -----------       -----------

Operating costs and expenses:
     Research and product development .............................       181,852          6,932             --           188,784
     Selling, general and administrative ..........................       172,585          9,187             --           181,772
     Other operating costs ........................................         7,709             --          2,344(e)         10,053
                                                                      -----------    -----------    -----------       -----------
         Total operating costs and expenses .......................       362,146         16,119          2,344           380,609
                                                                      -----------    -----------    -----------       -----------

     Operating income (loss) ......................................       106,811        (12,353)        (2,344)           92,114

Interest income ...................................................        16,840            249             --            17,089
Interest expense ..................................................       (19,334)          (173)            --           (19,507)
Other income (expense), net .......................................        34,014           (101)            --            33,913
                                                                      -----------    -----------    -----------       -----------
         Income (loss) before income taxes ........................       138,331        (12,378)        (2,344)          123,609
Income taxes ......................................................        51,898             --             --            51,898
                                                                      -----------    -----------    -----------       -----------
         Net income (loss) ........................................   $    86,433    $   (12,378)   $    (2,344)      $    71,711
                                                                      ===========    ===========    ===========       ===========
         Income (loss) per share ..................................   $      0.73    $     (2.26)                     $      0.57
                                                                      ===========    ===========                      ===========

     Average shares used in per share computation .................       119,169          5,533                          125,498

See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                DSC AND CELCORE
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                  YEAR ENDED DECEMBER 31, 1996 (UNAUDITED)
                                                                        -----------------------------------------------------------
                                                                            DSC         CELCORE       ADJUSTMENTS         COMBINED
                                                                        -----------    -----------    -----------       -----------
Revenue .............................................................   $ 1,380,891    $     3,680    $        --       $ 1,384,571
Cost of revenue:
     Special charges related to inventories and associated assets ...        82,500             --             --            82,500
     Other ..........................................................       843,247          1,351             --           844,598
                                                                        -----------    -----------    -----------       -----------
                                                                            925,747          1,351             --           927,098
                                                                        -----------    -----------    -----------       -----------
     Gross profit ...................................................       455,144          2,329             --           457,473
                                                                        -----------    -----------    -----------       -----------

Operating costs and expenses:
     Research and product development ...............................       210,091          6,700             --           216,791
     Selling, general and administrative ............................       233,576         10,768             --           244,344
     Special charges for excess facilities and equipment ............        13,500             --             --            13,500
     Other operating costs ..........................................        10,020             --          3,125(e)         13,145
                                                                        -----------    -----------    -----------       -----------
         Total operating costs and expenses .........................       467,187         17,468          3,125           487,780
                                                                        -----------    -----------    -----------       -----------

     Operating loss .................................................       (12,043)       (15,139)        (3,125)          (30,307)

Interest income .....................................................        24,146            605             --            24,751
Interest expense ....................................................       (26,355)           (71)            --           (26,426)
Other income (expense), net .........................................         2,066            (26)            --             2,040
                                                                        -----------    -----------    -----------       -----------
         Loss before income taxes ...................................       (12,186)       (14,631)        (3,125)          (29,942)
Income taxes ........................................................        (4,631)            --             --            (4,631)
                                                                        -----------    -----------    -----------       -----------
         Net loss ...................................................   $    (7,555)   $   (14,631)   $    (3,125)      $   (25,311)
                                                                        ===========    ===========    ===========       ===========
         Loss per share .............................................   $     (0.06)   $     (2.69)                     $     (0.21)
                                                                        ===========    ===========                      ===========

     Average shares used in per share computation ...................       116,514          5,502                          122,317

See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                DSC AND CELCORE
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (IN THOUSANDS)


                                                                      SEPTEMBER 30, 1997 (UNAUDITED)
                                                        -----------------------------------------------------------
                                                            DSC          CELCORE      ADJUSTMENTS        COMBINED
                                                        -----------    -----------    -----------       -----------
                    ASSETS

CURRENT ASSETS
  Cash and cash equivalents .........................   $   409,341    $       619    $    (2,836)(d)   $   407,124
  Marketable securities .............................       268,768             --             --           268,768
  Receivables .......................................       406,174          4,769             --           410,943
  Inventories .......................................       370,338          5,629             --           375,967
  Deferred income taxes .............................        60,429             --             --            60,429
  Other current assets ..............................        72,911            818             --            73,729
                                                        -----------    -----------    -----------       -----------
          Total current assets ......................     1,587,961         11,835         (2,836)        1,596,960
                                                        -----------    -----------    -----------       -----------

PROPERTY AND EQUIPMENT, NET .........................       443,664          5,017             --           448,681

LONG-TERM RECEIVABLES ...............................        46,321            639             --            46,960
CAPITALIZED SOFTWARE DEVELOPMENT COSTS ..............        66,900             --             --            66,900
COST IN EXCESS OF NET ASSETS OF
          BUSINESSES ACQUIRED, NET ..................       141,906             --         19,504 (b)       161,410
OTHER ASSETS ........................................       119,404            481          9,000 (b)       128,885
                                                        -----------    -----------    -----------       -----------

          Total assets ..............................   $ 2,406,156    $    17,972    $    25,668       $ 2,449,796
                                                        ===========    ===========    ===========       ===========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Short-term debt ...................................   $       126    $       450    $      (450)(d)   $       126
  Accounts payable ..................................       116,911          4,841             --           121,752
  Accrued liabilities ...............................       264,449          3,058         12,665 (c)       280,172
  Income taxes payable ..............................        30,558             --             --            30,558
  Current portion of long-term debt .................        32,497          2,386         (2,386)(d)        32,497
                                                        -----------    -----------    -----------       -----------
          Total current liabilities .................       444,541         10,735          9,829           465,105
                                                        -----------    -----------    -----------       -----------

LONG-TERM DEBT ......................................       632,825             --             --           632,825
NONCURRENT LIABILITIES ..............................        84,528             --             --            84,528

REDEEMABLE PREFERRED STOCK ..........................            --         39,439        (39,439)(a)            --

SHAREHOLDERS' EQUITY (DEFICIT)
  Preferred stock ...................................            --            450           (450)(a)            --
  Common stock ......................................         1,229            559           (501)(a)         1,287
  Additional capital ................................       748,330             --        158,018 (a)       906,348
  Unrealized gains on securities,
          net of income taxes .......................           265             --             --               265
  Accumulated translation adjustment ................           930             --             --               930
  Retained earnings (deficit) .......................       536,619        (33,211)      (101,789)(a)       401,619
                                                        -----------    -----------    -----------       -----------
                                                          1,287,373        (32,202)        55,278         1,310,449

Treasury stock ......................................       (43,111)            --             --           (43,111)
                                                        -----------    -----------    -----------       -----------
  Total shareholders' equity (deficit) ..............     1,244,262        (32,202)        55,278         1,267,338
                                                        -----------    -----------    -----------       -----------
Total liabilities and shareholders' equity ..........   $ 2,406,156    $    17,972    $    25,668       $ 2,449,796
                                                        ===========    ===========    ===========       ===========


See the accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                          NOTES TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS



NOTE 1: BASIS OF PRESENTATION

  The unaudited pro forma combined statements of operations for all periods presented and the pro forma combined balance sheet at September 30, 1997 of DSC and CELCORE have been prepared based upon the purchase method of accounting.

NOTE 2: PURCHASE PRICE OF CELCORE

  The estimated purchase price of the Merger is approximately $167.2 million, including transaction costs and other Merger related costs of approximately $6.5 million. The preliminary purchase price includes the conversion of all of the outstanding CELCORE Capital Stock into approximately 5.8 million shares of DSC Common Stock at an estimated value of $145 million using an assumed Exchange Ratio of .32 and the valuation of the CELCORE Options assumed by DSC and the Notes of $15.7 million.

NOTE 3: PRO FORMA ADJUSTMENTS

  Adjustments included in the unaudited pro forma combined financial statements are as follows:

  (a) Reflects the elimination of CELCORE Capital Stock, additional paid-in capital and accumulated deficit and the projected issuance of 5.8 million shares of DSC Common Stock using an assumed Exchange Ratio of .32. Also reflects the write-off of in-process research and development, as discussed in Note 4. This charge has been excluded from the unaudited pro forma statements of operations as it was considered a non-recurring charge.

  (b) Reflects the remaining excess of the purchase price of CELCORE over its net book value. See Note 4.

  (c) Reflects DSC's estimate of transaction costs and other related Merger costs.

  (d) CELCORE and a Subsidiary of DSC entered into a revolving credit agreement under which CELCORE can borrow up to $10 million for working capital purposes. For purposes of calculating the pro forma adjustments, all of CELCORE's short term borrowings were eliminated with a corresponding reduction in cash and cash equivalents. The impact on net financing costs was minimal.

  (e) Reflects amortization expense for Acquired Technology and Costs in Excess of Net Assets of Businesses Acquired, Net.

NOTE 4: IN-PROCESS RESEARCH AND DEVELOPMENT

  A preliminary estimate of the intangible assets acquired aggregated approximately $163.5 million. DSC received a preliminary appraisal of the intangible assets which indicates that approximately $135 million of the acquired intangible assets consists of in-process research and development. Because there can be no assurance that DSC will be able to successfully complete the development and integration of CELCORE's products or that the acquired technology has any alternative future use, the acquired in-process research and development will be charged to expense by DSC in the quarter in which the Merger is consummated. The remaining intangible assets of $28.5 million were assigned to Acquired Technology and Costs in Excess of Net Assets of Businesses Acquired, Net and will be amortized on a straight-line basis over its estimated useful lives. Management believes that the unamortized balance is recoverable through future operating results. These estimates could change as the estimates of the fair value of assets acquired and liabilities assumed are finalized and the appraisal of in-process research and development is completed.

  NOTE 5: PRO FORMA NET INCOME (LOSS) PER SHARE

  The pro forma combined net income (loss) per share is based on the combined weighted average number of common and dilutive equivalent shares outstanding of DSC and the 5.8 million shares of DSC Common Stock expected to be issued to CELCORE shareholders upon the Merger using the assumed Exchange Ratio of .32. This ratio is subject to change depending on the Average Trading Price. Common equivalent shares are excluded from the computation when the effect is antidilutive. The consolidated net income (loss) per share has been adjusted to exclude the accretion on CELCORE Preferred Stock which will be exchanged for DSC Common Stock in the Merger.

      DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF STOCKHOLDERS' RIGHTS

  Upon consummation of the Merger, stockholders of CELCORE will become stockholders of DSC. The rights of former CELCORE stockholders will continue to be governed by the DGCL and will be governed by the Certificate of Incorporation and Bylaws, each as amended, of DSC (the "DSC Certificate" and the "DSC Bylaws," respectively). The following is a summary of the material differences between the DSC Certificate and the DSC Bylaws, on the one hand, and the Certificate of Incorporation and Bylaws of CELCORE (the "CELCORE Certificate" and the "CELCORE Bylaws," respectively), on the other hand, that may affect the rights of CELCORE's stockholders who become holders of DSC Common Stock. The following summary does not purport to be a complete statement of the rights of holders of DSC Common Stock and CELCORE Capital Stock, and is qualified in its entirety by reference to the DGCL, the DSC Certificate and DSC Bylaws (each of which is incorporated by reference in this Prospectus/Proxy Statement), and the CELCORE Certificate and CELCORE Bylaws.

CAPITAL STOCK

  CELCORE. The authorized capital stock of CELCORE consists of 50,000,000 shares of CELCORE Common Stock and 14,000,000 shares of CELCORE Preferred Stock, consisting of 4,500,000 shares of Series A Preferred Stock, 3,000,000 shares of Series B Preferred Stock, 4,000,000 shares of Series C Preferred Stock and 2,500,000 shares of Series D Preferred Stock. The Board of Directors of CELCORE is authorized, without further stockholder action, to issue shares of CELCORE Preferred Stock in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, amounts payable upon liquidation and the number of shares constituting any series or the designation of such series. The CELCORE Preferred Stock ranks senior to CELCORE Common Stock with respect to rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of CELCORE. See "--CELCORE Preferred Stock." Since its inception in 1992, CELCORE has issued and sold, and there are outstanding, 4,500,000 shares of Series A Preferred Stock, 3,000,0000 shares of Series B Preferred Stock, 3,038,046 shares of Series C Preferred Stock and 2,004,227 shares of Series D Preferred Stock. All shares of CELCORE Common Stock are identical and have one vote per share.

  DSC. The authorized capital stock of DSC consists of 500,000,000 shares of DSC Common Stock and 5,000,000 shares of Preferred Stock (as defined in the DSC Certificate), par value $1.00. No shares of Preferred Stock of DSC are currently outstanding. All shares of DSC Common Stock have identical rights and have one vote per share.

CELCORE PREFERRED STOCK

  The outstanding series of CELCORE Preferred Stock have certain redemption rights, dividend entitlements, liquidation preferences, and conversion options which are not applicable to DSC Common Stock. As of the Effective Time, holders of CELCORE Preferred Stock will no longer be entitled to certain rights and privileges previously provided for in the CELCORE Certificate and CELCORE's Certificates of Designations. Such rights include (i) a dividend preference,
(ii) a liquidation preference, (iii) certain redemption rights, (iv) certain anti-dilution adjustments upon dilutive issuances of CELCORE Capital Stock, and
(v) with respect to the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the right to vote as a separate class (with a 60% approval requirement) concerning certain corporate transactions. Certain terms of the outstanding CELCORE Preferred Stock are summarized below.

Dividends. Holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to dividend preferences with respect to any dividends, when, as, and if declared by the CELCORE Board, at annual rates of (i) $0.16 per share with respect to shares of Series B Preferred Stock, (ii) $0.48 per share with respect to Series C Preferred Stock and (iii) $0.64 per share with respect to Series D Preferred Stock. All dividends are cumulative. CELCORE may not pay cash dividends on CELCORE Common Stock or Series A Preferred Stock while there are any declared but unpaid cash dividends on any shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock outstanding.

Liquidation. In the event of any liquidation, dissolution or winding up of CELCORE (which, as defined in the CELCORE Certificate, would include the Merger), holders of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to receive, prior and in preference to any distribution of any assets of CELCORE to the holders of CELCORE Common Stock or Series A Preferred Stock, $2.00, $6.00 and $8.00 per share, respectively, plus all accrued and unpaid dividends. After holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have received the full amount of their liquidation preferences, the holders of Series A

Preferred Stock will be entitled to receive prior and in preference to any distribution of any assets of CELCORE to the holders of CELCORE Common Stock, $0.50 per share, plus all accrued and unpaid dividends. After the holders of CELCORE Preferred Stock have received the full amount of their liquidation preference, the holders of CELCORE Common Stock will be entitled to receive all remaining assets of CELCORE available for distribution, pro rata, based on the number of shares of CELCORE Common Stock held by each.

Conversion. Each share of CELCORE Preferred Stock is presently convertible into one share of CELCORE Common Stock, subject to future adjustment based on any future subdivisions, dividends or distributions, reclassifications and diluting issues. The current conversion prices for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are $0.50, $2.00, $6.00 and $8.00 per share, respectively.

Voting Rights. In any case where the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to vote together as one class upon any matter submitted to the stockholders for a vote: (i) each share of CELCORE Common Stock issued and outstanding has one vote; and (ii) each holder of CELCORE Preferred Stock has a number of votes equal to the number of full shares of CELCORE Common Stock into which such CELCORE Preferred Stock is then convertible.

Certain Protective Provisions. In addition to any vote required by applicable law or the CELCORE Certificate, and for so long as any shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock remain outstanding, no amendment of the CELCORE Certificate materially adversely affecting the voting, dividend, liquidation, or conversion rights, preferences or privileges, of any such series of CELCORE Preferred Stock shall be valid or effective without the previous affirmative vote of the record holders of a majority of such series of CELCORE Preferred Stock, voting separately as a class. In addition to any other rights provided by law or agreement, so long as any shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock are outstanding, CELCORE may not without first obtaining the affirmative vote or written consent of the holders of 60% of the outstanding shares of each such series: (i) amend the CELCORE Certificate or the CELCORE Bylaws to change the number of directors or to amend the provisions relating to the election of directors; (ii) authorize or issue any additional class or series of capital stock having liquidation, dividend or redemption preferences greater than such series of CELCORE Preferred Stock; or (iii) engage in any consolidation or merger of CELCORE with or into any other entity, or sell all, or substantially all, of its assets.

Redemption. CELCORE must redeem one third of the outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock on each of December 1, 2000, December 1, 2001 and December 1, 2002 at a price of $2.00, $6.00 and $8.00 per share, respectively, subject to adjustment.

Election of Directors. Until consummation of an initial public offering of CELCORE, the holders of the Series B Preferred Stock, voting separately as a class, will be entitled to elect one director of CELCORE. The four remaining directors will be elected by the holders of CELCORE Common Stock and CELCORE Preferred Stock (other than the Series B Preferred Stock) voting together as a single class.

SPECIAL MEETINGS OF STOCKHOLDERS

  Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

  The CELCORE Bylaws contain provisions concerning special meetings consistent with the provisions of the DGCL described above. The DSC Bylaws contain provisions concerning special meetings consistent with the provisions of the DGCL described above, and also empower the chairman of the board to call a special meeting.

NUMBER OF DIRECTORS

  Under the DGCL, the minimum number of directors is one. The DGCL permits the board of directors alone to change the authorized number or the range of directors by amendment to the bylaws, unless the directors are not authorized in the certificate of incorporation to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which cases a change in the number of directors may be made only upon approval of such change by the stockholders.

  The CELCORE Bylaws provide that the number of directors shall be determined from time to time by resolution of the stockholders or directors. The number of persons constituting the Board of Directors of CELCORE has been fixed





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at five. The DSC Certificate and the DSC Bylaws also provide for a variable number of directors between 7 and 15. The DSC Board of Directors currently consists of seven members.

CLASSIFICATION OF BOARD

  A classified board is one in which a certain number of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process.
The DGCL permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively.

  CELCORE does not have a classified board of directors. The DSC Certificate divides the DSC board of directors into three classes serving staggered three-year terms with each class to consist as nearly as possible of one-third of the directors; provided, that once elected, no director's term shall be reduced.

REMOVAL OF DIRECTORS

  Under the DGCL, a director of a corporation that does not have a classified board of directors may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors, and a director of a corporation that has a classified board of directors may be removed only for cause unless the corporation's certificate of incorporation provides otherwise.

  The CELCORE Bylaws provide that a director may be removed with or without cause by CELCORE's stockholders and for cause by the board of directors. The DSC Bylaws provide that a director may be removed only for cause by affirmative vote of the holders of stock having more than 50% of the voting power of all voting stock then outstanding.

ANTI-TAKEOVER PROVISIONS; RESTRICTIONS ON CERTAIN BUSINESS COMBINATIONS

  CELCORE. CELCORE has elected to be subject to Section 203 of the DGCL ("Section 203"). Under Section 203, certain transactions and business combinations between a corporation and an "interested stockholder" which owns 15% or more of the corporation's outstanding voting stock, are restricted for a period of three years from the date the stockholder becomes an interested stockholder. Generally, Section 203 prohibits significant business transactions by CELCORE such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by, any interested stockholder, or any other transaction that would increase such interested stockholder's proportionate ownership of any class or series of CELCORE's capital stock, unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, has been approved by the Board of Directors of CELCORE before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of CELCORE in the same transaction that makes it an interested stockholder; or
(iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the Board of Directors of CELCORE or by the holders of at least two-thirds of CELCORE's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

  DSC. On April 25, 1996, DSC's Board of Directors declared a dividend of one Preferred Stock Purchase Right for each outstanding share of DSC Common Stock. The dividend was payable on May 22, 1996 to the stockholders of record on that date. Each Preferred Stock Purchase Right entitles the registered holder to purchase from DSC one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $1.00 per share of DSC at a price of $175.00 per one one-thousandth of a share of Preferred Stock, subject to adjustment. The Preferred Stock Purchase Rights set forth in the DSC Rights Agreement are described on DSC's Registration Statement Form 8-A dated May 13, 1996, which is incorporated by reference in this Prospectus/Proxy Statement. DSC has not elected to be subject to Section 203, but the DSC Certificate provides that any merger or consolidation of DSC with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of DSC to another corporation, person or entity requires the affirmative vote of the holders of at least three-fourths of the outstanding shares of DSC capital stock if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of DSC capital stock. A corporation, person or other entity will be deemed to be the beneficial owner of any shares of DSC capital stock (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly by any other corporation, person, or other entity (a) with which it or its "affiliate" or "associate" (as referenced below) has any





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agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of DSC or (b) which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the Exchange Act. This provision may not be amended or rescinded except by the affirmative vote of the holders of at least three-fourths of the outstanding shares of DSC capital stock.

INDEMNIFICATION

  Section 145 of the DGCL ("Section 145") provides generally that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers.

  CELCORE. Article Nine of the CELCORE Certificate and Article Eight of the CELCORE Bylaws provide, in general, that CELCORE must indemnify its directors and officers to the fullest extent permitted by the DGCL. Article Eight of the CELCORE Bylaws further allows CELCORE to purchase and maintain insurance on behalf of its directors, officers, employers or agents.

  DSC. Article Eight of the DSC Bylaws provides, in general, that DSC must indemnify its directors and officers to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits DSC to provide broader indemnification rights than said law permitted DSC to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have DSC pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. The DSC Certificate and DSC Bylaws also authorize DSC to maintain insurance and to grant similar indemnification rights to employees or agents of DSC. The directors and officers of DSC are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities. DSC has purchased and currently has in force directors' and officers' liability insurance policies which cover certain liabilities of directors and officers arising out of claims based on certain acts or omissions by them in their capacity as directors or officers. DSC has entered into indemnification agreements with certain of its directors and executive officers. Each of these agreements, among other things, contractually obligates DSC to, under certain circumstances, indemnify the officer or director against certain expenses and liabilities arising out of legal proceedings which may be brought against such officer or director by reason of his status or service as a director or officer. In addition, in a related trust agreement (the "Trust Agreement"), DSC has provided $1 million to be held in trust by a third-party trustee to be used to satisfy DSC's obligations pursuant to the indemnification agreements which have been executed and any similar agreements which may be executed in the future. The Trust Agreement further provides that DSC's Board of Directors may, in its discretion, provide up to an additional $1 million to the trustee.

LIMITATION OF MONETARY LIABILITIES

  CELCORE. The CELCORE Certificate provides that, to the fullest extent permitted by the DGCL, no director shall be liable to CELCORE or its stockholders for monetary damages for breach of fiduciary duty as a director. By virtue of these provisions, a director of CELCORE is not personally liable for monetary damages for a breach of such director's fiduciary duty except for liability for (i) breach of the duty of loyalty to CELCORE or to its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are unlawful under the DGCL, and (iv) any transaction from which such director receives an improper personal benefit. In addition, the CELCORE Certificate provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.





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  DSC.  The DSC Certificate and DSC Bylaws provide that a director of DSC will not be personally liable to DSC or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to DSC or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

PREEMPTIVE RIGHTS

  Unless the certificate of incorporation provides otherwise, the stockholders of a Delaware corporation do not have preemptive rights. Neither the DSC Certificate nor the CELCORE Certificate provides for any preemptive rights.

PAYMENT OF DIVIDENDS

  The holders of CELCORE Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of a voluntary or involuntary liquidation, dissolution or winding up of CELCORE, the holders of CELCORE Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of CELCORE Preferred Stock. See "--CELCORE Preferred Stock." Neither DSC nor CELCORE has paid any cash dividends on their respective capital stock since their respective inceptions. Following the Merger, DSC intends to retain any future earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND NOMINATIONS

  For proposals or director nominations that a DSC stockholder desires to present at the annual meeting of stockholders, the DSC Bylaws require advance notice by such DSC stockholder, delivered to DSC's Secretary between 70 and 90 days prior to the first anniversary of the preceding year's annual meeting, except that, in the event that the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, notice by the stockholder must be delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Only a person who was nominated in accordance with the notice procedures will be eligible to serve as a director of DSC, and the only business that may be conducted at a meeting of stockholders is that which was brought before the meeting in accordance with the notice procedures. The chairman of the meeting will determine whether a nomination or any business proposed to be brought before any meeting was made in accordance with the notice procedures and, if any proposed nomination or business is not in compliance with such procedures, to declare that such defective proposal or nomination will be disregarded. The CELCORE Bylaws do not require advance notice of proposals or director nominations intended to be presented by a CELCORE stockholder at an annual meeting.

RIGHTS OF DISSENTING STOCKHOLDERS

  Holders of record of shares of CELCORE Capital Stock who follow the appropriate procedures will be entitled to appraisal rights under Section 262 of the DGCL ("Section 262") in connection with the Merger. The following summary of the provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Prospectus/Proxy Statement as Appendix C and incorporated herein by reference.

  Under Section 262, record holders of CELCORE Capital Stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery (the "Court") and to receive payment of the "fair value" of their shares as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by the Court. However, no holder of CELCORE Capital Stock who votes in favor of the Merger will be entitled to exercise these rights.

  Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, CELCORE must notify each of its stockholders of record at the close of business on the Record Date that appraisal rights are available and





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
include in each such notice a copy of Section 262. THIS PROSPECTUS/PROXY STATEMENT IS BEING SENT BY PERSONAL DELIVERY OR BY MAIL TO ALL HOLDERS OF RECORD OF SHARES OF CELCORE CAPITAL STOCK ON THE RECORD DATE AND CONSTITUTES NOTICE OF THE APPRAISAL RIGHTS AVAILABLE TO SUCH HOLDERS UNDER SECTION 262.
Any stockholder who wishes to exercise appraisal rights should review the following discussion and Appendix C carefully, because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

  A stockholder of CELCORE electing to exercise appraisal rights must, prior to the vote concerning the Merger at the Special Meeting, perfect his, her or its appraisal rights by demanding in writing from CELCORE the appraisal of his, her or its shares of CELCORE Capital Stock. A vote against the Merger will not constitute a demand for appraisal. A stockholder electing to take such action must do so by a separate written demand as provided in Section 262. A holder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to CELCORE at Attn: Corporate Secretary, 3800 Forest Hill - Irene Road, Memphis, Tennessee, 38125, so as to be received before the vote on the approval and adoption of the Merger Agreement at the Special Meeting. The demand should specify the holder's name and mailing address, the number of shares of CELCORE Capital Stock owned and that such holder is demanding appraisal of his, her or its shares. Only a holder of record of shares of CELCORE Capital Stock (or his, her or its duly appointed representative) is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates.

  Within ten days after the Effective Time of the Merger, CELCORE must provide notice of the Effective Time of the Merger to all stockholders who have complied with Section 262 and have not voted in favor of approval and adoption of the Merger Agreement and approval of the Merger. Within 120 days after the Effective Time of the Merger, any stockholder who has made a valid written demand and who has not voted in favor of approval and adoption of the Merger Agreement and approval of the Merger may (i) file a petition in the Court demanding a determination of the value of shares of CELCORE Capital Stock, and
(ii) upon written request, receive from CELCORE a statement setting forth the aggregate number of shares of CELCORE Capital Stock not voted in favor of approval and adoption of the Merger Agreement and approval of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by CELCORE.

  If a petition for an appraisal is timely filed, at a hearing on such petition, the Court is required to determine the holders of Dissenting Shares entitled to appraisal rights and to determine the "fair value" of the Dissenting Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the value of the Dissenting Shares. In determining such "fair value," the Court is required to take into account all relevant factors, including the market value of CELCORE Capital Stock and the net asset and earnings value of CELCORE, and in determining the fair value of interest, the Court may consider the rate of interest which CELCORE would have had to pay to borrow money during the pendency of the proceeding. Upon application by a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of CELCORE Capital Stock entitled to appraisal.

  Any holder of Dissenting Shares who has duly demanded an appraisal under
Section 262 will not, after the Effective Time of the Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Dissenting Shares (except dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time of the Merger).

  If any holder of shares of CELCORE Capital Stock who demands appraisal under
Section 262 effectively withdraws or loses, his, her or its right to appraisal, the shares of such holder will be converted into a right to receive that number of shares of DSC Common Stock as is determined in accordance with the Merger Agreement. A holder will effectively lose his, her or its right to appraisal if he, she or it votes in favor of approval and adoption of the Merger Agreement and approval of the Merger, or if no petition for appraisal is filed within 120 days after the Effective Time of the Merger, or if the holder delivers to CELCORE a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time of the Merger requires the written approval of CELCORE or its successor. A holder of stock represented by certificates may also lose his, her or its right to appraisal if he, she or it fails to comply with the Court's direction to submit such certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.





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STOCKHOLDERS' LISTS AND INSPECTION OF BOOKS AND RECORDS

  Both the DSC Bylaws and the CELCORE Bylaws provide that any stockholder may examine such corporation's list of stockholders for a period of at least 10 days prior to any meeting of stockholders, if such examination is for any purpose germane to the meeting. The list may also be inspected at the time and place of the meeting by any stockholder who is present. Except as stated above and as provided by applicable law, no stockholder of DSC or CELCORE has any additional rights to inspect the corporation's books and records.





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        PROPOSAL TO APPROVE THE PAYMENTS UNDER THE EMPLOYMENT AGREEMENTS

  At the Special Meeting, the stockholders of CELCORE will be asked to approve the payments to Thomas R. Berger, James M. Foley and Joseph J. Gonzalez under the Employment Agreements between each of those individuals and DSC. The effectiveness of the Employment Agreements is contingent upon the consummation of the Merger and the approval of the payments thereunder by the affirmative vote of the holders of more than 75% of the outstanding shares of CELCORE Capital Stock (excluding shares held by Messrs. Berger, Foley and Gonzalez and certain of their related parties), voting together as a single class, represented and entitled to vote at the Special Meeting or any adjournment thereof. The approval of the payments under the Employment Agreements is not a condition to consummation of the Merger.

BACKGROUND

  In connection with the Merger Agreement, DSC and each of Messrs. Berger, Foley and Gonzalez agreed to enter into the Employment Agreements, which provide annual compensation and bonuses as follows: Mr. Berger, $226,550 and $350,000; Mr. Foley, $151,225 and $150,000; and Mr. Gonzalez, $148,925 and
$150,000. The bonuses under the Employment Agreements will be payable in two installments, the first of which is due on the Closing Date (as defined in the Merger Agreement) and the second of which is due on the second anniversary of
the Closing Date, as follows:   Mr. Berger, $100,000 and $250,000; Mr. Foley,
$50,000 and $100,000; and Mr. Gonzalez, $50,000 and $100,000.  Under the
Employment Agreements, Messrs. Berger, Foley and Gonzalez have agreed to forfeit and terminate the Canceled Options representing that portion of the BFG Options that has not vested immediately prior to the Effective Time pursuant to the terms of their Amended Option Agreements. In consideration of the termination of the Canceled Options, on the date of the Effective Time, DSC will execute and deliver to each of Messrs. Berger, Foley and Gonzalez a promissory note, the principal balance of which will be payable in two equal installments on the first and second anniversary of the Effective Time by delivery of shares of DSC Common Stock on each such date. The Employment Agreements also provide each of Messrs. Berger, Foley and Gonzalez with options to purchase shares of DSC Common Stock and the eligibility to receive performance-based bonus payments. Additionally, DSC has agreed to assume the obligations of CELCORE under the Amended Option Agreements with Messrs. Berger, Foley and Gonzalez. Pursuant to the Amended Option Agreements, each of Messrs. Berger, Foley and Gonzalez agreed that the consummation of the Merger would not result in the full and immediate exercisability of all BFG Options; provided that as of the Effective Time, 20% of such unvested BFG Options will be immediately exercisable representing the following shares of CELCORE Common
Stock: Mr. Berger, 67,500 shares; Mr. Foley, 16,500 shares; and Mr. Gonzalez, 22,500 shares. See "The Merger--Interests of Certain Persons; Possible Conflicts of Interest."

  DSC and Messrs. Berger, Foley and Gonzalez have agreed that the payments under the Employment Agreements will be contingent upon the approval of the holders of more than 75% of the outstanding CELCORE Capital Stock (and, for this purpose, the shares of CELCORE Common Stock held by Messrs. Berger, Foley and Gonzalez and certain of their related parties are not counted as outstanding), voting together as a single class, represented and entitled to vote at the Special Meeting or any adjournment thereof. The approval of the payments under the Employment Agreements is not a condition to the consummation of the Merger. However, in the absence of such stockholder approval, certain payments under the Employment Agreements made within one year of the Effective Time might be considered as "parachute payments" under Section 280G of the Code. To the extent such payments are considered "excess parachute payments," then under Section 4999 of the Code, Messrs. Berger, Foley and Gonzalez would be obligated to pay a non-deductible excise tax of 20% on their respective excess parachute payments and, under Section 280G of the Code, DSC would not be able to deduct the amount of the excess parachute payments.

  The term "excess parachute payment" is defined in Section 280G of the Code. This definition is based upon the term "parachute payment" which (in the absence of certain conditions) means any payment in the nature of compensation to, among others, an officer of a corporation when such payment is contingent upon (and would not be made except for) a change in the ownership or effective control of such corporation. The amount of any excess parachute payment is reduced by any portion of the payment that is established by clear and convincing evidence as reasonable compensation for personal services actually rendered by such person on, after or before the date of the change in ownership or control. Any payment pursuant to an agreement (or an amendment of a previous agreement) that is entered into within one year before a change in ownership or control is presumed to be contingent on such change unless the contrary is established by clear and convincing evidence. A "parachute payment" exists if the aggregate present value of the parachute payments equals or exceeds an amount equal to three times the recipient's average annual compensation for the immediately preceding five years (the "Base Amount").





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  Certain payments, such as certain severance payments, if any, and bonus payments made to Messrs. Berger, Foley and Gonzalez pursuant to the Employment Agreements and the value realized from BFG Options held by such persons, might be considered to be "excess parachute payments" if such payments are later determined to have been contingent upon (and would not be made except for) a change in the ownership or effective control of such corporation and are not considered reasonable compensation. Because the proposed regulations under
Section 280G of the Code are subject to varying interpretations, it is difficult to determine the exact amounts under the Employment Agreements which would constitute parachute payments. Additionally, legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify any current understandings as to what constitutes a parachute payment pursuant to Section 280G of the Code and the proposed regulations thereunder. Therefore, it is not possible at this time to determine with certainty what payments under the Employment Agreements are parachute payments. Although CELCORE believes that such payments are reasonable compensation for personal services actually rendered by Messrs. Berger, Foley and Gonzalez, there can be no assurance that the IRS or the courts will not treat all or a portion of such other payments under the Employment Agreements as "parachute payments," within the meaning of Section 280G of the Code.

  Notwithstanding the foregoing, under Section 280G of the Code, a payment to an officer of a corporation (such as Messrs. Berger, Foley and Gonzalez) will not be considered a parachute payment if the following conditions are met:

  (a) immediately before the change of control, no stock in the corporation was readily tradeable on an established securities market or otherwise; and

  (b) the payment is approved by persons who hold, immediately before the change of control, more than 75% of the voting power of all outstanding stock of such corporation after adequate disclosure to the stockholders of all material facts concerning the payment. For purposes of this vote, the shares of CELCORE Capital Stock owned by Messrs. Berger, Foley and Gonzalez and certain of their respective related parties will not be counted as outstanding.

  There is no established trading market for the shares of CELCORE Capital Stock. See "Summary--Market Price Information." As a result, the payments under the Employment Agreements will not be considered parachute payments if the stockholders of CELCORE approve the payments under the Employment Agreements.

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of the holders of 75% of the outstanding shares of CELCORE Capital Stock (other than shares held by Messrs. Berger, Foley and Gonzalez and certain of their respective related parties), voting together as a single class, represented and entitled to vote at the Special Meeting or any adjournment thereof, is necessary to approve the payments under the Employment Agreements. Pursuant to the Voting Agreements, each Principal Stockholder has agreed to vote, and has granted an irrevocable proxy to allow DSC to vote, the Principal Stockholder Shares in favor of the Employment Agreements. The Principal Stockholders may be deemed to beneficially own approximately 85.0% of the shares of CELCORE Capital Stock. Therefore, no additional votes from the holders of CELCORE Capital Stock are necessary to approve the payments under the Employment Agreements.

  THE BOARD OF DIRECTORS OF CELCORE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE PAYMENTS UNDER THE EMPLOYMENT AGREEMENTS.

              PROPOSAL TO APPROVE THE WAIVER OF LIQUIDATION RIGHTS
                     BY HOLDERS OF CELCORE PREFERRED STOCK

  Proposal 3 seeks approval of the holders of CELCORE Preferred Stock to waive any Liquidation Rights as provided in the Certificate of Incorporation and Certificates of Designations of CELCORE. The waiver of such Liquidation Rights by the holders of CELCORE Preferred Stock is a condition to consummation of the Merger. As currently in force, the Certificate of Incorporation and Certificates of Designations of CELCORE provide that in the event of any voluntary or involuntary liquidation, dissolution or winding up of CELCORE, or any merger or consolidation of CELCORE with any other corporation or entity or the sale of all or substantially all of CELCORE's assets to any other person, before any distribution or payment shall be made to or set apart for the holders of CELCORE Common Stock, the holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive from the assets of CELCORE $2.00, $6.00 and $8.00 per share, respectively, in cash or other property, such amount to be appropriately adjusted in the event of any stock dividend, stock split or combination, or similar recapitalization, plus dividends accrued but undeclared thereon. After holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have received the full amount of their liquidation preferences, the holders of Series A Preferred Stock will be entitled to receive prior and in preference to any distribution of any assets of CELCORE to the holders of CELCORE Common Stock, $0.50 per share in cash or other property, such amount to be appropriately adjusted in the event of any stock dividend, stock split or combination, or similar recapitalization, plus all accrued and unpaid dividends. The Certificate of Incorporation and Certificates of Designations of CELCORE further provide, however, that with respect to any Liquidation Rights to which a holder of CELCORE Preferred Stock would be entitled upon a merger or consolidation of CELCORE with any other corporation or entity or the sale of all or substantially all of CELCORE's assets to any other person, such Liquidation Rights may be waived if the holders of 80% of the outstanding shares of CELCORE Preferred Stock, voting together as a single class, agree to such a waiver.

  The approval of Proposal 3 is necessary in order for CELCORE to effectuate the Merger. Pursuant to the terms of the Merger Agreement, each share of CELCORE Preferred Stock outstanding at the Effective Time will be converted into a fraction of a share of DSC Common Stock, based on the Exchange Ratio. CELCORE stockholders will also receive the Preferred Stock Purchase Rights attaching to such stock pursuant to the DSC Rights Agreement. Any resulting fractional share interest will be paid in cash. Pursuant to the terms of the Merger Agreement, an aggregate amount equal to 5.333% of the shares of DSC Common Stock otherwise issuable to holders of CELCORE Capital Stock by virtue of the Merger will be placed into the Escrow Funds. See "Certain Provisions of the Merger Agreement--Conversion of Securities" and "--Escrow and Indemnification."

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of 80% of the outstanding shares of CELCORE Preferred Stock, voting together as a single class, represented and entitled to vote at the Special Meeting or any adjournment thereof, is necessary to approve Proposal 3. Pursuant to the Voting Agreements, each Principal Stockholder who is a holder of CELCORE Preferred Stock has waived, and has agreed to vote and has granted an irrevocable proxy to DSC to vote in favor of the waiver of, any Liquidation Rights as provided in the Certificate of Incorporation and Certificates of Designations of CELCORE. The Principal Stockholders may be deemed to beneficially own approximately [84.63]% of the shares of CELCORE Preferred Stock. Therefore, no additional votes from the holders of CELCORE Preferred Stock are necessary to approve the waiver of the Liquidation Rights as provided in the Certificate of Incorporation and Certificates of Designations of CELCORE. THE APPROVAL OF PROPOSAL 3 BY THE HOLDERS OF CELCORE PREFERRED STOCK IS A CONDITION TO CONSUMMATION OF THE MERGER. ANY FAILURE TO OBTAIN THE REQUISITE APPROVAL FOR PROPOSAL 3 WILL LIKELY PREVENT THE CONSUMMATION OF THE MERGER.

  THE BOARD OF DIRECTORS OF CELCORE UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF CELCORE PREFERRED STOCK VOTE IN FAVOR OF THE PROPOSAL TO WAIVE ANY LIQUIDATION RIGHTS THEY HAVE AS PROVIDED IN THE CERTIFICATE OF INCORPORATION AND CERTIFICATES OF DESIGNATIONS OF CELCORE.

                                 LEGAL MATTERS

  The legality of the shares of DSC Common Stock being offered hereby will be passed upon for DSC by Baker & McKenzie, Dallas, Texas. The federal income tax consequences in connection with the Merger will be passed upon for DSC by Baker & McKenzie and for CELCORE by Powell, Goldstein, Frazer & Murphy LLP.

                                    EXPERTS

  The consolidated financial statements and schedule of DSC and its subsidiaries incorporated by reference in DSC's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of CELCORE as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The fairness opinion of DLJ incorporated by reference in this Prospectus/Proxy Statement has been so incorporated in reliance upon the authority of DLJ as experts in investment banking.

                               GLOSSARY OF TERMS

A Interface               The standard interface between the MSC and the BSC in
                          a GSM system whose purpose is to pass connection related messages and paging requests between the MSC and BSC. It is the most common "division point" between the "switching" portion (MSC) and the "radio" portion (BSC) of a GSM system.

AMPS An acronym for Advanced Mobile Phone Service, an analog cellular standard originally developed by Bell Labs and in use throughout North and South America and many other world markets.

Base Station              The network element that consists of the radio
                          frequency transmitter/receiver assembly used to generate and receive the RF signal to communicate with mobile and portable cellular phones
                          (subscribers).

BSC An acronym for the Base Station Controller, a network element that controls the Base Station resources including assigning voice channels, managing call hand-offs, and controlling the power output of the Base Station transmitters. The division of functionality between the BSC and the Base Stations varies from one manufacturer to another.

CDMA An acronym for Code Division Multiple Access which is a technique for organizing a radio channel. In this context, it refers to the IS-95 standard air link protocol. In this implementation, a single 1.25MHz wideband carrier transmits a digital sequence that contains coded information that can support approximately 20 simultaneous voice conversations.

GSM                       An acronym for Global System for Mobile
                          Communications. The ETSI standard for digital cellular telephone systems that operate in the 890 to 960 MHZ frequency range. Although originally specified for use in Europe, the standard has now been adopted globally by more than 100 countries.

HLR An acronym for Home Location Register which is a database of subscribers that are registered with the network and contains profile and billing information.

IS-41 An abbreviation for Interim Standard 41 which is an ANSI standard officially entitled "Cellular Radio Telecommunications Intersystem Operations." It describes the procedures and message formats that are sent between networks that are necessary to provide cellular subscribers transparency of service when roaming between different cellular systems.

JAVA An interpreted, platform independent, object oriented language designed specifically for graphical applications.

MoU An acronym for Memorandum of Understanding. In this context, it refers to the GSM MoU which is an organization of Operators, prospective operators, and government regulatory bodies that meet regularly and form cooperative agreements covering the commercial and operational aspects of GSM. The GSM MoU was formed in 1987.

MSC An acronym for Mobile service Switching Center which is the network element responsible for setting up and terminating mobile calls to other mobiles as well as to the PSTN. It is often referred to as the "switch".

NMS An acronym for Network Management System which is the network component that is used to monitor and control various network elements. Some systems also are used to add, delete, and modify subscriber databases. These functions are also referred to as an Operations Maintenance Center (OMC) or OA&M (see below).

OA&M An acronym for Operations, Administration, and Maintenance system which, as its name implies, includes all of the facilities associated with operating and controlling the entities within a system. This function can be performed by one or more Network Management Systems (NMS) or Operations Maintenance Centers (OMC).

Object oriented           A software development strategy that organizes
                          software as a collection of objects that contain both data structure and behavior.

OMC-R An acronym for Operations Maintenance Center for Radio subsystem which is the entity used to configure, monitor, and control the radio system components. In GSM systems, the OMC-R provides these functions for the Base Station Controllers and the Base Stations.

OMC-S An acronym for Operations Maintenance Center for Switching subsystem which is the entity used to configure, monitor, and control the switching system components. In GSM systems, the OMC-S can provide these functions for the MSC, HLR, VLR, AuC, and other related components.

PCS An acronym for Personal Communications Systems which is a broad conceptual term that is used to describe advanced communications services for wireline and wireless networks for both voice and data. In the context of this document, it refers to digital airlink protocol wireless systems typically operating at either 1,800 or 1,900 MHZ.

PSTN An acronym for Public Switched Telephone Network which is the ordinary dial-up telephone network with its multitude of country specific variants.

Switch An abbreviation for a wireline or cellular telephone exchange or switching center that is used to connect calling and called parties.

TDMA An acronym for Time Division Multiple Access which is a technique for organizing a radio channel. In this context, it refers to the IS-136 standard air link protocol. In this implementation, a single 30KHz wideband carrier transmits a digital sequence that contains coded information that supports three simultaneous voice conversations.

VLR An acronym for Visitor Location Register which is a database of subscribers that are registered within the area of the network that is under its control.
                          It is, therefore, made up of "temporary" entries that are obtained from queries to each subscriber's Home Location Register.

Wireless Local Loop       Refers to the use of a radio link to link fixed
                          location telephone subscribers to the wired Public
                          Switched Telephone Network. The radio link and complexity of a Wireless Local Loop system can vary from as simple as a "last mile" basic one channel radio system that emulates a copper pair of telephone lines to a highly complex, city wide network with active antenna systems designed to accommodate
                          100,000 or more subscribers.

                                 CELCORE, INC.

                   INDEX TO HISTORICAL  FINANCIAL STATEMENTS




Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2

Balance Sheets as of December 31, 1995 and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-3

Statements of Operations for the Years Ended December 31, 1994, 1995 and 1996   . . . . . . . . . . . . . . . . . . . F-4

Statements of Redeemable Preferred Stock, Shareholders' Equity (Deficit) and Partners' Capital
    for the Years Ended December 31, 1994, 1995 and 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-5

Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996   . . . . . . . . . . . . . . . . . . . F-6

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-7



Balance Sheet as of September 30, 1997 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-15

Statements of Operations for the Nine Months Ended September 30, 1996 and 1997 (unaudited)  . . . . . . . . . . . .  F-16

Statements of Cash Flows for the Nine Months Ended September 30, 1996 and 1997 (unaudited)  . . . . . . . . . . . .  F-17

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-18

                          INDEPENDENT AUDITORS' REPORT





The Board of Directors
Celcore, Inc.:


We have audited the accompanying balance sheets of Celcore, Inc., as of December 31, 1995 and 1996, and the related statements of operations, redeemable preferred stock, shareholders' equity (deficit) and partners' capital and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of Celcore's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Celcore, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.





                                                           KPMG Peat Marwick LLP



Memphis, Tennessee
February 10, 1997

                                 CELCORE, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996

                          ASSETS                                 1995            1996
                                                             ------------    ------------
CURRENT ASSETS:
    Cash and cash equivalents                                $ 14,467,858    $ 12,056,065
    Accounts receivable, less allowances of $100,000 and
         $400,000 in 1995 and 1996, respectively (note 11)
                                                                3,388,943       1,765,249
    Inventories (note 3)                                        1,157,862       3,766,222
    Prepaid expenses and other current assets                     138,166         457,574
                                                             ------------    ------------
         TOTAL CURRENT ASSETS                                  19,152,829      18,045,110
                                                             ------------    ------------
Furniture and equipment (note 4)                                1,993,243       5,444,866
Less accumulated depreciation and amortization                   (317,688)     (1,150,331)
                                                             ------------    ------------
         NET FURNITURE AND EQUIPMENT                            1,675,555       4,294,535
                                                             ------------    ------------
Other assets                                                       81,587         487,282
                                                             ------------    ------------
                                                             $ 20,909,971    $ 22,826,927
                                                             ============    ============
         LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
    Current installments of long-term debt (note 5)          $         --    $    331,667
    Accounts payable                                            1,579,531       1,113,926
    Accrued expenses and other liabilities                        249,950         586,513
    Accrued relocation and recruiting                             310,511         345,753
    Unearned revenue                                              454,338         362,758
                                                             ------------    ------------
         TOTAL CURRENT LIABILITIES                              2,594,330       2,740,617
Long-term debt (note 5)                                                --         497,500
Other                                                              77,730          64,187
                                                             ------------    ------------
         TOTAL LIABILITIES                                      2,672,060       3,302,304
                                                             ------------    ------------

REDEEMABLE PREFERRED STOCK, cumulative and convertible,
    $.10 par value, aggregate liquidation and redemption
    value of $24,228,270 in 1995 and $40,262,086 in 1996
    Shares authorized -  7,000,000 in 1995 and 9,500,000
    in 1996; shares issued and outstanding - 6,038,045 in
    1995 and 8,042,272 in 1996 (note 7)                        23,188,966      39,292,597

COMMITMENTS AND CONTINGENCIES (NOTE 6)

SHAREHOLDERS' EQUITY (DEFICIT) (NOTES 8 AND 10):
    Series A preferred stock, cumulative and convertible
         $.10 par value, aggregate liquidation value of
         $2,250,000. 4,500,000 shares authorized, issued
         and outstanding                                          450,000         450,000
    Common stock, $.10 par value; shares authorized -
         50,000,000; shares issued and outstanding -
         5,500,000 in 1995 and 5,507,500 in 1996                  550,000         550,750
    Accumulated deficit                                        (5,951,055)    (20,768,724)
                                                             ------------    ------------
         TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                  (4,951,055)    (19,767,974)
                                                             ------------    ------------

                                                             $ 20,909,971    $ 22,826,927
                                                             ============    ============

See accompanying Notes to Financial Statements.

                                 CELCORE, INC.

                            STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996



                                           1994            1995            1996
                                       ------------    ------------    ------------
Net revenues (notes 11 and 12)         $  2,166,050    $  4,907,855    $  3,680,032
Cost of revenues                            709,404       1,762,013       1,350,854
                                       ------------    ------------    ------------
Gross profit                              1,456,646       3,145,842       2,329,178
                                       ------------    ------------    ------------
Operating expenses:
Research and development                  1,033,315       3,261,607       6,700,300
Sales and marketing                         546,974       2,104,720       4,207,391
General and administrative                  595,571       2,288,190       6,560,377
                                       ------------    ------------    ------------
                                          2,175,860       7,654,517      17,468,068
                                       ------------    ------------    ------------
     Operating loss                        (719,214)     (4,508,675)    (15,138,890)
Other income, net (note 13)                   5,098         235,576         507,451
                                       ------------    ------------    ------------
     Net loss                          $   (714,116)   $ (4,273,099)   $(14,631,439)
                                       ============    ============    ============
     Net loss per common share
             (note 2)                                  $      (0.81)   $      (2.69)
                                                       ============    ============
     Weighted average common
         shares outstanding                               5,500,000       5,501,567

See accompanying Notes to Financial Statements.

                                 CELCORE, INC.

                    STATEMENTS OF REDEEMABLE PREFERRED STOCK,
              SHAREHOLDERS' EQUITY (DEFICIT) AND PARTNERS' CAPITAL

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                          SHAREHOLDERS' EQUITY (DEFICIT)
                                                            ----------------------------------------------------------
                                              REDEEMABLE     PREFERRED                     ADDITIONAL
                                              PREFERRED        STOCK          COMMON         PAID-IN       ACCUMULATED
                                                STOCK         SERIES A        STOCK          CAPITAL         DEFICIT
                                             ------------   ------------   ------------   ------------    ------------
Balance at December 31, 1993                 $         --   $         --   $         --   $         --    $         --
Net loss through November 13, 1994                     --             --             --             --              --
Issuance of 4,500,000 shares of
  Series A preferred stock                             --        450,000             --             --        (691,647)
Issuance of 5,500,000 shares of
  common stock                                         --             --        550,000             --        (552,440)
Sale of 1,625,000 shares of Series B
  preferred stock                               3,150,446             --             --             --              --
Accretion of redeemable preferred
  stock                                            12,413             --             --             --         (12,413)
Net loss from inception of corporation
  to December 31, 1994                                 --             --             --             --        (250,572)
                                             ------------   ------------   ------------   ------------    ------------

Balance at December 31, 1994                    3,162,859        450,000        550,000             --      (1,507,072)
Sale of 1,375,000 shares of Series B
  preferred stock                               2,732,342             --             --             --              --
Sale of 3,038,046 shares of Series C
  preferred stock                              17,122,881             --             --             --              --
Accretion of redeemable preferred
  stock                                           170,884             --             --             --        (170,884)
Net loss for the year ended
  December 31, 1995                                    --             --             --             --      (4,273,099)
                                             ------------   ------------   ------------   ------------    ------------

Balance at December 31, 1995                   23,188,966        450,000        550,000             --      (5,951,055)
Exercise of options for 7,500 shares
  of common stock                                      --             --            750          7,125              --
Sale of 2,004,227 shares of Series D
  preferred stock                              15,910,276             --             --             --              --
Accretion of redeemable preferred
  stock                                           193,355             --             --         (7,125)       (186,230)
Net loss for the year ended
  December 31, 1996                                    --             --             --             --     (14,631,439)
                                             ------------   ------------   ------------   ------------    ------------

Balance at December 31, 1996                 $ 39,292,597   $    450,000   $    550,750   $         --    $(20,768,724)
                                             ============   ============   ============   ============    ============

                                                 PARTNERS' CAPITAL
                                                      (NOTE 1)
                                             ----------------------------
                                               GENERAL         LIMITED
                                               PARTNER         PARTNERS
                                             ------------    ------------
Balance at December 31, 1993                 $      2,195    $    217,262
Net loss through November 13, 1994                 (4,635)       (458,909)
Issuance of 4,500,000 shares of
  Series A preferred stock                             --         241,647
Issuance of 5,500,000 shares of
  common stock                                      2,440              --
Sale of 1,625,000 shares of Series B
  preferred stock                                      --              --
Accretion of redeemable preferred
  stock                                                --              --
Net loss from inception of corporation
  to December 31, 1994                                 --              --
                                             ------------    ------------

Balance at December 31, 1994                           --              --
Sale of 1,375,000 shares of Series B
  preferred stock                                      --              --
Sale of 3,038,045 shares of Series C
  preferred stock                                      --              --
Accretion of redeemable preferred
  stock                                                --              --
Net loss for the year ended
  December 31, 1995                                    --              --
                                             ------------    ------------

Balance at December 31, 1995                           --              --
Exercise of options for 7,500 shares
  of common stock                                      --              --
Sale of 2,004,227 shares of Series D
  preferred stock                                      --              --
Accretion of redeemable preferred
  stock                                                --              --
Net loss for the year ended
  December 31, 1996                                    --              --
                                             ------------    ------------
Balance at December 31, 1996                 $         --    $         --
                                             ============    ============

See accompanying Notes to Financial Statements.

                                  CELCORE, INC.

                            STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996


                                                                   1994            1995            1996
                                                               ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                    $   (714,116)   $ (4,273,099)   $(14,631,439)
   Adjustments to reconcile net loss to net cash used in
   operating activities:
       Depreciation and amortization                                 51,905         272,534         853,649
       Loss on sale of equipment                                         --              --          26,812
       Changes in operating assets and liabilities:
            Accounts receivable                                    (403,260)     (2,985,683)      1,623,694
            Inventories                                            (166,262)       (973,335)     (2,608,360)
            Prepaids and other assets                               (23,934)       (112,955)       (319,408)
            Accounts payable                                        137,604       1,425,333        (465,605)
            Accrued expenses and other liabilities                  180,114         320,350         377,609
            Unearned revenue                                        (16,740)        151,078         (91,580)
                                                               ------------    ------------    ------------
                TOTAL ADJUSTMENTS                                  (240,573)     (1,902,678)       (603,189)
                                                               ------------    ------------    ------------
                NET CASH USED IN OPERATING ACTIVITIES              (954,689)     (6,175,777)    (15,234,628)
                                                               ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of furniture and equipment                            (269,258)     (1,488,976)     (3,510,578)
   Proceeds from disposal of equipment                                   --              --          19,974
   Purchase of treasury bill                                             --              --        (414,532)
   Other                                                            (41,029)             --              --
                                                               ------------    ------------    ------------
                NET CASH USED IN INVESTING ACTIVITIES              (310,287)     (1,488,976)     (3,905,136)
                                                               ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from sale of stock                                    3,150,446      19,855,223      15,918,151
   Proceeds from issuance of long-term debt                              --              --         995,000
   Principal payments on long-term debt                                  --              --        (165,833)
   Other                                                                 --         (37,635)        (19,347)
                                                               ------------    ------------    ------------
                NET CASH PROVIDED BY FINANCING ACTIVITIES         3,150,446      19,817,588      16,727,971
                                                               ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents              1,885,470      12,152,835      (2,411,793)
Cash and cash equivalents at beginning of year                      429,553       2,315,023      14,467,858
                                                               ------------    ------------    ------------
Cash and cash equivalents at end of year                       $  2,315,023    $ 14,467,858    $ 12,056,065
                                                               ============    ============    ============

Supplemental disclosure:
   Interest paid for 1996 was $71,066. Capital lease obligations of $155,664 and $20,461 were incurred in 1995 and 1996, respectively

See accompanying Notes to Financial Statements.

                                 CELCORE, INC.

                         NOTES TO FINANCIAL STATEMENTS




(1)      DESCRIPTION OF THE BUSINESS

         Celcore, Inc. (the "Company" or "Celcore"), a Delaware corporation, was incorporated in September 1992, and acted as the general partner of Celcore LP until November 1994, when it succeeded to the business of Celcore LP as a result of a reorganization. The reorganization was affected by the exchange of convertible preferred stock to the Class B limited partners and common stock to the Class A limited partners and the general partner. The Partnership was liquidated, and all of the Partnership's assets were transferred to the Company and all of the liabilities of the Partnership were assumed by the Company; such assets and liabilities were recorded in the Company's financial statements at the Partnership's carrying value.

         The Company designs, assembles and installs cost-effective wireless telecommunications systems for cellular, PCS and wireless local loop applications in low teledensity markets. The Company's "Target Markets" are rural locations and areas in developing countries with low teledensities and where wireline or traditional wireless infrastructure is not readily available or economically feasible.

         Since inception of operations (March 1993), the Company has not generated revenues sufficient to cover its operating expenses. The activities of the Company continue to require significant amounts of working capital to finance its operations. During 1994, 1995, and 1996, the Company raised additional capital of $3,150,446, $19,855,223 and $15,918,151, respectively, to support operations. The Company may require additional cash infusions until such time as operations become self-sustaining.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         CASH EQUIVALENTS

         Cash equivalents of approximately $14,200,000 and $11,259,000 at December 31, 1995 and 1996, respectively, consisted of overnight repurchase agreements, treasury bills and securities of federal agencies with an initial term of less than 90 days. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of 90 days or less to be cash equivalents.

         INVENTORIES

         Inventories are stated at the lower of cost (first-in, first-out) or market.

         FURNITURE AND EQUIPMENT

         Furniture and equipment are stated at cost. Furniture under capital leases is stated at the present value of minimum lease payments. Depreciation and amortization of furniture and equipment is calculated on a straight- line basis over the estimated useful lives of the respective assets which are principally 7 years for furniture, 5 years for computer hardware, and 3 years for computer software.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying values of the Company's financial instruments recorded on the accompanying balance sheets approximate fair value due to the short-term nature of the financial instruments.

         IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

         The Company adopted the provisions of Statement of Financial Accounting Standards No. 121 (SFAS121), Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of, on January

                                 CELCORE, INC.

                         NOTES TO FINANCIAL STATEMENTS


         1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such amounts are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

         INCOME TAXES

         The Company is subject to income taxes under the provisions of SFAS 109, Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will be realized through the generation of future taxable income.

         REVENUE RECOGNITION

         For contracts involving new technologies, revenues and profits or parts thereof are deferred until technological feasibility is established, the products are delivered and customer acceptance is obtained. For other product sales, revenue is recognized at the time of shipment. Revenue from system installation and training is recognized as services are provided.

         UNEARNED REVENUE

         The Company received payments in 1994, 1995 and 1996 relating to sales commitments to customers for future shipment of the Company's products. These payments have been recorded as unearned revenue and recognized as revenue in accordance with the Company's revenue recognition policy.

         RESEARCH AND DEVELOPMENT

         Research and development costs are expensed as incurred.

         LOSS PER COMMON SHARE

         The Company's net loss per share calculations are based upon the weighted average number of shares of common stock outstanding for each period. Common shares issuable upon conversion of the Company's preferred stock or common equivalent shares issuable, using the treasury stock method, upon the exercise of options to purchase common stock have not been included as the effect on net loss per common share would be antidilutive. Net loss per common share has been adjusted for the accretion of the Company's preferred stock to its redemption value, which accretion has been included in Shareholders' deficit. The Company has not paid dividends to holders of the Company's common or preferred stock since its inception.

         The Company operated as a limited partnership during most of 1994; therefore, net loss per common share during 1994 is not applicable.

                                 CELCORE, INC.

                         NOTES TO FINANCIAL STATEMENTS



         CONCENTRATIONS OF RISK

         Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company sells its products and services throughout the world to places such as Asia, Africa, Europe and South America. The Company performs an ongoing credit evaluation of its customers' financial condition and has established an allowance for non-collection of accounts receivable based upon the collectibility of all accounts receivable.

         USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         STOCK OPTION PLAN

         Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 also allows entities to continue to apply the provisions of APB Opinion 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair- value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion 25 and provide the pro forma disclosure provisions of SFAS 123.

(3)      INVENTORIES

         Inventories at December 31, 1995 and 1996 consisted of the following:

                                               1995             1996
                                            ----------       ----------
         Raw materials                      $1,085,128       $  517,709
         Work in process                        44,797           20,850
         Finished goods                         27,937        3,227,663
                                            ----------       ----------
                                            $1,157,862       $3,766,222
                                            ==========       ==========

 (4)     FURNITURE AND EQUIPMENT

         Furniture and equipment at December 31, 1995 and 1996 consisted of the following:

                                               1995              1996
                                            ----------       ----------
         Furniture                          $  285,779       $  372,116
         Computer hardware                   1,220,417        3,885,192
         Computer software                     487,047        1,187,558
                                            ----------       ----------
                                            $1,993,243       $5,444,866
                                            ==========       ==========

(5)      LONG-TERM DEBT

         On August 27, 1996, the Company entered into a loan and security agreement for a $3,000,000 working capital line of

                                 CELCORE, INC.

                         NOTES TO FINANCIAL STATEMENTS


         credit, a $3,000,000 export/import working capital line of credit and a $1,000,000 equipment line of credit. The lines of credit are secured by substantially all assets of the Company and bear interest at a rate of prime plus 1% for the working capital line of credit and prime plus 1-1/2% for the export/import working capital line of credit and the equipment line of credit. At December 31, 1996, the lines of credit had no outstanding balances.

         Long-term debt at December 31, 1996 consisted of a note payable for $829,167 due in monthly principal payments of $27,639 plus interest at prime plus 1-1/2% (9.75% at December 31, 1996), with final payment due June 1999; the note was secured by substantially all assets of the Company.

         The Company's loan agreements contain various debt covenants including tangible net worth, certain financial ratios and restrictions on dividends.

         Aggregated maturities of long-term debt as of December 31, 1996 are as follows: 1997, $331,667; 1998, $331,667 and 1999, $165,833.

(6)      COMMITMENTS AND CONTINGENCIES

         The Company has several noncancelable operating leases, primarily for office space. Total rental expense for operating leases was $40,673, $187,722 and $600,237 for the years ended December 31, 1994, 1995 and 1996, respectively.

         Future minimum lease payments under noncancelable operating leases as of December 31, 1996 are:



         YEAR ENDED DECEMBER 31,
         ------------------------
                   1997                                      $  575,080
                   1998                                         575,385
                   1999                                         260,625
                   2000                                          45,393
                                                             ----------
                                                             $1,456,483
                                                             ==========

(7)      REDEEMABLE PREFERRED STOCK

         SERIES B PREFERRED STOCK

         The 3,000,000 issued shares of Series B preferred stock have a liquidation value of $2.00 per share and are participating and voting. Each share of Series B preferred stock is convertible into shares of common stock at a conversion rate of one share of common stock for each share of preferred stock. The Company shall redeem one-third of the outstanding preferred shares on each of December 1, 2000, 2001 and 2002. The redemption price shall be $2.00 per share plus all declared dividends (note to date) and accrued dividends up to the redemption dates.

         SERIES C PREFERRED STOCK

         The 3,038,046 issued shares of Series C preferred stock have a liquidation value of $6.00 per share and are participating and voting. Each share of Series C preferred stock is convertible into shares of common stock at a conversion rate of one share of common stock for each share of preferred stock. The Company shall redeem one-third of the outstanding preferred shares on each of December 1, 2000, 2001 and 2002. The redemption price shall be $6.00 per share plus all declared dividends (none to date) and accrued dividends up to the redemption dates.

                                 CELCORE, INC.

                         NOTES TO FINANCIAL STATEMENTS


         SERIES D PREFERRED STOCK

         The 2,004,227 issued shares of Series D preferred stock have a liquidation value of $8.00 per share and are participating and voting. Each share of Series D preferred stock is convertible into shares of common stock at a conversion rate of one share of common stock for each share of preferred stock. The Company shall redeem one-third of the outstanding preferred shares on each of December 1, 2000, 2001 and 2002. The redemption price shall be $8.00 per share plus all declared dividends (none to date) and accrued dividends up to the redemption dates.

         The Company is recording accretion to increase the carrying value of the redeemable preferred stock to the redemption value of $40,262,086 by December 1, 2002.

(8)      SHAREHOLDERS' EQUITY

         COMMON STOCK

         Of the authorized but unissued shares as of December 31, 1996, 12,542,273 have been reserved for conversion rights of preferred stockholders.

         SERIES A PREFERRED STOCK

         The 4,500,000 issued shares of Series A preferred stock have a liquidation value of $0.50 per share and are participating and voting. Each share of Series A preferred stock is convertible into shares of common stock at a conversion rate of one share of common stock for each share of preferred stock.

                                 CELCORE, INC.

                         NOTES TO FINANCIAL STATEMENTS


         (9)     INCOME TAXES

         The tax effect of temporary differences at December 31, 1995 and 1996 is presented below:

                                                                        1995          1996
                                                                    -----------    -----------
         Deferred tax assets:
            Net difference in capitalized start-up, organization
                 and patent expenses                                $    42,000    $    66,000
            Cash deposits recognized in taxable income                  173,000        138,000
            Inventories, principally due to adjustment
                 for tax purposes                                        21,000         24,000
            Accruals, principally for warranties and moving
                 expenses                                               156,000        157,000
            Accounts receivable, principally for sales deductions        38,000        152,000
            Federal and state loss carryforwards                      1,444,000      7,041,000
                                                                    -----------    -----------

                       Total gross deferred tax assets                1,874,000      7,578,000

            Less valuation allowance                                 (1,808,000)    (7,357,000)
                                                                    -----------    -----------
                       Net deferred tax assets                           66,000        221,000
         Deferred tax liabilities - furniture and equipment,
                    principally due to depreciation                     (66,000)      (221,000)
                                                                    -----------    -----------

                        Net deferred tax assets                     $        --    $        --
                                                                    ===========    ===========


         The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Due to the historical net operating losses, management cannot reliably predict when the deferred assets can be realized. Consequently, a valuation allowance of $195,000, $1,808,000 and $7,357,000 has been provided at December 31,
         1994 , 1995 and 1996, respectively. At December 31, 1996, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $18,500,000 which are available to offset future federal and state income, if any, through 2012.


(10)     STOCK OPTIONS

         The 1995 Stock Option Plan (the "1995 Plan") provides for the granting of stock options to employees, directors or consultants to the Company. Under the 1995 Plan, the Board of Directors is authorized to issue up to 2,000,000 shares of common stock. The Board has the authority to select the individuals to receive options and determine the number of shares and terms of the options granted.

         In December 1996, the 1995 Plan was frozen with the simultaneous adoption of the 1996 Stock Incentive Plan (the "1996 Plan"). The 1996 Plan provides for the granting of awards of shares of common stock, awards of derivative securities related to the value of common stock, and certain cash awards to employees, directors, and consultants of the Company. Awards under the 1996 Plan are determined by a committee of no less than two members of the Board of Directors. The Board of Directors has reserved 3,000,000 shares of Company common stock for issuance pursuant to awards that may be made under the 1996 Plan, and has adopted a policy that shares of common stock issuable pursuant to options outstanding under the 1995 Plan will be deducted from the number of shares of common stock issuable pursuant to options outstanding under the 1996 Plan. The number of shares available under the 1996 Plan will be redetermined each succeeding fiscal year to equal the greater of 3,000,000 or 15% of the issued and outstanding shares of common stock on a fully diluted basis. The term of

                                 CELCORE, INC.

                         NOTES TO FINANCIAL STATEMENTS


         the 1996 Plan is indefinite. Substantially all stock options under both plans have 10 year terms and shall be exercisable as to 25% of the shares covered by the options on the first, second, third and fourth anniversary of the dates of the grant.

         As of December 31, 1996, options for 848,250 shares were available to be awarded under the 1996 Plan.

         The per share weighted-average minimum value of the stock options granted during 1995 and 1996 was $.027 and $.055, respectively, on the date of grant using the minimum value method with the following weighted-average assumptions: risk free interest rate of 7% and an expected life of 2 years after vesting.

         The Company applies APB Opinion No. 25 in accounting for the plans. The exercise price of options at their respective grant dates is equal to the estimated fair market value, and accordingly, no compensation cost has been recognized for the stock options in the financial statements. Had the Company determined compensation cost based on the minimum value at the grant date for its stock options under SFAS 123, the Company's net loss for the years ended December 31, 1995 and 1996 would have been increased to the pro forma amounts indicated below:

                                                   NET LOSS
                                        ------------------------------
                                            1995              1996
                                        ------------      ------------
         As reported                    $ (4,273,099)     $(14,631,439)
         Pro forma                      $ (4,335,326)     $(14,872,257)
         Pro forma per share            $      (0.82)     $      (2.74)

         In 1995 and 1996 the Board of Directors granted options to officers and employees at various prices which were believed to approximate the fair market value of the shares at the grant date. Activity with respect to these options during the period indicated is as follows:

                                                                WEIGHTED-AVERAGE
                                               NUMBER OF SHARES  EXERCISE PRICE
                                               ----------------  --------------
         Balance at December 31, 1994                     --               --
             Granted                               1,099,500       $     1.02
             Canceled                                (87,000)            1.05
                                                  ----------       ----------
         Balance at December 31, 1995              1,012,500             1.02
             Granted                               1,245,250             2.10
             Exercised                                (7,500)            1.05
             Canceled                               (106,000)            1.84
                                                  ----------       ----------
         Balance at December 31, 1996              2,144,250       $     1.61
                                                  ==========       ==========



         At December 31, 1996, the range of exercise prices and weighted average contractual life of outstanding options was $0.50 to $2.10 and 9 years.

         At December 31, 1996, the number of options exercisable was 260,250 and the weighted average exercise price of those options was $1.00.

                                 CELCORE, INC.

                         NOTES TO FINANCIAL STATEMENTS


 (11)    SIGNIFICANT CUSTOMERS

         The Company's sales and trade accounts receivable are concentrated among a small number of customers. For the year ended December 31, 1994, sales to two customers aggregated approximately 78% and 16%, respectively, of total net revenues. For the year ended December 31, 1995, sales to two customers represented approximately 20% and 21%, respectively, of total net revenues. For the year ended December 31, 1996, sales to five customers aggregated approximately $2,500,000 representing approximately 72% of the Company's total net revenues. Sales to these customers ranged from 10% to 17% of total net revenues.

(12)     GEOGRAPHIC INFORMATION

         Net Revenues from product sales and services provided outside the United States for the years ended December 31, 1995 and 1996 (none in
         1994) were as follows:

                                               1995              1996
                                             --------          --------
         Asia                                $469,435          $ 21,583
         Europe                                    --           580,202
         Africa                               530,035           387,576
                                             --------          --------
                                             $999,470          $989,361
                                             ========          ========

(13)     OTHER INCOME, NET

                                      1994         1995         1996
                                   ---------    ---------    ---------
         Interest Income           $  10,705    $ 255,381    $ 608,995
         Interest Expense             (5,607)      (9,429)     (71,066)
         Other, net                       --      (10,376)     (30,478)
                                   ---------    ---------    ---------
                                   $   5,098    $ 235,576    $ 507,451
                                   =========    =========    =========

                                 CELCORE, INC.

                                 BALANCE SHEET

                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                 ASSETS

CURRENT ASSETS:
 Cash and cash equivalents                                               $    619,279
 Accounts receivable, less allowances of $477,336                           4,153,989
 Finance receivables, current (note 2)                                        614,989
 Inventories (note 3)                                                       5,629,406
 Prepaid expenses and other current assets                                    817,238
                                                                         ------------
     TOTAL CURRENT ASSETS                                                  11,834,901
                                                                         ------------
Furniture and equipment                                                     7,192,574
Less accumulated depreciation and amortization                             (2,175,177)
                                                                         ------------
     NET FURNITURE AND EQUIPMENT                                            5,017,397
                                                                         ------------
Finance receivables, long-term (note 2)                                       638,796
Other assets                                                                  481,274
                                                                         ------------
                                                                         $ 17,972,368
                                                                         ============
             LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
 Short-term debt (note 4)                                                $    450,000
 Current installments of long-term debt (note 4)                            2,385,972
 Accounts payable                                                           4,840,740
 Accrued expenses and other liabilities                                     2,316,945
 Unearned revenue                                                             741,686
                                                                         ------------
     TOTAL CURRENT LIABILITIES                                             10,735,343
                                                                         ------------

 REDEEMABLE PREFERRED STOCK, cumulative and convertible, $.10 par value, aggregate liquidation and redemption value of $40,262,086
   Authorized 9,500,000 shares; 8,042,272 shares issued and
    outstanding                                                            39,438,766

COMMITMENTS AND CONTINGENCIES (NOTE 8)

SHAREHOLDERS' EQUITY (DEFICIT):
 Series A preferred stock, cumulative and convertible $.10 par value, aggregate liquidation value of $2,250,000.  4,500,000 shares
     authorized, issued and outstanding                                       450,000
 Common stock, $.10 par value; 50,000,000 shares authorized; 5,591,250
     shares issued and outstanding                                            559,125
 Accumulated deficit                                                      (33,210,866)
                                                                         ------------
     TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                 (32,201,741)
                                                                         ------------
                                                                         $ 17,972,368
                                                                         ============

  See accompanying Notes to Financial Statements.

                                 CELCORE, INC.

                            STATEMENTS OF OPERATIONS

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                  (UNAUDITED)


                                                   1996                1997
                                               ------------        ------------
Net revenues (notes 5 and 6)                   $  2,755,992        $  9,485,096
Cost of revenues                                    918,568           5,719,315
                                               ------------        ------------
   Gross profit                                   1,837,424           3,765,781
                                               ------------        ------------
Operating expenses:
   Research and development                       4,764,698           6,931,944
   Sales and marketing                            2,882,354           4,518,004
   General and administrative                     4,560,438           4,669,148
                                               ------------        ------------
                                                 12,207,490          16,119,096
                                               ------------        ------------
   Operating loss                               (10,370,066)        (12,353,315)
Other income (expense), net                         342,102             (24,320)
                                               ------------        ------------
   Net loss                                    $(10,027,964)       $(12,377,635)
                                               ============        ============
   Net loss per common share                   $      (1.85)       $      (2.26)
                                               ============        ============
   Weighted average common
          shares outstanding                      5,500,238           5,532,839

See accompanying Notes to Financial Statements.

                                 CELCORE, INC.

                            STATEMENTS OF CASH FLOWS

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                  (UNAUDITED)



                                                              1996            1997
                                                          ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                 $(10,027,964)   $(12,377,635)
 Adjustments to reconcile net loss to net cash used in
 operating activities:
     Depreciation and amortization                             499,566       1,034,123
     Loss on disposal of equipment                              26,812         100,085
     Changes in operating assets and liabilities:
          Accounts receivable                                1,812,584      (2,388,739)
          Finance receivables                                       --      (1,253,785)
          Inventories                                       (1,031,549)     (1,863,183)
          Prepaids and other assets                           (148,592)       (375,023)
          Accounts payable                                    (728,601)      3,726,811
          Accrued expenses and other liabilities               719,887       1,320,490
          Unearned revenue                                    (326,922)        378,929
                                                          ------------    ------------
              NET CASH USED IN OPERATING ACTIVITIES         (9,204,779)    (11,697,927)
                                                          ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of furniture and equipment                       (2,238,870)     (1,847,795)
 Proceeds from disposal of equipment                            19,974              --
 Purchase of treasury bill                                          --      (2,507,908)
 Proceeds from sale of treasury bill                                --       2,520,000
                                                          ------------    ------------
              NET CASH USED IN INVESTING ACTIVITIES         (2,218,896)     (1,835,703)
                                                          ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from sale of stock                                15,828,351          90,038
 Increase in short-term debt                                        --         450,000
 Proceeds from issuance of long-term debt                      995,000       2,000,000
 Principal payments on long-term debt                          (82,917)       (443,194)
                                                          ------------    ------------

              NET CASH PROVIDED BY FINANCING ACTIVITIES     16,740,434       2,096,844
                                                          ------------    ------------

Net increase (decrease) in cash and cash equivalents         5,316,759     (11,436,786)

Cash and cash equivalents at beginning of period            14,467,858      12,056,065
                                                          ------------    ------------

Cash and cash equivalents at end of period                $ 19,784,617    $    619,279
                                                          ============    ============

Supplemental disclosure:
          Interest paid for 1997 and 1996 was $162,733 and $42,375, respectively. A capital lease obligation of $20,740 was incurred in 1996.

See accompanying Notes to Financial Statements.

                                 CELCORE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)


(1)      DESCRIPTION OF THE BUSINESS

         The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary to present fairly the Company's financial position, results of operations and cash flows. Such adjustments are of a recurring nature unless otherwise disclosed herein. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to rules and regulations promulgated by the Securities and Exchange Commission. However, the Company believes that the disclosures contained herein are adequate to make information presented not misleading. Nine month financial results may not be indicative of annual financial results.

         These unaudited financial statements and notes should be read in conjunction with the audited financial statements and accompanying notes.

         The Company designs, assembles and installs cost-effective wireless telecommunications systems for cellular, PCS and wireless local loop applications in low teledensity markets. The Company's "Target Markets" are rural locations and areas in developing countries with low teledensities and where wireline or traditional wireless infrastructure is not readily available or economically feasible.

         Since inception of operations (March 1993), the Company has not generated revenues from operations sufficient to cover its operating expenses. The activities of the Company continue to require significant amounts of working capital to finance its operations. The Company has not raised additional capital to support operations during 1997. The Company will require additional cash infusions until such time as operations become self-sustaining.


(2)      FINANCE RECEIVABLES

         The Company began extending long-term credit in 1997 to certain of its customers at interest rates commensurate with the credit and prepayment risks involved. At September 30, 1997, total finance receivables were $1,253,785. Aggregate maturities of finance receivables for each twelve month period subsequent to September 30, 1997, are $614,989 and $638,796 in 1998 and 1999, respectively.

(3)      INVENTORIES

         Inventories at September 30, 1997 consisted of the following:

         Raw materials       $  542,453
         Finished goods       5,086,953
                             ----------
                             $5,629,406
                             ==========

(4)      LONG-TERM DEBT

         As of September 30, 1997, the Company had outstanding borrowings of $450,000 under a working capital line and had utilized $375,000 to collateralize a standby letter of credit. Interest on the outstanding borrowings are at prime plus 1 and 1/2%. Additionally, the Company had outstanding borrowings of $2,385,972 under a term loan. This term loan bears interest at prime plus 1 and 1/2%. All of the

                                 CELCORE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)


         borrowings are secured by all of the assets of the Company. As of September 30, 1997, the Company was in default of certain financial covenants contained in the term loan agreement and has not repaid the outstanding line of credit balance which expired in August 1997. As a result, all outstanding borrowings have been classified as current at September 30, 1997. (See note 7)

         In the fourth quarter of 1997, the Company entered into a $10,000,000 revolving credit agreement with DSC Communications Corporation (DSC) to fund working capital requirements. Borrowings under the Agreement will be unsecured, bear interest at 11.5% per annum and will mature on
         January 15, 1998.   At October 31, 1997, the Company had borrowed
         $4,400,000 under the revolving credit agreement.  (See note 7)

(5)      SIGNIFICANT CUSTOMERS

         The Company's net revenues and trade accounts receivable are concentrated among a small number of customers. For the nine months ended September 30, 1997, sales to eight customers aggregated $8,492,173 representing approximately 90% of the Company's total net revenues. For the nine months ended September 30, 1996, sales to eight customers aggregated $1,984,651 representing approximately 72% of the Company's total net revenues.

         For the nine months ended September 30, 1997, net revenues of approximately $5.1 million were attributable to two customers located in South America.

(6)      RELATED PARTY TRANSACTION

         During the third quarter of 1997, CELCORE recorded an approximate $250,000 special sales allowance provision related to the expected return of certain equipment with an original selling price of approximately $764,000. The equipment was sold in 1997 to a customer who is an affiliate of a 11.05% owner of the Company's Capital Stock.

(7)      SUBSEQUENT EVENT

         In October 1997, the Company entered into a merger agreement with DSC. The merger, valued at approximately $167,000,000 (including transaction costs), will be consummated with the issuance of DSC common stock in exchange for all the outstanding common and preferred shares of the Company. DSC will assume substantially all of the Company's outstanding stock options. The merger is subject to a number of items including governmental approval and should be completed prior to the end of 1997.

         Should the merger be consummated, the Company's short-term and long-term cash requirements would be funded by DSC. It is anticipated that DSC would advance the Company the necessary funds to repay all outstanding borrowings with its bank. However, if the merger is not consummated, it would be necessary for the Company to find alternative financing, which may include extending terms with its bank, a debt or equity offering or other lending sources. There can be no assurance that the Company would be able to raise the necessary funds to sustain future operations.

(8)      COMMITMENTS AND CONTINGENCIES

         The Company is a party to routine legal proceedings incidental to its business. The Company does not believe the ultimate resolution of these legal proceedings will have a material adverse effect on its financial position and results of operations.

                                   APPENDIX A




                                  AGREEMENT AND


                                 PLAN OF MERGER

================================================================================


                          AGREEMENT AND PLAN OF MERGER


                                     Among


                        DSC COMMUNICATIONS CORPORATION,

                             CI ACQUISITION COMPANY

                                      and

                                 CELCORE, INC.



                             Dated October 29, 1997





================================================================================

                               TABLE OF CONTENTS


         Section                                                                                                     Page
         -------                                                                                                     ----
ARTICLE I

         THE MERGER
         SECTION 1.01.  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         SECTION 1.02.  Effective Time; Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         SECTION 1.03.  Effect of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         SECTION 1.04.  Certificate of Incorporation; Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         SECTION 1.05.  Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II

         CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
         SECTION 2.01.  Conversion of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         SECTION 2.02.  Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         SECTION 2.03.  Stock Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         SECTION 2.04.  Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         SECTION 2.05.  Escrow Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         SECTION 2.06.  Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE TARGET
         SECTION 3.01.  Corporate Organization and Qualification; Subsidiaries  . . . . . . . . . . . . . . . . . . . . 9
         SECTION 3.02.  Certificate of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 3.03.  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 3.04.  Authority Relative to This Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 3.05.  No Conflict; Required Filings and Consents  . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 3.06.  Permits; Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 3.07.  Financial Statements; Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 3.08.  Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 3.09.  Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 3.10.  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 3.11.  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.12.  Intellectual Property Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 3.14.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         SECTION 3.15.  Target Products; Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 3.16.  Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 3.17.  Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                               TABLE OF CONTENTS


         Section                                                                                                     Page
         -------                                                                                                     ----
         SECTION 3.18.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 3.19.  Tangible Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 3.20.  Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 3.21.  Accounting and Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 3.22.  Certain Business Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 3.23.  Real Property and Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 3.24.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 3.25.  Indemnification Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 3.26.  Board Recommendation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 3.27.  Change in Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 3.28.  Payments Resulting from Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT SUB
         SECTION 4.01.  Corporate Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.02.  Certificate of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.03.  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 4.04.  Authority Relative to This Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 4.05.  No Conflict; Required Filings and Consents  . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 4.06.  Ownership of Parent Sub; No Prior Activities  . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 4.07.  Parent Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 4.08.  Parent Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 4.09.  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 4.10.  Subsequent Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 4.11.  Certain Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE V

         CONDUCT OF BUSINESS PENDING THE MERGER
         SECTION 5.01.  Conduct of Business by the Target Pending the Merger  . . . . . . . . . . . . . . . . . . . .  35

ARTICLE VI

         ADDITIONAL AGREEMENTS
         SECTION 6.01.  Registration Statement; Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 6.02.  Target's Stockholder Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 6.03.  Appropriate Action; Consents; Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 6.04.  Access to Information; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

                               TABLE OF CONTENTS


         Section                                                                                                     Page
         -------                                                                                                     ----
         SECTION 6.05.  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 6.06.  Obligations of Parent Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 6.07.  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 6.08.  Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 6.09.  Further Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 6.10.  Registration on Form S-8  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 6.11.  Tax-Free Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 6.12.  Unaudited Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 6.13.  Letters of Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 6.14.  Update Disclosure; Breaches . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 6.15.  Affiliate Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 6.16.  Voting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 6.17.  DSC Special Celcore Incentive Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE VII

         CONDITIONS PRECEDENT TO THE MERGER
         SECTION 7.01.  Conditions to the Obligations of Each Party . . . . . . . . . . . . . . . . . . . . . . . . .  45
         SECTION 7.02.  Conditions to the Obligations of Parent and Parent Sub  . . . . . . . . . . . . . . . . . . .  46
         SECTION 7.03.  Conditions to the Obligations of Target . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

ARTICLE VIII

         TERMINATION
         SECTION 8.01.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         SECTION 8.02.  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         SECTION 8.03.  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         SECTION 8.04.  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

ARTICLE IX

         ESCROW AND INDEMNIFICATION
         SECTION 9.01.  Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .  52
         SECTION 9.02.  Parent Escrow Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         SECTION 9.03.  Representative Escrow Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

                               TABLE OF CONTENTS


         Section                                                                                                     Page
         -------                                                                                                     ----
ARTICLE X

         GENERAL PROVISIONS
         SECTION 10.01.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         SECTION 10.02.  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         SECTION 10.03.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         SECTION 10.04.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         SECTION 10.05.  Entire Agreement and Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         SECTION 10.06.  Target Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         SECTION 10.07.  Assignments, Successors, and No Third-Party Rights . . . . . . . . . . . . . . . . . . . . .  62
         SECTION 10.08.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         SECTION 10.09.  Section Headings, Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         SECTION 10.10.  Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         SECTION 10.11.  Incorporation of Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         SECTION 10.12.  Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         SECTION 10.13.  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         SECTION 10.14.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         SECTION 10.15.  Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         SECTION 10.16.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

EXHIBITS:

Exhibit A        Certificate of Incorporation
Exhibit B        Affiliate Agreement
Exhibit C        Voting Agreement
Exhibit D        Tax Opinion of Baker & McKenzie
Exhibit E        Tax Opinion of Powell, Goldstein, Frazer & Murphy LLP
Exhibit F        Opinion of Powell, Goldstein, Frazer & Murphy LLP
Exhibit G        Opinion of Baker & McKenzie
Exhibit H        DSC Special Celcore Incentive Plan

         This AGREEMENT AND PLAN OF MERGER, dated as of October 29, 1997 (this "Agreement"), by and among DSC Communications Corporation, a Delaware corporation ("Parent"), CI Acquisition Company, a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Parent Sub"), and Celcore, Inc., a Delaware corporation (the "Target").

         WHEREAS, Parent Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), will merge with and into Target (the "Merger") and as a result of the Merger, the separate corporate existence of Parent Sub shall cease and Target shall continue as the surviving corporation of the Merger (the "Surviving Corporation");

         WHEREAS, the Board of Directors of Target (i) has determined that the Merger is in the best interests of Target and its stockholders (the "Target Stockholders") and unanimously approved and adopted this Agreement and the transactions contemplated hereby (the "Transactions") and (ii) has unanimously recommended approval and adoption of this Agreement and approval of the Merger by, and directed that this Agreement and the Merger be submitted to a vote of, the Target Stockholders;

         WHEREAS, the Boards of Directors of Parent and Parent Sub have determined that the Merger is in the best interests of Parent and Parent Sub and their stockholders and have unanimously approved and adopted this Agreement and the Transactions; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of
Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Parent Sub and Target hereby agree as follows:


                                   ARTICLE I

                                   THE MERGER

         SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware Law, at the Effective Time (as defined below), Parent Sub shall be merged with and into Target. As a result of the Merger, the outstanding shares of capital stock of Parent Sub and Target shall be converted or canceled in the manner provided in
Article II of this Agreement, the separate corporate existence of Parent Sub shall cease, and Target will be the surviving corporation in the Merger and shall become a subsidiary of Parent. The name of the Surviving Corporation shall be DSC/Celcore, Inc.

         SECTION 1.02. Effective Time; Closing. As promptly as practicable on or before December 1, 1997, and in no event later than the first business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Secretary") in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the Dallas, Texas offices of Baker & McKenzie (the "Closing Date") (or such other place as the parties may agree).

         SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights, privileges, powers and franchises (of a public as well as of a private nature) of Target and Parent Sub and all property (real, personal and mixed) of Target and Parent Sub and all debts due to either Target or Parent Sub on any account, including subscriptions to shares, and every other interest of or belonging to or due to each of Target and Parent Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of Target and Parent Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if such debts, liabilities, obligations and duties had been incurred or contracted by the Surviving Corporation. The title to any real estate or any interest therein vested, by deed or otherwise, in Target or Parent Sub shall not revert or in any way become impaired by reason of the Merger, and all rights of creditors and all liens upon any property of Target or Parent Sub shall be preserved unimpaired following the Merger.

         SECTION 1.04. Certificate of Incorporation; Bylaws. (a) At the Effective Time, the certificate of incorporation of Target, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time by operation of this Agreement and by virtue of the Merger without any further action by the stockholders or directors of the Surviving Corporation to read in its entirety as set forth in Exhibit A attached hereto.

                 (b) At the Effective Time, the bylaws of Parent Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

         SECTION 1.05. Directors and Officers. The directors of Parent Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving





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Corporation until a successor is elected or appointed and has qualified or until the earliest of such director's death, resignation, removal or disqualification, and the officers of Parent Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or as otherwise provided in the bylaws of the Surviving Corporation.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent Sub, Target or the holders of any of the following securities:

                 (a) Each share of common stock, $0.10 par value per share ("Target Common Stock"), of Target issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below)) shall be converted into the right to receive that number of shares of common stock, par value $0.01 per share (including any preferred stock purchase rights issuable pursuant to the Rights Agreement, dated April 25, 1996 between Parent and KeyCorp Shareholder Services, Inc. as rights agent, or any other purchase right issued in substitution thereof, "Parent Common Stock"), of Parent equal to the Exchange Ratio. The "Exchange Ratio" shall be a fraction, the numerator of which is eight (8) and the denominator of which is the Average Trading Price of the Parent Common Stock; provided, however, in the event the Average Trading Price is twenty-five dollars ($25.00) or less then the Exchange Ratio shall be
 .32. The term "Average Trading Price" shall mean the average of the reported last sale prices of a share of Parent Common Stock on the NASDAQ National Market ("Nasdaq") as reported by Nasdaq for the 10 consecutive trading days ending immediately preceding the second trading day before the meeting of Target Stockholders (as defined below) called for the purpose of voting on the Merger.

                 (b) Each share of Series A Convertible Preferred Stock, par value $0.10 per share ("Series A Preferred Stock"), Series B Convertible Preferred Stock, par value $0.10 per share ("Series B Preferred Stock"), Series C Convertible Preferred Stock, par value $0.10 per share ("Series C Preferred Stock"), and Series D Convertible Preferred Stock, par value $0.10 per share ("Series D Preferred Stock"), of Target (collectively, the "Target Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive that number of shares of Parent Common Stock equal to the Exchange Ratio.

                 (c) From and after the Effective Time, all shares of Target Common Stock and Target Preferred Stock (together referred to as the "Target Stock") (other than Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares (other than





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
Dissenting Shares) shall thereafter represent the right to receive, subject to
Section 2.02(h), a certificate representing the shares of Parent Common Stock into which such Target Stock was converted in the Merger. Subject to Section 2.02(h), certificates previously representing shares of Target Stock (other than Dissenting Shares) shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.02, without interest. All arithmetic calculations of conversions pursuant to this Section 2.01 shall be made through the fourth decimal place (i.e., to the closest ten-thousandth). No fractional share of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(e) hereof. In any event, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock, Target Common Stock or Target Preferred Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                 (d) Any shares of Target Stock held in the treasury of Target and any shares of Target Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                 (e) Each share of common stock, par value $0.01 per share, of Parent Sub ("Parent Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

         SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of or before the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company organized under the laws of, and having an office in, any state of the United States and designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Target Stock and, for exchange through the Exchange Agent in accordance with this Article II, (i) certificates representing the whole shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Target Stock and (ii) cash in an amount sufficient to permit payment of cash payable in lieu of fractional shares pursuant to Section 2.02(e) (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, and cash, being hereinafter referred to as the "Exchange Fund"). Subject to Section 2.02(h), the Exchange Agent shall, pursuant to irrevocable instructions from Parent, deliver the Parent Common Stock and cash contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund.

                 (b) Exchange Procedures. Promptly after the Effective Time and subject to Section 2.02(h), Parent shall instruct the Exchange Agent to mail to each holder of record





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
of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Target Stock (the "Certificates") (i) a letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for exchanging the Certificates for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such duly executed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Target Stock formerly represented by such Certificates, less a number of shares of Parent Common Stock constituting such holder's proportionate interest of the shares held in escrow pursuant to Section 2.02(h) hereof, as set forth in Schedule 2.01, together with cash in lieu of fractional shares (rounded to the nearest whole share) of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).
The surrendered Certificates shall then be marked canceled. In addition, the holder of such Certificate subsequently may receive shares of Parent Common Stock and other property in accordance with the escrow provisions of Article
IX. In the event of a transfer of ownership of shares of Target Stock which is not registered in the transfer records of Target, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificates representing such shares of Target Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

                 (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock evidenced thereby until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of such Certificate, in addition to the shares of Parent Common Stock as provided in Section 2.02(b), without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of Parent Common Stock evidenced by such Certificate. There shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest: (i) promptly, the amount of cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the





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
amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, subject to the escrow provisions of Article IX hereof, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock, subject to the escrow provisions of
Article IX hereof.

                 (d) No Further Rights in Target Stock. All shares of Parent Common Stock issued or paid upon conversion of the shares of Target Stock in accordance with the terms hereof (including any cash paid or other distributions pursuant to Sections 2.02(c) and (e)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Target Stock.

                 (e) No Fractional Shares. No certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, but in lieu thereof each Target Stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock, after aggregating all shares of Parent Common Stock which such holder would be entitled to receive under Section 2.01, shall receive an amount equal to the Average Trading Price multiplied by the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled, without interest. Such payment in lieu of fractional shares shall be administered by the Exchange Agent pursuant to the procedures set forth in
Section 2.02(b).

                 (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Target Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and, subject to Section 2.02(g), any holders of Target Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.02(c).

                 (g) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any Target Stockholders for any shares of Parent Common Stock or cash (or dividends or distributions with respect thereto) delivered to a public official following termination of the Exchange Fund pursuant to any applicable abandoned property, escheat or similar Law.

                 (h) Escrow. Notwithstanding the foregoing, at the Effective Time, five percent (5%) of the shares (rounded to the nearest whole share) of Parent Common Stock issuable pursuant to Section 2.01 hereof to Target Stockholders (including holders of Target Options) as a result of the Merger shall be segregated and deducted therefrom and established as an escrow amount (the "Parent Escrow Amount"). In addition, at the Effective Time, three





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
hundred and thirty-three one-thousandths percent (.333%) of the shares (rounded to the nearest whole share) of Parent Common Stock issuable pursuant to Section
2.01 hereof to the Target Stockholders (including holders of Target Options) as a result of the Merger shall be segregated and deducted therefrom and established as an escrow amount (the "Representative Escrow Amount"). The Parent Escrow Amount and the Representative Escrow Amount shall be held in accordance with and subject to the provisions of Article IX of this Agreement. The Parent Escrow Amount shall be held as collateral for the indemnification obligations of the Persons who were holders of Target Stock and Target Options immediately prior to the Effective Time under Article IX of this Agreement.
The Representative Escrow Amount shall be held for the purpose of paying certain costs and expenses of the Representative (as defined below) in performing his/her obligations under Article IX.

                 (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock (subject to Section 2.02(h)), and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

         SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of Target shall be closed and there shall be no further registration of transfers of shares of Target Stock thereafter on the records of Target. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the shares of Parent Common Stock (subject to Section 2.02(h)), any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to
Section 2.02(e) and any dividends or other distributions to which they are entitled pursuant to Section 2.02(c) in accordance with the terms of this Agreement.

         SECTION 2.04. Stock Options. (a) All options (the "Target Options") under the Target's 1995 Stock Option Plan and 1996 Stock Incentive Plan (together, the "Target Stock Option Plan"), outstanding at the Effective Time, whether or not exercisable, whether or not vested, and whether or not performance-based, shall remain outstanding following the Effective Time, except that, in accordance with the amendments to the Target Options for Messrs. Berger, Foley, Gonzalez and Rosen, each of which is dated January 30, 1997 under the Target Stock Option Plan, the Target Options for Messrs. Berger, Foley, Gonzales and Rosen shall be fully exercisable immediately prior to the Effective Time. At the Effective Time, the Target Options shall, by virtue of the Merger and without any further action on the part of the holders thereof or the Target, be assumed by Parent. From and after the Effective Time, all references to the Target in the Target Stock Option Plan and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent, which shall have assumed the Target Stock Option Plan as of the Effective Time by virtue of this Agreement





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
and without any further action. Each Target Option assumed by Parent (each a "Substitute Option") shall be exercisable upon the same terms and conditions as under the applicable Target Stock Option Plan and the applicable option agreement issued thereunder, except that (i) each such Target Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Common Stock (rounded up or down to the nearest whole share) equal to the number of shares of Target Common Stock subject to such Target Option multiplied by the Exchange Ratio; (ii) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Target Common Stock subject to such Target Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent); and
(iii) with respect to any Target Option which is performance-based, the performance targets shall be adjusted following the Effective Time in the good faith judgment of the Board of Directors of Parent to fairly reflect the impact, if any, of the Transactions; and (iv) in the case of any Substitute Option that remains unexercised as of the termination of the Escrow Period (as defined below), the number of shares of Parent Common Stock issuable upon the exercise of such Substitute Options shall be reduced in proportion to any reduction in the number of shares of Parent Common Stock received by holders of the Substitute Options assumed by Parent which are exercised prior to the Expiration Date as a result of any distribution made to Parent pursuant to
Article IX of this Agreement. No payment shall be made for fractional interests of Parent Common Stock represented by the Substitute Options.

                 (b) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Target Option an appropriate notice setting forth such holder's rights pursuant thereto and such Target Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.04 after giving effect to the Merger). Parent shall comply with the terms of all such Target Options and ensure, to the extent required by, and subject to the provisions of, the Target Stock Option Plan that Target Options which qualified as incentive stock options under Section 422 of the Code (as defined below) prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 2.04. Following the Effective Time, the shares of Parent Common Stock subject to Target Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form with the Securities and Exchange Commission ("SEC") and Parent shall use its Best Efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding.

         SECTION 2.05. Escrow Approval. By adopting and approving this Agreement, the Target Stockholders, except in respect of Dissenting Shares, approve the Parent Escrow Agreement (as defined below) and the Representative Escrow Agreement (as defined below), the appointment of the Escrow Agent to act under the authority granted it under the Escrow Agreement and this Agreement and the appointment of the Representative (as defined below)





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to act on behalf of the Target Stockholders under the terms of the Parent
Escrow Agreement and the Representative Escrow Agreement and this Agreement. If the Representative ceases to be the Representative for any reason, he will be replaced in accordance with the terms of the Parent Escrow Agreement.

         SECTION 2.06. Appraisal Rights. Any issued and outstanding share of Target Stock which has not been voted for the Merger and with respect to which appraisal will have been properly demanded in accordance with Section 262 of the Delaware Law ("Dissenting Shares") will not be converted into the right to receive the consideration described in Section 2.01, and the holders thereof will have only such rights as are provided in Section 262 of the Delaware Law, unless and until the Target Stockholder withdraws such holder's demand for such appraisal in accordance with the Delaware Law or otherwise loses such holder's right to such appraisal. If a Target Stockholder withdraws such holder's demand for appraisal or will otherwise lose the right to such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's shares of Target Stock will cease to be Dissenting Shares and will be converted into the consideration described in Section 2.01. Prior to the Effective Time, Target will give Parent prompt notice of any written demands for appraisal or withdrawals of demands for appraisal received by Target and, except with the prior written consent of Parent, will not settle or offer to settle any such demands.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE TARGET

                 Except as set forth in the disclosure schedule delivered by Target and signed by Target, Parent and Parent Sub for identification prior to the execution and delivery of this Agreement (the "Target Disclosure Schedule"), which shall identify exceptions by specific section references, the Target hereby represents and warrants to Parent and Parent Sub that:

         SECTION 3.01. Corporate Organization and Qualification; Subsidiaries. Each of Target and Celcore International, Inc. (Delaware), a Delaware corporation, and Celcore International, Inc. (Mauritius), a Republic of Mauritius corporation (the "Target Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Target and the Target Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means with respect to any Person, any change or effect that is, or is reasonably likely to be, materially adverse to the financial condition, business or results of operations of such Person and its subsidiaries, taken as a





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whole.  Other than the Target Subsidiaries, Target does not have any subsidiaries. Neither Target nor either Target Subsidiary owns directly or indirectly any voting equity or similar voting interest in, or any interest convertible into or exchangeable or exercisable for, any voting equity or similar voting interest in, any corporation, partnership, joint venture or other business association or entity. Target is not, and has not been within the two years immediately preceding the date hereof, a subsidiary or division of another corporation, nor has Target within such time owned, directly or indirectly, any shares of Parent Common Stock.

         SECTION 3.02. Certificate of Incorporation and Bylaws. The Target has heretofore furnished or made available to Parent a complete and correct copy of its and the Target Subsidiaries' certificates of incorporation and bylaws, each as amended to date. Neither the Target nor either of the Target Subsidiaries is in violation of any provision of its certificate of incorporation or bylaws.

         SECTION 3.03. Capitalization. The authorized capital stock of the Target consists of 50,000,000 shares of Target Common Stock and 14,000,000 shares of Target Preferred Stock, consisting of 4,500,000 shares of Series A Preferred Stock, 3,000,000 shares of Series B Preferred Stock, 4,000,000 shares of Series C Preferred Stock and 2,500,000 shares of Series D Preferred Stock. As of the date of this Agreement, (a) 5,591,250 shares of Target Common Stock and (b) 4,500,000, 3,000,000, 3,038,045.66 and 2,004,227 shares of Series A
Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively (a total of 12,542,273 shares of Target Preferred Stock), were issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to preemptive rights, and (c) 2,460,250 shares of Target Common Stock are issuable pursuant to outstanding Target Options. Each share of Target Preferred Stock is convertible into one share of Target Common Stock. All of the issued and outstanding shares of capital stock of the Target Subsidiaries are held by Target and are validly issued, fully paid and nonassessable and not subject to preemptive rights. No shares of capital stock of the Target have been acquired by the Target that are subject to outstanding pledges by the Target to secure the future payment of some or all of the purchase price for such shares. Other than the Target Options, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Target obligating the Target to issue or sell any shares of capital stock of, or other equity interests in, the Target or the Target Subsidiaries. Between August 31, 1997 and the date of this Agreement, no shares of Target Common Stock have been issued by the Target, except pursuant to the exercise of the stock options, stock incentive rights and warrants described above that were outstanding on August 31, 1997, in each case in accordance with their respective terms. All shares of Target Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Other than as set forth in Target's certificate of incorporation (including the Target Preferred Stock certificates of designation, each a "Certificate of Designation"), there are no outstanding contractual obligations of the Target to repurchase, redeem or otherwise acquire any shares of





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
Target Stock. Target has not made any distributions to any Target Stockholders or participated in or effected any issuance, exchange or retirement of shares of Target Common Stock, or otherwise changed the equity interests of Target Stockholders, in contemplation of effecting the Merger within the two years immediately preceding the date hereof. Target has not reacquired during the two years immediately preceding the date of this Agreement any shares of Target Common Stock.

         SECTION 3.04. Authority Relative to This Agreement. The Target has all necessary corporate power and authority to execute and deliver this Agreement and, with respect to the Merger, upon the approval and adoption of the Merger by the Target Stockholders in accordance with this Agreement and Delaware Law, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Target and the consummation by the Target of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Target are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the Target Stockholders as described in Section 3.17 and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Target and, assuming the due authorization, execution and delivery of this Agreement by Parent and Parent Sub, constitutes a legal, valid and binding obligation of the Target, enforceable against the Target in accordance with its terms.

         SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Target do not, and the performance of this Agreement by the Target will not, subject to, (x) with respect to the Merger, obtaining the requisite approval and adoption of the Merger by the Target Stockholders in accordance with its certificate of incorporation, this Agreement and Delaware Law, and (y) obtaining any necessary Consents from third parties and permits from Governmental Authorities and making the filings described in Section 3.05(b) and Section 3.05(b) of the Target Disclosure Schedule, (i) conflict with or violate the certificate of incorporation or bylaws of the Target or the Target Subsidiaries, (ii) conflict with or violate any Law applicable to the Target or the Target Subsidiaries or by which any property or asset of the Target or the Target Subsidiaries is bound or affected, or (iii) except as specified in Section 3.20 of the Target Disclosure Schedule, result in any Breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Target or the Target Subsidiaries or require the Consent of any third party pursuant to, any note, bond, mortgage, indenture, Contract, license, permit, franchise or other instrument or obligation to which the Target or the Target Subsidiaries is a party other than with respect to breaches or defaults which would not constitute a Material Adverse Effect.

                 (b) The execution and delivery of this Agreement by the Target do not, and the performance of this Agreement and the Transactions contemplated hereby by the Target will not, require any Consent or permit of, or filing with or notification to, any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission or court of competent jurisdiction ("Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law or (ii) as specified in Section 3.05(b) of the Target Disclosure Schedule.

         SECTION 3.06. Permits; Compliance. Each of the Target and the Target Subsidiaries is in possession of all Governmental Authorizations necessary for each of the Target and the Target Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Target Permits") and, as of the date hereof, no suspension or cancellation of any of the Target Permits is pending or, to the Knowledge of the Target, Threatened, except in each case for such Governmental Authorizations, the absence of which would not have a Material Adverse Effect. Neither the Target nor the Target Subsidiaries is in conflict with, or in default or violation of,
(i) any Law applicable to it or by which any property or asset of it is bound or affected, or (ii) any Target Permit, other than a conflict with, or default or violation of, such Laws or Target Permits that would not have a Material Adverse Effect on Target.

         SECTION 3.07. Financial Statements; Books and Records. (a) Target has delivered to Parent: (i) (A) audited balance sheets of the Target and statements of stockholders' (deficit) equity as at December 31, 1994, 1995 and 1996; (B) audited statements of operations and statements of cash flows for the years ended December 31, 1994, 1995, 1996; and (C) notes to such financial statements (the "Notes") together with a report thereon of KPMG Peat Marwick LLP, independent accountants; and (ii) (A) unaudited balance sheets of the Target and statements of stockholders' (deficit) equity as at August 31, 1996 and 1997; and (B) unaudited statements of operations and statements of cash flows for the eight months ended August 31, 1996 and 1997 and (c) Notes (such financial statements referred to in clauses (i) and (ii) together referred to as the "Financial Statements"). Such Financial Statements and Notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Target as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, except that the unaudited financial statements referred to in clause
(ii) may be subject to normal year-end adjustments. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Target are required by GAAP to be included in the Financial Statements of the Target.

                 (b) The books of account, minute books, stock record books, and other records of the Target and each Target Subsidiary, all of which have been made available to

Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Target and each Target Subsidiary contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Target and each Target Subsidiary, as appropriate, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Target.

         SECTION 3.08. Absence of Certain Changes or Events. Since August 31, 1997, each of the Target and the Target Subsidiaries has conducted business only in the Ordinary Course of Business and, since August 31,1997, there has not been (a) any event or events (whether or not covered by insurance), individually or in the aggregate, having a Material Adverse Effect, (b) any material change by the Target in its accounting methods, principles or practices, (c) any entry by the Target or the Target Subsidiaries into any Contract or transaction material to the Target or the Target Subsidiaries, except in the Ordinary Course of Business, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of either the Target or the Target Subsidiaries, (e) any redemption, purchase or other acquisition (including issuance or granting of any rights to acquire) of any of their securities or (f) other than pursuant to the Target Plans and the Target Other Benefit Obligations (as defined in Section 3.10 hereof), any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the Ordinary Course of Business.

         SECTION 3.09.  Absence of Litigation.  Except as set forth in Section
3.09 of the Target Disclosure Schedule, there is no claim or Proceeding pending or, to Target's Knowledge, Threatened against the Target or the Target Subsidiaries, before any arbitrator or Governmental Authority, (a) to be asserted or instituted against Target or the Target Subsidiaries, (b) which directly relates to the Target, the Target Subsidiaries or any of their properties, assets or business or to which the Target or Target Subsidiaries is a party, including without limitation, the Intellectual Property Assets, (c) that affects any Target Stockholders' Target Stock, (d) which seeks to and is reasonably likely to significantly delay or prevent the consummation of the Merger, or (e) which arises out of a warranty covering any of the Target Products or Target or the Target Subsidiaries' other current or past goods or services other than warranty claims in the Ordinary Course of Business.
Neither the Target or the Target Subsidiaries nor any property or asset of the Target or the Target Subsidiaries is in violation of any Order against Target or the Target Subsidiaries having, individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.10. Employee Benefits. (a) As used in this Section 3.10, the following terms have the meanings set forth below.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, and regulations and rules issued pursuant to that Act, or any successor Law.

         "ERISA Affiliate" means any Person (including the Target Subsidiaries) that, together with the Target, would be treated as a single employer under Code Section 414.

         "Multiemployer Plan" has the meaning given in ERISA Section 3(37)(A).

         "Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, dependent care assistance plans, cafeteria plans and fringe benefits within the meaning of Code Section 132.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Pension Plan" has the meaning given in ERISA Section 3(2)(A).

         "Plan" has the meaning given in ERISA Section 3(3).

         "Plan Sponsor" has the meaning given in ERISA Section 3(16)(B).

         "Qualified Plan" means any Plan that meets or purports to meet the requirements of Code Section 401(a).

         "Target Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by the Target or an ERISA Affiliate.

         "Target Plan" means all Plans of which the Target or an ERISA Affiliate is or was a Plan Sponsor, or to which the Target or an ERISA Affiliate otherwise contributes or has contributed, or in which the Target or an ERISA Affiliate otherwise participates or has participated. All references to Plans are to Target Plans unless the context requires otherwise.

         "Target VEBA" means a VEBA whose members include employees of the Target or any ERISA Affiliate.

         "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multiemployer Plans.

         "VEBA" means a voluntary employees' beneficiary association under Code
         Section 501(c)(9).

         "Welfare Plan" has the meaning given in ERISA Section 3(1).

                 (b) (i) Section 3.10(b)(i) of the Target Disclosure Schedule contains a complete and accurate list of all Target Plans and Target Other Benefit Obligations, and identifies as such all Target Plans that are Qualified Plans.

                          (ii) Section 3.10(b)(ii) of the Target Disclosure Schedule contains a complete and accurate list of (A) all ERISA Affiliates and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed within the three years preceding the date of this Agreement.

                 (c)      Target has delivered to Parent:

                          (i) all documents that set forth the terms of each Target Plan or Target Other Benefit Obligation and of any related trust, including (A) all plan descriptions and summary plan descriptions of Target Plans for which the Target is required to prepare and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Target Plans and Target Other Benefit Obligations for which a plan description or summary plan description is not required;

                          (ii) all personnel, payroll, and employment manuals and policies;

                          (iii) a written description of any Target Plan or Target Other Benefit Obligation that is not otherwise in writing;

                          (iv) all insurance policies purchased by or to provide benefits under any Target Plan;

                          (v)     all Contracts with third party
                 administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Target Plan or Target Other Benefit Obligation;

                          (vi) all reports submitted within the three years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Target Plan or Target Other Benefit Obligation;

                          (vii) the Form 5500 filed in each of the most recent three plan years with respect to each Target Plan, including all schedules thereto and the opinions of independent accountants;

                          (viii) all notices that were given by the Internal Revenue Service or the Department of Labor to the Target, any ERISA Affiliate, or any Target Plan within the three years preceding the date of this Agreement; and

                          (ix) with respect to Qualified Plans, the most recent determination letter for each such Target Plan and the most recent financial statement.

                 (d)      In addition:

                          (i) The Target and each ERISA Affiliate has performed all of their material obligations to provide benefits under all Target Plans and Target Other Benefit Obligations. The Target and each ERISA Affiliate has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.

                          (ii) No statement, either written or oral, has been made by the Target or any ERISA Affiliate to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have a Material Adverse Effect to the Target, any ERISA Affiliate or Parent.

                          (iii) The Target and each ERISA Affiliate, with respect to all Target Plans and Target Other Benefit Obligations, is, and each Target Plan and Target Other Benefit Obligation is, in full compliance with ERISA, the Code, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.10, except where any failures to comply alone or in the aggregate would not have a Material Adverse Effect to the Target Plan or Target Other Benefit Obligation (or any participant or beneficiaries thereunder), the Target, any ERISA Affiliate or Parent. Any bonding required with respect to any Target Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

                                  (A)      No transaction prohibited by ERISA
                          Section 406 and no "prohibited transaction" under Code Section 4975(c) has occurred with respect to any Target Plan.

                                  (B)      Neither the Target nor any ERISA
                          Affiliate has any known liability to the Internal Revenue Service with respect to any Plan, including any liability imposed by Chapter 43 of the Code.

                                  (C)      Neither the Target nor any ERISA
                          Affiliate has any known liability under ERISA Section 502.

                                  (D)      All filings required by ERISA and
                          the Code as to each Target Plan have been timely filed, and all material notices and disclosures to participants required by either ERISA or the Code have been timely provided.

                                  (E)      All contributions and payments made
                          or accrued with respect to all Target Plans and Target Other Benefit Obligations are deductible under Code Section 162 or Section 404.

                          (iv) With respect to all Target Plans and Target Other Benefit Obligations, all applicable contributions and premium payments for all periods ending prior to the Closing Date shall be or have been made or accrued prior to the Closing Date in accordance with past practice. No Target Plan has any unfunded liability. The financial records of each funded Target Plan have been kept in accordance with GAAP.

                          (v) Since December 31, 1996, there has been no establishment or amendment of any Target Plan or Target Other Benefit Obligation.

                          (vi) To the Knowledge of the Target, no event has occurred or circumstance exists that could result in a material increase in premium costs of Target Plans and Target Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

                          (vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Target Plan or Target Other Benefit Obligation is pending or, to Target's or any ERISA Affiliate's Knowledge, is Threatened.

                          (viii) Each Qualified Plan of the Target or any ERISA Affiliate is qualified in form and operation under Code
                 Section 401(a); each trust for each such Plan is exempt from federal income tax under Code Section 501(a). To Target's Knowledge, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust. Each Qualified Plan of the Target or any ERISA Affiliate has received a favorable determination letter from the Internal Revenue Service evidencing compliance with the relevant provisions of the Tax Reform Act of 1986.

                          (ix) No Target Plan is subject to Title IV of ERISA, and neither Target nor any ERISA Affiliate has any liability with respect to any Title IV Plan.

                          (x) Neither the Target nor any ERISA Affiliate has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multiemployer Plan.

                          (xi) Neither the Target nor any ERISA Affiliate has any liability (including current or potential withdrawal liability) with respect to any Multiemployer Plan.

                          (xii) Neither the Target nor any ERISA Affiliate has ever established, maintained or contributed to any VEBA, and neither the Target nor any ERISA Affiliate has any liability with respect to any VEBA.

                          (xiii)  Except to the extent required under ERISA
                 Section 601 et seq. and Code Section 4980B, neither the Target nor any ERISA Affiliate provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

                          (xiv) The Target and each ERISA Affiliate has complied in all material respects with the provisions of ERISA
                 Section 601 et seq. and Code Section 4980B and has also complied in all material respects with the applicable provisions of ERISA Section 701 et seq. and Subtitle K of the Code.

                          (xv) No payment that is owed or may become due to any Person will be non-deductible to the Target or subject to tax under Code Section 280G or Section 4999; nor will the Target be required to "gross up" or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such Person.

                          (xvi) The consummation of the Transactions will not result in the payment, vesting, or acceleration of any benefit.

         SECTION 3.11. Labor Matters. (a) Section 3.11 of the Target Disclosure Schedule contains a complete and accurate list of the following information for each employee or director of the Target or the Target Subsidiaries, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 1996; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Target Plans and Target Other Benefit Obligations (as defined in Section 3.10 hereof).

                 (b) To Target's Knowledge, no officer or key employee of the Target or the Target Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such officer or employee and any other Person ("Proprietary Rights Agreement") that would materially and adversely affect (i) the performance of his duties as an officer or employee of the Target or the Target Subsidiaries, or (ii) the ability of Target or the Target Subsidiaries to conduct their business, including any Proprietary Rights Agreement with Target or the Target Subsidiaries by any such employee or director. To the Target's Knowledge, no officer or other key employee of the Target or the Target Subsidiaries intends to terminate his employment with the Target or the Target Subsidiaries.

                 (c) Neither the Target nor the Target Subsidiaries has been or is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and, to Target's Knowledge, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against either the Target or the Target Subsidiaries relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, organizational activity, or other labor or employment dispute against or affecting any of the Target or the Target Subsidiaries or
(c) any application for certification of a collective bargaining agent. There is no lockout of any employees by the Target or the Target Subsidiaries, and no such action is contemplated by the Target or the Target Subsidiaries. Each of the Target and the Target Subsidiaries has complied in all respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, except for any noncompliance alone or in the aggregate which would not have a Material Adverse Effect on Target, the Target Subsidiaries or Parent.

         SECTION 3.12. Intellectual Property Assets. (a) The term "Intellectual Property Assets" includes:

                          (i) all business names, designs, trade names, trademarks or service marks, and any applications and registrations relating thereto, used or intended to be used by the Target or the Target Subsidiaries in relation to its goods or services, including, without limitation, all rights associated with those names recited in Schedule 3.12(a)(i) of the Target Disclosure Schedule (collectively, "Marks");

                          (ii) all patents and patent applications on any subject matter, which have been developed, designed, made, conceived or reduced to practice jointly or individually by any employee of, or any Person retained by, the Target or the Target Subsidiaries, or which have been otherwise acquired by the Target or the Target Subsidiaries within the scope of such employment or retention, including, without limitation, those patents and patent applications recited in Schedule 3.12(a)(ii) of the Target Disclosure Schedule (collectively, "Patents");

                          (iii)   all copyrights in both published and
                 unpublished works, which have been authored or placed in a tangible medium either jointly or individually by any employee of, or any Person retained by, the Target or the Target Subsidiaries within the scope of such employment or retention, or which have been otherwise acquired by the Target or the Target Subsidiaries (collectively, "Copyrights");

                          (iv) all rights in mask works, which have been developed, designed, made, conceived or reduced to practice either jointly or individually by any employee of, or any Person retained by, the Target or the Target Subsidiaries within the scope of such employment or retention, or which have been otherwise acquired by the Target or the Target Subsidiaries (collectively, "Rights in Mask Works");

                          (v) all trade secrets, not commonly known or available to the public which derive economic value, actual or potential, from not being generally known to, or ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, including confidential or proprietary information, know-how, processes, methods, research, technical information, data, improvements, ideas, inventions, discoveries, techniques, developments, plans, schematics, drawings, flowcharts, prints, specifications, software programs, source and executable codes, development and marketing plans, strategies, forecasts, customer information, customer lists and the like, whether or not commercial, experimental or patentable, which have been developed, designed, made, conceived or reduced to practice jointly or individually by any employee of, or Person retained by, the Target or the Target Subsidiaries within the scope of such employment or retention, or which have been otherwise acquired by the Target or the Target Subsidiaries (collectively, "Trade Secrets");

                          (vi) all goodwill associated with the Marks, Patents, Copyrights, Rights in Mask Works and Trade Secrets, all remedies and protections afforded under the laws of all applicable jurisdictions against violations or infringements thereof, as well as all rights of the Target or the Target

                 Subsidiaries under any Contract relating to the Marks, Patents, Copyrights, Rights in Mask Works and Trade Secrets; and

                          (vii) all attorney work files owned by the Target or the Target Subsidiaries relating to the foregoing.

                 (b) Agreements. Section 3.12(b) of the Target Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by the Target or the Target Subsidiaries, of all Contracts relating to the Intellectual Property Assets to which the Target or the Target Subsidiaries is a party or by which the Target or the Target Subsidiaries is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000.00 under which the Target or the Target Subsidiaries is the licensee. There are no outstanding or Threatened disputes or disagreements with respect to any such Contract.

                 (c) Intellectual Property Assets Necessary for the Target's Business

                          (i) The Intellectual Property Assets are all those necessary for the operation of the Target's businesses as they are currently conducted. The Target or one of the Target's Subsidiaries is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other than those Liens referred to in Section 3.19 of the Target Disclosure Schedule hereof and has the right to make, have made, develop, use, sell or otherwise employ any technology or product of the Target without payment to a third party and without a claim of infringement or other challenge except as otherwise set forth in Section 3.19 of the Target Disclosure Schedule.

                          (ii) All former and current employees of the Target or the Target Subsidiaries, and any Person otherwise retained by the Target or the Target Subsidiaries, on a consulting or other non- employee basis, have executed written Contracts with the Target or the Target Subsidiaries that assign all rights to any inventions, improvements, discoveries, or information relating to the Intellectual Property Assets to the Target or one of the Target's Subsidiaries. To Target's Knowledge, no employee of the Target or the Target Subsidiaries has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or that requires the employee to transfer, assign or disclose information concerning his work to anyone other than the Target or one of the Target Subsidiaries.

                 (d)      Marks

                          (i) Section 3.12(a)(i) of the Target Disclosure Schedule contains a complete and accurate list and summary description of all Marks. The Target is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims.

                          (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or actions falling due within ninety days after the Effective Time.

                          (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation, and no such action is Threatened with the respect to any of the Marks.

                          (iv)    There is no trademark or trademark
                 application of any third party that may or does interfere with any of the Marks.

                          (v) No Mark is infringed or has been challenged or Threatened in any way. None of the Marks used by the Target or Target's Subsidiaries infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

                          (vi) All products and materials containing a Mark bear the proper federal registration notice where required by Law.

                 (e)      Patents

                          (i) Section 3.12(a)(ii) of the Target Disclosure Schedule contains a complete and accurate list and summary description of all Patents. The Target is the owner of all right, title and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

                          (ii) All of the issued Patents are currently in compliance with all Laws (including payment of filing, examination and maintenance fees), are valid and enforceable, and are not subject to any maintenance fees or actions falling due within ninety days after the Effective Time.

                          (iii) No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding. There is no patent or patent application of any third party that may or does interfere with any of the Patents.

                          (iv)    No Patent is infringed, or has been
                 challenged or Threatened in any way. None of the products manufactured or sold, nor any method or process used, by the Target or Target's Subsidiaries infringes or is alleged to infringe any patent or other proprietary right of any third party.

                          (v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

                 (f)      Copyrights

                          (i) Section 3.12(a)(iii) of the Target Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights that have been registered. The Target is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                          (ii) All the Copyrights that have been registered are currently in compliance with all Laws, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Effective Time.

                          (iii) No Copyright is infringed or has been challenged or Threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party, or is a derivative work based on the work of a third party.

                          (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice, if any, required by Law.

                 (g)      Trade Secrets

                          (i) With respect to each Trade Secret, the written documentation relating to such Trade Secret is accurate in all material respects.

                          (ii)    The Target has taken all reasonable
                 precautions to protect the secrecy, confidentiality and value of its Trade Secrets.

                          (iii) The Target has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets have not been





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
                 made public, and have not been used, divulged or appropriated either for the benefit of any Person (other than the Target) or to the detriment of the Target. No Trade Secret is subject to any adverse claim or has been challenged or Threatened in any way, or has been improperly obtained from a third party.

         SECTION 3.13. Taxes. (a) The Target (including the Target Subsidiaries) has (i) filed all federal, state, local and foreign tax returns required to be filed by it prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all taxes shown to be due on such returns and paid all applicable ad valorem and value added taxes as are due and
(iii) paid or accrued all taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate Proceedings), except in the case of clause (i), (ii) or (iii) for any such filings, payments or accruals which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Internal Revenue Service nor any other taxing authority has asserted any claim for taxes, or to the best Knowledge of the Target, is Threatening to assert any claims for taxes; which claims, individually or in the aggregate, could have a Material Adverse Effect. The Target has open years for federal tax returns only as set forth in the Section 3.13(a) of the Target Disclosure Schedule. The Target has withheld or collected and paid over to the appropriate Governmental Authorities (or is properly holding for such payment) all taxes required by Law to be withheld or collected, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect. The Target has not made an election under Section 341(f) of the Code. There are no liens for taxes upon the assets of the Target.

                 (b) The Target has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

         SECTION 3.14. Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Toxic Substances Control Act and the Clean Air Act; (B) petroleum and petroleum products, byproducts and breakdown products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls; and (E) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant or as a waste under any applicable Environmental Law; and (ii) "Environmental Laws" means any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative Order or Consent, relating to pollution or protection of the environment, health, safety or natural resources, including without limitation, those relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances or (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances.

                 (b) Except as would not individually or in the aggregate result in or be likely to result in any damages in excess of $500,000: (i) to Target's Knowledge, the Target is and has been in material compliance with all applicable Environmental Laws; (ii) the Target has obtained all material permits, approvals, identification numbers, licenses or other authorizations required under any applicable Environmental Laws ("Environmental Permits") and is and has been in material compliance with their requirements; (iii) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Substances are being or have been treated, stored or disposed of on any owned or leased real property or on any real property formerly owned, leased or occupied by the Target; (iv) there is, to Target's Knowledge, no asbestos or asbestos-containing material on any owned or leased real property in violation of applicable Environmental Laws;
(v) to Target's Knowledge, the Target has not released, discharged or disposed of Hazardous Substances on any owned or leased real property or on any real property formerly owned, leased or occupied by the Target and none of such property is contaminated with any Hazardous Substances; (vi) the Target is not undertaking, and has not completed, any investigation or assessment or remedial or response action relating to any such release, discharge or disposal of or contamination with Hazardous Substances at any site, location or operation, either voluntarily or pursuant to the Order of any Governmental Authority or the requirements of any Environmental Law; and (vii) there are no past, pending or, to Target's Knowledge, Threatened actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, Proceedings, consent orders or consent agreements relating in any way to Environmental Laws, any Environmental Permits or any Hazardous Substances ("Environmental Claims") against the Target or any of its property, and to Target's Knowledge, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including without limitation with respect to any off-site disposal location presently or formerly used by the Target or any of its predecessors.

                 (c) The Target has provided Parent or Parent Sub with copies of any environmental reports, studies or analyses in its possession or under its control relating to owned or leased real property or the operations of the Target.

         SECTION 3.15. Target Products; Regulation. There have been no written notices, citations or decisions by any Governmental Authority received by Target or the Target Subsidiaries that any product produced, manufactured, marketed or distributed at any time by the Target or the Target Subsidiaries (the "Target Products") is defective or fails to meet any applicable standards promulgated by any such Governmental Authority.

         SECTION 3.16. Opinion of Financial Advisor. The Target has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("Target Banker") on the date of this Agreement to the effect that the consideration to be paid by Parent in the Merger is fair from a financial point of view to the Target Stockholders as of the date thereof, and the Target will promptly, after the date of this Agreement, deliver a copy of such opinion to Parent. A copy of the Target Banker engagement letter, dated June 16, 1997, has previously been delivered to Parent.

         SECTION 3.17. Vote Required. The affirmative vote of a majority of the then outstanding shares of Target Common Stock and the Series A Preferred Stock voting together as a single class along with (i) an affirmative vote of the holders of 60% of the shares of Series B Preferred Stock, (ii) an affirmative vote of the holders of 60% of the shares of Series C Preferred Stock, and (iii) an affirmative vote of the holders of 60% of the shares of Series D Preferred Stock are the only votes of the holders of any class or series of capital stock of the Target necessary to approve the Merger.

         SECTION 3.18. Brokers. No broker, finder or investment banker (other than Target Banker) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Target. The Target has heretofore furnished to Parent a correct copy of all agreements between the Target and Target Banker pursuant to which such firm would be entitled to any payment relating to the Transactions.

         SECTION 3.19. Tangible Property. The Target and the Target Subsidiaries have good title to, or a valid leasehold interest in, the properties and assets used by them or shown on the unaudited balance sheet dated August 31, 1997 or acquired after the date thereof, with the exception of such property and assets sold in the Ordinary Course of Business, and such properties and assets are free and clear of any mortgage, pledge, lien, encumbrance, charge, or other security interest ("Liens"), except Liens in favor of lenders as reflected in the Financial Statements and statutory, purchase money, workers compensation, landlord and similar Liens incurred in the Ordinary Course of Business.

         SECTION 3.20. Material Contracts. (a) Section 3.20(a) of the Target Disclosure Schedule contains a complete and accurate list as of October 2, 1997, and the Target has delivered to the Parent true and complete copies of the following outstanding Contracts, except where noted, to which Target or either Target Subsidiary are currently a party or for which Target or either Target Subsidiary are currently liable:

                          (i) each Contract that involves performance of services or delivery of goods or materials by the Target or either Target Subsidiary of an amount or value in excess of $100,000;

                          (ii) each Contract that involves performance of services or delivery of goods or materials to the Target or either Target Subsidiary of an amount or value in excess of $100,000;

                          (iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Target or either Target Subsidiary in excess of $100,000;

                          (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);

                          (v) each licensing agreement other than "shrink wrap" or similar licenses of commercially available software or other material Contract with respect to the Intellectual Property Assets or any other Patents, Marks, Copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                          (vi) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

                          (vii) each joint venture, partnership, and other Contract (however named) not otherwise described in this
                 Section involving a sharing of profits, losses, costs, or liabilities by the Target or either Target Subsidiary with any other Person;

                          (viii) each Contract containing covenants that in any way purport to restrict the on-going business activity of the Target or either Target Subsidiary or limit the freedom of the Target or either Target Subsidiary to engage in any line of business or to compete with any Person;

                          (ix) each Contract providing for payments to or by any Person not affiliated with Target or either Target Subsidiary based on sales, purchases, or profits, other than direct payments for goods or services;

                          (x) each power of attorney given by Target or either Target Subsidiary that is currently effective and outstanding;

                          (xi) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Target or either Target Subsidiary to be responsible for consequential Damages;

                          (xii) each Contract for capital expenditures in excess of $100,000;

                          (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Target or either Target Subsidiary other than in the Ordinary Course of Business;

                           (xiv) each Contract for sales, marketing and support services provided by independent agents or other Persons for the Target Products or other goods and services of the Target or either Target Subsidiary of an amount or value in excess or expected to be in excess of $100,000;

                           (xv) each Contract under which another Person is appointed a distributor of the Target Products or other goods and services of the Target or either Target Subsidiary or under which the Target or either Target Subsidiary is appointed a distributor of another Person's goods or services, of an amount or value in excess of $100,000;

                          (xvi) each Contract relating to manufacturing of proprietary components of the Target Products or other goods of the Target or either Target Subsidiary of an amount or value in excess of $100,000; and

                          (xvii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

                 Section 3.20(a) of the Target Disclosure Schedule identifies any such written Contracts and, in respect of oral Contracts, sets forth reasonably complete details concerning any such oral Contracts.

                 (b) Each Contract identified or required to be identified in Section 3.20(a) of the Target Disclosure Schedule is, in all material respects, in full force and effect and is valid and enforceable in accordance with its terms, and to Target's Knowledge, no party is in default thereunder and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the invalidity, default or breach would not, individually or in the aggregate, have a Material Adverse Effect, and the Target has given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract, except in each case, where any breach would not individually or in the aggregate have a Material Adverse Effect.

                 (c) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Target under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

                 (d) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Target or either Target Subsidiary have been entered into in the Ordinary Course of Business and, to Target's Knowledge, have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Law.

         SECTION 3.21.  Accounting and Tax Matters.

                 (a) At least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Target immediately prior to the Merger will be held by the Target at the Effective Time. For the purpose of determining the percentage of the Target's net and gross assets held by the Target at the Effective Time, the following assets will be treated as property held by the Target immediately prior to but not at the Effective Time: (i) assets disposed of by the Target prior to the Merger and in contemplation thereof (including without limitation any asset disposed of by the Target, other than in the Ordinary Course of Business, pursuant to a plan or intent existing during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the "Pre-Merger Period")), (ii) assets used by the Target to pay expenses or liabilities incurred in connection with the Merger and (iii) assets used to make distributions, redemptions or other payments in respect of the Target Stock or rights to acquire such stock (including payments treated as such for tax purposes but excluding regular, normal dividends) that are made in contemplation of the Merger or related thereto.

                 (b) The Target has no Knowledge of, and believes that there does not exist, any plan or intention on the part of the Target Stockholders (a "Target Stockholder Plan") to engage in a sale, exchange, transfer, distribution (including, without limitation, a distribution by a partnership to its partners or by a corporation to its stockholders), pledge, disposition or any other transaction which results in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of a number of shares of Parent Common Stock to be issued to such stockholders in the Merger, sufficient to reduce the Target Stockholders' ownership of Parent Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of Target Stock. For purposes of this paragraph, shares of Target Stock (i) with respect to which a Target Stockholder receives consideration in the Merger other than Parent Common Stock (including, without limitation, cash received in lieu of fractional shares of Parent Common Stock) and/or (ii) shares of Target Stock with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered shares of outstanding Target Stock exchanged for Parent Common Stock in the Merger and then disposed of pursuant to a Target Stockholder Plan.

                 (c)      The Target is not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

                 (d) As of the Effective Time, the fair market value of the assets of the Target will exceed the sum of its liabilities, plus the amount of other liabilities, if any, to which its assets are subject.

                 (e) The Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         SECTION 3.22. Certain Business Practices. As of the date of this Agreement, to the Knowledge of Target or any Target Subsidiary neither the Target nor either Target Subsidiary nor any director, officer, agent or employee of the Target or either Target Subsidiary and no party to any Contract with Target or the Target Subsidiaries, has (i) used any funds for contributions, gifts, entertainment or other expenses relating to political activities that violate any Law, (ii) made any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns that violate any Law or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other payment that violates any Law.

         SECTION 3.23. Real Property and Leases. (a) Neither the Target nor the Target Subsidiaries owns or has owned any real property.

                 (b) Section 3.23(b) of the Target Disclosure Schedule lists and describes all real property leased or subleased to either the Target or the Target Subsidiaries. With respect to each lease and sublease: (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) to the Knowledge of Target, no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder; (iii) to the Knowledge of Target, no party to the lease or sublease has repudiated any material provision thereof; (iv) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease; (v) neither of the Target or the Target Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and (vi) to Target's Knowledge, all facilities leased or subleased thereunder have received all Governmental Authorizations (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in all material respects in accordance with all applicable Laws.

         SECTION 3.24. Insurance. All material assets and risks of the Target are covered by valid and currently effective insurance policies in such types and amounts as are consistent, to Target's Knowledge, with customary practices and standards of companies engaged in businesses and operations similar to those of the Target.

         SECTION 3.25. Indemnification Claims. Section 3.25 of the Target Disclosure Schedule sets forth a list of all Persons who are parties to director, officer and/or employee indemnification agreements with Target or the Target Subsidiaries (the "Indemnification Agreements"). Except as set forth in
Section 3.25 of the Target Disclosure Schedule, there are no outstanding claims under any of the Indemnification Agreements or under any indemnification rights granted pursuant to the certificate of incorporation or bylaws of Target or the Target Subsidiaries (as currently in effect); and to Target's Knowledge, there are no facts or circumstances that either now, or with the passage of time, could reasonably be expected to provide a basis for a claim under any such Indemnification Agreement or under any indemnification rights granted pursuant to the certificate of incorporation or bylaws of Target or the Target Subsidiaries.

         SECTION 3.26. Board Recommendation. At a meeting duly called and held in compliance with Delaware Law, the Board of Directors of the Target has unanimously adopted a resolution (i) approving the Merger, based on a determination that the Merger is fair to the holders of Target Stock and is in the best interests of the Target Stockholders and (ii) approving and adopting this Agreement and the Transactions contemplated hereby and thereby and unanimously recommending approval and adoption of this Agreement and the Transactions contemplated hereby and thereby by the stockholders of the Target.

         SECTION 3.27. Change in Control. Except as set forth in Section 3.27 of the Target Disclosure Schedule, copies of which have been delivered to Parent, neither the Target nor the Target Subsidiaries is a party to any Contract which contains a "change in control," "potential change in control" or similar provision and the consummation of the Transactions will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Target or the Target Subsidiaries to any Person.

         SECTION 3.28. Payments Resulting from Mergers. Except as set forth in Section 3.28 of the Target Disclosure Schedule, copies of which have been delivered to Parent, neither the consummation nor announcement of any of the Transactions will result in any (i) material payment (whether of severance pay or otherwise) becoming due from Target or the Target Subsidiaries to any director, officer, employee or former employee thereof under (i) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee or any plan, agreement or understanding similar to any of the foregoing, or any "rabbi trust" or similar arrangement, or (ii) material benefit under any Plan being established or becoming accelerated, vested or payable.

         SECTION 3.29. State Takeover Statutes. The Board of Directors of Target has approved the terms of this Agreement and the Merger and the other Transactions, and such approval is sufficient to render inapplicable to the Merger and the other Transactions the provisions of Section 203 of the Delaware Law. To Target's Knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger or the other Transactions and no provision of the certificate of incorporation, bylaws or other governing instruments of Target (including the Certificates of Designations) or either of the Target Subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Target and the Target Subsidiaries that may be acquired or controlled by Parent.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND PARENT SUB

         Except as set forth in the disclosure schedule delivered by Parent and Parent Sub to the Target and signed by the Target, Parent and Parent Sub for identification prior to the execution and delivery of this Agreement (the "Parent Disclosure Schedule"), which shall identify exceptions by specific section references, Parent and Parent Sub hereby, jointly and severally, represent and warrant to the Target that:

         SECTION 4.01. Corporate Organization and Qualification. Each of Parent and Parent Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Parent Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not, individually or in the aggregate, have a Material Adverse Effect. Parent is not, and has not been within the two years immediately preceding the date of this Agreement, a subsidiary or division of another corporation, nor has Parent within such time owned, directly or indirectly, any shares of Target Common Stock.

         SECTION 4.02. Certificate of Incorporation and Bylaws. Parent has heretofore furnished or made available to the Target a complete and correct copy of the certificates of incorporation and bylaws of each of Parent and Parent Sub, each as amended to date. Neither Parent nor Parent Sub is in violation of any provision of its certificate of incorporation or bylaws.

         SECTION 4.03. Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, $0.01 par value, and 5,000,000 shares of preferred stock, $1.00 par value ("Parent Preferred Stock"). As of June 30, 1997, (a) 117,388,254 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (b) 4,988,958 shares of Parent Common Stock were held in the treasury of Parent, (c) 9,414,142 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding stock options or stock incentive rights granted pursuant to Parent's stock option and restricted stock plans, and (d) no shares of Parent Preferred Stock were outstanding. The authorized capital stock of Parent Sub consists of 1,000 shares of Parent Sub Common Stock, of which, as of the date of this Agreement, one (1) share is issued and outstanding and held by Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's certificate of incorporation or bylaws or any agreement to which Parent is a party or by which Parent is bound and will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws and authorized for listing on Nasdaq.

         SECTION 4.04. Authority Relative to This Agreement. Each of Parent and Parent Sub has all necessary corporate power and authority to execute and deliver this Agreement and, with respect to the Merger, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Parent Sub and the consummation by Parent and Parent Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Parent Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the issuance of Parent Common Stock pursuant to the Merger, approval of the application for listing of such shares of Parent Common stock on Nasdaq, and with respect to the Merger, the filing and recordation of the appropriate Certificate of Merger with the Secretary as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Parent Sub and, assuming the due authorization, execution and delivery of this Agreement by the Target, constitutes a legal, valid and binding obligation of each of Parent and Parent Sub enforceable against each of Parent and Parent Sub in accordance with its terms.

         SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Parent Sub do not, and the performance of this Agreement by Parent and Parent Sub will not, subject to, obtaining the Consents and permits and making the filings described in
Section 4.05(b) and Section 4.05(b) of the Parent Disclosure Schedule, (i) conflict with or violate the certificate of incorporation of either Parent or Parent Sub, (ii) conflict with or violate any Law applicable to Parent or Parent Sub or by which any property or asset of any of them is bound or affected, or (iii) result in any Breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Parent Sub or require the Consent of any third party pursuant to, any note, bond, mortgage, indenture, Contract, license, permit, franchise or other instrument to which Parent or Parent Sub is a party or by which Parent or Parent Sub or any property or asset of any of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or prevent Parent or Parent Sub from performing their respective obligations under this Agreement and consummating the Transactions.

                 (b) The execution and delivery of this Agreement by Parent and Parent Sub do not, and the performance of this Agreement by Parent and Parent Sub will not, require any Consent or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act and filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law, (ii) as specified in Section 4.05(b) of the Parent Disclosure Schedule, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect on Parent and would not prevent or delay consummation of the Transactions, or otherwise prevent Parent or Parent Sub from performing their respective obligations under this Agreement.

         SECTION 4.06. Ownership of Parent Sub; No Prior Activities. (a) Parent Sub was formed solely for the purpose of engaging in the Transactions contemplated by this Agreement.

                 (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Parent Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

         SECTION 4.07. Parent Stock. Parent has not made any distributions to any holder of Parent Stock or participated in or effected any issuance, exchange or retirement of Parent Common Stock, or otherwise changed the equity interest of holders of Parent Common Stock, in contemplation of effecting the Merger within the two years immediately preceding the date hereof. Any shares of Parent Common Stock that Parent has reacquired during the two years immediately preceding the date hereof have been so reacquired only for purposes other than "business combinations," as such term is defined in Accounting Principals Board Opinion No. 16, as amended.

         SECTION 4.08. Parent Documents. Parent has heretofore furnished Target with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the SEC since January 1, 1997 (as any such documents have since the time of their original filing been amended, the "Parent Documents"), which are all the documents (other than preliminary materials) that it was required to file with the SEC since





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that date.  As of their respective dates, the Parent Documents did not contain any untrue statements of a material fact or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the Parent Documents complied in all material respects with applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated under such statutes. The financial statements contained in the Parent Documents, together within the notes thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of unaudited financial statements, as permitted by Form 10-Q), and present fairly the financial condition of Parent at said dates and the consolidated results of operations and cash flows of Parent of the periods then ended.

         SECTION 4.09. Legal Proceedings. Except as disclosed in the Parent Documents, there is no material litigation, governmental investigation or other Proceeding pending or, to Parent's Knowledge, Threatened against or relating to Parent, its properties or business, or the Transactions contemplated by this Agreement, that if adversely decided would have a Material Adverse Effect on Parent.

         SECTION 4.10. Subsequent Events. Except as disclosed in the last-filed Parent Document, there have been no event or events which individually or in the aggregate would have a Material Adverse Effect on Parent.

         SECTION 4.11.  Certain Representations.

                 (a) Parent has not agreed, directly or indirectly, to retire or reacquire all or part of the shares of Parent Common Stock.

                 (b) Parent does not intend or plan to dispose of, or cause the Surviving Corporation to dispose of, a significant part of the assets of the Surviving Corporation within two years after the Effective Time, other than dispositions in the Ordinary Course of Business of the Surviving Corporation and dispositions intended to eliminate duplicate facilities or excess capacity.


                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.01. Conduct of Business by the Target Pending the Merger. The Target covenants and agrees that, except as otherwise contemplated by this Agreement, unless Parent shall otherwise agree in writing, between the date of this Agreement and the Effective Time, (a) the business of the Target shall be conducted only in, and the Target shall not, and shall cause the Target Subsidiaries not to, take any action except in, the Ordinary Course of





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
Business, (b) the Target shall use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Target and to preserve the current relationships of the Target with customers, suppliers and other persons with which the Target has significant business relationships, (c) Target shall keep in full force and effect liability and other insurance and bonds comparable in amount and scope of coverage to that currently maintained and described in Section 3.24 of the Target Disclosure Schedule, (d) Target shall not and shall not permit the Target Subsidiaries to engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.08 above or paragraph (e) below and Target shall not:

                          (i) amend or otherwise change its certificate of incorporation or bylaws;

                          (ii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of capital stock of the Target of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including without limitation, any phantom interest), of the Target (except for (i) the issuance of shares of capital stock issuable pursuant to currently outstanding Target Options and rights pursuant to Plans or Other Benefit Obligations currently in effect on the date hereof and described in Section 3.10 of the Target Disclosure Schedule or (ii) the granting of Target Options pursuant to offer letters for employment outstanding on the date hereof for an aggregate of 65,500 shares of Target Stock), or (B) any of the Target's assets, except for sales in the Ordinary Course of Business;

                          (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                          (iv) reclassify, combine, split, divide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                          (v) (A) acquire (including without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, limited liability company, partnership, joint venture, other business organization or any division thereof or any assets, other than the acquisition of assets in the Ordinary Course of Business, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances other than (I) indebtedness owed to Parent or (II) advances to employees or the Target Subsidiaries made in the Ordinary Course of Business, (C) enter into any Contract material to the business, results of operations or financial condition of the Target other than in the Ordinary Course of Business, (D) authorize any capital expenditure, other than capital expenditures set forth in Section 5.01(e)(v)(D) of the Target Disclosure Schedule or (E) enter into or amend any Contract with respect to any matter set forth in this subsection (v);

                          (vi) (A) increase the compensation payable or to become payable to any director, officer or other employee, or grant any bonus (except bonuses under existing Target Plans in ordinary course of business consistent with past practices), to, or grant any severance or termination pay to, or enter into any employment or severance Contract with any director, officer or other employee or enter into any collective bargaining Contract, except in accordance with existing terms of the current Target Plan consistent with past practices or
                 (B) establish, adopt, enter into or amend any Plan or Other Benefit Obligation (as defined in Section 3.10) or trust or fund for the benefit of any director, officer or class of employees except as may be required by applicable Law;

                          (vii)   settle or compromise any pending or
                 Threatened litigation which is material or which relates to the Transactions contemplated hereby without the prior written consent of Parent, which consent shall not be unreasonably withheld;

                          (viii) grant or convey to any Person any rights, including, but not limited to, by way of sale, license or sub-license, in any of the Intellectual Property Assets;

                          (ix) enter into any Contract with any Person for the sale, licensing, development, marketing, distribution, manufacture or commercial exploitation of any of the Target Products or the Intellectual Property Assets, except in connection with the sale of Target Products made in the Ordinary Course of Business;

                          (x) abandon, or fail to pay any maintenance fees, or fail to renew any Intellectual Property Asset registration, or application for any of the foregoing, or license agreement, owned by the Target;.

                          (xi) (A) change any of its methods of accounting in effect at December 31, 1996 or (B) make or rescind any express or deemed election relating to taxes, settle or compromise any claim relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except, in the case of (A) or (B), as may be required by Law, the Internal Revenue Service or GAAP;

                          (xii) take any action or fail to take any action which to Target's Knowledge, would reasonably be expected to have a Target Material Adverse Effect prior to or after the Effective Time or would reasonably be expected to adversely effect the ability of the Target prior to the Effective Time, or Parent or any of its subsidiaries after the Effective Time, to obtain consents of third parties or approvals of Governmental Authorities required to consummate the Transactions;

                          (xiii) exercise the right to cancel any of the Target Options for Messrs. Berger, Foley, Gonzalez or Rosen or any other employees of Target in exchange for cash as described in Section 13(d) of the 1995 Stock Option Plan and their stock option agreements with Target or take any action to accelerate the time or times at which a Target Option may be exercised in whole or in part; or

                          (xiv) agree in writing or otherwise to do any of the foregoing.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

         SECTION 6.01. Registration Statement; Proxy Statement. (a) Parent shall use its reasonable efforts to prepare and file with the SEC within twenty-one (21) days of the date of this Agreement (after approval of Target and its counsel, which approval shall not be unreasonably withheld) a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") including therein a combined proxy statement to be sent to the stockholders of Target (the "Proxy Statement") and Prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of Target pursuant to the Merger. Parent and Target each shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of Target and Parent shall pay its own expenses incurred in connection with the Registration Statement, Proxy Statement and Target's Stockholder Meeting including without limitation, the fees and disbursements of their respective counsel, accountants and other representatives, except that Parent shall pay any printing, filing and other fees and expenses incurred in connection therewith. Target shall furnish all information concerning Target as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, Target shall mail the Proxy Statement to the Target Stockholders. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of Target in favor of the Merger.

                 No amendment or supplement to the Registration Statement or the Proxy Statement will be made by Parent or Target without the approval of the other party, which shall not be unreasonably withheld. Parent and Target each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                 Parent shall promptly prepare and submit to Nasdaq a listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use its reasonable Best Efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock on Nasdaq, subject to official notice of issuance, and Target shall cooperate with Parent with respect to such listing.

                 (b) Parent represents, warrants and agrees that the information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Target Stockholders, (iii) the time of Target's Stockholder Meeting, and (iv) the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or Parent Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform Target. Notwithstanding the foregoing, Parent and Parent Sub make no representation or warranty with respect to any information supplied by Target or any of its representatives which is contained in the Registration Statement or Proxy Statement. All documents that Parent is responsible for filing with the SEC in connection with the Transactions contemplated herein will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

                 (c) Target represents, warrants and agrees that the information supplied by Target for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Target Stockholders, (iii) the time of Target's Stockholder Meeting, and (iv) the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event or circumstance relating to Target, or its officers or directors, should be discovered by Target which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Target shall promptly inform Parent. Notwithstanding the foregoing, Target makes no representation or warranty with respect to any information supplied by Parent or Parent Sub or any of their representatives in the Registration Statement or Proxy Statement.

                 (d) Target, Parent and Parent Sub each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws) in the Registration Statement and the Proxy Statement, (ii) agrees to use all reasonable efforts to obtain the written consent of any Person retained by it which may be required to be named (as an expert or otherwise) in the Registration Statement or the Proxy Statement, and (iii) agrees to cooperate, and agrees to use all reasonable efforts to cause its subsidiaries and affiliates to cooperate, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities laws in the Registration Statement or the Proxy Statement.

         SECTION 6.02. Target's Stockholder Meeting. Target shall call and hold a meeting of its stockholders (the "Target's Stockholder Meeting") as promptly as practicable for the purpose of voting upon the approval of this Agreement and the Merger, and Target shall use all commercially reasonable efforts to hold Target's Stockholder Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Target shall use all commercially reasonable efforts to solicit from the Target Stockholders proxies in favor of the approval of this Agreement and the Merger and waivers of liquidation rights by Target Stockholders holding Target Preferred Stock and shall take all other actions reasonably necessary or advisable to secure the vote or consent of Target Stockholders required by Delaware Law and the Target's certificate of incorporation (including the Certificates of Designations) to obtain such approvals (including unanimously recommending such approval). Target shall request the holders of Target Preferred Stock also to waive any liquidation rights provided for in Target's certificate of incorporation (including the Certificates of Designations).

         SECTION 6.03. Appropriate Action; Consents; Filings. (a) Target, Parent and Parent Sub shall use their Best Efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or required to be taken by any Governmental Authority or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authorities any Consents or other Governmental Authorizations required to be obtained or made by Parent or

Target or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, including without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the rules and regulations of Nasdaq, (C) Delaware Law, (D) the HSR Act and any related governmental request thereunder, and (E) any other applicable Law; provided that Parent and Target shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Target and Parent shall use reasonable Best Efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Registration Statement and the Proxy Statement) in connection with the Transactions contemplated by this Agreement.

                 (b) (i) Each of Parent and Target shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their commercially reasonable efforts to obtain any third party Consents (including those set forth in Section 3.05), (A) necessary to consummate the Transactions, (B) disclosed or required to be disclosed in Target Disclosure Schedule or the Parent Disclosure Schedule or (C) required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time.

                          (ii) In the event that Parent or Target shall fail to obtain any third party Consent described in subsection
                 (b)(i) above, it shall use its Best Efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon Target and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such Consent.

                 (c) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party of any pending, or to the Knowledge of the first party, Threatened Proceeding by or before any Governmental Authority or any other Person (i) challenging or seeking material Damages in connection with the Merger or the conversion of Target Stock into Parent Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or Parent Sub to own or operate all or any portion of the businesses or assets of Target, which in either case is reasonably likely to have a Material Adverse Effect on Target prior to the Effective Time, or a Material Adverse Effect on Parent or Parent Sub (including the Surviving Corporation) after the Effective Time.

         SECTION 6.04. Access to Information; Confidentiality. Subject to the Non-Disclosure Agreement dated October 21, 1996 between Parent and Target (the "Non-Disclosure Agreement"), between the date of this Agreement and the Closing Date, Target will (a) afford Parent and its representatives and prospective lenders and their representatives full and free access to Target's personnel, properties, Contracts, books and records, and other documents and data, (b) furnish Parent and its advisors with copies of all such Contracts, books and records, and other existing documents and data as Parent may reasonably request, and (c) furnish Parent and its advisors with such additional financial, operating and other data and information as Parent may reasonably request.

         SECTION 6.05. No Solicitation. (a) Target shall not, directly or indirectly, negotiate with any Person other than Parent or Parent Sub with respect to the acquisition of Target or the shares of Target Stock and it will not, and will not permit any of its officers, directors, employees, agents or representatives (including without limitation, investment bankers, attorneys and accountants) ("Agents") to (i) initiate contact with, (ii) make, solicit or encourage any inquiries or proposals, (iii) enter into, or participate in, any discussions or negotiations with, (iv) disclose, directly or indirectly, any information not customarily disclosed concerning the business and properties of Target or the Target Subsidiaries to or (v) afford any access to any of Target's or the Target Subsidiaries' properties, books and records to any Person in connection with any possible proposal relating to (x) the disposition of their respective businesses or substantially all or a significant portion of their assets, (y) the acquisition of equity or debt securities of Target or the Target Subsidiaries, or (z) the merger, share exchange or business combination, or similar acquisition transaction of or involving Target or the Target Subsidiaries (each of (x), (y) and (z), a "Takeover Proposal") with any Person other than Parent or Parent Sub; provided, however, that if at any time prior to the receipt of the votes of the Target Stockholders necessary to approve the Merger pursuant to Section 6.02, the Board of Directors of Target determines in good faith, based on the written advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Target Stockholders under Delaware Law, Target (and its Agents) may, in response to an unsolicited Takeover Proposal (a "Superior Proposal") that involves consideration to the Target Stockholders with a value that Target's Board of Directors reasonably believes, after receiving written advice from Target Banker, is superior to the consideration provided for in the Merger and after taking into consideration the liability in respect of the Transaction Fee, and subject to compliance with Section 6.05(b), furnish information with respect to Target pursuant to a confidentiality agreement with terms substantially the same as the terms of the Confidentiality Agreement to any Person making such proposal and participate in negotiations regarding such proposal. Target shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Target with respect to any Takeover Proposal existing on the date hereof. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by Target, the Target Subsidiaries or any Agent of Target or the Target Subsidiaries,





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
whether or not such Person is purporting to act on behalf of Target or the Target Subsidiaries or otherwise, shall be deemed to be a breach of this
Section 6.05(a) by Target.

                 (b) In addition to the obligations of Target set forth in paragraph (a) of this Section 6.05, Target promptly shall advise Parent orally and in writing of any request for information or of any Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal, the identity of the Person making any such request, Takeover Proposal or inquiry and all the terms and conditions thereof. Target will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

                 (c) Neither the Board of Directors of Target nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval (including, without limitation, either the Board of Directors' or any committee's resolution thereof providing for such approval) or recommendation by such Board of Directors or such committee of this Agreement or the Merger or (y) approve or recommend, or propose to approve or recommend, any Takeover Proposal, except in connection with a Superior Proposal and then only at or after the termination of this Agreement pursuant to Section 8.01(f).

         SECTION 6.06. Obligations of Parent Sub. Parent shall take all action necessary to cause Parent Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

         SECTION 6.07. Public Announcements. (a) Each of Parent and Target shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement without the prior written consent of the other party, except as may be required by Law or any listing agreement with the National Association of Securities Dealers, Inc., and (b) prior to the Effective Time, Target will not issue any other press release or otherwise make any public statements regarding its business without the prior written consent of Parent, which consent shall not be unreasonably withheld.

         SECTION 6.08. Employee Matters. Parent shall be permitted, on and after the date hereof, to offer to and endeavor to enter into employment agreements at the Effective Time with the officers and employees of Target on terms reasonably satisfactory to Parent.

         SECTION 6.09. Further Action. At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such reasonable actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.

         SECTION 6.10. Registration on Form S-8. Parent shall prepare and file with the SEC, and shall use its Best Efforts to cause to become effective, a registration statement on Form S-8 with respect to the shares of Parent Common Stock issuable upon exercise of the Substitute Options.

         SECTION 6.11. Tax-Free Reorganization. Parent and Target further agree that each shall use its Best Efforts to cause the Merger to be treated as a reorganization qualifying under the provisions of Section 368(a) of the Code.

         SECTION 6.12. Unaudited Financial Information. Until the Effective Time, Target will cause to be prepared (and furnish to Parent) as promptly as possible on a monthly basis unaudited balance sheets, commencing with September 30, 1997, and the related unaudited statements of operations, statements of stockholders' equity and statements of cash flows for the respective one-month periods (such balance sheets, and related statements being collectively referred to in this Agreement as the "Unaudited Monthly Statements"). The Unaudited Monthly Statements will be prepared from the books and records of Target and will fairly present, in all material respects, the financial position of Target and the results of its operations and its cash flows as of and for the respective time periods in accordance with internal Target accounting methods and standards currently used.

         SECTION 6.13. Letters of Accountants. Target shall use its Best Efforts to cause to be delivered to Parent "cold comfort" letters of KPMG Peat Marwick LLP, its independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and Transactions such as those contemplated by this Agreement.

         SECTION 6.14. Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto by written update to its Disclosure Schedule of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would, or would reasonably be likely to, cause any condition to the obligations of any party to effect the Merger and the other Transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Target or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would, or would reasonably be likely to, result in any condition to the obligations of any party to effect the Merger and the other Transactions contemplated by this Agreement not to be satisfied. No disclosure by any party pursuant to this Section 6.14 will be deemed to amend or supplement either the Target Disclosure Schedule or the Parent Disclosure Schedule or prevent or cure any inaccuracy or Breach of representation or warranty, or Breach of any covenant or obligation hereunder.





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
         SECTION 6.15. Affiliate Agreements. Target shall use its Best Efforts to deliver or cause to be delivered to Parent an executed affiliate agreement, substantially in the form of Exhibit B attached hereto (an "Affiliate Agreement"), from (i), at least thirty (30) days prior to the Closing Date, each of the officers and directors of Target specified in Section
6.15 of the Target Disclosure Schedule and (ii) any Person who may be deemed to have become an affiliate of Target (under SEC Rule 145 of the Securities Act) after the date of this Agreement and on or prior to the Effective Time as soon as practicable after the date on which such Person attains such status (each, a "Target Affiliate"). Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Target Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Affiliate Agreements.

         SECTION 6.16. Voting Agreements. Target shall cause each director and officer of Target to execute and deliver to Parent and, with respect to the Target Stockholders listed on Section 6.16 of the Target Disclosure Schedule, use its Best Efforts to deliver or cause to be delivered, by the date of this Agreement, voting agreements and irrevocable proxies in the forms annexed hereto as Exhibit C (the "Voting Agreements"), agreeing, among other things, to vote in favor of the Merger.

         SECTION 6.17. DSC Special Celcore Incentive Plan. As of the Effective Time, Parent shall adopt the DSC Special Celcore Incentive Plan in the form annexed hereto as Exhibit H.

                                  ARTICLE VII

                       CONDITIONS PRECEDENT TO THE MERGER

         SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Target, Parent and Parent Sub to consummate the Merger are subject to the satisfaction of the following conditions:

                 (a) Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no Proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Target, Threatened by the SEC. Parent shall have received all other federal or state securities permits and other Governmental Authorizations necessary to issue Parent Common Stock in exchange for Target Stock and to consummate the Merger.

                 (b) Stockholder Approval. This Agreement and the Transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the Target Stockholders in accordance with Delaware Law and the Target's certificate of





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
incorporation (including the Certificates of Designations) and bylaws and the rules of the NASD and the Target Stockholders holding Target Preferred Stock shall have waived the liquidation rights provided for in the Target's certificate of incorporation (including the Certificates of Designations).

                 (c) No Challenge. There shall not be pending any Proceeding by any Governmental Authority (i) challenging or seeking material Damages in connection with the Merger or the conversion of Target Stock into Parent Common Stock or (ii) seeking to restrain or prohibit the consummation of the Merger or the Transactions or otherwise limiting the right of Parent or its subsidiaries to own or operate all or any portion of the business or assets of the Target at and after the Effective Time.

                 (d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other Transactions contemplated herein.

                 (e) Quotation on Nasdaq. Parent and the Target shall have received from Nasdaq evidence that the shares of Parent Common Stock to be issued to the Target Stockholders in the Merger have been approved for quotation on Nasdaq immediately following the Effective Time.

                 (f) HSR. Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

                 (g) Other Approvals. All Consents and waivers required to be obtained, which are set forth in Section 7.01(g) of the Target Disclosure Schedule, and all filings or notices required to be made, by Parent, Parent Sub and/or the Target prior to consummation of the Transactions (other than filing an appropriate Certificate of Merger with the Secretary in accordance with Delaware Law) shall have been obtained from and made with all required Governmental Authorities.

                 (h) Tax Opinions. Parent and the Target shall have received from Baker & McKenzie and Powell, Goldstein, Frazer & Murphy LLP opinions to be filed with the SEC as exhibits to the Registration Statement, in form and substance satisfactory to Parent and the Target, covering the qualification of the Merger as a tax-free reorganization under the Code and related tax matters as set forth in the forms of opinion attached hereto as Exhibits D and E, respectively.

         SECTION 7.02. Conditions to the Obligations of Parent and Parent Sub. Each of Parent's and Parent Sub's obligations to consummate the Merger and to take the other actions required to be taken by each of Parent and Parent Sub at the Closing is subject to the





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satisfaction, at or prior to the Closing, of each of the following conditions
(any of which may be waived by Parent and Parent Sub, in whole or in part):

                 (a) Accuracy of Representations. Each of the representations and warranties of Target contained in this Agreement, without giving effect to any update to the Target Disclosure Schedule under Section 6.14, shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct) as of the Effective Time as though made as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct) as of such date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Target to that effect.

                 (b) Target's Performance. All of the covenants and obligations that Target is required to perform or to comply with pursuant to this Agreement at or prior to the Effective Time (considered collectively), and each of those covenants and obligations (considered individually), must have been duly performed and complied in all material respects with and each document required to be delivered must have been delivered.

                 (c) Consents. Target shall have obtained the Consent of each other Person whose Consent shall be required in connection with the Merger under all loan or credit arrangements, notes, mortgages, indentures, leases or other Contracts to which Target is a party other than Consents which the failure to obtain would not have a Material Adverse Effect on Target or Parent.

                 (d) Affiliate Agreements. Parent shall have received from each Target Affiliate and any other Person who may be deemed to have become an affiliate of the Target (under SEC Rule 145 of the Securities Act) after the date of this Agreement and on or prior to the Effective Time a signed Affiliate Agreement.

                 (e) Opinion of Counsel. Parent shall have received from Powell, Goldstein, Frazer and Murphy LLP one or more opinions dated the Closing Date, in form and substance reasonably satisfactory to Parent, covering the matters set forth in the form of opinion attached hereto as Exhibit F.

                 (f) Accountant Letters. Parent shall have received from the Target "cold comfort" letters of KPMG Peat Marwick LLP of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement") dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and





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
addressed to Parent, in form and substance satisfactory to Parent, in connection with the procedures undertaken by them with respect to the Financial Statements of the Target contained in the Registration Statement and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

                 (g) Target Material Adverse Effect. After the date hereof, there shall not have been a Target Material Adverse Effect, it being understood that the matters described in the Target Disclosure Schedule as of the date hereof (but not thereafter updated pursuant to Section 6.14 hereof) shall not be deemed a Target Material Adverse Effect for purposes of this Section. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Target to that effect.

                 (h) Dissenting Shareholders and Fractional Shares; Waiver of Liquidation Rights. The Target Stockholders approve the Merger and the Transactions contemplated hereby and shares of Target Stock representing, in the aggregate, not more than ten percent (10%) of the outstanding shares of Target Stock are (i) subject to claims for dissenter's rights as provided for under Delaware Law, or (ii) converted into cash pursuant to Section 2.02(e) as a result of being fractional shares. The Target Stockholders holding Target Preferred Stock shall have waived any rights to receive cash or other property upon a liquidation of the Target as provided in any of the Certificates of Designations.

         SECTION 7.03. Conditions to the Obligations of Target. Target's obligation to consummate the Merger and to take the other actions required to be taken by the Target at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Target, in whole or in part):

                 (a) Accuracy of Representations. Each of the representations and warranties of Parent and Parent Sub contained in this Agreement, without giving effect to any update to the Parent Disclosure Schedule under Section 6.14, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct) as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct) as of such date. Target shall have received a certificate of an executive officer of each of Parent and Parent Sub, respectively, to that effect.

                 (b) Parent's and Parent Sub's Performance. All of the covenants and obligations that each of Parent and Parent Sub is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                 (c) Opinion of Counsel. Target shall have received from Baker & McKenzie one or more opinions dated the Closing Date, in form and substance reasonably satisfactory to Target, covering the matters set forth in the form of opinion attached hereto as Exhibit G.

                 (d) Parent Material Adverse Effect. After the date hereof, there shall not have been a Material Adverse Effect of Parent, it being understood that the matters described in the Parent Disclosure Schedule as of the date hereof (but not thereafter updated pursuant to Section 6.14 hereof) shall not be deemed a Material Adverse Effect of Parent for purposes of this Section. Target shall have received a certificate of an executive officer of Parent to that effect.

                                  ARTICLE VIII

                                  TERMINATION

         SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions, as follows:

                 (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent, Parent Sub and Target;

                 (b) by either Parent or Target, if either (i) the Effective Time shall not have occurred on or before January 31, 1998 (or such later date as shall have been agreed to in writing by Parent and Target); provided, however, that the right to terminate this Agreement under this
Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order has not complied with its obligations under Section 6.03(a);

                 (c) by either Parent or Target, if (i) the Target Stockholders shall have failed to approve and adopt this Agreement, the Merger and other Transactions at a meeting duly convened therefor, or (ii) the condition precedent under Section 7.02(i) has not been fulfilled;

                 (d) by Parent, upon a Breach of any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement, or if any representation or warranty of Target is not true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct), in either case such that the conditions set forth in Sections 7.02(a) and (b) would not be satisfied, other than a Breach that would not have a Material Adverse Effect on Target (a "Terminating Target Breach"); provided, however, that, if such Terminating Target Breach is curable by the Target through the exercise of its Best Efforts and for so long as the Target continues to exercise such Best Efforts, Parent may not terminate this Agreement under Section 8.01(d); or

                 (e) by Target, upon Breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent is not true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct), in either case such that the conditions set forth in Sections 7.03(a) and (b) would not be satisfied, other than a Breach that would not have a Material Adverse Effect on Parent ("Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of its Best Efforts and for so long as Parent continues to exercise such Best Efforts, the Target may not terminate this Agreement under this Section 8.01(e);

                 (f)      by Parent, if the Board of Directors of Target shall
(i) withdraw its recommendation to the Target Stockholders to approve the Merger, or (ii) have recommended to the Target Stockholders any Business Combination Transaction (as defined below) or resolved to do so; or

                 (g) by Target, if the Average Trading Price is less than $25.00 per share.

         SECTION 8.02. Fees and Expenses. (a) Target shall pay Parent a fee (an "Transaction Fee") of $5,000,000, less any Specified Expenses (as defined below) previously paid, if this Agreement is terminated pursuant to (i) Section 8.01(c) and any Business Combination Transaction is thereafter consummated within twelve (12) months of such termination or (ii) Section 8.01(f). As used herein, the term "Business Combination Transaction" shall mean any of the following involving Target: (A) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Transactions); (B) any sale, lease, exchange, transfer or other disposition (other than a pledge or mortgage) of 25% or more of the assets of Target and the Target Subsidiaries, taken as a whole, in a single transaction or series of transactions; or (C) the acquisition by a Person or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 33 1/3% or more of the shares of Target Stock, considered as a whole, whether by tender offer, exchange offer or otherwise.

                 (b) Parent shall be entitled to receive its Specified Expenses (but not the Transaction Fee) up to $1,000,000 in immediately available funds in the event that this





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
Agreement is terminated pursuant to Section 8.01(d) and one-half (1/2) of its Specified Expenses up to $500,000 in immediately available funds in the event the Agreement is terminated pursuant to Section 8.01(c). Target shall be entitled to receive its Specified Expenses up to $500,000 in immediately available funds in the event that this Agreement is terminated pursuant to
Section 8.01(e).

                 (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 8.01, all obligations of the parties hereto shall terminate except the obligations of the parties pursuant to this Section 8.02 and Sections 6.07, 10.01, 10.02, 10.03, 10.05, 10.08,
10.12, 10.13, 10.14 and 10.15 and pursuant to the Confidentiality Agreement.
No termination of this Agreement pursuant to Section 8.01(d) or 8.01(e) shall prejudice the ability of a non-breaching party from seeking Damages to which such party would otherwise be entitled from any other party for any breach of this Agreement including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. Notwithstanding the foregoing, if Parent is required to file suit to seek the Transaction Fee or either Parent or the Target is required to file suit to seek its Specified Expenses, and such party ultimately succeeds on the merits, the party shall be entitled to all cost and expenses, including attorneys' fees, which it has incurred in enforcing its rights under this Section 8.02.

                 (d) As used herein, "Specified Expenses" means all reasonable out-of-pocket expenses and fees actually incurred by a Person or on its behalf in connection with the Transactions prior to the termination of this Agreement (including without limitation, all reasonable fees and expenses of counsel, financial advisors, banks or other entities providing financing to such Person (including financing, commitment and other fees payable thereto), accountants, environmental and other experts and consultants to such Person and its affiliates, all SEC or HSR Act related filing fees, and all printing and advertising expenses) and in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the Transactions, any agreements relating thereto and any filings to be made in connection therewith. Specified Expenses shall not include compensation of employees of Parent or Target.

         SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the Target Stockholders, no amendment may be made which would violate Delaware Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or





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
condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                           ESCROW AND INDEMNIFICATION

         SECTION 9.01. Survival of Representations and Warranties. All of Target's representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement (including without limitation, the Target Disclosure Schedule) relating to the Intellectual Property Assets of Target, including without limitation pursuant to Sections 3.09, 3.12 and 3.20 shall survive the Merger and continue until 5:00 p.m., Dallas, Texas time, one year following the Closing Date, (the "Expiration Date"). Except as provided in the immediately preceding sentence, none of the Target's representations, warranties, covenants, and agreements shall survive the Closing Date. None of Parent's representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement (including without limitation, the Parent Disclosure Schedule) shall survive the Merger.

         SECTION 9.02.  Parent Escrow Arrangements.

                 (a) Parent Escrow Fund. At the Effective Time the Target Stockholders (except Target Stockholders, in respect of Dissenting Shares) will be deemed to have received and deposited with the Escrow Agent (as defined below) that number of shares of Parent Common Stock that is equal to their proportionate share of the Parent Escrow Amount (which shares shall not include that portion of the Parent Escrow Amount which is allocated for contribution by holders of Target Options assumed by Parent), plus a proportionate share of any additional shares as may be issued to such Target Stockholders in respect of such shares upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time and prior to the Expiration Date, without any act of any Target Stockholder. As soon as practicable after the Effective Time, the Parent Escrow Amount, without any act of any Target Stockholder, will be deposited with an institution designated by Parent and reasonably acceptable to the Representative (as defined in Section 9.02(g) below)) as escrow agent (the "Escrow Agent"). The Parent Escrow Amount, together with other shares deposited in respect of Target Options assumed by Parent, plus a proportionate share of any additional shares as may be issued to such Target Stockholders in respect of such shares upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time and prior to the Expiration Date, shall constitute an escrow fund (the "Parent Escrow Fund") and shall be governed by the terms set forth herein and in an escrow agreement to be agreed upon by the parties and to be entered into by and among, Parent, the Representative and the Escrow Agent (the "Parent Escrow Agreement"). The portion of the Parent Escrow Amount contributed on behalf of each Target Stockholder shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled under Section 2.01, plus





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
the number of Target Options subject to adjustment under this Section 9.02 and
Section 2.04(a)(iv). Upon the exercise of any Target Option between the Effective Time and the Expiration Date, five percent (5%) of the shares of Parent Common Stock issued upon such exercise shall be added and deposited to the Parent Escrow Fund upon such exercise, and at the expiration of the Escrow Period (as defined in Section 9.02(b)), any Target Options not so exercised as of the expiration of the Escrow Period shall be adjusted in accordance with
Section 2.04(a)(iv). The Parent Escrow Fund shall be the sole and exclusive remedy available to compensate Parent and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses"), incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly as a result of any inaccuracy or Breach of a representation, warranty, covenant or agreement of Target contained in this Agreement (without regard to any update or modification of the Target Disclosure Schedule following the date of this Agreement), or any instrument delivered pursuant to this Agreement relating to the Intellectual Property Assets of Target, including without limitation pursuant to Sections 3.09, 3.12 and 3.20. Parent shall act in good faith and in a commercially reasonable manner to mitigate all Losses it may suffer. Parent may not receive any shares from the Parent Escrow Fund (and no adjustment shall be made pursuant to Section 2.04(a)(iv)) unless and until Officer's Certificates (as defined in
Section 9.02(d) below) identifying Losses have been delivered to the Escrow Agent as provided in Section 9.02(e); in such case, Parent may recover from the Parent Escrow Fund Losses to Parent (and adjustment may be made pursuant to Section 2.04(a)(iv)).

                 (b) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Parent Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Texas time, on the Expiration Date (the "Escrow Period"). On the Expiration Date any remaining shares comprising the Parent Escrow Fund less any Loss shall be released from the Parent Escrow Fund and distributed to the Target Stockholders and those individuals who have on or prior to the Expiration Date exercised the Target Options assumed by Parent (the "Escrow Release"). Notwithstanding the above, no Escrow Release shall occur and the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Parent, subject to the objection of the Representative and the subsequent arbitration of the matter in the manner provided in Section 9.02(f) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the contemplated date of the Escrow Release or the termination of the Escrow Period, as the case may be, each as specified in an Officer's Certificate delivered to the Escrow Agent prior to the contemplated date of an Escrow Release or termination of the Escrow Period, as appropriate. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Target Stockholders the amount which is subject to an Escrow Release or at the end of the Escrow Period, as appropriate the remaining portion of the Parent Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the Target Stockholders and holders of Target





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
Options pursuant to this Section 9.02(b) shall be made in proportion to their respective original contributions to the Parent Escrow Fund.

                 (c)      Protection of Parent Escrow Fund.

                          (i) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Parent Escrow Fund which have not been released from the Parent Escrow Fund shall be added to the Parent Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Parent Escrow Fund shall not be added to the Parent Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Parent Escrow Fund and not distributed to the record holders thereof.

                          (ii) Each Target Stockholder and each individual who, prior to the Expiration Date, has exercised the Target Options assumed by Parent shall have voting rights with respect to the shares of Parent Common Stock contributed to the Parent Escrow Fund by such party (and on any voting securities added to the Parent Escrow Fund in respect of such shares of Parent Common Stock).

                 (d)      Claims Upon Parent Escrow Fund.

                          (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period, as appropriate, of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Loss included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, Breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 9.02(e) hereof, deliver to Parent out of the Parent Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Parent Escrow Fund in an amount equal to such Losses.

                          (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Parent Escrow Fund pursuant to Section 9.02(d)(i) hereof, the shares of Parent Common Stock and the adjustment to the number of Target Options issuable under Section 2.04(a)(iv) shall be valued at the average of the reported last sale price of a





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
                 share of Parent Common Stock as reported by Nasdaq for the 10 consecutive trading days ending immediately preceding the second trading day before the date such determination is made. Parent and the Representative shall certify such value in a certificate signed by both Parent and the Representative, and shall deliver such certificate to the Escrow Agent.

                          (iii) Notwithstanding the foregoing, Parent shall not be entitled to make a claim for payment of Losses under this Section 9.02(d) until Parent has suffered Losses of $100,000 in the aggregate and thereafter Parent shall be entitled to indemnification for all Losses without regard to such $100,000 threshold.

                 (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered by Parent to the Representative and for a period of thirty
(30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 9.02(d) hereof unless the Escrow Agent shall have received written authorization from the Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Parent Escrow Fund in accordance with Section 9.02(d) hereof, provided that no such payment or delivery may be made if the Representative shall object in a written statement (the "Representative Agent Notice") to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent, with a copy to Parent, prior to the expiration of such thirty
(30) day period.

                 (f)      Resolution of Conflicts; Arbitration.

                          (i) In case the Representative shall so object in writing to any claim or claims made in any Officer's Certificate, the Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Parent Escrow Fund in accordance with the terms thereof.

                          (ii)    If no such agreement is reached within thirty
                 (30) days following receipt by the Escrow Agent of the Representative Agent Notice, either Parent or the Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the





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
                 matter shall be settled by arbitration conducted by three arbitrators. Parent and the Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent and have at least ten years relevant experience. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9.02(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Parent Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                          (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the American Arbitration Association rules then in effect.
                 The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

                 (g)      Representative of the Stockholders; Power of
Attorney.

                          (i) At the Effective Time, and without further act of any party, Robert P. Goodman shall be appointed as agent and attorney-in-fact (the "Representative") for each Target Stockholder (except such Target Stockholders, if any, as shall have perfected their appraisal rights under Delaware
                 Law), for and on behalf of Target Stockholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Parent Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Representative for the accomplishment of the foregoing. Such agency may be changed by the Target Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Representative may not be removed unless holders of at least a majority in interest of the Parent Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Representative may be filled by approval of the holders of a majority in interest of the Parent Escrow Fund. No bond shall be required of the Representative, and the Representative shall not receive compensation for his or her services. Notices or communications to or from the Representative relating to the Parent Escrow Fund shall constitute notice to or from each of the Target Stockholders.

                          (ii) The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith. The Target Stockholders on whose behalf the Escrow Amount was contributed to the Parent Escrow Fund shall severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative.

                 (h) Actions of the Representative. A decision, act, consent or instruction of the Representative relating to the Parent Escrow Fund shall constitute a decision of all Target Stockholders (except such Target Stockholders if any, as shall have perfected appraisal rights under Delaware
Law), and shall be final, binding and conclusive upon each of such Target Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each such Target Stockholder. In the absence of bad faith, the Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

                 (i) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Parent Escrow Fund, Parent shall notify the Representative of such claim, and the Representative, as representative for the Target Stockholders, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Representative, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Parent Escrow Fund. In the event that the Representative has consented to any such settlement and acknowledged that the claim is a valid claim against the Parent Escrow Fund, the Representative shall have no power or authority to object under any provision of this Article

IX to the amount of any claim by Parent against the Parent Escrow Fund with respect to such settlement.

         SECTION 9.03.  Representative Escrow Arrangements.

                 (a) Representative Escrow Fund. At the Effective Time the Target Stockholders (except Target Stockholders, in respect of Dissenting Shares) will be deemed to have received and deposited with the Escrow Agent that number of shares of Parent Common Stock that is equal to their proportionate share of the Representative Escrow Amount, plus a proportionate share of any additional shares as may be issued to such Target Stockholders in respect of such shares upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time and prior to the Expiration Date, without any act of any Target Stockholder. As soon as practicable after the Effective Time, the Representative Escrow Amount , without any act of any Target Stockholder, will be deposited with the Escrow Agent. The Representative Escrow Amount, plus a proportionate share of any additional shares as may be issued to such Target Stockholders in respect of such shares upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time and prior to the Expiration Date, shall constitute an escrow fund (the "Representative Escrow Fund") and shall be governed by the terms set forth herein and in an escrow agreement to be agreed upon by the parties and to be entered into by and between the Representative and the Escrow Agent (the "Representative Escrow Agreement"). The portion of the Representative Escrow Amount contributed on behalf of each Target Stockholder shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled under Section 2.01, plus the number of Target Options subject to adjustment under this Section 9.03 and
Section 2.04(a)(iv). Upon the exercise of any Target Option between the Effective Time and the Expiration Date, three hundred and thirty-three one-thousandths percent (.333%) of the shares of Parent Common Stock issued upon such exercise shall be added and deposited to the Representative Escrow Fund upon such exercise, and at the expiration of the Escrow Period, any Target Options not so exercised as of the expiration of the Escrow Period shall be adjusted in accordance with Section 2.04(a)(iv). The Representative Escrow Fund shall be used to pay for the costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "Representative Expense" and collectively "Representative Expenses"), incurred by Representative in performing his or her obligations under this Article IX.

                 (b) Representative Escrow Period; Distribution Upon Termination of Representative Escrow Period. Subject to the following requirements, the Representative Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Texas time, on the Expiration Date (the "Representative Escrow Period"). On the Expiration Date any remaining shares comprising the Representative Escrow Fund less any additional Representative Expenses shall be released from the Representative Escrow Fund and distributed to the Target Stockholders (the "Representative Escrow Release"). Notwithstanding the above, no Representative Escrow Release shall occur and the

Representative Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Representative to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the contemplated termination of the Representative Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Target Stockholders the amount which is subject to a Representative Escrow Release and the remaining portion of the Representative Escrow Fund not required to satisfy such claims. Deliveries of Representative Escrow Amounts to the Target Stockholders pursuant to this
Section 9.03(b) shall be made in proportion to their respective original contributions to the Representative Escrow Fund.

                 (c)      Protection of Representative Escrow Fund.

                          (i) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Representative Escrow Fund which have not been released from the Representative Escrow Fund shall be added to the Representative Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Representative Escrow Fund shall not be added to the Representative Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Representative Escrow Fund and not distributed to the record holders thereof.

                          (ii) Each Target Stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Representative Escrow Fund by such party (and on any voting securities added to the Representative Escrow Fund in respect of such shares of Parent Common Stock).

                 (d)      Claims Upon Representative Escrow Fund.

                          (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Representative Escrow Period, as appropriate, of a certificate signed by the Representative stating that Representative has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Representative Expenses, the Escrow Agent shall deliver to Parent out of the Representative Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Representative Escrow Fund in an amount equal to such Representative Expenses.

                          (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Representative out of the Representative

                 Escrow Fund pursuant to Section 9.03(d)(i) hereof, the shares of Parent Common Stock shall be valued at the last reported sale price of a share of Parent Common Stock as reported by Nasdaq on the date such determination is made.

                                   ARTICLE X

                               GENERAL PROVISIONS

         SECTION 10.01. Expenses. Except as set forth in Sections 6.01 and 8.02, each party to this Agreement will bear its respective costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Parent will pay the HSR Act filing fee. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

         SECTION 10.02. Confidentiality. In addition to the obligations set forth in the Non-Disclosure Agreement between the date of this Agreement and the Closing Date, Parent and the Target will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Target in connection with this Agreement or the Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transactions, or (c) the furnishing or use of such information is required by Proceedings. If the Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

         SECTION 10.03. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         Target:

         Celcore, Inc.
         3800 Forest Hill-Irene Road
         Memphis, Tennessee 38125
         Attention: Robert P. Goodman
         Facsimile No.: (901) 624-4118

         with a copy to:

         Powell, Goldstein, Frazer and Murphy, LLP
         Sixteenth Floor
         191 Peachtree Street, N.E.
         Atlanta, Georgia 30303-1740
         Attention: G. William Speer
         Facsimile No.: (404) 571-6999

         Parent and Parent Sub:

         DSC Communications Corporation
         1000 Coit Road
         Plano, Texas 75075
         Attention: General Counsel
         Facsimile No.: (972) 519-2321

         with a copy to:

         Baker & McKenzie
         4500 Trammell Crow Center
         2001 Ross Avenue
         Dallas, Texas 75201
         Attention: Daniel W. Rabun
         Facsimile No.: (214) 978-3099

         Representative:

         Robert P. Goodman
         1013 Cove Road
         Mamaroneck, New York 10543
         Facsimile No.: (914) 777-2639

         SECTION 10.04. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         SECTION 10.05. Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, but the Confidentiality Agreement shall be deemed to be a part of this Agreement and is hereby incorporated by reference.

         SECTION 10.06.  Target Disclosure Schedule.

                 (a) The disclosures in the Target Disclosure Schedule relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                 (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Target Disclosure Schedule (other than an exception expressly set forth as such in the Target Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         SECTION 10.07. Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties (whether by operation of Law or otherwise) except that Parent may assign any of its rights under this Agreement to any subsidiary of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         SECTION 10.08. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         SECTION 10.09. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         SECTION 10.10. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         SECTION 10.11. Incorporation of Schedules. The Target Disclosure Schedule and the Parent Disclosure Schedule referred to herein and signed for identification by the parties hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         SECTION 10.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 10.13. Waiver of Jury Trial. Each of Parent, the Target and Parent Sub hereby irrevocably waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, the Target or Parent Sub in the negotiation, administration, performance and enforcement thereof.

         SECTION 10.14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the rules of conflicts of law thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court sitting in the City of Wilmington, Delaware and each of the parties consents to the jurisdiction of such courts in any such Proceeding and waives any objection to venue laid therein.

         SECTION 10.15.  Certain Definitions.  For purposes of this Agreement:

         "Affiliate" of a specified person shall mean a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

         "Best Efforts" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible but without the necessity of making payments to third parties to procure consents, approvals or similar requirements.

         "Breach" shall mean a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

         "business day" shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

         "Consent" shall mean any approval, consent, ratification, waiver, or other authorization of third parties (excluding any Governmental
Authorization).

         "Contract" shall mean any agreement, contract, lease, obligation, commitment, arrangement, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

         "GAAP" shall mean generally accepted United States accounting principles.

         "Governmental Authorization" shall mean any franchises, grants, approval, license, permit, easements, variances, exceptions, certificates, approvals, orders, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

         "Knowledge:" an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                 (a) such individual is actually aware of such fact or other matter; or

                 (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting reasonable inquiries.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, key employee, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "Law" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, judgment, decree, statute, or treaty.

         "Order" shall mean any award, decision, decree, determination, injunction, judgment, order, consent decree, ruling, subpoena, writ or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

         "Ordinary Course of Business:" an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                 (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                 (b) such action is not required under law to be authorized by the board of directors of such Person; and

                 (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

         "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

         "Subsidiary" or "subsidiaries" of any Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns or has rights to acquire, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "Threatened:" a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim,

Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         SECTION 10.16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

DSC COMMUNICATIONS                           CELCORE, INC.:
CORPORATION:

By:      /s/ James L. Donald                 By:      /s/ Robert P. Goodman
    ---------------------------------------      -------------------------------
    James L. Donald, Chairman of the Board,      Robert P. Goodman, Chairman of
     President and Chief Executive Officer         the Board and Chief Executive
                                                   Officer

CI ACQUISITION COMPANY:


By:      /s/ James L. Donald
    -----------------------------------------
     James L. Donald, Chairman of the Board,
     President and Chief Executive Officer

                                 DEFINED TERMS

Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
Affiliate Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .   45
Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
AICPA Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
Average Trading Price . . . . . . . . . . . . . . . . . . . . . . . . .    3
Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
Blue Sky Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
Business Combination Transaction  . . . . . . . . . . . . . . . . . . .   50
business day  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
Certificate of Designation  . . . . . . . . . . . . . . . . . . . . . .   10
Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . .    2
Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
Contract  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
Copyrights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Delaware Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Environmental Claims  . . . . . . . . . . . . . . . . . . . . . . . . .   25
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Environmental Permits . . . . . . . . . . . . . . . . . . . . . . . . .   25
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Escrow Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
Escrow Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
Escrow Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Exchange Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Expiration Date . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . .   12
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
Governmental Authority  . . . . . . . . . . . . . . . . . . . . . . . .   12
Governmental Authorization  . . . . . . . . . . . . . . . . . . . . . .   64
Hazardous Substances  . . . . . . . . . . . . . . . . . . . . . . . . .   24
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Indemnification Agreements  . . . . . . . . . . . . . . . . . . . . . .   31
Intellectual Property Assets  . . . . . . . . . . . . . . . . . . . . .   19
Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
Marks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . .    9
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Multiemployer Plan  . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Nasdaq  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
New Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
Non-Disclosure Agreement  . . . . . . . . . . . . . . . . . . . . . . .   42
Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Officer's Certificate . . . . . . . . . . . . . . . . . . . . . . . . .   54
Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
Ordinary Course of Business . . . . . . . . . . . . . . . . . . . . . .   65
Other Benefit Obligations . . . . . . . . . . . . . . . . . . . . . . .   14
Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Parent Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Parent Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . .   32
Parent Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
Parent Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . .   52
Parent Escrow Amount  . . . . . . . . . . . . . . . . . . . . . . . . .    6
Parent Escrow Fund  . . . . . . . . . . . . . . . . . . . . . . . . . .   52
Parent Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . .   33
Parent Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Parent Sub Common Stock . . . . . . . . . . . . . . . . . . . . . . . .    4
Patents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Pension Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Plan Sponsor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Pre-Merger Period . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
Proprietary Rights Agreement  . . . . . . . . . . . . . . . . . . . . .   19
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

Qualified Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . .  38
Representative  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
Representative Agent Notice . . . . . . . . . . . . . . . . . . . . . .  55
Representative Escrow Agreement . . . . . . . . . . . . . . . . . . . .  58
Representative Escrow Amount  . . . . . . . . . . . . . . . . . . . . .   7
Representative Escrow Fund  . . . . . . . . . . . . . . . . . . . . . .  58
Representative Escrow Period  . . . . . . . . . . . . . . . . . . . . .  58
Representative Escrow Release . . . . . . . . . . . . . . . . . . . . .  58
Representative Expense  . . . . . . . . . . . . . . . . . . . . . . . .  58
Representative Expenses . . . . . . . . . . . . . . . . . . . . . . . .  58
Rights in Mask Works  . . . . . . . . . . . . . . . . . . . . . . . . .  20
Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Secretary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Section . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Series A Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . .   3
Series B Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . .   3
Series C Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . .   3
Series D Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . .   3
Specified Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .  51
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
Substitute Option . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Superior Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . .   1
Takeover Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Target  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Target Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Target Banker . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Target Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Target Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . .   9
Target Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Target Other Benefit Obligation . . . . . . . . . . . . . . . . . . . .  14
Target Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Target Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Target Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . .   3
Target Products . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Target Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Target Stock Option Plan  . . . . . . . . . . . . . . . . . . . . . . .   7
Target Stockholder Plan . . . . . . . . . . . . . . . . . . . . . . . .  29
Target Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Target Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Target VEBA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Target's Stockholder Meeting  . . . . . . . . . . . . . . . . . . . . .  40
Terminating Parent Breach . . . . . . . . . . . . . . . . . . . . . . .  50
Terminating Target Breach . . . . . . . . . . . . . . . . . . . . . . .  50
Threatened  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
Title IV Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Trade Secrets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Transaction Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Unaudited Monthly Statements  . . . . . . . . . . . . . . . . . . . . .  44
VEBA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Voting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Welfare Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                   EXHIBIT A

                          CERTIFICATE OF INCORPORATION
                                       OF
                             CI ACQUISITION COMPANY


                                   ARTICLE I

         The name of the corporation is CI Acquisition Company (the "Corporation").


                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                  ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

         The total number of shares of stock which the Corporation shall have the authority to issue is one thousand (1,000) shares of Common Stock, par value one cent ($.01) per share.


                                   ARTICLE V

         The powers of the incorporator are to terminate upon the filing of this certificate of incorporation, and the name and mailing address of the persons who are to serve as the board of directors until the first annual meeting of the stockholders or until their successors are elected and qualified are as follows:

         Names of Directors                Mailing Address
         ------------------                ---------------
         James L. Donald                   DSC Communications Corporation
                                           1000 Coit Road
                                           Plano, Texas 75075

         Gerald F. Montry                  DSC Communications Corporation
                                           1000 Coit Road
                                           Plano, Texas 75075

         George Brunt                      DSC Communications Corporation
                                           1000 Coit Road
                                           Plano, Texas 75075


                                   ARTICLE VI

         Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.


                                  ARTICLE VII

         The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.


                                  ARTICLE VIII

         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all of the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                   ARTICLE IX

         A director of the Corporation or any director of a predecessor corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the date of filing of this certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Each director and officer of this corporation and any predecessor corporation shall be indemnified to the full extend permitted under Section 145 of the General Corporation Law of the State of Delaware. Any repeal or modification of this
Article IX by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.


                                   ARTICLE X

         The name and mailing address of the incorporator is as follows:

         Name                              Mailing Address
         ----                              ---------------
         Daniel W. Rabun                   Baker & McKenzie
                                           4500 Trammell Crow Center
                                           2001 Ross Avenue
                                           Dallas, Texas  75201

         The undersigned incorporator under penalties of perjury hereby acknowledges that the foregoing certificate of incorporation is his act and deed and that the facts stated therein are true.


                                        --------------------------------------
                                        Daniel W. Rabun

                                   EXHIBIT B

                              AFFILIATE AGREEMENT



                               October ___, 1997



DSC Communications Corporation
1000 Coit Road
Plano, Texas 75075

Ladies and Gentlemen:

         I understand that an Agreement and Plan of Merger dated as of October 29, 1997 (the "Merger Agreement") has been entered into by and among DSC Communications Corporation, a Delaware corporation ("Parent"), CI Acquisition Company, a Delaware corporation ("Parent Sub") and Celcore, Inc., a Delaware corporation ("Target"), and that pursuant to the Merger Agreement, Parent Sub will merge with and into Target, Target will become a wholly-owned subsidiary of Parent, and the stockholders of Target will become stockholders of Parent (the "Merger"). Capitalized terms used herein and not defined have the meaning for them set forth in the Merger Agreement.

         I also understand that in accordance with the Merger Agreement, the shares of Target Stock owned by the undersigned at the Effective Time shall be converted into shares of Parent Common Stock in the manner and in the amounts described in the Merger Agreement.

         In consideration of the mutual agreements, provisions and covenants set forth in the Merger Agreement and hereinafter in this Affiliate Agreement, the undersigned represents and agrees as follows:

         1. Rule 145. The undersigned will not offer, sell, pledge, transfer or otherwise dispose of any of the shares of Parent Common Stock issued to the undersigned in the Merger unless at such time either: (i) such transaction shall be permitted pursuant to the provisions of Rule 145 promulgated under the Securities Act; (ii) the undersigned shall have furnished to Parent an opinion of counsel, satisfactory to Parent, to the effect that no registration under the Securities Act would be required in connection with the proposed offer, sale, pledge, transfer or other disposition; or (iii) a registration statement under the Securities Act covering the proposed offer, sale, pledge, transfer or other disposition shall be effective under the Securities Act.

         2.      Legends.

                 (a) The undersigned understands that all certificates representing Parent Common Stock deliverable to the undersigned pursuant to the Merger shall bear a legend substantially as follows:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE OTHER CONDITIONS SPECIFIED IN THE AFFILIATE AGREEMENT DATED AS OF OCTOBER 29, 1997 BETWEEN THE HOLDER OF THIS CERTIFICATE AND DSC COMMUNICATIONS CORPORATION ("PARENT"), A COPY OF WHICH MAY BE INSPECTED BY THE HOLDER OF THE CERTIFICATE AT THE OFFICES OF PARENT, 1000 COIT ROAD, PLANO, TEXAS 75075 OR FURNISHED BY PARENT TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE."

                 (b) The undersigned also understands that unless the transfer by the undersigned of shares of Parent Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificate issue to my transferee:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED."

         It is understood and agreed that the legends set forth in paragraphs
(a) and (b) above shall be removed by delivery of substitute certificates without such legends if I, the undersigned, shall have delivered to Parent a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legends are not required for purposes of the Securities Act.

         Parent, in its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for the shares of Parent Common Stock which are required to bear the foregoing legends.

         3.      Miscellaneous.

                 (a) This Affiliate Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements to be performed wholly within such state (without regard to its conflicts of law rules).

                 (b) This Affiliate Agreement shall be binding on my successors and assigns, including my heirs, executors, administrators, trustees, and personal representatives.

                 (c) I acknowledge, understand and agree that the representations, warranties and covenants set forth above will be relied upon by Parent and Target and their respective affiliates, legal counsel and accountants, and that substantial losses and damages may be incurred by such persons if any of such representations, warranties or covenants are inaccurate or breached.

                 (d) If a court of competent jurisdiction determines that any provision of this Affiliate Agreement is not enforceable or enforceable only if limited in time, scope or otherwise, this Affiliate Agreement shall continue in full force and effect with such provision stricken or so limited.

                 (e) This Affiliate Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

                 (f) This Affiliate Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written instrument signed by both parties.

                 (g) I have carefully read this agreement and discussed its requirements, to the extent I have believed necessary, with my counsel or counsel for Target.

                                        Very truly yours,


                                        ------------------------------------
                                        Signature


                                        ------------------------------------
                                        Print Name

Accepted:

DSC COMMUNICATIONS CORPORATION

By:
   ---------------------------
Name:
     -------------------------
Title:
      ------------------------
Dated:                  , 1997
      ------------------

                                   EXHIBIT C

                                VOTING AGREEMENT

         This Voting Agreement ("Agreement") is made and entered into as of October ___, 1997 by and between DSC Communications Corporation, a Delaware corporation ("Parent"), and the undersigned director, executive officer, or affiliate of Celcore, Inc., a Delaware corporation ("Target").

                                    RECITALS

         A. Concurrently with the execution of this Agreement, Parent, CI Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Parent ("Parent Sub"), and Target have entered into an Agreement and Plan of Merger dated as of October 29, 1997 (the "Merger Agreement"), providing for the merger of Parent Sub with and into Target (the "Merger"), pursuant to which Target will become a wholly-owned subsidiary of Parent.

         B. Capitalized terms used herein and not defined have the meaning for them set forth in the Merger Agreement.

         C. The stockholder named on the signature page hereof (the "Stockholder") is the beneficial holder of record of the number and class of shares of the outstanding Target Stock, as is indicated on the final page of this Agreement (the "Shares"). In connection with the Merger, Parent will acquire the Stockholder's entire equity interest in Target and the Stockholder will receive in exchange an equity interest in Parent. In consideration of and in order to induce the execution of the Merger Agreement by Parent, the Stockholder agrees not to sell or otherwise dispose of any shares of Target Stock held by the Stockholder and to vote the Shares so as to facilitate consummation of the Merger as more fully described below.

         NOW, THEREFORE, in consideration of the mutual promises and the mutual covenants and agreements contained herein, the parties agree as follows:

         1. Agreement to Retain Shares. The Stockholder agrees not to transfer, pledge, sell, exchange or offer to transfer or sell or otherwise dispose of or encumber any of the Shares or to make any offer or agreement relative thereto at any time prior to the Expiration Date. The "Expiration Date" shall mean the earlier of (a) the date and time on which the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (b) the date on which the Merger Agreement shall be terminated pursuant to the Merger Agreement.

         2. Agreement to Vote Shares; Waiver of Liquidation Rights and Appraisal Rights. At any meeting of the Target Stockholders called with respect to any of the following, and at any adjournment thereof, and on every action approved by written consent of the Target

Stockholders with respect to any of the following, the Stockholder shall vote the Shares in favor of approval of (i) the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger, (ii) the employment agreements for Messrs. Berger, Foley, and Gonzalez which are being entered into with such individuals in connection with the Merger and (iii) the waiver of any rights to receive cash or other property upon a liquidation of Target as provided in the certificate of incorporation of Target or in any of the Certificates of Designations in respect of any Target Preferred Stock. The Stockholder, as the holder of voting stock of Target shall be present in person or by proxy, at all meetings of Target Stockholders so that all Shares are counted for the purposes of determining the presence of a quorum at such meetings. This Agreement is intended to bind the Stockholder only with respect to the specific matters set forth herein, and shall not prohibit the Stockholder from action in accordance with his fiduciary duties as an officer or director of Target. In respect of the Merger, the Stockholder hereby waives any rights to receive cash or other property upon a liquidation of the Target as provided in the certificate of incorporation of Target or any of the Certificates of Designations in respect of any Target Preferred Stock owned by such Stockholder. In addition, the Stockholder agrees not to take any action or actions to perfect any appraisal rights the Stockholder may have as a result of the Merger under Section 262 of the Delaware Law.

         3. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Annex A (the "Proxy"), which shall be irrevocable to the extent provided therein; provided that the Proxy shall be revoked upon termination of this Agreement in accordance with its terms.

         4. Additional Purchases. For purposes of this Agreement (including without limitation, the recitals hereto), the term "Shares" shall include any shares of Target capital stock (including Target Stock) that the Stockholder purchases or as to which the Stockholder otherwise acquires voting power after the execution of this Agreement and prior to the Expiration Date.

         5. Representations, Warranties and Covenants of the Stockholder. The Stockholder hereby represents, warrants and covenants to Parent the following:

                 (a) Ownership of Shares. Except as specifically described on Annex B to this Agreement (if any), the Stockholder (i) is the holder and beneficial owner of the Shares, which at the date hereof and at all times until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances, (ii) does not beneficially own any shares of Target Stock other than the Shares and (iii) has full power and authority to make, enter into, deliver and carry out the terms of this Agreement and the Proxy.

                 (b) No Voting Trusts and Agreements. The Stockholder will not, and will not permit any entity under the Stockholder's control to, deposit any shares of Target capital stock (including Target Stock) held by the Stockholder or such entity in a voting trust or subject any shares of Target capital stock (including Target Stock) held by the Stockholder or such entity to any arrangement or agreement with respect to the voting of such shares of capital stock, other than agreements entered into with Parent or its affiliates.

                 (c) No Proxy Solicitations. The Stockholder will not, and will not permit any entity under the Stockholder's control to, (i) solicit proxies or become a participant in a "solicitation" (as such term is defined in Rule 14a-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), with respect to any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement, any merger, consolidation, share exchange, sale of securities or assets, reorganization, recapitalization or other business combination involving Target and any other party (other than Parent and its affiliates), any liquidation (including the liquidation rights provided for in the Certificates of Designations), or winding up of Target and any other matter that would, or could reasonably be expected to, prohibit or discourage the Merger (each of the foregoing is referred to as an "Opposing Proposal"), or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (ii) initiate a Stockholders' vote or action by consent of Target Stockholders or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Target with respect to an Opposing Proposal.

         6. Representations, Warranties and Covenants of Parent. Parent represents, warrants and covenants to the Stockholder as follows:

                 (a) Due Authorization. This Agreement has been authorized by all necessary corporate action on the part of Parent and has been duly executed by a duly authorized officer of Parent.

                 (b) Validity; No Conflict. This Agreement constitutes the legal, valid and binding obligation of Parent. Neither the execution of this Agreement by Parent nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which Parent is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Parent.

         7.      Registration of Merger Shares.

                 (a) Parent shall use all commercially reasonable efforts on or before the Effective Time to effect the registration under the Securities Act, on an appropriate form, of the shares of Parent Common Stock that will be issued to the Stockholder pursuant to the Merger (the "Merger Shares") unless Parent shall have provided to the Stockholder a no-action letter or opinion of counsel reasonably acceptable to the Stockholder, concluding that the Stockholder will not be restricted in any way in their ability absent such registration to resell the Merger Shares. Parent shall be required to file only one such registration statement and shall use its Best Efforts to keep such registration statement continuously effective until such time as the Merger Shares have been disposed of by the Target Stockholders but in no event for a period of longer than twenty-four
(24) months after the date of the Effective Time. For purposes of this Section 7, "Registration Statement" means the registration statement covering the Merger Shares filed pursuant hereto, including, to the extent applicable, the prospectus (the "Prospectus") included in any such registration statement, all amendments and supplements to any such registration statement (including post-effective amendments), all exhibits to any such registration statement and all material incorporated by reference in any such registration statement.

                 (b) In connection with Parent's registration obligations pursuant to Section 7(a) and, except as provided in Section 7(b)(i), Parent shall use its Best Efforts to keep the Registration Statement continuously effective at Parent's sole expense for the period of time provided in Section 7(a), to permit the sale of the Merger Shares pursuant to the Registration Statement in accordance with the intended method or methods of distribution thereof specified by the Stockholder, and shall:

                          (i) notify the Stockholder, promptly (A) when a new Registration Statement, Prospectus or supplement thereto or post-effective amendment has been filed, and, with respect to a new Registration Statement or post-effective amendment when it has become effective, (B) of any request by the SEC for amendments or supplements to any Registration Statement or Prospectus or for additional information, (C) of the issuance by the SEC of any comments with respect to any filing and of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose, (D) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Merger Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (E) of the happening of any event that makes any statement made in any Registration Statement, Prospectus or any document incorporated therein by reference untrue or that requires the making of any changes in any Registration Statement, Prospectus or any document incorporated therein by reference in order to make the statements therein not misleading, and (F) of Parent's determination that a post-effective amendment to a Registration Statement would be appropriate;

                          (ii) furnish to the Stockholder, without charge, as many conformed copies of the Registration Statement and any amendments thereto as may reasonably be requested by the Target Stockholders;

                          (iii) deliver to the Stockholder, without charge, as many copies of the Prospectus covering the Merger Shares and any amendments or supplements thereto as the Stockholder may reasonably request;

                          (iv) register, qualify, or obtain an exemption therefrom, in connection with the registration or qualification or exemption therefrom of the Merger Shares for offer and sale under the securities or Blue Sky Laws of New York and, as the Stockholder reasonably requests, any other jurisdictions within the United States and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Merger Shares covered by the Registration Statement; provided, however, that Parent shall not be required to qualify as a dealer in securities or as a foreign corporation, or otherwise subject itself to taxation in connection with such activities, or to execute a general consent to service of process in any jurisdiction;

                          (v) otherwise use its Best Efforts to comply with all applicable rules and regulations of the SEC relating to such registration and the distribution of the securities being offered, and make generally available to its securities holders earning statements satisfying the provisions of Section 11(a) of the Securities Act no later than 90 days after the end of any twelve (12) month period (or 120 days if such period is a fiscal year) beginning with the first month of the first fiscal quarter commencing after the effective date of such Registration Statement, which earning statements shall cover such twelve (12) month periods;

                          (vi) in no event later than ten (10) business days before filing any Registration Statement or Prospectus, or any amendment or supplement (other than any amendment or supplement made solely as a result of incorporation by reference of documents) thereof (or, in the case of any Prospectus supplement or post-effective amendment relating to a proposed shelf "draw-down," three (3) business days before the filing thereof), furnish to the Stockholder copies of all such documents proposed to be filed, which documents shall be subject to the reasonable review of the Stockholder;

                          (vii) promptly after the filing of any document that is to be incorporated by reference into a Registration Statement or Prospectus, provide copies of such document to the Stockholder; and

                          (viii) use all commercially reasonable efforts to take all actions necessary or advisable to effect such registration in the manner contemplated by this Agreement.

                 (c) The Stockholder shall furnish to Parent such information regarding the Stockholder and the plan of distribution of the Merger Shares as Parent may from time to time reasonably request.

                 (d) The Stockholder agrees that upon receipt of any notice from Parent of the happening of any event of the kind described in Sections 7(b)(i)(B), 7(b)(i)(C), 7(b)(i)(D), 7(b)(i)(E) or 7(b)(i)(F), it shall forthwith discontinue disposition of the Merger Shares pursuant to the Prospectus until (a) it is advised in writing by Parent that a new Registration Statement covering the offer of the Merger Shares has become effective under the Securities Act, (b) it receives copies of a supplemented or amended Prospectus, or (c) until it is advised in writing by Parent that the use of the Prospectus may be resumed. Parent shall promptly take all such action as may be necessary or appropriate, including without limitation, the filing of a new Registration Statement or an amendment to the then current Registration Statement and/or the filing of an amended Prospectus, to limit the duration of any discontinuance with respect to the disposition of the Merger Shares pursuant to this Section 7(d).

                 (e) The Stockholder shall cooperate with Parent in all reasonable respects in connection with the preparation and filing of the Registration Statement,

                 (f) All expenses incident to Parent's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses for compliance with securities or Blue Sky Laws (including fees and disbursements of Parent's counsel in connection with blue sky qualifications or registrations (or the obtaining of exemptions therefrom) of the Merger Shares), printing expenses (including expenses of printing Prospectuses), messenger and delivery expenses, internal expenses (including without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), fees and disbursements of its counsel and its independent certified public accountants, fees and expenses of any special experts retained by Parent in connection with any registration hereunder, and fees and expenses of other persons retained by Parent, but excluding fees and disbursements of counsel retained by the Stockholder, any fees and expenses of any underwriters relating to the Merger Shares and transfer taxes, if any, relating to the Merger Shares, shall be borne by Parent.

                 (g) Parent shall indemnify and hold harmless the Stockholder against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal expenses) resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement or any Prospectus, or any amendment or supplement thereto, or any omission or alleged omission to state in any thereof a material fact required to be stated therein or necessary to make the statements therein not misleading, except in each case insofar as the same arises out of or is based upon an untrue statement or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact in such Registration Statement, Prospectus, amendment or supplement, as the case may be, made or omitted, as the case may be, in reliance upon and in conformity with information furnished to Parent or its affiliates by the Stockholder expressly for use therein.

                 (h) The Stockholder with respect only to information furnished by it to Parent or its affiliates expressly for use in any Registration Statement, any Prospectus, or any amendment or supplement thereto shall indemnify and hold harmless their officers, directors, employees, representatives, agents and affiliates and each Person who controls (within the meaning of the Securities Act) Parent, against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal expenses) resulting from any untrue or alleged untrue statement of a material fact contained in such Registration Statement, any Prospectus, or any amendment or supplement thereto, or any omission or alleged omission to state in any thereof a material fact required to be stated therein or necessary to make the statements therein not misleading, as the same arises out of or is based upon an untrue statement or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact in such Registration Statement, Prospectus, amendment or supplement, as the case may be, made or omitted, as the case may be, in reliance upon and in conformity with such written information.

                 (i)      Each party entitled to indemnification under this
Section 7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, is approved by the Indemnified Party (whose approval will not be unreasonably withheld or delayed); and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations except to the extent that its defense of the claim or litigation involved is prejudiced by such failure. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicts of interest between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of any claim or litigation, and no Indemnified Party will consent to entry of any judgment or settle any claim or litigation without the prior written consent of the Indemnifying Party. Each Indemnified Party shall furnish such information regarding himself or itself and the claim in question as the Indemnifying Party may reasonably request and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                 (j) If for any reason the indemnification provided for in this Section 7 from an Indemnifying Party is unavailable to an Indemnified Party hereunder or insufficient to hold it harmless as contemplated by this
Section 7, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of an Indemnifying Party and Indemnified Party in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, an Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in
Section 7(i), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this
Section 7(k) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         8. Securities Act Covenants and Representations. Subject to Parent's obligations under Section 7.1, the Stockholder hereby agrees and represents to Parent as follows:

                 (a) The Stockholder has been advised that the offer, sale and delivery of the Parent Common Stock to the Stockholder pursuant to the Merger may not be registered under the Securities Act, despite Parent's obligations to use commercially reasonable efforts to effect such registration. The Stockholder has been advised that if the offer, sale and delivery of the Parent Common Stock to the Stockholder pursuant to the Merger has not been registered under the Securities Act, then the Merger Shares may not be offered, sold, pledged, hypothecated or otherwise transferred unless subsequently registered under the Securities Act or an exemption from such registration is available. The Stockholder has also been advised that even if the sale and delivery to the Stockholder of the Merger Shares is registered under the Securities Act, to the extent the Stockholder is considered an "affiliate" of Target at the time the Merger Agreement is submitted for a vote of the Target Stockholders, any public offering or sale by the Stockholder of the Merger Shares will, under current law, require either (i) the further registration under the Securities Act of the Merger Shares, which Parent is obligated under
Section 7.1 to use commercially reasonable efforts to effect, (ii) compliance with Rule 145 promulgated by the SEC under the Securities Act or (iii) the availability of another exemption from such registration under the Securities Act.

                 (b) The Stockholder has read this Agreement and the Merger Agreement and has discussed their requirements and other applicable limitations upon its ability to sell, transfer or otherwise dispose of the Merger Shares, to the extent the Stockholder believed necessary, with its counsel or counsel for Target.

                 (c) The Stockholder also understands that stop transfer instructions will be given to Parent's transfer agents with respect to the Merger Shares and that a legend will be placed on the certificates for the Merger Shares issued to the Stockholder, to the extent the

Stockholder is considered an "affiliate" of Target at the time the Merger Agreement is submitted for a vote of the Target Stockholders.

         9. Additional Documents. The Stockholder and Parent hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent's legal counsel or the Stockholder, as the case may be, to carry out the intent of this Agreement.

         10. Consent and Waiver. The Stockholder hereby gives any consent or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

         11.     Miscellaneous.

                 (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                 (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other.

                 (c) Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                 (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.

                 (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by commercial overnight courier service, by confirmed facsimile, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

                          (i)     if to Parent, to:

                                  DSC Communications Corporation
                                  1000 Coit Road
                                  Plano, Texas 75075
                                  Attention: General Counsel
                                  Facsimile No.: (972) 519-2321

                                  with a copy to:

                                  4500 Trammell Crow Center
                                  2001 Ross Avenue
                                  Dallas, Texas 75201
                                  Attention: Daniel W. Rabun
                                  Facsimile No.: (214) 965-5902

                                  Stockholder:


                                  ----------------------------------

                                  ----------------------------------

                                  ----------------------------------
                                  Attention:
                                            ------------------------
                                  Facsimile No.:
                                                --------------------

                                  with a copy to:

                                  ----------------------------------

                                  ----------------------------------

                                  ----------------------------------
                                  Attention:
                                            ------------------------
                                  Facsimile No.:
                                                --------------------

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

                 (f) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

                 (g) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understanding between the parties with respect to such subject matter.

                 (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                 (i) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                 (j) Termination. Notwithstanding anything else in this Agreement, this Agreement and the Proxy, and all obligations of the Stockholder under either of them, shall automatically terminate as of the Expiration Date.

                 (k)      Covenant Not-to-Compete.  [ROBERT GOODMAN ONLY]

                 (i) Stockholder acknowledges that Parent is acquiring the goodwill of the Target. Therefore, Stockholder agrees that for a period commencing upon the Closing Date and ending upon the fifth anniversary thereof, unless otherwise extended pursuant to the terms hereof, Stockholder will not, directly or indirectly, either as an employer, consultant, agent, principal, partner, stockholder, or in any other capacity, engage or participate in any business that is involved in the development, marketing, manufacturing or sale of GSM or AMPS mobile switching centers (a "Prohibited Business"), within any state or country in which the Target or Parent or its Subsidiaries is conducting or reasonably expects to conduct or expend its business (the "Covenant Not-to-Compete"). Stockholder represents to Parent that the enforcement of the restriction contained in this Section 11(k) would not be unduly burdensome to Stockholder and that in order to induce Parent to enter into this Agreement, Stockholder further represents and acknowledges that Stockholder is willing and able to compete in other geographical areas not prohibited by this Section 11(k). Notwithstanding the foregoing, Stockholder shall not be prohibited from owning up to five percent (5%) of the outstanding capital stock of any class of capital stock registered under Section 12 (b) or (g) of the Exchange Act.

                 (ii) Stockholder agrees that a breach or violation of the Covenant Not-to-Compete by Stockholder shall entitle Parent, as a matter of right, to an injunction issued by any court or arbitration panel of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which Parent may show itself justly entitled. Further, during any period in which Stockholder is in breach of the Covenant Not-to-Compete, the time period of the Covenant Not-to-Compete shall be extended for an amount of time that Stockholder is in breach hereof.

                 (iii) In addition to the restrictions set forth in sub-paragraph (i) of this Section 11(k), Stockholder shall not for a period commencing upon the Closing Date and ending upon the first anniversary thereof, either directly or indirectly, (A) make known to any person, firm or corporation involved in a Prohibited Business the names and addresses of any of the customers of the Target or contacts of the Target or any other information pertaining to such persons, (B) call on, solicit, or take away, or attempt to call on, solicit or take away any of the customers of the Target on whom Stockholder called or with whom Stockholder became acquainted during Stockholder's association with the Target, for any other person, firm or corporation involved in a Prohibited Business or (C) recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee, consultant or independent contractor of the Target.

                 (iv)     The representations and covenants contained in this
         Section 11 on the part of Stockholder will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any proceeding of Stockholder against the Target or any officer, director, or shareholder of Parent whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Parent of the covenants of the Stockholder contained in this Section 11.

                 (v) If Stockholder violates any covenant contained in this Section 11 and Parent brings legal action for injunctive or other relief, Parent shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Stockholder contained in this Section 11 shall be deemed to have durations as specified above, which periods shall commence upon the Closing Date and shall be extended for the amount of time between the Closing Date and the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of Stockholder in this Section 11.

                 (vi) The parties to this Agreement agree that the limitations contained in this Section 11 with respect to geographic area, duration and scope of activity are reasonable. However, if any court shall determine that the geographic area, duration or scope of activity of any restriction contained in this Section 11 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.


                                        DSC COMMUNICATIONS CORPORATION

                                        By:
                                           ------------------------------------

                                        Its:
                                            -----------------------------------

                                        Stockholder


                                        ---------------------------------------

                                        Printed Name:
                                                     --------------------------

                                    ANNEX A

                               IRREVOCABLE PROXY

         The undersigned holder of shares of capital stock (the "Stockholder") of Celcore, Inc., a Delaware corporation ("Target"), hereby irrevocably appoints and constitutes the members of the Board of Directors of DSC Communications Corporation, a Delaware corporation ("Parent"), and each of them, (the "Proxyholders"), the agents and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Target beneficially owned by the undersigned, which shares are listed below (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows:

         If within five (5) business days after the commencement by Target of the solicitation of Stockholder written consents for the adoption and approval of the Merger Agreement (as such term is defined below), the Stockholder shall not have executed and delivered to Target a duly and validly signed and dated consent adopting and approving the Merger Agreement, and upon written notice to Target with a copy to Target's counsel and prior to termination of this proxy, the Proxyholder is empowered to exercise all voting and other rights (including without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Target Stockholders, and in every written consent in lieu of such a meeting, or otherwise,

         In favor of approval of the (i) Merger (as defined in the Voting Agreement dated October ___, 1997 between the Stockholder and Parent (the "Voting Agreement")) and that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of October 29, 1997 by and among Parent, CI Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Parent ("Parent Sub"), and Target, and any matter that could reasonably be expected to facilitate the Merger, (ii) employment agreements for Messrs. Berger, Foley, and Gonzalez which are being entered into with such individuals in connection with the Merger and (iii) the waiver of the right of the undersigned to receive cash or other property upon a liquidation of Target as provided in the certificate of incorporation of Target or in any of the Certificates of Designations in respect of any Target Preferred Stock.

         The Proxyholder may not exercise this proxy on any other matter. The undersigned Stockholder may vote the Shares on all such other matters.

         The proxy granted by the Stockholder to the Proxyholder hereby is granted as of the date of this Agreement in order to secure the obligations of the Stockholders set forth in Section 2 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in Target to be purchased and sold pursuant the Merger





                                Annex A - Page 1

Agreement. This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms.

         Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms.

         Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Stockholder authorizes the Proxyholder to file this proxy and any substitution with the Secretary of Target and with any Inspector of Elections at any meeting of the Target Stockholders.

         This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned.

                              Dated:                          , 1997
                                    --------------------------

                              Signature of Stockholder:
                                                       -------------------------

                              Print name of Stockholder:
                                                       -------------------------

                              Shares beneficially owned:

                                       shares of Target Common Stock
                              ---------
                                       shares of Target Series A Preferred Stock
                              ---------
                                       shares of Target Series B Preferred Stock
                              ---------
                                       shares of Target Series C Preferred Stock
                              ---------
                                       shares of Target Series D Preferred Stock
                              ---------





                                Annex A - Page 2

                                   EXHIBIT D

                        TAX OPINION OF BAKER & MCKENZIE

                         [BAKER & MCKENZIE LETTERHEAD]


                              _____________, 1997



DSC Communications Corporation
1000 Coit Road
Plano, Texas 75075


Gentlemen:

We have acted as counsel to DSC Communications Corporation, a Delaware corporation ("Parent"), in connection with the execution and delivery of the Agreement and Plan of Merger (the "Agreement"), dated as of October 29, 1997, among Parent, CI Acquisition Company, a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Parent Sub"), and Celcore, Inc., a Delaware corporation (the "Target"), providing for the merger of Parent Sub with and into the Target (the "Merger"). This opinion letter is being furnished to you, pursuant to Section 7.01(i) of the Agreement. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Agreement.

In preparing our opinion, we have reviewed and relied upon, the Agreement, the representations and warranties made by Parent, Parent Sub and Target in the Agreement, and other documents as we have deemed necessary.

In addition, in preparing our opinion we have assumed that (i) the Merger will be effected in accordance with the terms of the Agreement, (ii) the representations made by Target, Parent and Parent Sub are true and accurate in all material respects, and (iii) there will be no change in any of the facts material to this opinion between the date of this opinion and the Effective Time. We have not made any independent investigation of any of the facts material to this opinion, other than as described above.

Furthermore, we have assumed that there is no plan or intention on the part of Target Stockholders to dispose of a number of shares of Parent Common Stock to be issued to such stockholders in the Merger, sufficient to reduce the Target's Stockholders' ownership of Parent Common Stock to a number of shares having an aggregate fair market value, as of the

Effective Time of the Merger, of less than fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of Target Common Stock and Target Preferred Stock.

Our opinion is based on the Code, the currently applicable Treasury Regulations promulgated under the Code, published administrative positions of the Internal Revenue Service ("IRS") and judicial decisions. Such authorities are all subject to change, either prospectively or retroactively. No assurances can be provided as to the effect of any such changes upon the opinion given herein. Our opinion represents our best legal judgment as to the United States federal income tax consequences of the Merger; it is not, however, binding on the IRS or the courts.

Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code by reason of the application of Section 368(a)(2)(E) of the Code, and under Section 368(a)(1)(B) of the Code. Parent, Parent Sub and Target will each be a party to the reorganization within the meaning of
Section 368(b) of the Code. As a tax-free reorganization, the Merger will have the following federal income tax consequences for the Target stockholders, Target, Parent and Parent Sub:

                 1. No gain or loss will be recognized by the holders of shares of Target Common Stock or Target Preferred Stock (collectively, the "Target Stock") as a result of the exchange of such shares of Target Stock for shares of Parent Common Stock pursuant to the Merger, except that holders of Target Stock who receive cash proceeds in lieu of fractional shares of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such proceeds and the tax basis of the shares of Target Stock allocated to their fractional share interests, and such gain or loss, if any, will be capital gain or loss if their fractional interests are held as capital assets at the time of their sale. Code Section 354(a). Capital gain or loss will be long-term capital gain or loss if the fractional interests exchanged are held for more than one year. Code Section 1222.

                 2. The tax basis of the shares of Parent Common Stock received by each Target Stockholder will equal the tax basis of such Target Stockholder's shares of Target Stock exchanged in the Merger less the tax basis allocated to fractional share interests. Code
         Section  358(a).

                 3. The holding period for the shares of Parent Common Stock received by each Target Stockholder will include the holding period for the shares of Target Stock of such Target Stockholder exchanged in the Merger. Code Section 1223(1).

                 4. Parent will not recognize gain or loss as a result of the Merger. Code Section 1032.

                 5. Target will not recognize gain or loss as a result of the Merger.

                 6. Parent Sub will not recognize gain or loss as a result of the Merger. Code Section 361(a).

                 7. The tax basis of the shares of Target Stock received by Parent will, at the election of Parent, equal either: (i) Parent's tax basis in its Parent Sub stock immediately prior to the Merger plus Target's net tax basis of Target's assets and liabilities immediately prior to the Merger, or (ii) the tax basis of the Target Stock in the hands of Target's stockholders immediately prior to the Merger. Code
         Section  362(b) and Treasury Regulation Section  1.358-6(c)(2)(ii).

Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger. This opinion is being furnished only to you in connection with the Merger solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent, except that we consent to the filing of this opinion as an Exhibit to the Registration Statement.


                                        Very truly yours,

                                        BAKER & MCKENZIE

                                   EXHIBIT E

             TAX OPINION OF POWELL, GOLDSTEIN, FRAZER & MURPHY LLP

                    [POWELL, GOLDSTEIN, FRAZER & MURPHY LLP]


                              _____________, 1997





Celcore, Inc.
3800 Forest Hill-Irene Road
Memphis, Tennessee 38125



Gentlemen:

We have acted as counsel to Celcore, Inc., a Delaware corporation (the "Target"), in connection with the execution and delivery of the Agreement and Plan of Merger (the "Agreement"), dated as of October 29, 1997, among DSC Communications Corporation, a Delaware corporation ("Parent"), CI Acquisition Company, a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Parent Sub"), and, providing for the merger of Parent Sub with and into the Target (the "Merger"). This opinion letter is being furnished to you, pursuant to Section 7.01(i) of the Agreement. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Agreement.

In preparing our opinion, we have reviewed and relied upon, the Agreement, the representations and warranties made by Parent, Parent Sub and Target in the Agreement, and other documents as we have deemed necessary.

In addition, in preparing our opinion we have assumed that (i) the Merger will be effected in accordance with the terms of the Agreement, (ii) the representations made by Target, Parent and Parent Sub are true and accurate in all material respects, and (iii) there will be no change in any of the facts material to this opinion between the date of this opinion and the Effective Time. We have not made any independent investigation of any of the facts material to this opinion, other than as described above.

Furthermore, we have assumed that there is no plan or intention on the part of Target Stockholders to dispose of a number of shares of Parent Common Stock to be issued to such stockholders in the Merger, sufficient to reduce the Target's Stockholders' ownership of Parent Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of Target Common Stock and Target Preferred Stock.

Our opinion is based on the Code, the currently applicable Treasury Regulations promulgated under the Code, published administrative positions of the Internal Revenue Service ("IRS") and judicial decisions. Such authorities are all subject to change, either prospectively or retroactively. No assurances can be provided as to the effect of any such changes upon the opinion given herein. Our opinion represents our best legal judgment as to the United States federal income tax consequences of the Merger; it is not, however, binding on the IRS or the courts.

Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code by reason of the application of Section 368(a)(2)(E) of the Code, and under Section 368(a)(1)(B) of the Code. Parent, Parent Sub and Target will each be a party to the reorganization within the meaning of
Section 368(b) of the Code. As a tax-free reorganization, the Merger will have the following federal income tax consequences for Target Stockholders, Target, Parent and Parent Sub:

                 1. No gain or loss will be recognized by the holders of shares of Target Common Stock or Target Preferred Stock (collectively, the "Target Stock") as a result of the exchange of such shares of Target Stock for shares of Parent Common Stock pursuant to the Merger, except that holders of Target Stock who receive cash proceeds in lieu of fractional shares of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such proceeds and the tax basis of the shares of Target Stock allocated to their fractional share interests, and such gain or loss, if any, will be capital gain or loss if their fractional interests are held as capital assets at the time of their sale. Code Section 354(a). Capital gain or loss will be long-term capital gain or loss if the fractional interests exchanged are held for more than one year. Code Section 1222.

                 2. The tax basis of the shares of Parent Common Stock received by each Target Stockholder will equal the tax basis of such Target Stockholder's shares of Target Stock exchanged in the Merger less the tax basis allocated to fractional share interests. Code
         Section 358(a).

                 3. The holding period for the shares of Parent Common Stock received by each Target Stockholder will include the holding period for the shares of Target Stock of such Target Stockholder exchanged in the Merger. Code Section 1223(1).

                 4. Parent will not recognize gain or loss as a result of the Merger. Code Section 1032.

                 5. Target will not recognize gain or loss as a result of the Merger.

                 6. Parent Sub will not recognize gain or loss as a result of the Merger. Code Section 361(a).

                 7. The tax basis of the shares of Target Stock received by Parent will, at the election of Parent, equal either: (i) Parent's tax basis in its Parent Sub stock immediately prior to the Merger plus Target's net tax basis of Target's assets and liabilities immediately prior to the Merger, or (ii) the tax basis of the Target Stock in the hands of Target's stockholders immediately prior to the Merger. Code
         Section  362(b) and Treasury Regulation Section 1.358-6(c)(2)(ii).

Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger. This opinion is being furnished only to you in connection with the Merger solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent, except that we consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                        Very truly yours,

                                        POWELL, GOLDSTEIN, FRAZER
                                         & MURPHY LLP

                                   EXHIBIT F

                         TARGET COUNSEL OPINION LETTER


                          [TARGET COUNSEL LETTERHEAD]


                              ______________, 1997



DSC Communications Corporation
1000 Coit Road
Plano, Texas 75075

Gentlemen:

We have acted as counsel to Celcore, Inc., a Delaware corporation (the "Target"), in connection with the execution and delivery of the Agreement and Plan of Merger (the "Agreement"), dated as of October 29, 1997, among DSC Communications Corporation, a Delaware corporation ("Parent"), CI Acquisition Company, a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Parent Sub"), and Target providing for the merger of Parent Sub with and into Target (the "Merger"). This opinion letter is being furnished to you pursuant to Section 7.02 of the Agreement. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Agreement.

We have examined and are familiar with originals or copies, certified or otherwise authenticated to our satisfaction, of such documents and records of Target and each Target Subsidiary, and such statutes, regulations and instruments as we have deemed necessary or advisable for the purposes of this opinion letter, including, without limitation, (i) the Agreement, (ii) the Certificate of Merger dated as of _____________, 1997 between Target and Parent Sub and (iii) the certificate of incorporation and bylaws of Target.

As to certain facts material to our opinions herein, we have assumed the accuracy of the representations of Target in the Agreement and of one or more officers of Target. In addition, we have assumed that all signatures on all documents presented to us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and complete copies of the originals thereof, that all information submitted to us was accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents. We have also assumed the due authorization, execution and delivery by the Parent and Parent Sub of the Agreement and the Certificate of Merger and that the Agreement and the Certificate of Merger constitute legal, valid and binding obligations of the Parent and Parent Sub enforceable against each of them in accordance with their terms.

Based upon the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

         1. Target is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Target is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be qualified or licensed would not have a Material Adverse Effect.

         2. Target has all necessary corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder and to consummate the Merger and the Transactions. The execution and delivery of the Agreement by Target and the consummation by Target of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Target are necessary to authorize the Agreement or to consummate the Merger and the Transactions (other than the recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law).

         3. The Agreement has been duly and validly executed and delivered by Target and constitutes a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms, except as may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other Laws affecting enforcement of creditors' rights generally, and (ii) subject to general principles of equity, regardless of whether enforcement is considered in a Proceeding at law or in equity.

         4. The execution and delivery of the Agreement by Target do not, and the performance of the Agreement by Target and the consummation of the Merger and the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of Target, (ii) conflict with or violate Delaware Law or the laws of the United States of America, or (iii) to the best of our knowledge, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Target or the Target Subsidiaries or require the Consent of any third party pursuant to, any note, bond, mortgage, indenture, Contract, license, permit, franchise or other instrument or obligation to which Target or the Target Subsidiaries is a party or by which Target or the Target Subsidiaries or any property or asset of Target or the Target Subsidiaries is bound or affected.

         5. The execution and delivery of the Agreement by Target do not, and the performance of the Agreement and the Merger and the Transactions contemplated thereby by Target will not, require any Consent or permit of, or filing with or notification to, any federal or Delaware Governmental Authority, except the filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law.

         6. Upon the issuance of a Certificate of Merger by the Secretary, the Merger will become effective in accordance with the Agreement and the Delaware Law, and each issued and outstanding share of Target Stock (other than Dissenting Shares) will be converted into the consideration provided in Section
2.01 of the Agreement.

         7. To the best of our knowledge, except as set forth in the Target Disclosure Schedule, no Proceedings are pending or Threatened against Target or the Target Subsidiaries seeking to prevent or delay the Merger or the Transactions contemplated by the Agreement or challenging any of the terms or provisions of the Agreement or seeking material damages in connection therewith.

         8. Immediately prior to the Merger, the authorized capital stock of Target and each of the Target Subsidiaries is as set forth in Section 3.03 of the Agreement. Each share of Target Preferred Stock is convertible into one share of Target Common Stock. All of the issued and outstanding shares of capital stock of the Target Subsidiaries are held by Target and are validly issued, fully paid and nonassessable and, to the best of our knowledge, not subject to preemptive rights, except as identified in this Opinion. To the best of our knowledge, no shares of capital stock of the Target have been acquired by the Target that are subject to outstanding pledges by the Target to secure the future payment of some or all of the purchase price for such shares. To the best of our knowledge, other than the Target Options, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Target obligating the Target to issue or sell any shares of capital stock of, or other equity interests in, the Target or the Target Subsidiaries. To the best of our knowledge, other than as set forth in Target's certificate of incorporation (including the Target Certificate of Designations), there are no outstanding contractual obligations of the Target to repurchase, redeem or otherwise acquire any shares of Target Stock.

         9. The Board of Directors of Target has approved the terms of the Agreement and the Merger and the other Transactions, and such approval is sufficient to render inapplicable to the Merger and the other Transactions the provisions of Section 203 of the Delaware Law.

We have participated in conferences with officers and other representatives of Parent, Parent Sub and Target, and representatives of the independent auditors for Target and Parent, at which the contents of the Registration Statement on Form S-4 (File No. 333-___________) declared effective by the SEC on ____________, 1997 (the "Registration Statement"), the Proxy Statement/Prospectus dated _____________, 1997 included in the Registration

Statement (the "Proxy Statement") and related matters were discussed. We are not passing upon, do not assume any responsibility for and have not, and shall not be deemed to have, independently verified the accuracy, completeness, or fairness of the statements contained in the Registration Statement and the Proxy Statement; however, on the basis of our participation in the preparation of the Proxy Statement and the Registration Statement and our participation in discussions relating to the contents thereof, no facts have come to our attention which lead us to believe that the information with respect to Target and the Target Subsidiaries contained in the Registration Statement or the Proxy Statement (except for the financial information, financial statements, financial schedules and other financial or statistical data contained therein, as to which we express no opinion), on the date such Registration Statement became effective under the Securities Act, on the date such Proxy Statement was first mailed to Target Stockholders, on the date of the Target's Stockholder Meeting convened to consider the Merger, or on the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

The preceding opinions and "negative assurance" statements are subject to the following qualifications and limitations:

         A. In connection with statements herein qualified by "to our knowledge" or as to matters that have "come to our attention," our examination has been limited to discussions with the officers and other representatives of Target and each Target Subsidiary by, and those statements refer only to what is in the actual knowledge of, attorneys of this Firm who have been involved in the representation of Target and the Target Subsidiaries in connection with the Merger and the Transactions described in the Agreement, and we have made no independent investigations as to the accuracy or completeness of any of the representations, warranties, data or other information, written or oral, made or furnished by Parent or Parent Sub to us or to you.

         B. The opinions and statements expressed herein are limited to the matters specifically addressed, and no opinion or statement is implied or may be inferred beyond the matters so specifically addressed.

         C. With respect to the opinion expressed in Paragraph 7, we have not conducted any search of any indexes, dockets or other records of any court or other Governmental Authority.

         D. The opinions and statements expressed herein are rendered as of the time immediately preceding the Effective Time, and we hereby disclaim any obligation to advise you of, or to supplement any of our opinions or statements because of, any changes in fact or Law which might affect any of those opinions or statements.

         E. We are licensed to practice law only in the State of Georgia and are therefore unable to render an opinion regarding the laws of any jurisdiction other than the State of Georgia. Accordingly, for purposes of this opinion we have assumed that the laws of the State of Georgia and Delaware or any other jurisdiction that is the subject of this opinion are the same. Notwithstanding the foregoing, we are able to render an opinion with respect to any matter covered by this opinion that is governed or controlled by Delaware Law and accordingly our opinion is not subject to the foregoing limitation to the extent it relates to Delaware Law.

         F. This opinion letter is solely for your benefit in connection with the Merger and the Transactions described in the Agreement and may not be relied upon, quoted or otherwise used by any other person or entity or for any other purpose without our express written consent.

                                        Very truly yours,

                                        POWELL, GOLDSTEIN, FRAZER
                                         & MURPHY LLP

                                   EXHIBIT G

                         PARENT COUNSEL OPINION LETTER

                          [PARENT COUNSEL LETTERHEAD]



                             _______________, 1997





Celcore, Inc.
3800 Forest Hill-Irene Road
Memphis, Tennessee 38125


Gentlemen:

We have acted as counsel to DSC Communications Corporation, a Delaware corporation ("Parent"), and CI Acquisition Company, a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Parent Sub"), in connection with the execution and delivery of the Agreement and Plan of Merger (the "Agreement"), dated as of October 29, 1997, among Parent, Parent Sub and Celcore, Inc., a Delaware corporation (the "Target"), providing for the merger of Parent Sub with and into Target (the "Merger"). This opinion letter is being furnished to you pursuant to Section 7.03 of the Agreement. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Agreement.

We have examined and are familiar with originals or copies, certified or otherwise authenticated to our satisfaction, of such documents and records of Parent and Parent Sub, and such statutes, regulations and instruments as we have deemed necessary or advisable for the purposes of this opinion letter, including without limitation, (i) the Agreement, (ii) the Certificate of Merger dated as of _____________, 1997 between Target and Parent Sub and (iii) the certificates of incorporation and bylaws of Parent and Parent Sub.

As to certain facts material to our opinions herein, we have assumed the accuracy of the representations of Parent and Parent Sub in the Agreement and of one or more officers of Parent or Parent Sub. In addition, we have assumed that all signatures on all documents presented to us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and complete copies of the originals thereof, that all information submitted to us was accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents. We have also assumed the due authorization, execution and delivery by Target of the Agreement and the Certificate of Merger and that the Agreement and the Certificate of Merger constitute legal, valid and binding obligations of Target enforceable against Target in accordance with their terms.

Based upon the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

         1. Each of Parent and Parent Sub is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Parent Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be qualified or licensed would not have a Material Adverse Effect.

         2. Each of Parent and Parent Sub has all necessary corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder and to consummate the Merger and the Transactions. The execution and delivery of the Agreement by Parent and Parent Sub and the consummation by Parent and Parent Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Parent Sub are necessary to authorize the Agreement or to consummate the Merger and the Transactions (other than the recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law).

         3. The Agreement has been duly and validly executed and delivered by Parent and Parent Sub and constitutes a legal, valid and binding obligation of each of Parent and Parent Sub, enforceable against each of Parent and Parent Sub in accordance with its terms, except as may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other Laws affecting enforcement of creditors' rights generally, and (ii) subject to general principles of equity, regardless of whether enforcement is considered in a Proceeding at law or in equity.

          4. The execution and delivery of the Agreement by Parent and Parent Sub do not, and the performance of the Agreement by Parent and Parent Sub and the consummation of the Merger and the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Parent Sub, (ii) conflict with or violate Delaware Law or the laws of the United States of America, or (iii) to the best of our knowledge, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Parent Sub or require the Consent of any third party pursuant to, any note, bond, mortgage, indenture, Contract, license, permit, franchise or other instrument or obligation to which Parent or Parent Sub is a party or by which Parent or Parent Sub or any property or asset of Parent or Parent Sub is bound or affected.

         5. The execution and delivery of the Agreement by Parent and Parent Sub do not, and the performance of the Agreement and the Merger and the Transactions contemplated thereby by Parent and Parent Sub will not, require any Consent or permit of, or filing with or notification to, any federal or Delaware Governmental Authority, except the filing and recordation of an appropriate Certificate of Merger with the Secretary as required by Delaware Law.

         6. Upon the issuance of a Certificate of Merger by the Secretary, the Merger will become effective in accordance with the Agreement and the Delaware Law, and each issued and outstanding share of Target Stock (other than Dissenting Shares) will be converted into the consideration provided in Section
2.01 of the Agreement.

         7. To the best of our knowledge, except as set forth in the Parent Disclosure Schedule, no Proceedings are pending or Threatened against Parent or Parent Sub seeking to prevent or delay the Merger or the Transactions contemplated by the Agreement or challenging any of the terms or provisions of the Agreement or seeking material damages in connection therewith.


We have participated in conferences with officers and other representatives of Parent, Parent Sub and Target, and representatives of the independent auditors for Target and Parent, at which the contents of the Registration Statement on Form S-4 (File No. 333-_______) declared effective by the SEC on ___________, 1997 (the "Registration Statement"), the Proxy Statement/Prospectus dated ____________, 1997 included in the Registration Statement (the "Proxy Statement") and related matters were discussed. We are not passing upon, do not assume any responsibility for and have not, and shall not be deemed to have, independently verified the accuracy, completeness, or fairness of the statements contained in the Registration Statement and the Proxy Statement; however, on the basis of our participation in the preparation of the Proxy Statement and the Registration Statement and our participation in discussions relating to the contents thereof, no facts have come to our attention which lead us to believe that the information with respect to Parent and Parent Sub contained in the Registration Statement or the Proxy Statement (except for the financial information, financial statements, financial schedules and other financial or statistical data contained therein, as to which we express no opinion), on the date such Registration Statement became effective under the Securities Act, on the date such Proxy Statement was first mailed to Target Stockholders, on the date of the Target's Stockholder Meeting convened to consider the Merger, or on the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

The preceding opinions and "negative assurance" statements are subject to the following qualifications and limitations:

         A. In connection with statements herein qualified by "to our knowledge" or as to matters that have "come to our attention," our examination has been limited to discussions with the officers and other representatives of Parent and Parent Sub by, and those statements refer only to what is in the actual knowledge of, attorneys in the Dallas, Chicago and Washington D.C. offices of this Firm who have been involved in the representation of Parent and Parent Sub in connection with the Merger and the Transactions described in the Agreement, and we have made no independent investigations as to the accuracy or completeness of any of the representations, warranties, data or other information, written or oral, made or furnished by Target or the Target Subsidiaries to us or to you.

         B. The opinions and statements expressed herein are limited to the matters specifically addressed, and no opinion or statement is implied or may be inferred beyond the matters so specifically addressed.

         C. With respect to the opinion expressed in Paragraph 7, we have not conducted any search of any indexes, dockets or other records of any court or other Governmental Authority.

         D. The opinions and statements expressed herein are rendered as of the time immediately preceding the Effective Time, and we hereby disclaim any obligation to advise you of, or to supplement any of our opinions or statements because of, any changes in fact or Law which might affect any of those opinions or statements.

         E. We are licensed to practice law only in the State of Texas and are therefore unable to render an opinion regarding the laws of any jurisdiction other than the State of Texas. Accordingly, for purposes of this opinion we have assumed that the laws of the State of Texas and Delaware or any other jurisdiction that is the subject of this opinion are the same. Notwithstanding the foregoing, we are able to render an opinion with respect to any matter covered by this opinion that is governed or controlled by Delaware Law and accordingly our opinion is not subject to the foregoing limitation to the extent it relates to Delaware Law.

         F. This opinion letter is solely for your benefit in connection with the Merger and the Transactions described in the Agreement and may not be relied upon, quoted or otherwise used by any other person or entity or for any other purpose without our express written consent.


                                        Very truly yours,

                                        BAKER & MCKENZIE

                                   EXHIBIT H

                         DSC COMMUNICATIONS CORPORATION

                       DSC SPECIAL CELCORE INCENTIVE PLAN

                           Scope and Purpose of Plan

         This DSC Special Celcore Incentive Plan (the "Plan") provides for the granting of:

         (a) Options (hereinafter defined) to certain employees of DSC Communications Corporation, a Delaware corporation (the "Corporation"), or its Affiliates (as hereinafter defined) who are Eligible Individuals (as hereinafter defined), and

         (b) The right to cash payments (the "Cash Payments") to certain employees of the Corporation or its Affiliates who are Eligible Individuals.

This Plan is being implemented pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 29, 1997 by and among the Corporation, CI Acquisition Company, a Delaware corporation and a direct, wholly owned subsidiary of the Corporation, and CELCORE, INC., a Delaware corporation ("Celcore").

SECTION 1.       DEFINITIONS.

                 "ACT" shall mean the Securities Exchange Act of 1934, as amended.

                 "AFFILIATES" shall mean all persons and business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter control, or are owned or controlled, directly or indirectly, by the Corporation, or are under common control with the Corporation.

                 "AGGREGATE OPTION AMOUNT" shall mean (i) with respect to the Fiscal Year ending December 31, 1998, an amount equal to $800,000 divided by the Closing Sales Price, (ii) with respect to the Fiscal Year ending December 31, 1999, an amount equal to $1,450,000 divided by the Closing Sales Price, and
(iii) with respect to each Fiscal Year ending December 31, 2000 and December 31, 2001, an amount equal to the difference of (A) $2,250,000 minus (B) the then aggregate of the Annual Option Vesting Amount for each of the Fiscal Years prior to the Fiscal Year in question.

                 "AGGREGATE OPTION SHARES" shall have the meaning set forth in
Section 2.1 hereof.

                 "AGGREGATE PAYMENT AMOUNT" shall mean (i) with respect to the Fiscal Year ending December 31, 1998, an amount equal to $800,000, and (ii) with respect to the Fiscal Year ending December 31, 1999, an amount equal to $1,450,000.

                 "AGREEMENT" shall mean the written agreement between the Corporation and an Eligible Individual in the form attached as Exhibit A hereto evidencing the Option and Cash Payment granted by the Corporation.

                 "ANNUAL OPTION VESTING AMOUNT" shall have the meaning set forth in Section 6.2(a) hereof.

                 "ANNUAL PAYMENT AWARD" shall have the meaning set forth in
Section 2.2 hereof.

                 "APPLICABLE PERCENTAGE" shall mean with respect to a Fiscal Year, the sum of (i) sixty percent (60%), plus (ii) the product of (A) two (2), times (B) the difference of the Attained Percentage with respect to such Fiscal Year, minus eighty percent (80%); provided, however, in the event the Applicable Percentage for that Fiscal Year is less than zero, the Applicable Percentage for such Fiscal Year shall be deemed to be zero.

                 "ATTAINED PERCENTAGE" shall mean with respect to a Fiscal Year, the percentage when expressed as a fraction has as its numerator the Celcore Revenues with respect to that Fiscal Year and has as its denominator the Target Revenue with respect to that Fiscal Year; provided that in no event shall the Attained Percentage exceed one hundred twenty-five percent (125%).

                 "BOARD OF DIRECTORS" shall mean the board of directors of the Corporation.

                 "CASH PAYMENT" shall have the meaning set forth in the recitals hereof.

                 "CAUSE" means conduct that amounts to (i) fraud or dishonesty against the Corporation or its Affiliates, (ii) Eligible Individual's willful misconduct, repeated refusal to follow the reasonable directions of the board of directors of the Corporation or its Affiliates, or knowing violation of law in the course of performance of the duties of Eligible Individual's service with the Corporation or its Affiliates, (iii) repeated absences from work without a reasonable excuse, (iv) repeated intoxication with alcohol or drugs while on the Corporation or Affiliates' premises during regular business hours,
(v) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty, (vi) a breach or violation of the terms of any agreement to which an Eligible Individual and the Corporation or its Affiliates are party, including, without limitation, any agreement providing for the protection of the confidential information or the proprietary rights of the Corporation or its Affiliates or any agreement involving non-competition obligations of the Eligible Individual, or (vii) the violation of the sexual harassment policy of the Corporation or any of its Affiliates or the determination that such Eligible Individual has engaged in any misconduct of a sexual nature that unreasonably interferes with an individual's work performance or creates an intimidating, hostile or offensive working environment at the Corporation or any of its Affiliates; provided, however, notwithstanding the foregoing, in respect of Messrs. Berger, Gonzalez and Foley, the term "Cause" shall have the meaning provided in their respective Employment Agreements dated October 29, 1997.

                 "CELCORE REVENUES" shall mean the revenues, if any, of the Corporation and its Affiliates recognized by the Corporation under its revenue recognition policy and attributable to the line of products currently being developed or marketed by Celcore as of the Effective Time. For purposes of this Plan, "Celcore Revenues" and "revenues" (i) shall be reduced by all discounts or rebates, and Federal, state, county, city and local taxes and any charges for shipping, duty or insurance, relating to the products and related services referred to above and (ii) shall include revenues derived from services associated with such products, including engineering, installation, repair, service and training.

                 "CLOSING SALES PRICE" shall mean the reported last sale prices of a share of Stock on the NASDAQ National Market as reported on the date of the Effective Time.

                 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                 "COMMITTEE" shall mean the committee appointed pursuant to
Section 3 hereof by the Board of Directors to administer this Plan.

                 "EFFECTIVE TIME" shall have the meaning provided in the Merger Agreement.

                 "ELIGIBLE INDIVIDUALS" shall mean the employees of the Corporation or its Affiliates participating in the Plan.

                 "FISCAL YEAR" shall mean the twelve months beginning on January 1 of any year and ending on December 31 of the same year, except that the first Fiscal Year shall begin on January 1, 1998 and shall end on December 31, 1998.

                 "OPTION" shall mean any stock option which is granted by the Committee to an Eligible Individual under the Plan.

                 "PERCENTAGE PARTICIPATION" of an Eligible Individual with respect to the Annual Payment Award and/or the Annual Option Vesting Amount, as the case may be, for any Fiscal Year shall be the percentage opposite such Eligible Individual's name as set forth on Schedule I hereto.

                 "PERMANENT AND TOTAL DISABILITY" has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Corporation or, if applicable, any Affiliate of the Corporation for the Eligible Individual. If no long-term disability plan or policy was ever maintained on behalf of the Eligible Individual Permanent and Total Disability shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Permanent and Total Disability shall be made by the Board of Directors and shall be supported by advice of a physician competent in the area to which such Permanent and Total Disability relates. The scope of this definition shall automatically be reduced or expanded to the extent that section 22(e)(3) of the Code is amended to reduce or expand the scope of the definition of Permanent and Total Disability thereunder.

      "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                 "STOCK" shall mean the Corporation's authorized $0.01 par value common stock together with any other securities with respect to which Options granted hereunder may become exercisable (including any preferred stock purchase rights issuable pursuant to the Rights Agreement, dated April 25, 1996 between the Corporation and Harris Trust and Savings Bank (formerly KeyCorp Shareholder Services, Inc.) as rights agent, or any other purchase right issued in substitution thereof).

                 "TARGET REVENUE" shall mean an amount equal to (i) $60,000,000 with respect to the Fiscal Year ending December 31, 1998, (ii) $110,000,000 with respect to the Fiscal Year ending December 31, 1999, (iii) $215,000,000 with respect to Fiscal Year ending December 31, 2000 and (iv) $300,000,000 with respect to Fiscal Year ending December 31, 2001.

                 "TERMINATION OF SERVICE" means the termination of the service relationship, whether employment or otherwise, between an Eligible Individual and the Corporation and its Affiliates, regardless of the fact that severance or similar payments are made to the Eligible Individual for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Permanent and Total Disability or retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to Termination of Service, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Service, or whether a Termination of Services is for Cause.

SECTION 2. MAXIMUM NUMBER OF SHARES SUBJECT TO AND AMOUNT OF CASH PAYMENTS AVAILABLE UNDER THE PLAN.

         2.1 DESCRIPTION OF STOCK AND MAXIMUM SHARES ALLOCATED. The Stock which Options granted hereunder give an Eligible Individual the right to purchase may be unissued or reacquired shares of Stock, as the Board of Directors may, in its sole and absolute discretion, from time to time determine. Subject to the adjustments provided for in Section 6.9 hereof, the aggregate number of shares of Stock available for issuance pursuant to the exercise of all Options granted hereunder shall be $3,375,000 divided by the Closing Sales Price (the "Aggregate Option Shares"). The Options granted to each Eligible Individual pursuant to this Plan shall vest in accordance with the provisions of paragraph
(a) of Section 6.2 hereof.

         2.2 MAXIMUM AMOUNT OF CASH PAYMENTS. The aggregate amount of funds available for Cash Payments to all Eligible Individuals pursuant to the Plan shall be $3,375,000. The aggregate amount of Cash Payments (the "Annual Payment Award") to be made to Eligible Individuals with respect to a Fiscal Year shall be an amount equal to the product of (i) the Aggregate Payment Amount with respect to such Fiscal Year, times (ii) the Applicable Percentage with respect to such Fiscal Year. Notwithstanding anything contained herein to the contrary, no Cash Payment shall be made in a Fiscal Year under this Plan if the Attained Percentage for that Fiscal Year is less than eighty percent (80%). With respect to a Fiscal Year, any portion of the Aggregate Payment Amount attributable to such Fiscal Year which shall not have been delivered as Cash Payments pursuant to this Plan with respect to such Fiscal Year shall cease to be available for Cash Payments under this Plan.

SECTION 3.       ADMINISTRATION OF THIS PLAN.

         3.1 COMMITTEE. The Plan shall be administered by the Committee. The Committee shall consist of such number of directors of the Corporation as shall be determined by the Board of Directors, and may be constituted by all members of the Board of Directors.

         3.2 DURATION, REMOVAL, ETC. The members of the Committee shall serve at the pleasure of the Board of Directors, which shall have the power, at any time and from time to time, to remove members from the Committee or to add members thereto. Vacancies on the Committee, however caused, shall be filled by action of the Board of Directors.

         3.3 MEETINGS AND ACTIONS OF COMMITTEE. The Committee shall elect one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. All decisions and determinations of the Committee shall be made by the majority vote or decision of all of its members present at a meeting; provided, however, that any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly called and held. The Committee may make any rules and regulations for the conduct of its business that are not inconsistent with the provisions hereof and with the by-laws of the Corporation as it may deem advisable.

         3.4 COMMITTEE'S POWERS. Subject to the express provisions hereof, the Committee shall have the authority, in its sole and absolute discretion exercised in good faith, (a) to adopt, amend, and rescind administrative and interpretive rules and regulations relating to this Plan; (b) to determine the Celcore Revenues for purposes of determining the vesting of the Options and the award of Cash Payments; (c) to determine the circumstances of any termination of employment of an Eligible Individual for purposes of applying the provisions of Section 6.8 hereof and the effect of approved leaves of absence; (d) to construe the respective Agreements and this Plan; (e) to make all other determinations and perform all other acts necessary or advisable for administering this Plan, including the delegation of such ministerial acts and responsibilities as the Committee deems appropriate; and (f) to correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Agreement in the manner and to the extent it shall deem expedient to carry it into effect, provided that no such correction, addition, reconciliation or other amendment to this Plan shall adversely affect the rights of any Eligible Individual.

SECTION 4.       ELIGIBILITY AND PARTICIPATION.

         Options and Cash Payments shall be granted hereunder as of the Effective Time to all persons who are Eligible Individuals and only to persons who are Eligible Individuals, subject to the provisions of Section 6.8 hereof. In addition, no person shall be considered an Eligible Individual and entitled to any of the rights under the Plan unless such person has executed and delivered to the Corporation the Employee Patent, Copyright, and Proprietary Information Agreement, attached hereto as Exhibit B.

SECTION 5.       GRANT OF OPTIONS AND CERTAIN TERMS OF THE AGREEMENTS.

         Each Option and Cash Payment granted hereunder shall be evidenced by an Agreement, dated as of the Effective Time, executed by the Corporation and the Eligible Individual to whom the Option and Cash Payment is granted. The Effective Time shall be deemed to be the date on which the Option covered by an Agreement is granted, even though the Agreement may not be executed until a later time.

SECTION 6.       TERMS AND CONDITIONS OF OPTIONS AND CASH PAYMENTS.

         All Options and Cash Payments granted hereunder shall comply with, be deemed to include, and be subject to the following terms and conditions:

         6.1 NUMBER OF SHARES. Each Agreement shall provide for the grant of Options to an Eligible Individual to purchase a number of shares of Stock, subject to the adjustments provided for in Section 6.9 hereof, equal to the product of (a) the Aggregate Option Shares and (b) the Percentage Participation allocated to such Eligible Individual.

         6.2     VESTING OF OPTIONS.

         (a) Subject to the provisions of Section 6.8 hereof, the Options granted to an Eligible Individual shall be eligible for vesting at the end of each of the Fiscal Years of the Corporation ending December 31, 1998 to December 31, 2001 as provided in this Section 6.2(a). The number of Options that shall vest (the "Annual Option Vesting Amount") at the end of the Fiscal Years of the Corporation ending December 31, 1998 through December 31, 2001 shall equal the product of (i) the Aggregate Option Amount with respect to such Fiscal

Year times (ii) the Applicable Percentage with respect to such Fiscal Year. Notwithstanding anything contained herein to the contrary, the Annual Option Vesting Amount shall be zero in any Fiscal Year in which the Attained Percentage for that Fiscal Year is less than eighty percent (80%). The number of Options granted to an Eligible Individual that shall vest with respect to each Fiscal Year of the Corporation ending December 31, 1998 through December 31, 2001 shall be an amount equal to the Percentage Participation of such Eligible Individual with respect to that Fiscal Year times the Annual Option Vesting Amount, if any, for that Fiscal Year. If the number of Options that would vest according to the immediately preceding sentence exceeds the number of Options granted to an Eligible Individual which have not yet vested, then only those Options that have not yet vested shall vest according to this
Section 6.2(a). All Options that have not vested with respect to the Fiscal Years ending December 31, 1998 through December 31, 2001 in accordance with this Section 6.2(a) shall vest on December 31, 2002.

         (b) An Eligible Individual may not purchase the shares of Stock subject to an Option until such time as that portion of the Option has vested pursuant to this Section 6.2. Notwithstanding any other provision of this Plan, including the provisions of Section 6.8 hereof, no Option shall be exercisable after the fifth anniversary of the vesting date of such Option.

         6.3 EXERCISE PRICE OF OPTIONS. The exercise price per share of Stock subject to an Option shall be the Closing Sales Price.

         6.4 CASH PAYMENTS. Each Agreement shall provide for the grant of the right to Cash Payments to an Eligible Individual with respect to each Fiscal Year of the Corporation ending December 31, 1998 and December 31, 1999 in an amount equal to the Percentage Participation of such Eligible Individual with respect to that Fiscal Year times the Annual Payment Award, if any, for that Fiscal Year. Each Cash Payment under this Section 6.4 shall be deemed payable as of December 31 in respect of each Fiscal Year and the delivery of any Cash Payment with respect to a Fiscal Year shall be made by the Corporation not later than 75 days after the end of such Fiscal Year. The Corporation may, in its discretion, withhold from the amount of any Cash Payment delivered to an Eligible Individual the portion thereof that it deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of such Cash Payment.

         6.5 DETERMINATION OF CELCORE REVENUES. For purposes of determining the Annual Option Vesting Amount with respect to a Fiscal Year and the Annual Payment Award with respect to a Fiscal Year, within 60 days after the end of each Fiscal Year of the Corporation (i) from December 31, 1998 to December 31, 2001 with respect to the Annual Option Vesting Amount and (ii) December 31, 1998 and December 31, 1999 with respect to the Annual Payment Award, the Corporation shall furnish the Committee with such financial information as it shall require in order to determine the Celcore Revenues with respect to that Fiscal Year, and the Committee shall make such determination in good faith as soon as possible after the receipt of such information, which determination shall be final and binding on all Eligible Individuals. Within 75 days after the end of each Fiscal Year of the Corporation ending December 31, 1998 to December 31, 2001, the Committee shall notify each Eligible Individual with respect to whom an Option is eligible for vesting for that Fiscal Year of the determination of the Celcore Revenues for that Fiscal Year and the number of shares of Stock subject to such Eligible Individual's Option which has vested with respect to that Fiscal Year, together with delivery of the Cash Payment, if any, with respect to that Fiscal Year.

         6.6 MEDIUM AND TIME OF PAYMENT, METHOD OF EXERCISE, AND WITHHOLDING TAXES. The exercise price of an Option shall be payable upon the exercise of the Option in cash or by check payable to the order of the Corporation. Exercise of an Option shall not be effective until the Corporation has received written notice of exercise. Such notice must specify the number of whole shares of Stock to be purchased and be accompanied by payment in full of the aggregate exercise price of the number of shares purchased. The Corporation shall not in any case be required to sell, issue, or deliver a fractional share with respect to any Option.

         The Committee may, in its discretion, require an Eligible Individual to pay to the Corporation at the time of exercise of an Option or portion thereof the amount that the Corporation deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise.

         6.7 TERM, TIME OF EXERCISE, AND TRANSFERABILITY OF OPTIONS. In addition to such other terms and conditions as may be included in a particular Agreement granting an Option, during the term of an Option such Option shall be exercisable during an Eligible Individual's lifetime only by him or by his guardian or legal representative. An Option shall not be transferable other than by will or the laws of descent and distribution. No Option shall be deemed to satisfy the provisions of Section 422A of the Code. As soon as reasonably practicable after the Corporation receives written notice that the Eligible Individual has elected to exercise all or a portion of an Option which has vested pursuant to the Plan, such notice to be accompanied by payment in full of the aggregate Option price of the number of shares purchased, the Corporation shall issue and deliver a certificate representing the shares acquired in consequence of the exercise and any other amounts payable in consequence of such exercise.

         Nothing herein or in any Option granted hereunder shall require the Corporation to issue any shares upon exercise of any Option if such issuance would, in the opinion of counsel for the Corporation, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any applicable blue sky or state securities laws or any other applicable statute or regulation, as then in effect. The Corporation shall file or cause to be filed with the Securities and Exchange Commission at least twenty days prior to the date of the notification to Eligible Individuals of that portion of the Options which has vested with respect to the Fiscal Year ended December 31, 1998, a Registration Statement on Form S-8 registering under the Securities Act the Stock issuable upon exercise of the Options, and shall keep such Registration Statement effective for so long as Options remain outstanding and exercisable under this Plan or, if shorter, so long as such Form S-8, or any successor form, remains available to the Corporation for registration of such Stock. At the time of any exercise of an Option, in the event such Registration Statement on Form S-8 or successor form is not effective, the Corporation may, as a condition precedent to the exercise of such Option, require from the Eligible Individual exercising such Option (or in the event of his death, his legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning his intentions with regard to the retention or disposition of the shares being acquired by exercise of such Option and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Corporation, may be necessary to ensure that any disposition by such Eligible Individual (or in the event of his death, his legal representatives, heirs, legatees, or distributees), will not involve a violation of the Securities Act or any similar or superseding statute or statutes, or any other applicable state or federal statute or regulation, as then in effect.

         6.8     TERMINATION OF EMPLOYMENT, DEATH OR DISABILITY.

         (a) If an Eligible Individual ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates because the Eligible Individual voluntarily terminates employment with such group of employers, (i) the portion, if any, of an Option that has not yet vested under the terms of the Plan, on the date of the Eligible Individual's Termination of Service shall terminate as of such date,
(ii) the Eligible Individual shall have the right for thirty (30) days after such Termination of Service to exercise the portion, if any, of the Option which has vested pursuant to the Plan as of the date of the Eligible Individual's Termination of Service, and thereafter such Option shall terminate and cease to be exercisable, (iii) the portion of any Option which has vested with respect to a Fiscal Year ending prior to the date of the Eligible Individual's Termination of Service but with respect to which the Committee has not yet determined the amount which has vested at the date of such termination may be exercised by the Eligible Individual within thirty (30) days after (A) the date of receipt by the Eligible Individual of the portion of any Cash Payment which has vested with respect to such Fiscal Year, or (B) if no Cash Payment is made with respect to such Fiscal Year, the date of receipt by the Eligible Individual of a notice from the Committee pursuant to Section 6.5 hereof of the number of shares of Stock subject to such Eligible Individual's Option which has vested with respect to that Fiscal Year, and thereafter such portion shall terminate and cease to be exercisable, and (iv) the portion of any Cash Payment granted to the Eligible Individual which is payable with respect to a Fiscal Year ending prior to the date of the Eligible Individual's Termination of Service shall be paid to such Eligible Individual at the time provided for in this Plan, and no other Cash Payment shall be required to be paid by the Corporation in connection with this Plan. Notwithstanding the foregoing, if an Eligible Individual ceases to be employed during the Fiscal Year because the Eligible Individual voluntarily terminates employment as provided in this Section 6.8(a), no

Cash Payment for such Fiscal Year shall be payable to the Eligible Individual and no Options shall vest in respect of such Fiscal Year.

         (b) If an Eligible Individual ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates because any of such entities terminates the Eligible Individual's employment for Cause, (i) the portion, if any, of an Option that remains unexercised, including that portion, if any, that has vested under the terms of the Plan, on the date of the Eligible Individual's Termination of Service, shall terminate and cease to be exercisable as of such date, and (ii) the right of such Eligible Individual to any Cash Payment which has not been paid prior to the date of the Eligible Individual's Termination of Service shall be terminated.

         (c) If an Eligible Individual ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates because one or more of such entities terminates the employment of the Eligible Individual but not for Cause, (i) subject to
Section 6.8(f) below, the portion, if any, of an Option that has not yet vested under the terms of the Plan, on the date of the Eligible Individual's Termination of Service shall terminate as of such date, (ii) subject to Section 6.8(f) below, such Eligible Individual shall be entitled to exercise the Option to the extent that such Eligible Individual was entitled to exercise it on such date, but only until the earlier of the date (A) the Option held by such Eligible Individual expires, or (B) six (6) months after the date of the Termination of Services of such Eligible Individual, and (iii) subject to
Section 6.8(f) below, such Eligible Individual shall receive a Cash Payment pursuant to Section 2.2 hereof.

         (d) Notwithstanding the provisions of Sections 6.8(a), (b) and (c) above, if an Eligible Individual ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates by reason of Permanent and Total Disability, (i) subject to Section 6.8(f) below, the portion, if any, of an Option that has not yet vested under the terms of the Plan on the date of the Eligible Individual's Termination of Service due to such Permanent and Total Disability shall terminate as of such date, (ii) subject to Section 6.8(f) below, notwithstanding such Termination of Service, such Eligible Individual may exercise an Option in whole or in part to the extent such Option was exercisable on the date of Termination of Service of such Eligible Individual due to such Permanent and Total Disability, but only until the earlier of the date (A) the Option held by the Eligible Individual expires, or (B) twelve (12) months from the date of Termination of Service of such Eligible Individual due to such Permanent and Total Disability, and (ii) subject to Section 6.8(f) below, such Eligible Individual shall be eligible to receive a Cash Payment pursuant to Section 2.2 hereof.

         (e) Upon the death of an Eligible Individual, (i) any Option held by an Eligible Individual shall terminate and be of no further effect; provided, however, notwithstanding the provisions of Sections 6.8(a), (b) and
(c) above and subject to Section 6.8(f) below, if an Eligible Individual dies while in the employ of the Corporation or an Affiliate, such legal representatives, heirs, legatees, or distributees shall have the right to exercise such Options in accordance with this Plan and such Eligible Individual's Agreement to the extent such Options had vested at the time of such Eligible Individual's death, but only until the earlier of the date (A) the Option held by the Eligible Individual expires, or (B) twelve (12) months from the date of the Eligible Individual's death, and (ii) subject to Section 6.8(f) below, the Eligible Individual's legal representatives, heirs, legatees, or distributees shall be eligible to receive a Cash Payment pursuant to
Section 2.2 hereof.

         (f) Unless otherwise determined by the Committee or required by applicable law, in the event during the Fiscal Year an Eligible Individual ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates because one or more of such entities terminates the employment of such Eligible Individual but not for Cause, or by reason of death or Permanent and Total Disability of such Eligible Individual that occurs:

                 (i) if such Eligible Individual is otherwise entitled to receive a Cash Payment under Section 2.2 hereof for such Fiscal Year but for the fact the Eligible Individual is no longer employed, the Eligible Individual (or the Eligible Individual's legal representative or beneficiary) shall receive a Cash Payment equal to the product of
         (i) the Cash Payment he/she would have received for such entire Fiscal Year, multiplied by (ii) a fraction, the numerator of which is the number of days during such Fiscal Year in which the Eligible Individual was an employee of the Corporation or its Affiliates, and the denominator of which is the number of days in such Fiscal Year; and

                 (ii) if an Option would otherwise vest under Section 6.2 hereof, the Annual Option Vesting Amount allocable to such Eligible Individual based on his Percentage Participation shall be adjusted such that the number of Options granted to such Eligible Individual that shall vest with respect to such Fiscal Year shall be equal to the product of (i) the Annual Option Vesting Amount that would have been allocable to such Eligible Individual for such entire Fiscal Year, multiplied by (ii) a fraction, the numerator of which is the number of days during such Fiscal Year in which the Eligible Individual was an employee of the Corporation or its Affiliates, and the denominator of which is the number of days in such Fiscal Year.

         6.9 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, MERGER, ETC. Notwithstanding any other provision hereof, in the event of any change in the number of outstanding shares of Stock effected without receipt of consideration therefor by the Corporation, by reason of a stock dividend, or split, combination, exchange of shares of other recapitalization, merger, or otherwise, in which the Corporation is the surviving corporation, the aggregate number and class of the reserved shares, the number and class of shares subject to each outstanding Option and the exercise price of each outstanding Option shall be automatically adjusted to accurately and equitably reflect the effect thereon of such change, provided that any fractional share resulting from such adjustment may be eliminated, and provided further that the exercise price of an Option shall not be less than $.01 per share. In the event of a dispute concerning such adjustment, the decision of the Committee made in good faith shall be conclusive. Neither this Plan nor any Agreement shall affect the right of the Corporation or any Affiliate thereof to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, wind up, or otherwise reorganize.

         In the event of (a) a dissolution or liquidation of the Corporation,
(b) a merger or consolidation (other than a merger effecting a reincorporation of the Corporation in another state or other jurisdiction or any other merger or a consolidation in which the stockholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the stockholders of the Corporation and their proportionate interests therein immediately prior to the merger or consolidation) in which the Corporation is not the surviving corporation (or survives only as a subsidiary of another corporation in a transaction in which the stockholders of the parent of the Corporation and their proportionate interests therein immediately after the transaction are not substantially identical to the stockholders of the Corporation and their proportionate interests therein immediately prior to the transaction; provided that the Board of Directors may at any time prior to such merger or consolidation provide by resolution that the foregoing provisions of this parenthetical shall not apply if a majority of the board of directors of such parent immediately after the transaction consists of individuals who constituted a majority of the Board of Directors immediately prior to the transaction), or (c) a transaction in which any person becomes the owner of 50% or more of the total combined voting power of all classes of stock of the Corporation (provided that the Board of Directors may at any time prior to such transaction provide by resolution that this Subparagraph (c) shall not apply if such acquiring person is a corporation and a majority of the board of directors of such corporation immediately after the transaction consists of individuals who constituted a majority of the Board of Directors immediately prior to the acquisition of such 50% or more total combined voting power), every Option then outstanding shall terminate, but the holders of each such then outstanding Option shall, in any event, have the right, immediately prior to such dissolution, liquidation, merger, consolidation, or transaction, to exercise such Options, to the extent not theretofore exercised, without regard to the vesting provisions of Section 6.2 hereof if (and only if) such Options have not at that time expired or been terminated pursuant to Section 6.8 hereof. Such acceleration of exercisability shall not apply to a given Option if any surviving or acquiring corporation agrees to assume such Option in connection with the merger, consolidation, or transaction, in which event such Options will continue to be subject to the vesting provisions of Section 6.2 hereof.

         6.10 RIGHTS AS A STOCKHOLDER. An Eligible Individual shall have no right as a stockholder with respect to any shares covered by his Option until a certificate representing such shares is issued to him. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 6.9 hereof.

         6.11 FURNISH INFORMATION. Each Eligible Individual shall furnish to the Corporation all information requested by the Corporation to enable it to comply with any reporting or other requirement imposed upon the Corporation by or under any applicable statute or regulation.

         6.12 OBLIGATION TO EXERCISE. The granting of an Option hereunder shall impose no obligation upon the Eligible Individual to exercise the same or any part thereof.

SECTION 7.       GENERAL.

         7.1 APPLICATION OF FUNDS; ISSUANCE OF SHARES. The proceeds received by the Corporation from the sale of shares pursuant to Options shall be used for general corporate purposes. When issued upon exercise of Options in accordance with the terms of this Plan, all shares of Stock will be duly authorized, validly issued, fully paid and nonassessable.

         7.2 RIGHT OF THE CORPORATION AND AFFILIATES TO TERMINATE EMPLOYMENT. Nothing contained in this Plan, or in any Agreement, shall confer upon any Eligible Individual the right to continue in the employ of the Corporation or any Affiliate, or interfere in any way with the rights of the Corporation or any Affiliate to terminate or modify in any way the terms, including but not limited to the compensation and responsibilities, of the Eligible Individual's employment at any time. Nothing contained herein shall be deemed to require any action on the part of the Committee or the Board of Directors of the Corporation or any Affiliate in connection with the termination of employment of an Eligible Individual.

         7.3 NO LIABILITY FOR GOOD FAITH DETERMINATIONS. Neither the members of the Board of Directors nor any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to this Plan or any Option or right to Cash Payment granted under it, and members of the Board of Directors and the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Corporation, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.

         7.4 OTHER BENEFITS. Participation in the Plan shall not preclude the Eligible Individual from eligibility in any other stock option plan of the Corporation or any Affiliate or any old age benefit, insurance, pension, profit sharing retirement, bonus, or other extra compensation plans which the Corporation or any Affiliate has adopted, or may, at any time, adopt for the benefit of its employees.

         7.5 EXECUTION OF RECEIPTS AND RELEASES. Any payment of cash or any issuance or transfer of shares of Stock to the Eligible Individual, or to his legal representatives, heir, legatee, or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons with respect to such payment, issuance or transfer hereunder. The Committee may require any Eligible Individual, legal representative, heir, legatee, or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

         7.6 NO GUARANTEE OF INTERESTS. Neither the Committee nor the Corporation guarantees the Stock of the Corporation from loss or depreciation.

         7.7 SEVERABILITY. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

         7.8 NOTICES. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Corporation or an Eligible Individual may change, at any time and from time to time, by written notice to the other, the address which it or he/she had previously specified for receiving notices. Until changed in accordance herewith, the Corporation and each Eligible Individual shall specify as his address for receiving notices, the address set forth in the Agreement pertaining to the Option or Cash Payment to which such notice relates.

         7.9 WAIVER OF NOTICE. Any person entitled to notice hereunder may waive such notice.

         7.10 HEADLINES. The title and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

         7.11 GOVERNING LAW. All questions arising with respect to the provisions of the Plan and each Agreement shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by federal law. The obligation of the Corporation to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

         7.12 WORD USAGE. Words used in the masculine shall apply to ,the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

         7.13 FISCAL YEAR. Nothing contained in this Plan or any Agreement shall be deemed to restrict or prohibit the Corporation from changing its Fiscal Year, provided that in the event the Corporation changes its Fiscal Year appropriate adjustments shall be made with respect to the vesting schedule for the Options and the Cash Payments to avoid any impairment of benefits hereunder caused by such change in Fiscal Year.

         7.14 OTHER AGREEMENTS. Notwithstanding any provision in the Plan to the contrary, the right of an Eligible Individual to receive, or obtain the benefits after the receipt of, Cash Payments and Options pursuant to the Plan is subject to the rights and remedies of the Corporation pursuant to the Employee Patent, Copyright, and Proprietary Information Agreement with such Eligible Individual.

         IN WITNESS WHEREOF, DSC Communications Corporation, acting by and through its officers hereunto duly authorized has executed this instrument, this ____ day of _________________, 1997.



                                        DSC COMMUNICATIONS CORPORATION


                                        By:
                                                 ------------------------------
                                        Name:
                                                 ------------------------------
                                        Title:
                                                 ------------------------------

                                   APPENDIX B

                                FAIRNESS OPINION

                                October 29, 1997

Board of Directors
Celcore, Inc.
8001 Centerview Parkway
Suite 201
Memphis, TN 38018

Dear Sirs:

         You have requested our opinion as to the fairness from a financial point of view to the holders of $0.10 par value common stock ("Company Common Stock") of Celcore, Inc. (the "Company") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger, dated as of October 29, 1997 (the "Agreement"), by and among DSC Communications Corporation ("Purchaser"), CI Acquisition Company ("Merger Sub"), a wholly-owned subsidiary of Purchaser, and the Company, pursuant to which Merger Sub will be merged (the "Merger") with and into the Company.

         Pursuant to the Agreement, each share of Company Common Stock shall be converted, subject to certain exceptions, into the right to receive that number of shares of common stock, par value $0.01 per share, of Purchaser equal to:
(i) a fraction, the numerator of which is eight (8) and the denominator of which is the Average Trading Price (as defined below) of Purchaser Common Stock; or (ii) in the event the Average Trading Price is twenty-five dollars ($25.00) or less, 0.32 (such number determined pursuant to clauses (i) and (ii), the "Exchange Ratio"). The term Average Trading Price means the average reported last sales price of a share of Purchaser Common Stock on the NASDAQ National Market ("NASDAQ") as reported by NASDAQ for the 10 consecutive trading days ending immediately preceding the second day before the meeting of Celcore's stockholders called for the purpose of voting on the Merger.

         In arriving at our opinion, we have reviewed the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with management was certain financial projections of the Company for the period beginning July 1, 1997 and ending December 31, 1998 prepared by the management of the Company. In addition, we have compared certain financial data of the Company with various other companies whose securities are traded in public markets, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

         In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

         Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the price at which Purchaser Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and any other business strategies being considered by the Company's Board of Directors, nor does it address the Board's

Board of Directors
Celcore, Inc.
October 29, 1997
Page 3


decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

         Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past including review of financing alternatives in 1997.

         Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

                                        Very truly yours,

                                        DONALDSON, LUFKIN & JENRETTE
                                        SECURITIES CORPORATION



                                        By:     /s/Erik M. Jensen
                                            -----------------------------------
                                                Erik M. Jensen
                                                Senior Vice President

                                   APPENDIX C

                                  SECTION 262
               DELAWARE GENERAL CORPORATION LAW APPRAISAL RIGHTS

Section 262. Appraisal rights

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection
(d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of
Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

         (d)     Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2)     If the merger or consolidation was approved pursuant to
Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of

Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         DSC's bylaws require that directors and officers be indemnified to the maximum extent permitted by law. DSC's Restated Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of fiduciary duty.

         Section 145 of the DGCL provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings brought against such person by reason of the fact that such person is or was a director or an officer of the corporation when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines, and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and
(iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all circumstances, he is fairly and reasonably entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made only upon order by a court or a determination by (a) a majority of directors who are not parties to such action, (b) a majority vote of a committee consisting of such disinterested directors, (c) independent legal counsel in a written opinion if no such disinterested directors exist, or if such disinterested directors so direct, or (d) the stockholders, that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses relate.

         DSC has purchased and currently has in force directors' and officers' liability insurance policies which cover certain liabilities of directors and officers arising out of claims based on certain acts or omissions by them in their capacity as directors or officers. DSC has entered into indemnification agreements with certain of its directors and executive officers. Each of these agreements, among other things, contractually obligates DSC to, under certain circumstances, indemnify the officer or director against certain expenses and liabilities arising out of legal proceedings which may be brought against such officer or director by reason of his status or service as a director or officer. In addition, in a related trust agreement (the "Trust Agreement"), DSC has provided $1 million to be held in trust by a third-party trustee to be used to satisfy DSC's obligations pursuant to the indemnification agreements which have been executed and any similar agreements which may be executed in the future. The Trust Agreement further provides that DSC's Board of Directors may, in its discretion, provide up to an additional $1 million to the trustee.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  Exhibit
  Number                           Description
  ------                           -----------
   *2.1  Agreement and Plan of Merger dated as of October 29, 1997 by and among DSC Communications Corporation, CI
         Acquisition Company and Celcore, Inc. (incorporated by reference to Appendix A to the Prospectus/Proxy
         Statement included as part of this Registration Statement)
   *3.1  Restated Certificate of Incorporation of DSC dated November 3, 1997

  Exhibit
  Number                           Description
  ------                           -----------
    4.1  Indenture, dated August 12, 1997, between the Company and The Bank of New York, as Trustee  (incorporated by reference to Exhibit No. 4.1 to the Company's Current Report on Form 8-K, Commission File No. 0-10018)
    4.2  Registration Rights Agreement, dated as of August 12, 1997, among the Company, Goldman, Sachs & Co. and
         NationsBanc Capital Markets, Inc. (incorporated by reference to Exhibit No. 4.2 to the Company's Current
         Report on Form 8-K, Commission File No. 0-10018)
   *4.3  Restated Certificate of Incorporation of DSC dated November 3, 1997 (included in Exhibit 3.1)
    4.4  Amended and Restated Bylaws of DSC (incorporated by reference to Exhibit 3.4 to Registrant's Annual
         Report of Form 10-K for the year ended December 31, 1996)
    4.5  Rights Agreement, dated April 25, 1996 between DSC and KeyCorp Shareholder Services, Inc. as rights agent
         (incorporated by reference to Exhibit No. 4 to DSC's Current Report on Form 8-K, Commission File No. 0-
         010018, dated May 9, 1996)
    4.6  Form of Note (included in Exhibit 4.1)
   *4.7  Form of Voting Agreement (included in Exhibit 2.1)
   *5.1  Opinion of Baker & McKenzie
   *8.1  Form of tax opinion of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 2.1)
   *8.2  Form of tax opinion of Baker & McKenzie (included in Exhibit 2.1)
  *23.1  Consent of Ernst & Young LLP
  *23.2  Consent of KPMG Peat Marwick LLP
  *23.3  Consent of Donaldson, Lufkin & Jenrette Securities Corporation
  *23.5  Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 8.1)
  *23.6  Consent of Baker & McKenzie (included in Exhibits 5.1 and 8.2)
  *24.1  Power of Attorney (included on signature page)
  *99.1  Proxy Card
  *99.2  Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation (incorporated by reference to
         Appendix B to the Prospectus/Proxy Statement included as part of this Registration Statement)

-------------------------
* Filed herewith

ITEM 22.  UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (i) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (ii) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (iii) That every prospectus (a) that is filed pursuant to paragraph (ii) immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (iv) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (v) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

      (vi) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of DSC pursuant to the foregoing provisions, or otherwise, DSC has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by DSC of expenses incurred or paid by a director, officer or controlling person of DSC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, DSC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on November 5, 1997.

                                   DSC COMMUNICATIONS CORPORATION

                                   By:      /s/ James L. Donald
                                      ------------------------------------------
                                   Name:    JAMES L. DONALD
                                   Title:   Chairman of the Board, President and
                                            Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints James L. Donald and Gerald F. Montry, and each of them, either one of whom may act without joinder of the other, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below all amendments and post-effective amendments to this Registration Statement as that attorney-in-fact may deem necessary or appropriate.

                   SIGNATURE                                     TITLE                        DATE
                   ---------                                     -----                        ----
 /s/ James L. Donald                                Chairman of the Board, President      November 5, 1997
 -------------------------------------------------  and Chief Executive Officer
 JAMES L. DONALD                                    (Principal Executive Officer)


 /s/ Gerald F. Montry                               Senior Vice President, Chief          November 5, 1997
 -------------------------------------------------  Financial Officer, and Director
 GERALD F. MONTRY                                   (Principal Financial Officer)



 /s/ Kenneth R. Vines                               Vice President, Finance               November 5, 1997
 -------------------------------------------------  (Principal Accounting Officer)
 KENNETH R. VINES


 /s/ Raymond J. Dempsey                             Director                              November 5, 1997
 -------------------------------------------------
 RAYMOND J. DEMPSEY

 /s/ Sir John Fairclough                            Director                              November 5, 1997
 -------------------------------------------------
 SIR JOHN FAIRCLOUGH


 /s/ James L. Fischer                               Director                              November 5, 1997
 -------------------------------------------------
 JAMES L. FISCHER

 /s/ Robert S. Folsom                               Director                              November 5, 1997
 -------------------------------------------------
 ROBERT S. FOLSOM

                   SIGNATURE                                     TITLE                        DATE
                   ---------                                     -----                        ----
 /s/ William O. Hunt                                Director                              November 5, 1997
 -------------------------------------------------
 WILLIAM O. HUNT

 /s/ Morton L. Topfer                               Director                              November 5, 1997
 -------------------------------------------------
 MORTON L. TOPFER

                               INDEX TO EXHIBITS

  Exhibit
  Number                                          Description
  ------                                          -----------
   *2.1  Agreement and Plan of Merger dated as of October 29, 1997 by and among DSC Communications Corporation, CI
         Acquisition Company and Celcore, Inc. (incorporated by reference to Appendix A to the Prospectus/Proxy
         Statement included as part of this Registration Statement)
   *3.1  Restated Certificate of Incorporation of DSC dated November 3, 1997
    4.1  Indenture, dated August 12, 1997, between the Company and The Bank of New York, as Trustee  (incorporated by reference to Exhibit No. 4.1 to the Company's Current Report on Form 8-K, Commission File No. 0-10018)
    4.2  Registration Rights Agreement, dated as of August 12, 1997, among the Company, Goldman, Sachs & Co. and
         NationsBanc Capital Markets, Inc. (incorporated by reference to Exhibit No. 4.2 to the Company's Current
         Report on Form 8-K, Commission File No. 0-10018)
   *4.3  Restated Certificate of Incorporation of DSC dated November 3, 1997 (included in Exhibit 3.1)
    4.4  Amended and Restated Bylaws of DSC (incorporated by reference to Exhibit 3.4 to Registrant's Annual
         Report of Form 10-K for the year ended December 31, 1996)
    4.5  Rights Agreement, dated April 25, 1996 between DSC and KeyCorp Shareholder Services, Inc. as rights agent
         (incorporated by reference to Exhibit No. 4 to DSC's Current Report on Form 8-K, Commission File No. 0-
         010018, dated May 9, 1996)
    4.6  Form of Note (included in Exhibit 4.1)
   *4.7  Form of Voting Agreement (included in Exhibit 2.1)
   *5.1  Opinion of Baker & McKenzie
   *8.1  Form of tax opinion of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 2.1)
   *8.2  Form of tax opinion of Baker & McKenzie (included in Exhibit 2.1)
  *23.1  Consent of Ernst & Young LLP
  *23.2  Consent of KPMG Peat Marwick LLP
  *23.3  Consent of Donaldson, Lufkin & Jenrette Securities Corporation
  *23.5  Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 8.1)
  *23.6  Consent of Baker & McKenzie (included in Exhibits 5.1 and 8.2)
  *24.1  Power of Attorney (included on signature page)
  *99.1  Proxy Card
  *99.2  Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation (incorporated by reference to
         Appendix B to the Prospectus/Proxy Statement included as part of this Registration Statement)